EXHIBIT 5

This document is an English translation of the convocation notice of the ordinary general meeting of shareholders and the class meeting of common shareholders in Japanese for the convenience of overseas shareholders. In the event of any discrepancy between the English translation and the Japanese version, the Japanese version shall prevail.

To Shareholders in the United States

The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities Code 9737
June 9, 2011

To Our Shareholders

CSK CORPORATION

2-26-1, Minami-Aoyama

Minato-ku, Tokyo, Japan

Takeshi Nakanishi

Representative Director, President and Chief Operating Officer

Convocation Notice

of

the 43rd Ordinary General Meeting of Shareholders

and the Class Meeting of Common Shareholders

We extend our heartfelt sympathy and condolences to all those affected by the Great East Japan Earthquake.

This is to notify you that you are cordially invited to attend the 43rd Ordinary General Meeting of Shareholders of CSK CORPORATION (the “Company”) and the Class Meeting of Common Shareholders of the Company. The meeting will be held as described below.

With respect to the subject of “Approval of Merger Agreement between the Company and Sumisho Computer Systems Corporation” submitted at the 43rd Ordinary Shareholders’ Meeting, the Company hereby notifies you that a class meeting of common shareholders will be held at the same time to seek their approval for the said subject under Article 322.1.7 of the Companies Act.

If you anticipate that you will not be able to attend the meeting, you may exercise your voting rights by indicating your approval or disapproval on the enclosed Voting Card and sending the card back to Sumitomo Trust and Banking Co., Ltd., administrator of the shareholder registry of the Company, either by mail or electronically (via the Internet or otherwise). Please review the enclosed Reference Materials for the General Meeting of Shareholders, and exercise your voting rights no later than 5:45 p.m. (Tokyo Time), Monday June 27, 2011.

1.	Date & Time:	10:00 a.m. (Tokyo Time), Tuesday, June 28, 2011

2.	Venue:	3rd Floor Conference Room at the Company’s Office at CSK Aoyama Bldg., 2-26-1, Minami-Aoyama, Minato-ku, Tokyo, Japan

3.	Purpose of the Meeting:
[The 43rd Ordinary General Meeting of Shareholders]
Matters to be Reported:

	Item No. 1:	Report on the contents of the Business Report, the consolidated accounting documents, and the results of the audit conducted by the Accounting Auditors and the Board of Statutory Auditors regarding the consolidated accounting documents of the 43rd fiscal year (from April 1, 2010 to March 31, 2011)

	Item No. 2:	Report on the contents of the accounting documents of the 43rd fiscal year (from April 1, 2010 to March 31, 2011)

Matters to be Resolved
	Proposal No. 1:	Approval of Merger Agreement between the Company and Sumisho Computer Systems Corporation
	Proposal No. 2:	Partial Amendments of the Articles of Incorporation (1)
	Proposal No. 3:	Partial Amendments of the Articles of Incorporation (2)
	Proposal No. 4:	Election of Five Directors
	Proposal No. 5:	Election of Three Statutory Auditors
	Proposal No. 6:	Election of Accounting Auditor

[Class Meeting of Common Shareholders]
Matter to be Resolved

Proposal:	Approval of Merger Agreement between the Company and Sumisho Computer Systems Corporation

4.	Exercise of Voting Rights and Other Matters

(1)	If you wish to exercise your voting rights by mail, please indicate your approval or disapproval of the proposals on the enclosed Voting Card and send it back such that it will be received no later than 5:45 p.m. (Tokyo Time), Monday, June 27, 2011.

(2)	If you wish to exercise your voting rights electronically (via the Internet or otherwise), please read the “Procedures for Exercising Your Voting Rights Electronically (Via the Internet or Otherwise)” on pages 5 to 7 and exercise your voting rights accordingly by 5:45 p.m. (Tokyo Time), Monday, June 27, 2011.

(3)	You may exercise your voting rights by proxy only if you are delegating the exercise of those rights to a Company shareholder who holds voting rights. You may have no more than one proxy. If you are attending the meeting by proxy, please have your Proxy statement at the reception desk of the venue, along with your Voting Card for submission.

(4)	If you wish to exercise your voting rights by indicating different preferences for the same proposal, you must notify the Company in writing and include the reason for exercising that right at least three days before the meeting.

(5)	Any changes made to the Reference Materials for the General Meeting of Shareholders, Business Report, the accounting documents and the consolidated accounting documents will be posted on the Company’s internet website http://www.csk.com/.

-END-

(Request)

Shareholders attending the meeting are requested to hand in the enclosed Voting Card at the reception desk of the venue on the date of the meeting.

Exercise of Voting Rights by Electronic Means (via the Internet or Otherwise)

[Procedures for Exercising Your Voting Rights Electronically (via the Internet or Otherwise)]

1.	If you are exercising your voting rights over the Internet, please take note of the following before doing so:

(1)	Your voting rights may only be exercised over the Internet by using the following voting website designated by the Company. Mobile phones can also be used to exercise your voting rights over the Internet.

URL of the voting website: http://www.webdk.net/

*If your mobile phone has a barcode reader, you can scan the “QR Code®” shown on the right to access the voting website. Please refer to the user manual of your mobile phone for detailed operation instructions. (QR Code is a registered trademark of Denso Wave Incorporated.)

(2)	In exercising your voting rights over the Internet, please register your approval or disapproval of the proposals by indicating the voting code and the password specified on the enclosed Voting Card and following the instructions which appear on the screen.

(3)	Although the exercise of your voting rights over the Internet will be accepted up to 5:45 p.m. (Tokyo Time), Monday, June 27, 2011, please exercise your voting rights as early as possible to assist the Company in its compilation of the voting results.

(4)	If you exercise your voting rights through both the Voting Card and the Internet, only the voting rights exercised via the Internet will be treated as valid.

(5)	If you exercise your voting rights more than once over the Internet, or via your personal computer and your mobile phone, then only the last exercise will be treated as valid.

(6)	You shall be responsible for the payment of any dial-up access fees to providers and telecommunication fees to telecommunication carriers (telephone charges and other fees) incurred in the pursuit of the exercise of your voting rights electronically (via the Internet or otherwise).

2.	Electronic Voting Platform for Institutional Investors

In addition to the above mentioned method of exercising voting rights at the General Meeting of Shareholders via the Internet as explained in 1. above, any trust management bank or other nominal shareholders (including standing proxies) may utilize a platform designed for the electronic exercise of voting rights by institutional investors subject to prior request for the use of such platform. The said platform is operated by Investor Communications Japan Inc., a joint venture company incorporated by Tokyo Stock Exchange, Inc. and other entities.

[System Requirements for Exercising Voting Rights over the Internet]

In order to use the voting website, the following system environments are required:

(1)	Internet access

(2)	If you are voting via a personal computer:

Microsoft® Internet Explorer 6.0 or higher and hardware that allows for the use of the foregoing Internet browser software

(3)	If you are voting via a mobile phone:

A mobile phone supporting 128-bit SSL communication (encrypted telecommunication)

(For security reasons, only mobile phones supporting 128-bit SSL telecommunications (encrypted telecommunications) can be used and as such some mobile phones may not be able to access the website. It is also possible to vote using the full browser function of mobile phones, including smartphones; however, please note that the website may not be available on all mobile phones.)

(Microsoft is a trademark of Microsoft Corporation registered in the United States and other countries.)

[Inquiries regarding Exercise of Voting Rights via the Internet]

Please address any questions you may have regarding the exercise of voting rights via the Internet to the following:

Shareholder registry administrator:        The Sumitomo Trust & Banking Co., Ltd., Stock Transfer Agency Department

[Exclusive line] 0120-186-417 (toll free) (9:00 am - 9:00 pm)

<Inquiries regarding matters other than exercise of voting rights>

            0120-176-417 (toll free) (9:00 am - 5:00 pm on weekdays)

(Exhibit)

Business Report

(from April 1, 2010 to March 31, 2011)

1.	Current Status of the Corporate Group

(1)	Business Development and Achievements

Despite a partial recovery due to an increase in exports and production driven by economic growth in developing countries, primarily in Asia, Japan’s economy failed to fully recover during the current consolidated fiscal year, due to lingering trends such as the strong Yen, deflation and the difficult employment situation. Further, the Japanese economy that had begun to show signs of recovery is expected to weaken due to the impact of the Great East Japan Earthquake. As production activities recover in the days ahead, the economy is expected to pick up due to improvements in overseas economies and the effects of policy measures; however, corporations are concerned with the downside risks, such as the impact of power supply constraints and rising oil prices, and remain cautious in their determination of business conditions.

In the IT services industry, IT investments are becoming increasingly diverse and complex. This is due to the addition of IT investments made for cost reduction purposes to strategic investments that also enhance competitiveness and address globalization. However, IT investments are also being constrained due to the uncertainty of the economy, leading to a difficult business environment.

Demand in the prepaid card industry increased due to an increase in the number of stores at which the cards can be used, growth of the gift card market and exchanges with eco-points.

Amidst such a business environment, the CSK Group has, in the current consolidated fiscal period, focused on implementing the following five management policies: “Strengthening of individual business segments and collaboration (service integration),” “Creation of new businesses (service innovation),” “Intra-industrial and cross-industrial cooperation and collaboration,” “Development of human resources,” and “Seeking business in overseas markets.” (Details of these policies will be discussed on pages 11 to 13 onwards.) As a result of these policies, the consolidated performance for the current consolidated fiscal year resulted in operating revenue of JPY 140.38 billion (a decrease of 17.2% from the previous consolidated fiscal year), operating income of JPY 7.00 billion (an increase of 67.7% from the previous consolidated fiscal year), ordinary income of JPY 3.27 billion (an increase of 12.2% from the previous consolidated fiscal year), and net loss of JPY 7.77 billion (compared to a net loss of JPY 59.18 billion in the previous consolidated fiscal year).

Operating revenue amounted to JPY 140.38 billion (a decrease of 17.2% from the previous consolidated fiscal year) due to reorganization of business, including the share transfer of Cosmo Securities Co., Ltd, implemented under the policy of selecting and focusing on the IT services business, as well as a decrease in services targeted at securities corporations. The decrease in services targeted at securities corporations was due to the corporations’ lack of projects as a result of postponements of new investments and initial budget reviews, as well as the stagnation of the stock market, each of which reflects the uncertainty of the economic environment.

Despite the impact of a decrease in revenue, operating income amounted to JPY 7.00 billion (an increase of 67.7% from the previous consolidated fiscal year) due to the review of cost structure that the Company began implementing in the previous consolidated fiscal year with focus on the optimization of the Group’s management function, as well as withdrawals from unprofitable businesses.

Despite the recognition of JPY 2.49 billion of provisions for allowance for doubtful accounts regarding loans receivable and JPY 1.09 billion of losses on sales of investment securities, ordinary income amounted to JPY 3.27 billion (an increase of 12.2% from the previous consolidated fiscal year) due to an increase in operating income.

Despite the recognition of JPY 14.81 billion of extraordinary losses which include JPY 8.90 billion of losses on the withdrawal from the securities business and JPY 3.00 billion of impairment losses, net income (loss) amounted to a net loss of JPY 7.77 billion (compared to a net loss of JPY 59.18 billion in the previous consolidated fiscal year), due to the recognition of JPY 4.77 billion of income tax adjustments as a result of recognition of deferred tax assets.

<Segment Performances>

[BPO]

Operating revenue amounted to JPY 31.17 billion (an increase of 2.4% from the previous consolidated fiscal year) due to an increase in the volume of business with existing clients in the contact center business, as well as an increase in verification services.

Operating income amounted to JPY 0.52 billion (an increase of 6.9% from the previous consolidated fiscal year) due to the impact of the increase in revenue.

[IT Management]

Operating revenue amounted to JPY 31.00 billion (a decrease of 13.8% from the previous consolidated fiscal year), reflecting a decrease in system management services due to price-reduction demands from clients and a shift to in-house production, as well as a decrease in equipment sales.

Operating income amounted to JPY 1.89 billion (a decrease of 22.6% from the previous consolidated fiscal year) due to the impact of the decrease in revenue.

[Systems Development]

Operating revenue amounted to JPY 82.99 billion (a decrease of 7.8% from the previous consolidated fiscal year), reflecting a decrease in development projects due to initial budget reviews and downsizing of the clients as well as the postponement of new investments, and a decrease in ASP services for securities corporations.

Operating income amounted to JPY 7.55 billion (a decrease of 11.2% from the previous consolidated fiscal year) due to the impact of the decrease in revenue.

[Prepaid Card]

Operating revenue amounted to JPY 3.59 billion (an increase of 12.6% from the previous consolidated fiscal year) due to an increase in card issuance-related sales, equipment sales and profits from investment of deposits received on prepaid cards. This increase is due to an increase in the number of cards issued, reflecting an increase in the number of stores at which QUO cards can be used, an increase in the issuance of gift cards, as well as a demand for exchanges with eco-points.

Operating income amounted to JPY 0.55 billion (an increase of 140.0% from the previous consolidated fiscal year) due to the impact of the increase in revenue.

Intersegment sales are included in the operating revenues of each of the segments above.

[Other]

Operating revenue represents operating revenue from the venture capital and investment trust management businesses from which the Company has already withdrawn, and amounted to

JPY 0.47 billion (a decrease of 97.8% from the previous consolidated fiscal year). Operating revenue from the securities business and financial services business were included in the previous consolidated fiscal year.

Although operating income resulted in an operating loss of JPY 0.23 billion, the amount of deficit decreased JPY 1.95 billion from the previous consolidated fiscal year due to the withdrawal from the financial services business and other such factors.

<Financial Condition>

The following is a summary of the assets, liabilities and net assets included in the consolidated balance sheet:

[Assets]

Current assets decreased by JPY 90.42 billion, primarily reflecting a decrease in current assets related to the securities business due to the withdrawal from the securities business.

Despite a decrease in fixed assets related to the securities business, an increase in investment securities due to a purchase of government bonds, as well as an increase in deferred tax assets resulted in a net increase in fixed assets of JPY 3.53 billion.

[Liabilities]

Despite an increase in deposits received on prepaid cards reflecting an increase in card issuances, liabilities decreased by JPY 82.13 billion due to a decrease in liabilities related to the securities business, as well as repayments of debts.

[Net assets]

The JPY 4.75 billion decrease in net assets is primarily a result of a decrease in retained earnings driven by a net loss of JPY 7.77 billion.

<Management Policies Implemented During the Current Consolidated Fiscal Year>

The details of the five management policies discussed on page 8 are as follows:

1) Strengthening of individual business segments and collaboration (service integration)

We have been working to strengthen each of the individual business segments,

namely the “BPO business,” “IT management business” and the “Systems development business,” and have also been endeavoring to contribute to our clients’ business innovation by providing services unique to CSK Group that combine and integrate the three businesses.

As for the strengthening of each of the individual business segments, in the “BPO business,” we strengthened profitability through expansion of incoming orders, primarily from information communication and manufacturing industries, and improvement of productivity, and also strengthened, as a new business model, our outsourcing business utilizing crowd sourcing (note 1) (evelink™) (note 2). As for the “IT management business,” we worked on the expansion of hybrid management services which combine our on-premise management services (note 3) and remote services from our data centers, as well as on the development of the cloud outsourcing (Preset USiZE) (note 4) business. In the “Systems development business,” we worked on the expansion of SaaS (note 5) for specific industries and services.

In terms of the collaboration and integration of the three businesses, we have been working on a hybrid cloud unique to the Company. We believe that CSK Group’s uniqueness lies in our ability to provide all clients with services most suitable to them by combining the “existing system” held by the client, the exclusive “private cloud” for the client, and the “hybrid cloud” which combines the strengths of private clouds and public clouds (note 6) with the “service,” namely “BPO.” From this kind of viewpoint, we have been working on providing proposals and services that integrate the three businesses.

(Note 1) Crowd sourcing:	A new employment system in which services are entrusted to a large number of unspecified persons

(Note 2) evelink™:	Name of a new business for a new form of sourcing, coined by combining the terms “Every” (everyone, everytime, everywhere) and “Link”

(Note 3) On-premise management service:	Management services provided at the client’s worksite

(Note 4) Preset USiZE:	A customized outsourcing service that provides IT resources (servers/storages, networks, management) set up at our data centers, in the manner most suitable for meeting each client’s requirements

(Note 5) SaaS (Software as a Service):	A software distribution system in which only those functions of a software that are necessary for the user are provided as a network service

(Note 6) Public cloud:	A cloud computing environment provided for use by the public via the Internet.

For the purpose of seeking stronger ties between the three businesses and unifying them, the Company merged with CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION on October 1, 2010 and at the same time, has begun operating in conjunction with CSK ServiceWare Corporation as part of a virtually unified management system.

2) Creation of new businesses (service innovation)

Using the know-how, knowledge and experience that we have acquired to date, and through a pursuit of our clients’ needs, we have continuously worked on creating new businesses that are not extensions of our existing services.

As a result of working on the cultivation, planning and development of ideas for new businesses with “transition from environment/framework development to materialization” as a theme, some projects have succeeded in becoming profitable.

3) Intra-industrial and cross-industrial cooperation and collaboration

In the BPO business segment, we formed a crowd sourcing business alliance with Realworld Co., Ltd., and in the IT management business segment, we have been holding alliance talks with Global Data Solutions Limited, a local company in China, regarding our move into China.

We have also been working with Sumisho Computer Systems Corporation whom we are scheduled to merge with on October 1, 2011, with respect to the joint procurement and purchasing, as well as joint acceptance and implementation of large projects.

4) Development of human resources

In order to foster a corporate culture and mindset whereby each individual employee is able to face the challenges of change with a positive attitude and accomplish continued growth, we commenced, in addition to continuous technical training, the operation of the “Special Skills Recognition Committee” which establishes standards for the review and recognition of different levels of specialized skills, based on CSK Group’s own ranking definitions for each type of occupation, and recognition standards for specialized skills, each of which are set with reference to IT skill standards.

5) Seeking business in overseas markets

For the purposes of moving into the East Asian, primarily Chinese, markets, we have been working on the sales of existing services and solutions, alliances with local corporations (alliance talks with Global Date Solutions Limited and deliberation of an alliance with SIer, a local corporation), as well as provision of support to existing clients for their expansion into China (provision of assistance for the offshoring of clients’ systems divisions, and expansion of services aimed at Japanese corporations in China).

(2)	Basic Policy on Profit Distribution and Dividends for the Current Period

The CSK Group’s shareholder return policy is to provide returns to our shareholders based on the dividend on equity ratio, taking into consideration, in a comprehensive manner, the “consolidated results” which represent the accomplishments of the Group’s business activities, the “status of business investment” which will be the source of future growth of the Group, the “status of interest-bearing debt” which is a critical factor of financial structure, and the “trend of social economy.”

We regret to inform you that no dividends will be distributed for the current period as we will be working to improve the financial standing of the Group.

(3)	Mid- to Long-term Management Strategies and Challenges for the Company

The Company recognizes that it faces the following five business challenges:

1)	Responding to changes in the business environment

•	Shift of customers’ needs from “possession” to “utilization”

2)	Further implementation of growth strategies that take advantage of the Group’s strengths

•	Integration of the three businesses, differentiation through BPO business

3)	Cultivation of existing clients, expansion of business with new clients and growing companies

4)	Enhancement of price competitiveness

•	Further cost reductions, optimization of selling, general and administrative expenses

5)	Review of business structure and cost structure

•	Set-up of a system that is both compatible with the business environment and has the flexibility to respond to changes in said environment

In light of the business challenges listed above, the Company will be implementing the following measures:

<Establishment of “BPO” and “Cloud business” as strategic areas and concentration of resources on these areas>

•	BPO

We will set up a “Business Services Division” and will endeavor to achieve expansion and growth of the scope of the BPO business by accepting consignment of a series of continual business processes. At the same time, we will aim to expand the business of the Group through business restructuring making use of IT.

•	Cloud business

We will work on expanding the cloud business by setting up a “Cloud Business Division”, positioning cloud business, which does not rely on human operation, as a growth strategy, and by specifying and concentrating resources on strategic products and services.

<Reinforcement and implementation of two growth strategies>

•	Service integration

By strengthening our sales strategy function, we will work on expanding the business of the Company through collaboration of the three business segments.

•	Service innovation

We will work on planning and developing new businesses and services based on our existing businesses in each of our business segments, and will aim to create new services by combining our innovation implementation functions and making use of intellectual properties we have accumulated as a Group.

<Global strategy>

Our global strategy for the following period will be to focus on the establishment of the data center business in China. We view this business as an essential effort towards a future expansion into the global market.

<Efforts toward productivity and efficiency in each business segment>

•	BPO business

Establishment of a system that is flexible to changes in amount of work, strengthening of project management, etc.

•	IT management business

Dealing with shifts from on-premise to data center-type services, review of the Group’s management system, etc.

•	Systems development business

Set-up of a “Development Division,” implementation of maintenance and development processes for a standardized or common system development infrastructure, restructuring of development systems, including the utilization of offshore and nearshore, etc.

<Optimization of selling, general and administrative expenses

We will endeavor to further enhance the profitability and price competitiveness of the Group as a whole, through optimization of selling, general and administrative expenses.

<Business Integration with Sumisho Computer Systems Corporation>

Following the execution of a basic agreement to form a business and capital alliance in September of 2009, at the meeting of the Business Alliance Committee, jointly chaired by the representative directors of each of the Company and Sumisho Computer Systems Corporation (“SCS”; together with the Company, the “Companies”), the Companies have repeatedly held discussions to pursue a win-win outcome for the business of each party. The Companies decided through these discussions that the best way of establishing a lead position in the industry in the future, is to concentrate their human and technological resources on strengthening their client bases, to provide further client services that aim at a high level of customer satisfaction and to promote these on a global scale. In addition, as a result of numerous discussions on the form of integration, the Companies concluded that a merger is the best way of accomplishing these goals. Accordingly, upon obtaining approval of the board of directors of each of the Companies at their respective board of directors meetings held on February 24, 2011, the Companies entered into a Merger Agreement with respect to an absorption-type merger taking effect on October 1, 2011, in which SCS is the surviving company and the Company is the extinguished company, with shares of SCS being issued to shareholders of the Company as consideration for such merger (the “Merger”).

As of the effective date of the Merger, the surviving company, SCS (SCS, following the Merger, will be “New Company”) is expected to change its business name to SCSK Corporation. In addition, with respect to business operations following the Merger, for a period of time following the effective date of the Merger, the Company and SCS will each continue to operate their respective businesses as “companies” within the New Company.

By integrating the services of the Companies, the New Company will be able to provide all of the following services: system development, design and management of IT infrastructure, BPO and sales of IT hardware/software. Furthermore, by combining the knowledge of SCS, which has supported the worldwide IT system networks of corporate customers, including Sumitomo Corporation (“Sumitomo”), with the client base of the Company, which has developed into a major independent company in the IT services industry, we aim to become a comprehensive global IT services company, leading the future of the IT services industry.

The Company and SCS are planning the following measures to reinforce their management basis of the New Company.

1)	Strengthening and Expansion of the Business Base

By closely integrating the system development, design and management of IT infrastructure, BPO, and sales of IT hardware/software related businesses of the Companies, it will become possible to provide a one-stop service to corporate clients. We expect that this will enable the Companies to meet the diversifying needs of clients, to improve customer satisfaction and to create new customer services.

Although there is overlap in the Companies’ areas of expertise, the existing client bases of the Companies are complimentary. By mutually using the technology, know-how and intellectual property, etc. of the Companies in these business areas, the New Company will be able to develop specialized expertise in each business area. We also aim to establish ourselves as a leader of each industry sector with respect to technology and scope of clientele. To strengthen the New Company in connection with the industry’s future trend of cloud-based computing, we will expand our infrastructure through the integration of the data center business of the Companies and make early investments in such things as the foundations of a cloud-based network based on the expansion of the scope of business, various types of capital resources and technological ability. At the same time, we will be able to provide hybrid cloud services by offering BPO, which is a high value-added service, as well as a strength and unique feature of the Company.

In the area of ERP (enterprise resource planning software), the integration of the Companies’ resources will allow us to undertake measures to strengthen the area of ERP, including SCS’s own ERP package software, “ProActive”.

With the expected further increase in the number of Japanese companies expanding overseas, we anticipate an increase in the needs of our corporate clients with respect to IT governance on a global basis. Using SCS’s experience and knowledge of overseas IT support and the Company’s good client base, we aim to strengthen the global development of our business and further expand the scale of our business by supporting the overseas expansion of our corporate clients.

2)	Strengthening Management Infrastructure / Improving Management Efficiency

In addition to increasing our human resources, we expect that by being a group company of Sumitomo, our credibility will be improved, resulting in a stabilization of our financial basis.

With respect to improving the productivity and quality of our system development service, we expect to minimize development costs by effectively using domestic and worldwide locations of the Companies and by selectively outsourcing to external companies. In addition, we aim to improve both productivity and quality by integrating the development methods and project management methods of the Companies, from which we plan to strengthen our competitiveness and ability to satisfy the increasingly sophisticated and diverse needs of our corporate clients and thus, improve customer satisfaction.

With respect to the data center business, we will aim to decrease operational costs by increasing efficiency through the use of economies of scale. Furthermore, with respect to the sales of various hardware/software, we believe we can efficiently procure necessary products through bulk purchases.

In addition, we will aim to decrease our sales expenses and general administrative expenses and increase our revenue base through the appropriate placement of personnel.

3)	Strengthening and Enhancement of Technology and Human Resources

By improving our ability to propose new ideas, our technology and our ability to provide services through the integration of engineers of the Companies, we will improve our ability to meet the increasingly sophisticated and diverse needs of corporate clients and deepen our relationships with our existing clients while actively seeking new clients. In addition, we will strengthen our involvement in large-scale matters and actively create new services. We will also strengthen our R&D capabilities by integrating the R&D related resources of the Companies and expand our use of new technologies and connect these to the creation of new businesses.

In addition, we will aim to promote the development of personnel as a primary policy of the New Company. By integrating the Companies’ know-how related to the development of personnel, we can strengthen our personnel and create a new corporate culture.

For the purpose of quickly and smoothly promoting the objectives of the integration of the Companies following the Merger, the Company and SCS have established a joint Integration Promotion Committee as a body to discuss important matters related to the integration and as a forum to create a certain degree of consensus between the Companies. The Integration Promotion Committee is discussing the details of each of the aforementioned matters.

The outline of the Merger and the shareholding ratio are as set out below.

The Merger is planned to be conducted as an absorption-type merger in which SCS is the surviving company and the Company is the extinguished company, subject to the completion of a tender offer for the shares, etc. of the Company undertaken jointly by SCS and Sumitomo with March 10, 2011 through April 11, 2011 as its purchase period (the “Tender Offer”), etc. The Company plans to dissolve as of October 1, 2011, the effective date of the Merger.

The Tender Offer was concluded after the purchase period, and SCS has acquired 5,000 shares of the Company’s Class F preferred shares (when converted into common shares through exercise of common share conversion rights, 50,000,000 common shares), and Sumitomo has acquired 69,511,667 shares of the Company’s common shares, as well as the Seventh Series Stock Acquisition Rights of the Company (issued on September 30, 2009) (when converted into common shares, 24,000,000 common shares). On April 22, 2011, Sumitomo exercised all of its Seventh Series Stock Acquisition Rights acquired through the Tender Offer. As a result, Sumitomo now holds 54.14% (based on the total number of voting rights as of March 31, 2011) of the voting rights of the Company and has become the parent company of the Company.

(4)	Status of Capital Investment

Capital investments for the current consolidated fiscal year amounted to JPY 4,211 million, and the breakdown by consolidated company of such investments is as follows:

Name of Company	Name of Office (location)	Description of Capital Investment	Investment Amount (millions of yen)
CSK Corporation	CSK e-Service Data Center (Inzai, Chiba)	Acquisition of assets relating to infrastructure construction at data center	1,517

(5)	Status of Financing

Effective March 15, 2011, Godo Kaisha ACA Investments, a major shareholder of the Company, exercised all of its Sixth Series Stock Acquisition Rights (amount of payment: JPY 3.0 billion), and as a result, the Company issued common shares.

During the current consolidated fiscal year, the Company paid off JPY 15.14 billion (a total of JPY 5.0 billion has been paid off by the previous consolidated fiscal year) of the syndicated loans borrowed from four banks (totaling JPY 50.0 billion). (Please refer to “(11) Major Lenders and Amount of Borrowings” for balances of the syndicated loans borrowed from each bank.)

(6)	Status of Transfers of Business and Absorption-type Mergers etc.

(a)	Restructuring of BPO Group Companies

Effective April 1, 2010, CSK ServiceWare Corporation absorbed BUSINESS EXTENSION CORPORATION through an absorption-type merger.

(b)	Restructuring of System Development Group Companies

Effective April 1, 2010, CSK SYSTEMS CORPORATION absorbed CSK SYSTEMS NISHINIHON CORPORATION and CSK SYSTEMS CHUBU CORPORATION through an absorption-type merger. Effective September 1, 2010, CSK SYSTEMS CORPORATION absorbed CSK Securities Service Co., Ltd. through an absorption-type merger.

(c)	Corporate Split of Subsidiary

Effective April 1, 2010, the Company implemented a corporate split under which all existing operations of ISAO CORPORATION (which changed its name to YOTSUYA BUSINESS CORPORATION on April 1, 2010 and has completed liquidation on February 21, 2011) were transferred to TOYOTSU ISAO CORPORATION (currently called ISAO Corporation).

(d)	Share Transfer of Cosmo Securities Co., Ltd.

Effective April 16, 2010, the Company transferred all of its shares in Cosmo Securities Co., Ltd. to Iwai Securities Co., Ltd. (currently called IwaiCosmo Holdings., Inc.).

(e)	Merger with Consolidated Subsidiaries

Effective October 1, 2010, the Company absorbed CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION through an absorption-type merger.

(7)	Changes in Assets, Profits and Losses

(a)	Changes in Assets, Profits and Losses of the Corporate Group

Item by Year		40th fiscal year (FY2008/3)	41st fiscal year (FY2009/3)	42nd fiscal year (FY2010/3)	43rd fiscal year (current period) (FY2011/3)
Operating revenue	(millions of yen)	239,695	206,099	169,518	140,387
Ordinary income (loss)	(millions of yen)	20,634	(122,479)	2,919	3,276
Net income (loss)	(millions of yen)	1,272	(161,529)	(59,180)	(7,770)
Net income (loss) per share	(yen)	17.34	(2,097.39)	(720.62)	(61.26)
Total assets	(millions of yen)	550,054	363,931	267,749	180,862
Net assets	(millions of yen)	185,495	25,247	15,807	11,054

(Notes)	1. Net income per share is calculated using the average number of shares outstanding during the term.
2. Net income per share amounts are rounded to two decimal places.

40th fiscal year (April 1, 2007 through March 31, 2008)

Despite the steady expansion in financial and insurance industry-related systems development in the technology services domain of the IT services business, as well as strong performance in the product verification services of the business services domain, operating revenue decreased as a result of a carryover into the next year of revenue from the financial services business that had been expected to rise toward the end of the year under review, along with the impact of the weak stock market on the securities business.

The IT services business recorded substantial growth in technology services, supported by higher revenue and an emphasis on selecting profitable projects, as well as progress in improving productivity. These factors combined to offset higher strategic investment expenses geared toward medium to long-term growth in business services, resulting in an increase in the ordinary income of this segment. However, the financial services business suffered from a decline in revenue and the absence of the settlement of a large-scale investment project that boosted performance in the previous year, the securities business suffered from a rapid downturn in its performance, and higher expenses were recorded in association with the Group’s information infrastructure, leading to a decline in ordinary income in these segments.

Net income decreased due to a decrease in ordinary income, as well as the impact of extraordinary losses recorded for loss on impairment of business assets of a consolidated subsidiary of the Company.

41st fiscal year (April 1, 2008 through March 31, 2009)

Although systems integration projects and outsourcing related to credit finance and life insurance industries in the technology services of the IT services business were robust, a decrease in demand for ASP for securities, contact centers and product verification services in the business services, as well as the impact of the deteriorating economic environment on the financial services business and the securities business led to a decrease in operating revenue.

Ordinary income (loss) resulted in a loss due to appraisal losses on existing real estate investments in the financial services business, the impact of the deteriorating economic environment on the overall financial services business and the securities business, and in terms of the Company as a whole, an increase in the Group’s information infrastructure development costs.

Net income (loss) resulted in a loss due to write-downs for impairment losses for fixed assets in the IT services business, securities business and the Company as a whole, and for goodwill in the securities business. Losses related to the discontinuance of construction of the head office building in the Minato Mirai 21 development area in Yokohama City, as well as the reversal of deferred tax assets also contributed to the net loss.

42nd fiscal year (April 1, 2009 through March 31, 2010)

Operating revenue decreased in the IT services business, primarily due to a decrease in revenue from electrical, precision and transportation equipment manufacturers, as well as the absence of restructuring projects relating to mergers of banks and trusts and large projects such as equipment sales to credit finance clients that contributed to operating revenue in the previous consolidated fiscal year. Although the prepaid card and securities businesses showed steady performance and resulted in an increase in revenue, the operating revenue on a consolidated basis declined.

Ordinary income in the IT services business increased, as the impact of decline in operating revenue was offset by progress made in cost-reduction measures. In the securities business, improvements to cost structure implemented in the previous consolidated fiscal year contributed to an operating income, compared to an operating loss in the previous year, absorbing company-wide expenses and losses in other businesses. This resulted in an operating income on a consolidated basis, in comparison with an operating loss in the previous year.

Net income (loss) resulted in a net loss, reflecting extraordinary losses such as losses on withdrawal from the real estate securitization business and special retirement expenses.

43rd fiscal year (April 1, 2010 through March 31, 2011)

Please refer to “1. Current Status of the Corporate Group, (1) Business Development and Achievements” above.

(b)	Changes in Assets, Profits and Losses of the Company

Item by Year		40th fiscal year (FY2008/3)	41st fiscal year (FY2009/3)	42nd fiscal year (FY2010/3)	43rd fiscal year (current period) (FY2011/3)
Operating Revenue	(millions of yen)	12,986	13,792	17,255	51,336
Ordinary income (loss)	(millions of yen)	4,423	(1,806)	5,350	3,464
Net loss	(millions of yen)	7,423	152,190	50,966	6,837
Net loss per share	(yen)	101.18	1,975.73	620.42	53.90
Total assets	(millions of yen)	352,469	235,068	171,965	137,604
Net assets	(millions of yen)	144,524	13,054	9,963	5,971

(Notes)	1. Net loss per share is calculated using the average number of shares outstanding during the term.
2. Net loss per share amounts are rounded to two decimal places.

40th fiscal year (April 1, 2007 through March 31, 2008)

JPY 8,809 million of losses on valuation of stocks of affiliated companies and JPY 5,029 million of provisions for allowance for doubtful accounts resulted in a net loss of JPY 7,423 million.

41st fiscal year (April 1, 2008 through March 31, 2009)

JPY 100,277 million of provisions for allowance for doubtful accounts and JPY 44,565 million of losses on valuation of stocks of affiliated companies resulted in a net loss of JPY 152,190 million.

42nd fiscal year (April 1, 2009 through March 31, 2010)

JPY 50,588 million of losses due to a transfer of loans receivable to CSK FINANCE CO., LTD. (currently called Gen Capital Co., Ltd.), a former consolidated subsidiary, and JPY 4,335 million of provisions for allowance of doubtful accounts resulted in a net loss of JPY 50,966 million.

43rd fiscal year (April 1, 2010 through March 31, 2011)

Effective October 1, 2010, the Company merged with CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION through an absorption-type merger, and has shifted from being a pure holding company to being an operating holding company. Accordingly, operating results for the current business year have fluctuated significantly from the previous year. Further, effective April 16, 2010, the Company transferred all of its shares in Cosmo Securities Co., Ltd., thereby recording JPY 9,204 million of losses on transfer of stocks of affiliated companies, and as a result, net loss amounted to JPY 6,837 million.

(8)	Principal Businesses (as of March 31, 2011)

The principal businesses of the Company’s corporate group are as follows:

BPO	Contact center services, BPO services, verification services, EC fulfillment services
IT Management	Data center services, system management services, management consulting, construction of IT infrastructure, infrastructure management, surveillance of network management
Systems Development	Consulting, solution services, system integration
Prepaid Card	Issuance and settlement of prepaid cards, development and sales of card systems

<Image of Business Segments of the Company’s Corporate Group Sorted by Company>

Note:	In addition to direct transactions with clients, the Company and the Group companies complement each others’ functions within the Group with respect to all segments excluding the Prepaid Card segment.

<Public consolidated subsidiaries and the markets on which they are listed>

JIEC Co., Ltd	Second section of the Tokyo Stock Exchange
VeriServe Corporation	First section of the Tokyo Stock Exchange

(*)	Effective October 1, 2010, CSK Holdings Corporation merged with CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, changed its trade name to CSK CORPORATION, and shifted to being an operating holding company. The Company has set up “Business Services,” “IT Management” and “IT Solutions” as its business segments. “Business Segments” are operating in conjunction with CSK ServiceWare Corporation as part of a virtually unified management system.

Effective April 1, 2011, the Company has shifted from having an “in-house company” system with “Business Services,” “IT Management” and “IT Solutions” as its substantive “in-house companies” to taking the form of a divisional system.

(9)	Status of Principal Offices and Employees (as of March 31, 2011)

(a)	Principal Offices of the Corporate Group

Name of Reportable Segment	Name of Company	Location of Main Office
BPO	CSK ServiceWare Corporation	Minato-ku, Tokyo
	VeriServe Corporation	Shinjuku-ku, Tokyo

IT Management	CSI SOLUTIONS Corporation	Shinjuku-ku, Tokyo

Systems Development	JIEC Co., Ltd.	Shinjuku-ku, Tokyo

Prepaid Card	QUO CARD Co., Ltd.	Chuo-ku, Tokyo

BPO, IT Management, Systems Development, Corporate Division	CSK CORPORATION	Minato-ku, Tokyo

(b)	Status of Employees of the Corporate Group

Name of Reportable Segment	Number of Employees (persons)
BPO	2,232
IT Management	1,290
Systems Development	4,643
Prepaid Card	99
Corporate Division	491
Total	8,755

(Notes)	1. Temporary employees are not included in the number of employees above.

2.      The number of employees decreased by 1,754 persons in the current consolidated fiscal year. This decrease is primarily due to the withdrawal from the securities business, as well as retirements using the early retirement incentive program.

(c)	Status of Employees of the Company

Number of Employees	Change from End of Previous Period	Average Age	Average Length of Service
4,543 persons	+ 4,443 persons	38 years 1 month	13 years 0 months

(Notes)	1. Persons away on secondment to subsidiaries or other companies are not included in the number of employees.

Number of secondees at subsidiaries, etc.:
End of current period: 259 persons
End of previous period: 150 persons
2. Number of employees includes 192 incoming secondees (compared to 20 at the end of the previous period) and 41 non-regular employees (compared to 7 at the end of the previous period).

3.      The number of employees increased by 4,443 persons since the end of the previous period, primarily due to the absorption-type merger with CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, each of which became effective on October 1, 2010.

(10)	Status of Significant Subsidiaries (as of March 31, 2011)

Name of Company	Capital (millions of yen)	Shareholding Ratio (%)	Principal Business
(Significant subsidiaries)

CSK ServiceWare Corporation	2,063	100.0	Contact center services, BPO services

QUO CARD Co., Ltd.	1,810	100.0	Issuance and settlement of prepaid cards, development and sales of card systems

VeriServe Corporation	792	55.6	Product verification services, security verification services

JIEC Co., Ltd.	674	69.5	Designing and development of IT systems with IT infrastructure technology as core competence

CSK PRESCENDO CORPORATION	299	66.7	EC fulfillment services

CSI SOLUTIONS Corporation	210	100.0	ERP solutions, CRM solutions, development of call center systems and help desk services, system integration, sales and maintenance of hardware

Name of Company	Capital (millions of yen)	Shareholding Ratio (%)	Principal Business
(Significant subsidiaries)

FUKUOKA CSK CORPORATION	200	100.0	Designing and development of product embedded systems, designing and development of business systems, ERP consulting, designing and development, management and maintenance, network designing, sales of equipment

CSK WinTechnology Corporation	100	100.0	Windows platform-related consulting, diagnosis, designing, development and management of network systems, development and sales of software products, education

SUPER SOFTWARE COMPANY LTD.	100	100.0	Packaged software business, solutions business, and maintenance business for the housing industry

HOKKAIDO CSK CORPORATION	100	100.0	Development, sales and lease of computer software, computerized information processing services and information provision services, sales and lease of information processing-related computer hardware

CSK SYSTEM MANAGEMENT CORPORATION	100	100.0	System management services such as operation and management of information systems

CSK ADMINISTRATION SERVICE CORPORATION	100	100.0	Administration services and management services

CSK Nearshore Systems Corporation	100	100.0	Development and maintenance of computer systems

(Note)    The Company has 18 consolidated subsidiaries, including the significant subsidiaries listed above.

(11)	Major Lenders and Amount of Borrowings (as of March 31, 2011)

Lender	Amount of Borrowings (millions of yen)
The Sumitomo Trust and Banking Co., Ltd.	11,122
Sumitomo Mitsui Banking Corporation	7,987
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,758
Mizuho Corporate Bank, Ltd.	4,991
Other	63

Total	29,923

(Note) The	above borrowings from banks are based on syndicated loan agreements.

(12)	Other Significant Matters regarding the Current Status of the Corporate Group

Not applicable.

(13)	Provisions of Articles of Incorporation Stipulating that Board of Directors Determines Dividends of Surplus

Not Applicable

2.	Matters Relating to Shares (As of March 31, 2011)

(1) Number of Authorized Shares	498,376,800 shares

(2) Number of Authorized Class Shares

Common Shares	498,376,800 shares
Class A Preferred Shares	15,000 shares
Class B Preferred Shares	15,000 shares
Class E Preferred Shares	5,000 shares
Class F Preferred Shares	5,000 shares

(Note)  Under the Companies Act, the number of authorized shares and the number of authorized class shares are not required to correspond with each other.

(3) Number of Issued Shares	149,787,714 shares

Out of which:
Common Shares	149,747,714 shares
Class A Preferred Shares	15,000 shares
Class B Preferred Shares	15,000 shares
Class E Preferred Shares	5,000 shares
Class F Preferred Shares	5,000 shares

Change in the number of issued shares during the business year was as follows:

Exercise of the Sixth Series Stock Acquisition Rights by Godo Kaisha ACA Investments

Common Shares	24,000,000 shares increased

(Note)    With the exercise of all of the Seventh Series Stock Acquisition Rights, which were transferred from Godo Kaisha ACA Investments to Sumisho Corporation upon completion of the Tender Offer of the Shares, etc. of CSK Corporation implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation (during the period from March 10, 2011 to April 11, 2011), by Sumitomo Corporation as of April 22, 2011, the Company issued 24,000,000 Common Shares. Accordingly, the number of issued shares as of April 22, 2011 is 173,787,714 shares.

(4) Number of Shareholders

Common Shares	51,539	(6,858 decreased from the end of the previous term)
Class A Preferred Shares	4
Class B Preferred Shares	4
Class E Preferred Shares	1
Class F Preferred Shares	1

(5) Other Material Matters Relating to Shares

(a) Treasury Shares Purchased

Common Shares	4,606 shares
Total Purchase Price	JPY 1,599 thousand

(b) Treasury Shares Disposed of

Common Shares	398 shares
Total Disposition Price	JPY 313 thousand

(c) Treasury Shares Held at the End of Accounting Term

Common Shares	16,015 shares

(6) Status of Major Shareholders

Name of Shareholders	Number of Shares (thousand)		Ratio (%)
Godo Kaisha ACA Investments	Common Shares	69,457	46.38
	Class E Preferred Shares	5
	Class F Preferred Shares	5
	Total	69,467
CSK Group Employee Share-holding Association	Common Shares	4,935	3.30
Japan Trustee Services Bank, Ltd. (Trust Account)	Common Shares	4,384	2.93
The Master Trust Bank of Japan, Ltd. (Trust Account)	Common Shares	4,221	2.82
JP Morgan Securities Japan Co., Ltd.	Common Shares	2,995	2.00
Nippon Life Insurance Company	Common Shares	2,335	1.56
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	Common Shares	2,109	1.41
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC)	Common Shares	1,505	1.01
DEUTSCHE BANK AG LONDON 610	Common Shares	1,350	0.90
Mizuho Securities Co., Ltd.	Common Shares	1,320	0.88

(Note)	1. The shareholding ratio was calculated after deducting the Treasury Shares (16,015 shares).

2.      Common Shares of the Company held by Godo Kaisha ACA Investments were transferred to Sumitomo Corporation upon completion of the Tender Offer of the Shares, etc. of CSK Corporation implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation (during the period from March 10, 2011 to April 11, 2011). In addition, with the exercise of all of the Seventh Series Stock Acquisition Rights by Sumitomo Corporation as of April 22, 2011, the number of shares of the Company held by Sumitomo Corporation was 93,511 thousand shares, and the shareholding ratio was 53.81% as of such date.

3.      Class F Preferred Shares of the Company held by Godo Kaisha ACA Investments were transferred to Sumisho Computer Systems Corporation upon completion of the Tender Offer of the Shares, etc. of CSK Corporation implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation (during the period from March 10, 2011 to April 11, 2011).

3.	Matters Relating to Stock Acquisition Rights (As of March 31, 2011)

(1)	Outline of Details of the Stock Acquisition Rights Held by Officers of the Company as at the End of the Business Year That were Delivered as Consideration for Execution of Their Duties

Not applicable.

(2)	Outline of Details of the Stock Acquisition Rights That were Delivered to Employees of the Company and Officers and Employees of Subsidiaries during the Business Year as Consideration for Execution of Duties

Not applicable.

(3)	Other Material Matters Relating to Stock Acquisition Rights

Outline of Stock Acquisition Rights Currently Issued

Euro	Yen Convertible Bonds Due 2011

Date of Resolution for Issuance	August 18, 2003
Date of Issuance	September 4, 2003
Number of Stock Acquisition Rights	21,792 (Note)
Type and Number of Shares to be Transferred upon Exercise of Stock Acquisition Rights	7,418,553 Common Shares (Note)
Issue Price of Stock Acquisition Rights	Free of charge
Amount of the Paid in Money upon Exercise of Stock Acquisition Rights	JPY 2,937.5 per share
Exercise Period of Stock Acquisition Rights	October 2, 2003 to August 19, 2011
Balance of Convertible Bonds	JPY 21,792 million

(Note)    Number of shares to be transferred upon exercise of 1 Stock Acquisition Right is 340.425 shares; provided, however, that fractions less than one share shall be rounded down and no adjustment by cash will be made.

Seventh Series Unsecured Convertible Bonds

Date of Resolution for Issuance	July 11, 2006
Date of Issuance	July 27, 2006
Number of Stock Acquisition Rights	35,000 (Note)
Type and Number of Shares to be Transferred upon Exercise of Stock Acquisition Rights	12,425,447 Common Shares (Note)
Issue Price of Stock Acquisition Rights	Free of charge
Amount of Money Paid-in upon Exercise of Stock Acquisition Rights	JPY 2,816.8 per share
Exercise Period of Stock Acquisition Rights	September 1, 2006 to September 27, 2013
Balance of Convertible Bonds	JPY 35,000 million

(Note)    Number of shares to be transferred upon exercise of 1 Stock Acquisition Right is 355.012 shares; provided, however, that fractions less than one share shall be rounded down and no adjustment by cash will be made.

Seventh Series Stock Acquisition Rights

Date of Resolution for Issuance	September 29, 2009
Date of Issuance	September 30, 2009

Number of Stock Acquisition Rights	240,000 (Note)1
Type and Number of Shares to be Transferred upon Exercise of Stock Acquisition Rights	24,000,000 Common Shares (Note)1
Issue Price of Stock Acquisition Rights	JPY 295 million
Amount of Money Paid-in upon Exercise of Stock Acquisition Rights	JPY 125 per share
Exercise Period of Stock Acquisition Rights	March 1, 2011 to March 31, 2012
Allottee of Stock Acquisition Rights	Godo Kaisha ACA Investments (Note)2

(Note)	1.	Number of shares to be transferred upon exercise of 1 Stock Acquisition Right is 100 shares.
	2.	With the transfer of the Stock Acquisition Rights to Sumitomo Corporation upon completion of the Tender Offer of the Shares, etc. of CSK Corporation implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation (during the period from March 10, 2011 to April 11, 2011), the allottee was changed to Sumitomo Corporation.
	3.	As of April 22, 2011, all of the Seventh Series Stock Acquisition Rights were exercised by Sumitomo Corporation.

4.	Matters Relating to Company Officers

(1)	Directors and Statutory Auditors (As of March 31, 2011)

Title	Name	Important Concurrent Offices
Representative Director and Chairman	Akihiro Azuma	Representative Director and President of ACA Inc. Director of AntCare Holdings Co., Ltd.

Representative Director and President	Takeshi Nakanishi

Director	Tatsuyasu Kumazaki	Representative Director and President of CSK ADMINISTRATION SERVICE CORPORATION Representative Director and President of CSK CHINA CORPORATION

Director	Toshiyasu Horie	Managing Partner of ACA Inc. Person who executes business of Godo Kaisha ACA Investments

Director	Hiroyuki Yamazaki	Senior Vice President of Sumisho Computer Systems Corporation

Director	Katsushige Kondou	Director of AntCare Holdings Co., Ltd.

Director	Iwao Fuchigami

Director	Norio Usui	Representative Director and President of LED Lighting Japan Inc.

Standing Statutory Auditor	Akihiko Harima

Standing Statutory Auditor	Tadashi Kaizen

Statutory Auditor	Iwao Ishikawa	Statutory Auditor of ACA Inc.

Statutory Auditor	Masanobu Shitanii

(Note)

1.      Directors Hiroyuki Yamazaki, Katsushige Kondou, Iwao Fuchigami and Norio Usui are Outside Directors as set forth in Article 2, Item 15 of the Companies Act, and have been reported to the Tokyo Stock Exchange as Independent Directors.

2.      Statutory Auditors Iwao Ishikawa and Masanobu Shitanii are Outside Company Auditors as set forth in Article 2, Item 16 of the Companies Act, and reported to the Tokyo Stock Exchange as Independent Auditors.

3. Standing Statutory Auditor Akihiko Harima has long been engaged in accounting and internal audit within the Group, and has considerable knowledge of finance and accounting.
4. Statutory Auditor Iwao Ishikawa is a certified public accountant and has considerable knowledge of finance and accounting.
5. Statutory Auditor Masanobu Shitanii has experience in company management and considerable knowledge of finance and accounting.
6. Representative Director and Chairman Akihiro Azuma has changed his position from Representative Director and Chairman to Director as of April 21, 2011.

(Reference)

The Company is introducing the Executive Officer System in order to speed up corporate strategy decision and reinforce the supervisory framework and operations performance system.

Names of Executive Officers and their duties as of April 1, 2011 are as follows:

Chief Operating Officer	Takeshi Nakanishi

Senior Managing Executive Officer	Masahiko Suzuki

In charge of Financial Sales Division, Financial Business Division, Industry Sales Division, Industry Business Division, Nishinihon Business Division, Chubu Business Division, Development Division, Project Management Division, Technology Development Division, and Service Management Division

Executive General Manager of Development Division

Representative Director of CSK SYSTEMS (SHANGHAI) CO., LTD.

	Shunichi Ishimura	In charge of Business Service Division and Executive General Manager of Business Service Division
Representative Director and President of CSK ServiceWare Corporation
Representative Director of CSK SYSTEMS (DALIAN) CO., LTD.

	Tooru Tanihara	In charge of IT Management Division and Cloud Business Division Executive General Manager of IT Management Division
Representative Director and President of CSK SYSTEM MANAGEMENT CORPORATION

Managing Executive Officer	Tatsuyasu Kumazaki	In charge of Corporate Department
Representative Director and President of CSK ADMINISTRATION SERVICE CORPORATION
Representative Director and President of CSK CHINA CORPORATION

	Toshiaki Kudou	Executive General Manager of Industry Sales Division

Executive Officer	Hideki Tazai	In charge of planning of Corporate Department

	Taku Tamura	In charge of Sales Planning Division, Service Innovation Promotion Division, Global Business Promotion Office and CSR Promotion Office

Yasushi Shimizu	In charge of accounting and finance of Corporate Department

Atsushi Watanabe	Executive General Manager of Cloud Business Division

Masatoshi Endou	In charge of personnel affairs and management of Corporate Department

Makoto Nakamura	Executive General Manager of Financial Business Division

Tadashi Miyagawa	Deputy Executive General Manager of IT Management Division

Shigehiro Seki	Executive General Manager of Industry Business Division

Takaya Yamamoto	Executive General Manager of Nishinihon Business Division

Shiyouichi Kondou	Executive General Manager of Chubu Business Division

Kouichi Naitou	Deputy Executive General Manager of IT Management Division

Yoshinori Kawashima	Executive General Manager of Financial Sales Division

Kan Takahashi	Deputy Executive General Manager of Financial Business Division

(2)	Total Amount for Remuneration Paid to Directors and Statutory Auditors

Classification	Recipients	Amount Paid	Remarks
Director (Outside Director)	8 (4)	JPY 74 million (12)	Based on the resolution passed at the 38th Ordinary General Meeting of Shareholders held on June 28, 2006, the maximum amount for remuneration to be paid to directors is up to JPY 1,000 million per annum.

Statutory Auditor (Outside Statutory Auditor)	4 (2)	JPY 28 million (7)	Based on the resolution passed at the 38th Ordinary General Meeting of Shareholders held on June 28, 2006, the maximum amount for remuneration to be paid to statutory auditors is up to JPY 100 million per annum.
Total (Outside Officer)	12 (6)	JPY 103 million (19)

(3)	Matters Relating to Outside Officers

(a)	Important Concurrent Offices and Relationship between the Relevant Company and the Company with Respect to Persons Employed at Other Companies

Classification	Name	Company Name at Which Concurrent Offices are Held	Concurrent Offices
Outside Director	Hiroyuki Yamazaki	Sumisho Computer Systems Corporation	Senior Vice President
	Katsushige Kondou	AntCare Holdings Co., Ltd.	Director
	Norio Usui	LED Lighting Japan Inc.	Representative Director and President
Outside Statutory Auditor	Iwao Ishikawa	ACA Inc.	Statutory Auditor

(Note)	1. Sumisho Computer Systems Corporation has entered into the Merger Agreement and the Management Integration Agreement with the Company as of February 24, 2011.
2. Outside Director Hiroyuki Yamazaki resigned his office at Sumitomo Corporation as of February 28, 2011, which became the parent company of the Company as of April 22, 2011.

3.      AntCare Holdings Co., Ltd. is an investment destination of an investment fund operated by ACA Inc., the parent company of Godo Kaisha ACA Investments which subscribed for the Preferred Shares and the Stock Acquisition Rights offered by the Company as of September 30, 2009.

4. ACA Inc. is the parent company of Godo Kaisha ACA Investments, which subscribed for the Preferred Shares and the Stock Acquisition Rights offered by the Company as of September 30, 2009.

(b)	Relationship with a Company or Specified Related Business Operator of a Company Not applicable.

Not applicable.

(c)	Primary Activities during the Business Year

Classification	Name	Primary Activities
Director	Hiroyuki Yamazaki	Mr. Yamazaki attended all of 12 regular meetings of the Board of Directors held during the term and 9 out of 11 extraordinary meetings of the Board of Directors, and made some statements from a wide point of view based on his abundant knowledge and experience regarding business operation and business management. At one extraordinary meeting of the Board of Directors, however, he did not participate in deliberations or resolution in order to avoid a conflict of interest.

	Katsushige Kondou	Mr. Kondou attended all of 12 regular meetings of the Board of Directors held during the term and 9 out of 11 extraordinary meetings of the Board of Directors, and made some statements from a wide point of view based on his abundant knowledge and experience regarding business operation and business management.

	Iwao Fuchigami	Mr. Fuchigami was appointed at the Ordinary General Meeting of Shareholders held on June 25, 2010, and after he assumed office on June 25, 2010, attended all of 9 regular meetings of the Board of Directors held during the term and all of 8 extraordinary meetings of the Board of Directors, and made some statements from a wide point of view based on his abundant knowledge and experience regarding business operation and business management.
Norio Usui

Mr. Usui was appointed at the Ordinary General Meeting of Shareholders held on June 25, 2010, and after his assumption of office on June 25, 2010, attended all of 9 regular meetings of the Board of Directors held during the term and all of 8 extraordinary meetings of the Board of Directors, and made some statements from a wide point of view based on his abundant knowledge and experience regarding business operation and business management.

Statutory Auditor	Iwao Ishikawa	Mr. Ishikawa attended 11 out of 12 regular meetings of the Board of Directors held during the term and 9 out of 11 extraordinary meetings of the Board of Directors, as well as all of 12 regular meetings of the Board of Statutory Auditors and all of 4 extraordinary meetings of the Board of Statutory Auditors, and made some statements from a wide point of view mainly as a certified public accountant. At one extraordinary meeting of the Board of Directors, however, he did not participate in deliberations or resolution in order to avoid a conflict of interest.

	Masanobu Shitanii	Mr. Shitanii attended all of 12 regular meetings of the Board of Directors held during the term and all of 11 extraordinary meetings of the Board of Directors, as well as all of 12 regular meetings of the Board of Statutory Auditors and all of 4 extraordinary meetings of the Board of Statutory Auditors, and made some statements from a wide point of view based on his abundant knowledge and experience regarding business operation and legal and tax matters.

(d)	Outline of Limited Liability Agreements

The Articles of Incorporation of the Company has provisions on limited liability agreements for Outside Directors and Outside Statutory Auditors.

Based on the Articles of Incorporation, the Company has entered into limited liability agreements with all of Outside Directors and Outside Statutory Auditors who assumed the office on or after September 30, 2009, and their liability under such agreements is limited to an amount set forth in applicable laws and regulations.

5.	Matters Relating to Accounting Auditor

(1)	Name of Accounting Auditor

Ernst & Young ShinNihon LLC

(2)	Amount for Remuneration Paid to Accounting Auditor

The amount for remuneration paid by the Company and its subsidiaries to the Accounting Auditor is as follows:

Details	Payment Amount
(a) Amount for Remuneration Paid to the Accounting Auditor of the Company during the Business Year	JPY 143 million

(b) Total Amount of Money and Other Economic Benefit Paid by the Company and its Subsidiaries (including the amount of (a) above)	JPY 269 million

(Note)

1.      The Audit Agreement between the Company and the Accounting Auditor does not clarify the division of the amount for remuneration to be paid to the Accounting Auditor under the Companies Act and the amount of audit fees to be paid under the Financial Instruments and Exchange Act and determining such division is substantially difficult. Accordingly, the amount of (a) above shows the total of these amounts.

2.      The Company pays Ernst & Young ShinNihon LLC the consideration for advisory service relating to the transition to the International Financial Reporting Standards, which is out of scope of the services prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act.

(3)	Policy for Decision of Dismissal or Non-reappointment of Accounting Auditor

The Company will propose to the General Meeting of Shareholders the dismissal of the Accounting Auditor by the Board of Statutory Auditors as set forth in Article 340 of the Companies Act and, if it is deemed difficult for the Accounting Auditor to properly perform its duties, the dismissal or non-reappointment of the Accounting Auditor with the consent or upon request of the Board of Statutory Auditors.

6.	Outline of Resolutions Relating to Development of Systems Necessary to Ensure the Properness of Operations

<Status of Development of Internal Control System>

Three internal control systems are run in parallel within the operation of the Group. Firstly, there is the internal control system required by the Companies Act, namely, “the development and operation of systems necessary to ensure that the execution of duties by directors complies with laws and regulations and the articles of incorporation, and other systems necessary to ensure the properness of operations of a Stock Company”; secondly, an internal control system for financial reporting based on the Financial Instruments and Exchange Act; and thirdly, an internal control system for timely disclosure, based on the regulations of the Tokyo Stock Exchange. We aim to achieve a higher degree of transparency in Group operations through the proper maintenance and operation of these three internal control systems. Details are as follows:

<Basic Concept of the Group’s Idea of Commitment to Overall Internal Control Systems>

[Internal Control System Required by the Companies Act]

(1)	A scheme to ensure that the execution of duties by all directors and employees conforms to laws and regulations and the articles of incorporation:

(a)	A “Charter of Conduct for CSK Group Companies” and a “Code of Conduct for Directors and Employees of CSK Group Companies” should be established to drive home to each and every director and employee of CSK group companies that every business activity should be premised on compliance, and other relevant rules and regulations necessary for their adherence to laws and regulations and the articles of incorporation should be put in place and pounded into the heads of these people;

(b)	A risk and compliance committee shall be set up as the body controlling compliance for the entire group. The chairman of the risk and compliance committee shall have the responsibility and authority to manage the improvement of the compliance system for the entire group. The risk and compliance committee shall seek to develop a compliance system and identify problems, reporting to the Board of Directors and the statutory auditors as needed;

(c)	In collaboration with the group companies, a scheme should be put in place to ensure prompt and proper response in the event of noncompliance; in addition, a “CSK Group Helpline” should be emplaced and operated to prevent and/or solve any noncompliance early;

(d)	The compliance promotion department shall perform activities for the promotion, education, and enlightenment of compliance for the entire group. The department shall also conduct a compliance consciousness survey regularly and monitor the penetration of compliance.;

(e)	The CSK Group in its entirety shall resolutely handle undue claims by antisocial forces and organizations, which are menaces to civil society, and establish a system that has no relation including any business relation with antisocial forces;

(f)	To establish the basic policy on the internal control system for financial reporting and ensure that such system is compatible with the provisions of the Companies Act, Financial Instruments and Exchange Act, Rules of the Tokyo Stock Exchange etc., a dedicated department shall be established and operated; and

(g)	The internal audit department shall carry out independent internal audits of the entire Group and shall report the results of the internal audits to the president. The department shall also recommend improvements as needed.

(2)	A scheme relating to storage and management of information on the execution of duties by directors:

(a)	In accordance with the document control procedures, information on the exercise of function by directors should be recorded and stored on written documents or electronic media;

(b)	The department in charge of such storage and management should be designated on a document basis, and the storage period should be set forth in a Schedule of Document Storage Periods; and

(c)	In accordance with the document control procedures, directors and statutory auditors should have access to these records at any time.

(3)	Rules relating to the risk of loss and other schemes:

(a)	For the purpose of promoting the comprehensive risk management for the entire group, a risk and compliance committee shall be set up to control group-consolidated risk management activities performed by CSK and each of the group companies by preparing internal rules and manuals necessary for risk management. If any event that may impair the corporate value occurs, the committee shall promptly collect information related to such event and report to the Board of Directors, which is the supreme decision making organization;

(b)	Based on the Group information security policy, procedures for confidential information management and procedures for personal information protection should be established in order to further tighten control of confidential information and to properly protect personal information, and efforts should be made to increase the awareness of the importance and handling method of information security for these procedures to penetrate the group companies by providing training and education programs and by distributing a handbook; and

(c)	The Insider Trading Prevention Committee should be set up and the Insider Trading Prevention Regulations should be established to carry out prior checks of proposed trades involving shares of CSK, group companies and client companies by directors and employees of CSK and group companies, and perform positive education activities, to prevent insider trading.

(4)	A scheme to ensure the efficiency in the execution of duties by directors:

(a)	The board of directors should operate in accordance with the rules for the board of directors and the articles of incorporation, extraordinary meetings should be held in addition to ordinary meetings as the need arises;

(b)	Matters for inclusion in the board meeting agenda should be adequately discussed and reviewed in advance so that the execution of duties may be efficiently made by directors;

(c)	Rules and regulations (including final decision regulations and decision request rules) that set out procedures for decisions, decision-making bodies, and officers with decision-making authority for each item shall be established;

(d)	The administrative authority and segregation of duties of directors shall be clearly specified in regulations so that the directors can execute their duties efficiently; and

(e)	The board of directors should formulate business plans and define goals to achieve, check the progress of implementation thereof on a regular basis (i.e., monthly, quarterly, semi-annually, and annually), and take necessary countermeasures, including revision thereof.

(5)	A scheme to ensure the properness of operations in a business group:

(a)	In addition to the group liaison meetings of presidents and those of statutory auditors, a cross-group consultation body should be formed to give life to information sharing among the group companies;

(b)	In order to secure the effective conduct of audit by statutory auditors in the entire group, a department which works together with statutory auditors of each group company shall be established;

(c)	The Internal Audit department should carry out its internal audit of group company operations at regular intervals to evaluate their risk control in terms of legal conformance and rationality;

(d)	The legality and appropriateness of businesses of the group companies shall be secured through agreements among the group companies; and

(e)	The rules shall be unified and standardized in the entire group for further standardization and efficiency.

(6)	In case a statutory auditor(s) requests appointment of an employee(s) to assist him/her, matters relating to the appointment of such an employee(s) and to the independence of such an employee(s) from the directors:

(a)	CSK should establish a department which assists the duties of statutory auditor(s) and appoint a captive assistant to the statutory auditor(s);

(b)	Such department shall be independent from directors and perform its duties based on the instructions and orders of the statutory auditors; and

(c)	The internal transfer, personnel evaluation, and disciplinary disposition of such assistant should be subject to approval of the statutory auditors.

(7)	A scheme in which directors and employees report to statutory auditors, and other schemes which involve reporting to statutory auditors:

In addition to legally required matters, directors and employees should promptly report any matter that is likely to have a serious social effect, the state of internal audits performed, and the state of reporting made through the helpline to statutory auditors; the methodology of reporting should be as agreed following due consultation by the board of directors and statutory auditors.

(8)	Other schemes to ensure the effectiveness of auditing:

(a)	Opportunities for a statutory auditor(s) to attend important internal meetings and to have a hearing from directors and key employees should be secured, and a meeting for exchange of opinions with the representative director(s), with the accounting auditor, and with an audit firm, respectively, should be held on a regular basis;

(b)	Directors or employees shall cooperate in the effective conduct of auditing activities based on the Regulations of the Board of Statutory Auditors and Rules of Audit by Statutory Auditors as established by the Board of Statutory Auditors; and

(c)	Statutory auditors shall hold the group liaison meetings of statutory auditors on a regular basis in order to ensure the effective conduct of audit by statutory auditors in the entire group.

(Note)    The above description shows the revision made by the resolution passed at the meeting of the Board of Directors held on February 17, 2011 in order to reflect the status of reorganization and organization structure of CSK Group.

[Internal Control System for Financial Reporting]

Going into its 3rd year of application of the system, CSK Group as a whole has promoted further improvement of development and operation of the internal control system for financial reporting and homogenization of standards for structure and evaluation under the “CSK Group Standards for Structure of Internal Control System for Financial Reporting” as well as implemented evaluation of the internal control system with a company-wide point of view and evaluation of the status of development and operation of the business process and the overall IT control.

Out of our important business locations, the following 5 companies were subject to the said evaluation of the status of development and operation of the business process and overall IT control: JIEC Co., Ltd. and VeriServe Corporation, which are listed subsidiaries, as well as CSK ServiceWare Corporation, QUO CARD Co., Ltd. and the Company itself.

Defective matters found in the internal control system during the term have been improved by the Group as a whole or the relevant Group companies, and the Group has ensured the reliability of its financial reporting.

[Internal Control System for Timely Disclosure]

With respect to material information which is required to be disclosed by the Financial Instruments and Exchange Act and the Timely Disclosure System prescribed by the Tokyo Stock Exchange as well as any information which is likely to affect investment decisions, CSK Group performs duties relating to timely disclosure in the three-staged business flow of “collection of information,” “determination of timely disclosure” and “implementation of disclosure” under the organizational management system which enables comprehensive collection of information, review by several divisions and multiple review, and appropriate deliberations and final decisions.

In addition, the Company has established the internal standards for timely disclosure in order to ensure the properness, legality and timeliness of its disclosure and disclosure procedures. Also, by establishing the policy for timely and fair disclosure of material company information, the Company complies with the relevant laws and regulations and various rules, as well as promotes an understanding of the Company by its stakeholders including shareholders, investors and the community and seeks to implement appropriate disclosure of information which contributes to proper evaluation.

With respect to material facts, the Company has established the Insider Trading Prevention Committee in accordance with the Insider Trading Prevention Regulations as prescribed by the Company, which works for the thorough information management and the prevention of insider trading through holding a regular meeting as well as determination of material facts from time to time and education and guidance of the Group employees.

<Reference: Basic Concept of Corporate Governance System>

The following is the image of the corporate governance system of the Group as a whole including the abovementioned internal control system required by the Companies Act, the “internal control system for financial reporting” based on the Financial Instruments and Exchange Act, and the “internal control system for timely disclosure” based on the regulations of the Tokyo Stock Exchange:

(Note)    Unless otherwise provided for herein, amounts contained in this Business Report have rounded down fractions which are less than one unit.

CONSOLIDATED BALANCE SHEET

(As of March 31, 2011)

(Millions of yen)

Item	Amount
ASSETS
Current assets	102,568
Cash and deposits	49,972
Notes and accounts receivable	23,034
Marketable Securities	8,995
Inventories	1,987
Short-term loans receivable	17,351
Deferred tax assets	2,747
Other current assets	9,278
Allowance for doubtful accounts	(10,800)
Fixed assets	78,293
Tangible fixed assets	23,228
Buildings and structures	12,278
Land	7,586
Other tangible fixed assets	3,362
Intangible fixed assets	2,284

Investments and other assets	52,781

Investments in securities	41,105

Prepaid pension costs	1,795
Deferred tax assets	5,326
Other assets	4,887
Allowance for doubtful accounts	(332)

Total assets	180,862

LIABILITIES
Current liabilities	112,992
Accounts payable	5,366
Current portion of convertible bonds payable	21,792
Short-term bank loans payable	10,063
Accrued income taxes, etc.	841
Deposits received on prepaid cards	57,854
Accrued bonuses to employees	3,915
Accrued bonuses to directors	7
Allowance for anticipated losses on contracts	79
Other current liabilities	13,071
Long-term liabilities	56,814
Convertible bonds payable	35,000
Long-term bank loans payable	19,860
Accrued employees’ retirement benefits	104
Accrued directors’ retirement benefits	25
Other long-term liabilities	1,825

Total liabilities	169,807

Net assets
Shareholders’ equity	5,884
Capital	97,811
Capital surplus	55,349
Retained earnings	(147,265)
Treasury stock	(11)
Accumulated other comprehensive income	58
Net unrealized gains (losses) on securities	58
Stock Acquisition Rights	295
Minority interests	4,816

Total net assets	11,054

Total liabilities and net assets	180,862

CONSOLIDATED STATEMENTS OF INCOME

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

Item	Amount
Operating revenue		140,387
Operating costs		107,552

Gross profit		32,835
Selling, general and administrative expenses		25,829

Operating income		7,005
Non-operating income
Interest income	83
Dividend income	40
Hoard profit of prepaid card	1,167
Gain on sales of investments in securities	644
Other non-operating income	544	2,480

Non-operating expenses
Interest expenses	946
Provision for accrued employees’ retirement benefits	260
Provision of allowance for doubtful accounts	2,496
Loss on sales of Investments in securities	1,098
Other non-operating expenses	1,407	6,210

Ordinary income		3,276
Extraordinary income
Gain on sales of investments in securities	210
Reversal of allowance for doubtful accounts	88
Other extraordinary income	79	378

Extraordinary losses
Impairment loss	3,001
Loss on withdrawal from securities business	8,904
Other extraordinary losses	2,905	14,812

Net loss before taxes for the year		11,157
Income taxes: Current	1,244
Income taxes: Deferred	(4,778)	(3,534)

Net loss before minority interest income and loss for the year		7,623
Minority interest in income		147

Net loss		7,770

CONSOLIDATED STATEMENTS OF CHANGES

IN SHAREHOLDERS’ EQUITY

(From April 1, 2010 to March 31, 2011)

(Millions of yen)

	Shareholders’ equity
	Capital	Capital surplus	Retained earnings	Treasury stock	Total Shareholders’ equity
Balance as of March 31, 2010	96,225	53,763	(139,494)	(68)	10,426
Changes during the consolidated fiscal year
Issuance of new share*	1,585	1,585	—	—	3,171
Net loss	—	—	(7,770)	—	(7,770)
Repurchase of treasury stock	—	—	—	(1)	(1)
Disposal of treasury stock	—	—	(0)	0	0
Decrease in treasury stock due to change in scope of consolidation	—	—	—	58	58
Net changes in items other than shareholders’ equity	—	—	—	—	—
Total changes during the consolidated fiscal year	1,585	1,585	(7,771)	57	(4,541)
Balance as of March 31, 2011	97,811	55,349	(147,265)	(11)	5,884

	Accumulated other comprehensive income		Stock acquisition rights	Minority interests	Total net assets
	Net unrealized gains (losses) on securities	Total Accumulated other comprehensive income
Balance as of March 31, 2010	234	234	467	4,680	15,807
Changes during the consolidated fiscal year
Issuance of new stock*	—	—	—	—	3,171
Net loss for the year	—	—	—	—	(7,770)
Repurchase of treasury stock	—	—	—	—	(1)
Disposal of treasury stock	—	—	—	—	0
Decrease in treasury stock due to change in scope of consolidation	—	—	—	—	58
Net changes in items other than shareholders’ equity in the fiscal year	(175)	(175)	(171)	136	(210)
Total changes during the consolidated fiscal year	(175)	(175)	(171)	136	(4,752)
Balance as of March 31, 2011	58	58	295	4,816	11,054

*	Relates to issuance of common shares following the exercise of all of the sixth stock acquisition rights by Godo Kaisha ACA Investments as of March 15, 2011.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Notes to the significant matters fundamental for preparation of the consolidated financial statements)

Items	Consolidated Fiscal Year
1 Scope of Consolidation

(1)    Number of consolidated subsidiaries and names of principal consolidated subsidiaries

Consolidates subsidiaries: 18 companies

JIEC Co., LTd., VeryServe Corporation, and 16 other companies

Newly consolidated subsidiaries: One anonymous association

Exclusions from consolidation:

ISAO CORPORATION (ISAO CORPORATION changed its company name to YOTSUYA BUSINESS CORPORATION on April 1, 2010, and completed liquidation on February 21, 2011.), CSK VENTURE CAPITAL CO., LTD. (currently Whiz Partners Inc.), Plaza Asset Management Co., Ltd., Cosmo Securities Co., Ltd., Cosmo Enterprise Co., Ltd. (currently IwaiCosmo Business Service Co., Ltd.)

(2)    Names of principal non-consolidated subsidiaries

Tokyo Green Systems Corporation, CSK SYSTEMS (SHANGHAI) CORP, CSK SYSTEMS (DALIAN) Co., LTD

(Reasons for exclusion)

All of the non-consolidated companies are small in size, and their total assets, operating revenues, net incomes and losses for the year corresponding to equity interests and retained earnings, etc. do not have a significant influence on the consolidated financial statements. Therefore they have been excluded from the consolidation.

2 Application of equity method

(1)     Numbers of non-consolidated subsidiaries or affiliates to which the equity method is applied, and names of principal companies, etc.

Equity method affiliates: 2

Lightworks Corporation, Whiz Partners Inc.

(2)     Names, etc. of principal non-consolidated subsidiaries or affiliates to which equity method is not applied

Non-consolidated company:

Tokyo Green Systems Corporation, CSK SYSTEMS (SHANGHAI) CORP, CSK SYSTEMS (DALIAN) Co., LTD and others.

(Reasons for not applying equity method)

Non-consolidated subsidiaries to which the equity method is not applied have a modest influence on the net income/loss for the year and retained earnings, etc. Their influence in total is not material, therefore, these companies are exempted from application of the equity method.

(Change of accounting principles)

“Accounting Standard for Equity Method” (Corporate Accounting Standards No.16, March 10, 2008) and “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method” (Practical Issues Task Force No.24 March 10, 2008) have been applied since the consolidated fiscal year.

The change of accounting principles does not have any effect on the consolidated financial statements.

Items	Consolidated Fiscal Year
3 Business year, etc. of consolidated subsidiaries

December 31 is the settlement date of 2 investment partnerships of the consolidated subsidiaries. With respect to other consolidated subsidiaries, settlement dates are the same as the consolidated settlement date. With respect to the material transactions with consolidated affiliates made after the consolidated settlement date, the adjustment necessary for consolidation has been made.

4 Accounting standards

(1) Methods and standards for evaluation of material assets

(i) Marketable securities

Held-to-maturity securities

Amortized cost method

Shares of subsidiaries and affiliates

With respect to shares of non-consolidated subsidiaries and affiliates to which the equity method is not applied, a cost method based on the moving-average method is applied.

Other marketable securities

Other marketable securities with fair market value

Stated at fair market value based on the market price, etc. at the end of the fiscal year (Valuation differences are reported as a component of net assets. In most cases, costs of securities sold are computed by the moving-average method.)

Other marketable securities without fair market value

In most cases, other marketable securities without fair market value are computed by the cost method based on the moving-average method.

(ii) Inventories

Mainly stated at cost, based on the specific identification method or moving-average method (write-down amount of book value as a result of decline in profitability).

Items	Consolidated Fiscal Year

(2) Depreciation method of material depreciable assets

(i) Tangible fixed assets (excluding lease assets)

Declining balance method

However, buildings (except for building equipment) acquired after April 1, 1998 are depreciated using the straight-line method.

In addition, tangible fixed assets acquired before March 31, 2007 that have been depreciated to their respective allowance limits are calculated by amortizing the residual value equally over 5 years.

The useful life for buildings and structures ranges from 2 to 50 years.

(ii) Intangible fixed assets (excluding lease assets)

Straight-line method

However, the cost of software for internal use is reported using the straight-line method over the estimated useful life. Wish respect to the cost of software for external sale, the higher of the amortization amounts based on projected sales profits or the equally allocated amount based on expected useful life is reported.

(iii) Lease assets

Regarding leased assets related to non-ownership-transfer finance leases, the straight-line method is applied, in which the lease period is determined as the useful life, and the residual value is zero.

Lease transactions commencing prior to March 31, 2008 are subject to the normal accounting process based on the method of normal lease transactions.

Items	Consolidated Fiscal Year

(3) Accounting standard for important allowances

(i) Allowance for doubtful accounts

In provision for a loss on doubtful accounts of monetary claims, estimated uncollectible amounts are reported by reviewing loan loss ratio of general bonds and individual collectability of doubtful receivables, etc.

(ii) Accrued bonuses to employees

The expected amount to be paid to employees and executive officers is reported to provide for payment of bonuses.

(iii) Accrued bonuses to directors

The expected amount to be paid to directors is reported to provide for payment of bonuses.

(iv) Allowance for anticipated losses on contracts

The amount of loss which is estimated to be incurred in relation to underperforming businesses and defect resolution concerning system development, system operations and management, etc. is reported.

(v) Accrued employees’ retirement benefits

To provide for payment of retirement benefits, accrued employees’ retirement benefits are reported based on retirement obligations and plan assets estimated at the end of the consolidated fiscal year.

Since the estimated plan asset of the Company and some consolidated subsidiaries at the end of the consolidated fiscal year exceeds the estimated retirement obligations less the amount unrecognized at change of accounting standard and unrecognized actuarial gains or losses, such exceeding amount is reported in “prepaid pension costs” in investments and other assets section.

With respect to the amount at change of accounting standard, amounts divided over 15 years are reported as expenses.

Actuarial differences are processed from the consolidated fiscal year following the date of actuarial review by applying the straight-line method based on specified years within the period of average remaining years of service of such employee as of the date of the actuarial review.

Prior service costs of the Company and some consolidated subsidiaries are processed in a lump sum in such fiscal year. Prior service costs of other consolidated subsidiaries are processed from the date on which such costs are incurred, by applying the straight-line method based on specified years within the average remaining years of service.

Items	Consolidated Fiscal Year
(vi) Accrued directors’ retirement benefits Some consolidated subsidiaries report the amount necessary for payments of retirement benefits to officers based on the internal regulations.

(4) Method of amortization of goodwill and amortization period

In principle, goodwill is amortized equally in 5 years, except for those with small amounts that are amortized at a given time during the year in which such goodwill has been incurred.

(5) Other matters important for preparation of consolidated financial statements

(i)      Reporting method of deferred assets

All costs of issuing shares are processed at expense.

(ii)     Standards for conversion of material assets or liabilities from foreign currency to Japanese yen

Receivables and liabilities in foreign currency are converted to Japanese yen using the spot market rate at the end of the fiscal year. Translation adjustments are reported as profit and loss.

(iii)    Accounting process for third-party issuing of a prepaid card in prepaid card business

With respect to the accounting process for third-party issuing of a prepaid card, face amounts of issued cards are reported as deposits received on prepaid cards, from which the used amount is drawn down upon use of the card.

In addition, the amount which is not likely to be used (based on the rate of usage in the past in accordance with the “Method of management in year of issuance” under the Corporate Tax Law) is drawn down from the deposits received on prepaid cards, and is reported as the hoard profit of prepaid card in non-operating income.

Items	Consolidated Fiscal Year

(iv)    Standards for reporting the amount of completed work regarding service contract and costs of completed work

Percentage of completion basis is applied to service contracts in which completed work at the end of consolidated fiscal year is considered to be conclusive. Completed-contract method is applied for other service contracts. Progress of construction to which percentage of completion basis is applied at the consolidated fiscal year is estimated based on a cost-to-cost basis.

(v)     Process of consumption tax, etc.

Tax excluded method is applied.

(vi)    Consolidated tax system

Consolidated tax system is applied.

(Notes to the change of important matters fundamental in preparing consolidated financial statements)

(Change of accounting policies)

Items	Consolidated fiscal year
1 Accounting standards, etc. regarding asset retirement obligations

From the consolidated fiscal year “Application guidance for Accounting standard for asset retirement obligation” (Accounting Standard No. 18 March 31, 2008) and “Accounting standard for asset retirement obligation” (Accounting Standards Board of Japan Guidance No. 21, March 31, 2008) have been applied.

As a result, the operating income and the ordinary income during the consolidated fiscal year reduced by JPY 34 million, respectively, and the net loss before taxes, etc. for the year increased by JPY 258 million.

2 Accounting Standard for Business Combinations, etc.	From the consolidated fiscal year “Accounting Standard for Business Combinations” (Accounting Standard for Business Combinations No. 21, December 26, 2008)”, “Accounting Standard for Consolidated Financial Statements” (Accounting Standard, No. 22 December 26, 2008), “Accounting Standards Relating to Business Divestitures” (Accounting Standard No. 7 December 26, 2008), and “Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestures” (Accounting Standards Board of Japan Guidance No. 10, December 26, 2008) have been applied.

(Change in the presentation)

Consolidated Fiscal Year

(Consolidated Statements of income)

From the consolidated fiscal year, items of “the net loss before minority interest income and loss for the year” have been presented under the “Accounting Standard for Consolidated Financial Statements” (Accounting Standard, No.22 December 26, 2008) by the application of “Ministry Ordinance to modify the part of the Ordinance for Enforcement of the Companies Act and Corporate Calculation Regulations” (Delegation to Ordinances of the Ministry of Justice No.7 2009)

(Additional Information)

Current Consolidated Fiscal Year

From the consolidated fiscal year, “Ministry Ordinance to modify the part of Corporate Calculation Regulations” (Delegation to Ordinances of the Ministry of Justice No. 33 September 30, 2010) has been applied under “Accounting Standard for Presentation of Comprehensive Income” (Accounting Standard, No.25 June 30, 2010).

(Notes to the consolidated balance sheet)

Items	The Consolidated Fiscal Year
1 Assets pledged as collateral and obligations concerning collateral

(1) The following assets have been pledged for short-term bank loans payable (10,000 million yen), current liabilities and others payable (1,220 million yen) and long-term bank loans payable (19,860 million yen):

	Cash and deposits	1,300 million yen
	Tangible fixed assets (Buildings and structures) Tangible fixed assets (Land)	9,120 million yen 6,653 million yen

	Total	17,074 million yen

In addition, 20,472 million yen (book value reported on the individual financial statements) of shares of the subsidiary held by the Company have been pledged, of which 20,277 million yen of shares of the subsidiary have been offset and written-off on the financial statements.

As part of capital reinforcement, the “Syndicate Loan Agreements” have been concluded with four bankers. Of the balance at the end of the consolidated fiscal year which is 29,860 million yen, 10,000 million yen is included in short-term bank loans payable of the secured obligations specified above as current maturities of long-term bank loans payable, and remaining 19,860 million yen is included in long-term bank loans payable of the secured obligations specified above.

The assets such as Investments in subsidiaries and affiliates, land, buildings and structures have been pledged for the refinancing of such syndicate loan agreements.

(2) As a security deposit pursuant to Article 14, Paragraph 1 of the Law concerning Fund Settlement, securities of 6,076 million yen and investment securities of 26,820 million yen have been deposited.

2 Accumulated depreciation of tangible fixed assets		19,089 million yen

(Notes to the consolidated statements of income)

Items	The Consolidated Fiscal Year
1 Impairment losses	Details of impairment losses are as follow:

(1) Assets recorded under impairment losses

	Location (Company)	Purpose	Type
	Chuo-ku, Tokyo etc. (CSK)	Assets for business use	Buildings and annexed facilities Equipments and fixtures Software Software suspense account

	Shinjuku-ku, Tokyo (CSK)	Assets for business use	Buildings Buildings and annexed facilities Land
	—(CSK PRESCENDO CORPORATION.)	Other use	Goodwill

(2) Classification methods for assets

Idle assets and assets for disposal are classified by each individual property and assets for business use are classified in accordance with management accounting.

(3) Background and calculation methods of impairment losses

With respect to unprofitable assets for business use, impairment losses are determined by obtaining the balance between the recoverable value, which takes into account the future cash flow of collectability in unprofitable business, and the book value. With respect to the assets converted from business use to disposal, impairment losses are determined by obtaining the balance between the recoverable value and the book value. For the consolidated fiscal year, impairment losses of 3,001 million yen are recorded. The breakdown of such impairment losses is as follows: software 1,029 million yen, land 770 million yen, buildings 533 million yen, equipments and fixtures 172 million yen, goodwill 171 million yen, software suspense account 160 million yen and buildings and annexed facilities 143 million yen.

With respect to the goodwill listed above, impairment losses are attributable to the impairment losses of the goodwill relating to the investment in CSK PRESCENDO CORPORATION, a subsidiary of the Company.

For CSK PRESCENDO CORPORATION, due to the failure of achieving the profit expected at the share acquisition, the entire amount of goodwill of 171 million yen is recorded as impairment losses.

Items	The Consolidated Fiscal Year

The recoverable value is calculated after discounting future cash flow by 2.7% if measured by value in use. The recoverable value is calculated in accordance with the real-estate appraisal if measured by net sales value.

2 Losses attributable to the withdrawal of securities business	Losses attributable to the withdrawal of securities business are the losses associated with the share transfer of Cosmo Securities Co., Ltd., a consolidated subsidiary of the Company.

(Notes to the consolidated statements of changes in net assets)

The consolidated fiscal year (From April 1, 2010 to March 31, 2011)

1.	Matters concerning the class and number of outstanding shares

Class of shares	At the end of the previous consolidated fiscal year (shares)	Increase (shares)	Decrease (shares)	At the end of the consolidated fiscal year (shares)
Common shares*	125,747,714	24,000,000	—	149,747,714
Class A preferred shares	15,000	—	—	15,000
Class B preferred shares	15,000	—	—	15,000
Class E preferred shares	5,000	—	—	5,000
Class F preferred shares	5,000	—	—	5,000

Total	125,787,714	24,000,000	—	149,787,714

*	The increase of common shares of 24,000,000 shares relates to the exercise of all of the sixth stock acquisition rights by Godo Kaisha ACA Investments as of March 15, 2011.

2.	Matters concerning treasury stock

The class and number of treasury stock at the end of the consolidated fiscal year

Common shares 16,015 shares

3.	Matters concerning stock acquisition rights

The class and number of shares for stock acquisition rights (excluding those whose exercise period has not yet commenced) at the end of the consolidated fiscal year

Common shares 43,844,000 shares

4.	Matters concerning dividends

None.

(Notes to financial products)

1.	Matters concerning financial products

(1)	Policy for financial products

The Group’s policy limits asset management of the temporary surplus fund to short-term deposits, etc. and raises funds through bank loans. In addition, The Group has a system of managing capital of all group companies by CSK Group Cash management System (CMS) in the Bank, and provides capital in accordance with financing of each group company.

(2)	Details and risks of financial products

Notes and accounts receivable that are operating receivables are subject to the credit risk of customers.

Short-term loans receivable are mainly claims for non-exempt property, or bonds with limits on the scope of properties for repayment. Since they are collateralized on performance of obligations by cash flow (income and disposal costs) from non-exempt properties rather than credibility of debtors, they are subject to fluctuation risk of cash flow from non-exempt property.

Marketable securities and investments in securities are mainly shares and bonds. Shares are those of companies with business relationships, and bonds are government bonds held to maturity that are security deposit under the Payment Service Act, Article 14, Paragraph 1 subject to the fluctuation risk of market price.

Accounts payable are operating debts subject to liquidity risk, and are payable within one year.

Short-term bank loans payable (long-term loans payable within one year) and long-term bank loans payable are syndicated loans involving 4 line banks. The final repayment dates come after 3 years. Short-term bank loans payable and long-term bank loans payable are subject to liquidity risk. Since floating rates are applied, they are subject to interest rate fluctuation risk.

Deposits received on prepaid cards are from the prepaid card businesses of some subsidiaries. Since they are financial debts without interest, they are not subject to interest fluctuation risk, but are subject to liquidity risk.

Current portion of convertible bonds payable and convertible bonds payable are issued by the Company mainly for funding investment in equipment. The redemption dates are September 2011 and September 2013. Current portion of convertible bonds payable and convertible bonds payable are subject to liquidity risk.

(3)	Risk management of financial products

Operating receivables are subject to the credit risk of customers. Efforts have been made to mitigate risks by monitoring the credit conditions of partner companies by a credit system, controlling due dates, and by managing balances.

Debts limited to non-exempt property included in short-term loans receivable are subject to the fluctuation risk of cash from non-exempt properties. Efforts have been made to mitigate risks by regularly analyzing and managing fluctuation of such cash flows and by reporting estimated amounts of disposal of non-exempt properties as allowance for doubtful accounts.

Shares and bonds that are marketable securities and investments in securities are subject to the fluctuation risk of market price. Efforts have been made to mitigate risks by regularly checking market price, etc.

Operating debt, loans payable, deposits received on prepaid cards and convertible bonds payable are subject to liquidity risk. The Company checks and manages the financing of the Group companies in a lump through CMS, by managing capital of all companies and receiving monthly reports on financing from each of the Group companies.

2.	Matters concerning market price, etc. of financial products

The net accrued retirement benefits reflected in consolidated balance sheets, market price, and their differences at the end of the consolidated fiscal year are described in the following table. The following table does not include the items whose market prices seem unrecognizable. (Please see Note 2.)

(millions of yen)

		Amount reported in consolidated balance sheets	Market price	Balance
1	Cash and deposits	49,972	49,972	—
2	Notes and accounts receivable	23,034
	Allowance for doubtful account*	(12)

		23,022	23,022	—

3	Short-term loans receivable	17,351
	Allowance for doubtful accounts*	(10,715)

		6,635	6,635	—

4	Marketable securities	8,995	9,012	16
5	Investments in securities	34,843	35,133	290

Total Assets		123,469	123,776	306

6	Accounts payable	5,366	5,366	—
7	Current portion of convertible bonds payable	21,792	21,533	(258)
8	Short-term bank loans payable (Long-term bank loans payable within one year)	10,063	10,063	—
9	Accrued income taxes	841	841	—
10	Deposits received on prepaid cards	57,854	57,854	—
11	Convertible bonds payable	35,000	31,500	(3,500)
12	Long-term bank loans payable	19,860	19,860	—

Total liabilities		150,777	147,018	(3,758)

Derivatives		—	—	—

*	Notes and accounts receivable, as well as allowance for doubtful accounts which are separately reported in short-term loans receivable have been deducted.

(*1) Matters regarding calculation method of market prices of financial products, and marketable securities and derivatives

ASSETS

(1)	Cash and deposits

As cash and deposits are settled in a short time, their market prices largely correspond with the book values. Therefore, such book values are reported.

(2)	Notes and accounts receivable, (3) Short-term loans receivable

These items are settled in a short time, their market prices largely correspond with their book values. Therefore, such book values are reported.

(4)	Marketable securities, (5) Investments in securities

The market prices of these items are reported by using prices of Exchange.

Liabilities

(6)	Accounts payable, (9) Accrued income taxes

These items are settled in a short time, their market prices largely correspond with their book values. Therefore, such book values are reported.

(7)	Current portion of Convertible bonds payable, (11) Convertible bonds payable

Their market prices are calculated by using prices of Exchange.

(8)	Short-term bank loans payable (Long-term bank loans payable within one year), (12) Long-term bank loans payable

Long-term bank loans payable are subject to variable interest rates, and reflect market interest rates within a short time. Also, the credit standing of the Company has not drastically changed since execution of the loans, and their market prices are considered to be approximately the same as the book values. Therefore, such book values are reported.

(10)	Deposits received on prepaid cards

Deposits received on prepaid cards, usage amounts reported in the notice of service record of cards from affiliated stores are payable within a short time. Their market prices largely correspond with the book values. Therefore, such book values are reported.

DERIVATIVES

Since the Company and consolidated subsidiaries do not trade in derivatives, there is no item for reporting.

(*2) Financial products whose market prices seem unrecognizable

(Millions of yen)

Categories	Amount reported in consolidated balance sheets
Other marketable securities
unlisted shares	2,254
non-listing bonds	115
equity interest in partnership agreement for investment	2,102
Investment in anonymous partnerships	459
Subsidiaries and affiliates	1,330

Market prices of these items do not exist, or seem unrecognizable, therefore, they are not subject to disclosure.

(*3) Estimated amount of redemption of monetary claims and marketable securities with maturity after the consolidated settlement date

(millions of yen)

	Within 1 year	More than 1 year, less than 5 years	More than 5 years, less than 10 years	More than 10 years
Cash and deposits	49,972	—	—	—
Notes and accounts receivable	23,034	—	—	—
Short-term loans receivable	17,351	—	—	—
marketable securities and investments in securities
Bonds held for maturity
Government bonds/ Local government bonds	8,892	3,316	16,846	7,269
Marketable securities with maturity
Government bonds/ Local government bonds	—	—	—	—
Bonds	—	215	—	—

Total	99,251	3,531	16,846	7,269

Marketable securities whose estimated amounts of redemption changed by market prices of JPY 100 million are not included.

(*4) Estimated amount payable of long-term bank loans payable, convertible bonds payable and other liabilities with interests after the consolidated settlement date

(millions of yen)

	Within 1 year	More than 1 year, less than 5 years	More than 5 years, less than 10 years	More than 10 years
Current portion of convertible bonds payable	21,792	—	—	—
Short-term bank loans payable (Long-term bank loans payable within one year)	10,063	—	—	—
Convertible bonds payable	—	35,000	—	—
Long-term bank loans payable	—	19,860	—	—

Total	31,855	54,860	—	—

(Notes to market prices, etc. of lease properties)

There is nothing material to report.

(Notes regarding information per share)

Items	At the end of the consolidated fiscal year
Net asset per share	JPY (234.13)
Net loss per share for the year	JPY 61.26

(Notes to Business Combination, etc)

Common Control Transactions, etc.

(1)	Name and description of business of company subject to business combination, date of business combination, legal form of business combination, name following business combination, outline of transaction, including purpose of transaction

(i)	Name and description of business of company subject to business combination

CSK-IT MANAGEMENT CORPORATION (the Company’s consolidated subsidiary)

IT management business

CSK SYSTEMS CORPORATION (the Company’s consolidated subsidiary)

Systems development business

(ii)	Date of business combination

October 1, 2010

(iii)	Legal form of business combination

Absorption-type merger with the Company being the surviving company, and CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION being extinguished company.

(iv)	Name following business combination

CSK CORPORATION

(v)	Outline of transaction, including purpose of transaction

The purpose of the transaction is to shift the Company’s Group into a group system which allows the Company’s Group to provide best suited services aligned with customers’ needs, based on the perception that a further alliance is necessary for the three businesses of the Company’s Group (“BPO business” “IT Management business” and “System Development business”), and to strive for the achievement of sustainable growth and development of the Company’s Group.

As the Company holds all of the shares outstanding of CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, upon the Merger, no cash, etc. in exchange for the shares will be delivered to the Company, which is the shareholder of CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, for its shares held.

(2)	Outline of accounting procedures implemented

Accounting was conducted according to the “Accounting Standard for Business Combinations” in Japan (Accounting Standard for Business Combinations No. 21, December 26, 2008) and the “Implementation Guidance on Accounting Standard for Business

Combinations and Accounting Standard for Business Divestures”(Accounting Standards Board of Japan Guidance No. 10, December 26, 2008), as a transaction under common control.

(Notes to Material Subsequent Events)

(Issuance of New Stock upon Exercise of Stock Acquisition Rights)

Upon the Tender Offer of Shares, etc. of the Company implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation with the purchase period from March 10, 2011 through April 11, 2011, Sumitomo Corporation acquired the Seventh Series Stock Acquisition Rights of CSK CORPORATION (issued on September 30, 2009) from Godo Kaisha ACA Investments and exercised all such stock acquisition rights as of April 22, 2011 as follows:

(1) Name of Stock Acquisition Rights	The Seventh Series Stock Acquisition Rights
(2) Number of Stock Acquisition Rights	240,000 rights
(3) Issue Price	JPY 1,232 per Stock Acquisition Right
(4) Total Issue Price	JPY 295,680,000
(5) Exercise Price	JPY 125 per share
(6) Number of Issued Shares	24,000,000 Common Shares
(7) Total Exercise Price	JPY 3,000,000,000
(8) Increase in Amount of Capital	JPY 1,647,840,000
(9) Increase in Capital Reserve	JPY 1,647,840,000
(10) Other Material Matters, etc.	Not applicable

(Additional Information)

(Matters concerning Merger with Sumisho Computer Systems Corporation)

The Company and Sumisho Computer Systems Corporation passed resolutions at their respective board of directors meetings held on February 24, 2011, approving an absorption-type merger (the “Merger”) in which Sumisho Computer Systems Corporation is the surviving company and the Company is the extinguished company, with shares of Sumisho Computer Systems Corporation being issued to shareholders of the Company as consideration for the Merger. Furthermore, as of the same date, the Company and Sumisho Computer Systems Corporation entered into a merger agreement in connection with the Merger (the “Merger Agreement”) and an Integration Agreement in connection with the integration of the business operations of the Company and Sumisho Computer Systems Corporation.

The Merger was conditioned on Sumisho Computer Systems Corporation, together with Sumitomo Corporation, completing a tender offer for the Shares, etc. of the Company (the “Tender Offer”) which was undertaken during the purchase period from March 10, 2011 through April 11, 2011, and thereafter, the Tender Offer was completed after the purchase period from March 10, 2011 through April 11, 2011.

In addition, as described in the “Notes to Material Subsequent Events,” all of the Seventh Series Stock Acquisition Rights were exercised by Sumitomo Corporation on April 22, 2011.

As a result, effective April 22, 2011, Sumitomo Corporation now holds 54.14% (based on the total number of voting rights of shareholders as of March 31, 2011) of the voting rights of the Company, and accordingly, Sumitomo Corporation has become the parent company of the Company.

(1)	Name of the merged company

Sumisho Computer Systems Corporation

(2)	Outline of Merger

(i)	Method of Merger

Absorption-type merger in which Sumisho Computer Systems Corporation is the surviving company and the Company is the extinguished company.

(ii)	Name following Merger

SCSK Corporation

(iii)	Effective Date of Merger

October 1, 2011 (planned)

(iv)	Merger Ratio

Sumisho Computer Systems Corporation (Surviving Company in Absorption-type Merger)	the Company (Extinguished Company in Absorption-type Merger)
1 Common Share	0.24 Common Share(s)
1 Class A Preferred Share	1 Class A Preferred Share
1 Class B Preferred Share	1 Class B Preferred Share
1 Common Share	2,400 Class E Preferred Shares

(3)	Description and size of the principal business of the merged company

Company Name	Sumisho Computer Systems Corporation

Location of Head Office	1-8-12, Harumi, Chuo-ku, Tokyo

Name and Title of Representative	Chairman & CEO: Nobuhide Nakaido

Business Description	Design of Information Systems, Provision of Operational Services and Sales of Packaged Software / Hardware

Date of Incorporation Size (As of March 31, 2011)	October 25, 1969
	Consolidated Operating Revenue	JPY 132,840 million
	Consolidated Net Income	JPY 3,803 million
	Consolidated Total Assets	JPY 121,284 million
	Consolidated Total Liabilities	JPY 26,715 million
	Consolidated Net Assets	JPY 94,568 million
	Numbers of Employees (consolidated)	3,517 employees

Major Shareholders and Shareholding Ratio (as of March 31, 2011)	Sumitomo Corporation	60.27%
	Japan Trustee Services Bank, Ltd. (Trust Account)	2.63%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	2.38%
	Shareholding Commission of Employees of Sumisho Computer Systems	2.03%
	ARGO GRAPHICS Inc.	2.02%
	BNYML-NON TREATY ACCOUNT	1.49%
	NORTHERN TRUST CO.(AVFC) SUB A/C BRITSH CLIENTS	1.26%
	NIPPONVEST	1.03%
	STATE STREET BANK AND TRUST COMPANY	1.00%
	Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	0.95%

	* The shareholding ratio is calculated by deducting treasury stocks from the total number of shares outstanding.

Relationships between the merged company and the Company (as of March 31, 2011)	Capital Relationships	No particular capital relationship exists between Sumisho Computer Systems Corporation and the Company. In addition, no noteworthy capital relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company. However, the Tender Offer was concluded after the purchase period, and Sumisho Computer Systems Corporation acquired 5,000 shares of Class F Preferred Shares of the Company (when converted into common shares through exercise of common share conversion rights, 50,000,000 common shares), and Sumitomo Corporation, the parent company of Sumisho Computer Systems Corporation acquired 69,511,667 shares of the common shares, as well as 240,000 Seventh Series Stock Acquisition Rights of the Company (when converted into common shares, 24,000,000 common shares), respectively. Then, on April 22, 2011, Sumitomo Corporation exercised all of its Seventh Series Stock Acquisition Rights acquired through the Tender Offer. As a result, Sumitomo Corporation now holds 54.14% (based on the total number of voting rights of shareholders as of March 31, 2011) of the voting rights of the Company and has become the parent company of the Company.

Personal Relationships	Hiroyuki Yamazaki, the Company’s director, is an employee of Sumisho Computer Systems Corporation and of its parent company, Sumitomo. Except for the above, no noteworthy personal relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company.

Business Relationships	Although there exists a business transaction valued at approximately several hundred million yen per year between Sumisho Computer Systems Corporation and the Company, no particular business relationship exists between Sumisho Computer Systems Corporation and the Company. In addition, no noteworthy business relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company.

(4)	Any other material special agreement, etc.

The termination condition of the Merger Agreement was subject to the failure of the Tender Offer; however, the Tender Offer was successfully completed.

Outline of the Tender Offer

Type of Shares, etc. subject to Purchase	Common Shares

Class F Preferred Shares
The Seventh Series Stock Acquisition Rights
Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011:
(ii) The Seventh Series Unsecured Convertible Bonds:

Purchase Period	Form March 10, 2011 to April 11, 2011

Purchase Price	JPY 203 per Common Share
JPY 2,030,000 per Class F Preferred Shares
JPY 7,800 per right of the Seventh Series Stock Acquisition Rights
Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011: JPY 69,107 per unit (face value at JPY 1 million)
(ii) The Seventh Series Unsecured Convertible Bonds: JPY 72,068 per unit (face value at JPY 1 million)

Minimum Number of Shares, etc. to be Purchased	143,457,300 shares

Numbers of Shares, etc. Purchased	143,511,667 shares

(Transfer of shares of Group subsidiary)

The Company transferred all of its shares in Cosmo Securities Co., Ltd., a wholly owned subsidiary of the Company, to Iwai Securities Co., Ltd. (currently called IwaiCosmo Holdings, Inc.) during the consolidated fiscal year.

1.	Name of the company to which shares are transferred, details of the shares transferred, principal reason for share transfer, share transfer date, share transfer price and outline of transaction, including legal form

(1)	Name of the company to which shares are transferred

Iwai Securities Co., Ltd. (currently called IwaiCosmo Holdings, Inc.)

(2)	Details of shares transferred

Shares in subsidiary (Cosmo Securities Co., Ltd.) 40,000,000 shares

(3)	Principal reason for share transfer

CSK Group is currently in the process of reorganizing its business and cost structures with the aim of restructuring operations to achieve a revitalization of the CSK Group. Initiatives taken for this purpose include making a complete withdrawal from the real estate securitization business in the consolidated fiscal year 2010, improving its financial position through a capital increase, overhauling its management system, and focusing business resources on the IT services business.

In focusing its business resources on the IT services business, and as a result of the business direction which CSK Group is aiming to pursue, it was determined that Cosmo Securities Co., Ltd., which is engaged in securities business, cannot be expected to demonstrate significant synergies from a business perspective, and that an alliance between Cosmo Securities Co., Ltd. and Iwai Securities Co., Ltd, which has a solid operating foundation in the Kansai region, would be of benefit to Cosmo Securities Co., Ltd in the expansion of its business.

(4)	Share transfer date

April 16, 2010

(5)	Share transfer price

JPY 17,000 million

(6)	Outline of transaction, including legal form

Share transfer

2.	Outline of accounting method implemented

(1)	Outline of accounting method

The difference between the amount of cash received as the consideration for the shares transferred and the consolidated book value of the net assets of Cosmo Securities Co., Ltd. was recognized as the loss on transfer.

(2)	Amount of loss in line with transfer

Loss on transfer: JPY 8,904 million

(3)	Appropriate book values of assets and liabilities of transferred subsidiaries and their details

Assets JPY 93,901 million

Liabilities JPY 69,401 million

3.	Names of reported segments which includes the transferred subsidiaries

Securities business

4.	Approximate amount of profit and loss of transferred subsidiaries reported in the consolidated statement of income in the consolidated fiscal year

Such subsidiaries have been excluded from the scope of consolidation at the beginning of the year, and no profit and loss is reported in the consolidated statement of income for the consolidated fiscal year.

BALANCE SHEET

(As of March 31, 2011)

(millions of yen)

Item	Amount
ASSETS
Current assets:	68,414
Cash and deposits	39,106
Notes receivable	40
Accounts Receivable	14,766
Merchandise	192
Work in process	966
Advance payments-trade	1,342
Prepaid expenses	986
Short-term loans receivable	17,271
Short-term loans to subsidiaries and affiliates	1,499
Income taxes receivable	964
Deferred tax assets	894
Other current assets	1,236
Allowance for doubtful accounts	(10,851)
Fixed assets	69,189
Tangible fixed assets	22,280
Buildings	11,452
Structures	269
Vehicles and transport equipment	1
Equipments and fixtures	1,464
Land	7,586

Lease assets	1,472

Construction in process account	34
Intangible fixed assets	1,545
Trademarks	2
Software	1,264
Lease assets	40
Other intangible fixed assets	238
Investments and other assets	45,363
Investments in securities	5,906
Investments in subsidiaries and affiliates	25,868
Investments in other securities of subsidiaries and affiliates	3,515
Long-term loans receivable	14
Long-term loans to employees	175
Long-term loans to subsidiaries and affiliates	21,708
Claims provable in bankruptcy, claims provable in rehabilitation and other	201
Long-term prepaid expenses	166
Prepaid pension costs	1,464
Fixed leasehold deposits	3,362
Deferred tax assets	1,833
Other investments	347

Allowance for doubtful accounts	(19,199)

Total assets	137,604

LIABILITIES
Current liabilities:	58,568
Accounts payable	3,985
Current portion of convertible bonds payable	21,792
Short-term bank loans payable	10,000
Lease obligations	458
Accounts payable - other	2,028
Accrued expenses	1,563
Accrued income taxes	192
Advance received	1,330
Deposits payable	14,549
Deferred income	4
Accrued bonuses to employees	2,233
Allowance for anticipated losses on contracts	54
Corporate tax payable	375
Long-term liabilities	73,063
Convertible bonds payable	35,000
Long-term bank loans payable	19,860
Lease obligations	1,182
Asset retirement obligations	277
Long-term deposits payable	15,500
Long-term guarantee deposited	1,243

Total liabilities	131,632

Net assets
Shareholders’ equity	5,637
Capital	97,811
Capital surplus	53,457
Capital reserve	53,457
Retained earnings	(145,619)
Earned Reserve	62
Other retained earnings	(145,681)
Other reserve	61,821
Retained earnings carried forward	(207,503)
Treasury stock	(11)
Valuation, translation adjustments and other	38
Net unrealized gains (losses) on securities	38
Stock acquisition rights	295

Total net assets	5,971

Total liabilities and net assets	137,604

STATEMENTS OF INCOME

(From April 1, 2010 to March 31, 2011)

(millions of yen)

Item	Amount
Operating Revenue		45,169

Operating Costs		34,467

Gross profit		10,701
Selling, general and administrative expenses		7,151
Business income		6,167
Operating expenses		3,372

Operating income		6,345
Non-operating income
Income from Interest	581
Facilities charges	164
Others	509	1,256

Non-operating expenses
Interest expenses	1,128
Provisions for allowance for doubtful accounts	2,496
Others	511	4,137

Ordinary income		3,464
Extraordinary gains
Gain on cancellation of shares due to absorption of a subsidiary	6,466
Others	255	6,722

Extraordinary losses
Impairment losses	2,790
Write-down of investments in affiliates	1,878
Provisions for allowance for doubtful accounts	1,999
Loss on transfer of shares of affiliates	9,204
Others	1,460	17,332

Net loss before income taxes		7,145
Income taxes: Current	(609)
Income taxes: Deferred	301	(308)

Net loss		6,837

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(From April 1, 2010 to March 31, 2011)

(millions of yen)

	Shareholders’ equity
	Capital	Capital surplus	Retained earnings
		Capital reserve	Earned reserve	Other retained earnings
				Other reserve	Retained earnings carried forward
Balance as of March 31, 2010	96,225	51,871	62	61,821	(200,665)
Change during the fiscal year
Issuance of new stock*	1,585	1,585	—	—	—
Net loss for the year	—	—	—	—	(6,837)
Repurchase of treasury stock	—	—	—	—	—
Disposal of Treasury Stock	—	—	—	—	(0)
Net changes in items other than shareholders’ equity during the fiscal year	—	—	—	—	—
Total changes during the fiscal year	1,585	1,585	—	—	(6,837)
Balance as of March 31, 2011	97,811	53,457	62	61,821	(207,503)

	Shareholders’ equity		Valuation, translation adjustments and other	Stock acquisition rights	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized gains (losses) on securities
Balance as of March 31, 2010	(9)	9,305	191	467	9,963
Changes during the fiscal year
Issuance of new stock*	—	3,171	—	—	3,171
Net loss for the year	—	(6,837)	—	—	(6,837)
Repurchase of treasury stock	(1)	(1)	—	—	(1)
Disposal of Treasury Stock	0	0	—	—	0
Net changes in items other than shareholders’ equity during the fiscal year	—	—	(153)	(171)	(324)
Total changes during the fiscal year	(1)	(3,667)	(153)	(171)	(3,991)
Balance as of March 31, 2011	(11)	5,637	38	295	5,971

*	Relates to issuance of common shares following the exercise of all of the Sixth Series Stock Acquisition Rights by Godo Kaisha ACA Investments as of March 15, 2011.

Notes to Non-Consolidated Financial Statements

(Notes concerning Matters regarding Significant Accounting Policies)

Items	Fiscal Year 2011
1. Valuation standards and methods for assets

(1) Marketable securities

Investments in subsidiaries and affiliates

Cost method based on moving-average method

Other marketable securities

Securities with fair market value:

Market value method based on the market price, etc. at the end of the fiscal year (all differences in valuation are disposed using the direct net asset adjustment method and the cost of securities sold is determined using the moving average method)

Securities without fair market value:

Cost method based on moving-average method

Investments in other securities of subsidiaries and affiliates

Securities without fair market value

Cost method based on moving-average method

Investment in investment partnerships (securities that are deemed to be securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) is stated using the method incorporating equity (net) based on the most recent available financial statements pursuant to the report date of financial results as provided in a partnership agreement.

(2) Inventories (merchandise/ work in process) Cost method based on specific identification method (write-down amount of book value as a result of declines in profitability).

Items	Fiscal Year 2011
2. Depreciation method for fixed assets

(1) Tangible fixed assets (excluding lease assets):

    Declining balance method

However, buildings (except for buildings and annexed facilities) acquired after April 1, 1998 are depreciated using the straight-line method.

In addition, tangible fixed assets acquired before March 31, 2007 that have been depreciated to their respective allowance limits are determined by a method that depreciates the residual value equally in 5 years.

The major durable years are as follows:

Buildings              2 to 50 years

Equipments and fixtures         2 to 20 years

(2) Intangible fixed assets (excluding lease assets)

    Software for internal use

The straight-line method based on its available period of time in the Company has been adopted (within 5 years).

    Others

Straight-line method

(3) Lease assets

Regarding leased assets related to finance lease transactions other than those involving transfer of ownership to the lessee, the straight line method with the lease period as the durable years and a residual value of zero has been adopted.

Lease transactions commencing prior to March 31, 2008 are subject to the accounting process based on the method of normal lease transactions.

3. Accounting method for deferred assets	All stock issuance expense is disposed as expense when it is paid out.

Items	Fiscal Year 2011
4. Standards of accounting for allowances

(1) Allowance for doubtful accounts

In provision for a loss on doubtful accounts of monetary claims, estimated uncollectible amounts are reported by reviewing loan loss ratio of general bonds, and by reviewing individual collectability of doubtful receivables, etc.

(2) Accrued bonuses to employees

The expected amount to be paid to employees and executive officer is reported to provide for bonuses.

(3) Accrued bonuses to directors

The expected amount to be paid to directors is reported to provide for bonuses.

(4) Allowance for anticipated losses on contracts

The amount of loss which is estimated to be incurred in relation to underperforming businesses and defect resolution concerning system development, system operation and management, etc. is reported.

(5) Accrued employees’ retirement benefits

To provide for retirement benefits, accrued employees’ retirement benefits are reported based on retirement obligations and plan assets estimated at the end of the fiscal year.

Since the estimated plan asset at the end of the fiscal year exceeds the estimated retirement obligations less the amount unrecognized at change of accounting standard and unrecognized actuarial gains or losses, such exceeding amount is reported in “Prepaid pension costs” in Investments and other assets section.

Items	Fiscal Year 2011

With respect to the amount at change of accounting standard, the amount divided over 15 years are reported as expense.

Actuarial differences are charged from the following consolidated fiscal year by applying the straight-line method based on certain years (12 years) within the period of average remaining years of service of such employee at the occurrence of the actuarial differences.

Prior service cost is processed in a lump sum at the time that liability was incurred.

5. Standards of accounting for revenues and expenses

Standards for reporting the amount of completed work recording service contract and cost of completed work

Percentage of completion basis (in which accomplishment of the completed part at the end of the fiscal year is recognized to be assured) is applied to the service contract, completed-contract method is applied for other service contracts. Progress of construction to which percentage of completion basis is applied as of the fiscal year is estimated based on cost-to-cost basis.

6. Other material matters which constitute basis for the preparation of financial statements	(1) Accounting for consumption tax, etc. Consumption tax, etc. is computed using the tax-exclusion method. (2) Consolidated taxation system Consolidated taxation system is adopted.

(Notes concerning Changes of Matters regarding Significant Accounting Policies)

Items	Fiscal Year 2011
1. Accounting standards, etc regarding asset retirement obligations

From the fiscal year “Application guidance for Accounting standard for asset retirement obligation” (Accounting Standard No. 18, March 31, 2008) and “Accounting standard for asset retirement obligation” (Accounting Standards Board of Japan Guidance No.21, March 31, 2008) have been applied.

As a result, the fiscal year the operating income and the ordinary income reduced by 20 million yen, respectively, and the net loss before taxes for the year increased by 136 million yen.

2. Accounting standards for business combinations, etc.	From the fiscal year “Accounting Standard for Business Combinations” (Accounting Standard for Business Combinations No. 21, December 26, 2008) and the “Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestures” (Accounting Standards Board of Japan Guidance No. 10, December 26, 2008) have been applied.

(Notes to the Balance Sheet)

Items	Fiscal Year 2011
1. Assets provided as security and obligation for security	The following assets are security for short term borrowings of JPY 10,000 million and long-term borrowings of JPY 19,860 million

	Buildings	JPY 9,120 million
	Land	JPY 6,653 million
	Shares in affiliates	JPY 20,472 million

2. Accumulated depreciation of tangible fixed assets		JPY 16,224 million

3. Monetary claims and monetary liabilities to affiliates	Other than those items reported separately, monetary claims/ liabilities with the affiliates which are included in each item are as follows:

	Short-term monetary claims	JPY 1,259 million
	Short-term monetary liabilities	JPY 15,897 million
	Long-term monetary liabilities	JPY 16,713 million

4. Major item of deposits payable and long-term deposits payable	Funds of deposits in accordance with CSK Group Cash Management System (“CMS”)
JPY 29,862 million

5. Loan commitment

(1) Lender

The Company concluded CMS master management agreement with the group companies that have set out the credit availability granted by CMS.

The remaining portion of the credit line which was not utilized by the group companies under these agreements as of the end of the fiscal year was as follows:

Total credit availability granted by CMS	JPY 1,500 million
Used portion of credit line	JPY 600 million
Remaining portion of credit line	JPY 900 million
Number of target companies	16 companies

In addition, total credit availability granted by CMS is not necessarily fully utilized, because the intended use of the funds is limited in CMS master management agreements.

(Notes to Statement of Income)

Items	Fiscal Year 2011
1. Operating revenue, operating costs, selling, general and administrative expenses, business income and operating expenses

Effective October 1, 2010, ,the Company merged with CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION through an absorption-type merger, and has shifted from being a pure holding company to being an operating holding company.

Therefore, “business income” and “operating expense” represent revenue and expenses of pure holding company prior to the merger, respectively, and “operating revenue,” “operating costs” and “selling, general and administrative expenses” represent the operating revenue and operating expenses of operating holding company after the merger, respectively.

In addition, “business income” is mainly consisted of dividend income and group management income from affiliates.

2. Transaction with affiliates	Operating revenue	JPY 1,001 million
	Business income	JPY 6,092 million
	Purchase	JPY 4,487 million
	Selling, general and administrative expenses	JPY 552 million
	Operating expenses	JPY 489 million
	Transactions other than operating transactions	JPY 7,702 million

3. Breakdown of gain on cancellation of shares due to absorption of a subsidiary

A breakdown of gains on cancellation of shares due to absorption of subsidiary are profit from merger of JPY 545 million in relation to the absorption-type merger of CSK-IT MANAGEMENT and profit from merger of JPY 5,921 million in relation to absorption-type merger of CSK SYSTEMS CORPORATION.

Items	Fiscal Year 2011
4. Impairment losses	A major breakdown of impairment losses is presented as follows: (1) Main assets which recognized the impairment losses:

Location	Use	Classification
Chuo-ku, Tokyo, etc.	Business property	Buildings and annexed facilities, Equipments and fixtures Software Software in progress

Shinjuku-ku, Tokyo	Business property	Buildings Buildings and annexed facilities, Land

(2) Classification methods for assets

Idle assets and assets for disposal are classified by each individual property and assets for business use are classified in accordance with the management accounting.

(3) Background and calculation methods of impairment losses

With respect to unprofitable assets for business use, impairment losses are calculated by obtaining the balance between the recoverable value, which takes into account the future cash flow of collectability in unprofitable business, and the book value. With respect to the assets converted from business use to disposal, impairment losses are calculated by obtaining the balance between the recoverable value and the book value.

For the fiscal year 2011, impairment losses of JPY 2,790 million are recorded. The breakdown of such impairment losses is as follows: software JPY 998 million, land JPY 770 million, buildings JPY 533 million, equipments and fixtures JPY 166 million, software in progress JPY 160 million, and buildings and annexed facilities JPY 143 million.

The recoverable value is calculated after discounting future cash flow by 2.7% if measured by value in use. The recoverable value is determined in accordance with the real-estate appraisal if measured by net sales value.

5. Breakdown of loss on transfer of shares of affiliates

A breakdown of loss on transfer of shares of affiliates is JPY 7,908 million of losses on transfer of shares of Cosmo Securities Co., Ltd and JPY 1,296 million of losses on transfer of shares of Plaza Asset Management Co., Ltd.

(Notes to Change in Shareholders’ Equity)

Type and number of treasury stocks at the end of the fiscal year 2011: 16,015 Common Shares

(Notes to Tax Effect Accounting)

Fiscal Year 2011

The major cause that gives rise to deferred tax assets is allowance for doubtful accounts and the major cause that gives rise to deferred tax liabilities is prepaid pension costs.

(Notes to Fixed Assets used under Leases)

Fiscal Year 2011

Other than those fixed assets recognized in the Balance Sheet, part of equipments and fixtures and software are used under finance lease contracts without transfer of ownership.

(Notes to Transactions with Related Parties)

1. Parent Company and Major Corporate Shareholders, etc.

(millions of yen)

Attribution	Name of company etc.	Address	Description of business	Percentage of voting rights held by the major shareholder	Relationship with related party	Details of transactions	Amount of transactions	Accounting item	Balance at year end
Major shareholder	Godo Kaisha ACA Investments	Chiyoda-ku, Tokyo	Holding and disposal of the shares and stock acquisition rights of the Company, investment business	Direct 46.71%	Contribution to the Company	Exercise of stock acquisition rights	3,000

Companies in which a majority of the voting rights are owned by main shareholder, etc.	GEN CAPITAL CO., LTD.	Minato-ku, Tokyo	Investment business in real estate	None	Finance of business funds	Finance of funds Decrease in the period Interest receivable	4,365 40	Short-term loans receivable Accrued revenue	17,245 0

(Notes)	1.	The Company issued the common shares in consideration of JPY 125 per share upon the exercise of the Sixth Series Stock Acquisition Rights by Godo Kaisha ACA Investments dated March 15, 2011.
	2.	With respect to the interest of loans to GEN CAPITAL CO., LTD., applicable rates has been applied in light of market interest rate. In addition, allowance for doubtful accounts of JPY 10,715 million is recognized against the loans extended to GEN CAPITAL CO., LTD.

2. Subsidiaries and affiliates, etc.

(millions of yen)

Attribute	Name of company, etc.	Address	Capital	Description of business	Percentage of voting rights held by the Company (indirect ownership)	Relationship with the related party	Details of transaction	Amount of transaction	Accounting item	Balance at year end
Subsidiary	CSK ServiceWare Corporation	Minato-ku, Tokyo	2,063	BPO business	100% directly held	Trust of funds management Concurrent directorship	Deposit of funds Increase in the period Interest expenses	298 20	Deposits payable Accrued expenses	4,964 1
Subsidiary	CKS-IT MANAGEMENT CORPORATION	Minato-ku, Tokyo	3,000	IT management business	100% directly held	Merged with the Company	Merged with the Company Assets received Liabilities received Gain on cancellation of shares due to absorption of a subsidiary	5,094 4,549 545
Subsidiary	CSK SYSTEMS CORPORATION	Minato-ku, Tokyo	10,000	System development business	100% directly held	Merged with the Company	Merged with the Company Assets received Liabilities received Gain on cancellation of shares due to absorption of a subsidiary	14,090 8,168 5,921
Subsidiary	JIEC Co., Ltd.	Shinjuku-ku, Tokyo	674	System development business	69.51% directly held	Trust of funds management Concurrent directorship	Deposit of funds Decrease in the period Interest expenses	125 13	Deposits payable Accrued expenses	2,796 1
Subsidiary	QUO CARD Co., Ltd.	Chuo-ku, Tokyo	1,810	Prepaid card business	100% directly held	Trust of funds management Concurrent directorship	Deposit of funds Increase in the period Interest expenses	45 195	Deposits payable Long-term deposits payable Accrued expenses	4,488 15,500 120

Subsidiary	CSK Institute for Sustainability, Ltd.	Minato-ku, Tokyo	100	Other business	100% directly held	Financing of funds Concurrent directorship	Financing of funds Decrease in the period Interest receivable	300 232	Long-term loans to affiliates	11,247
Subsidiary	CSK PRINCIPALS CO., LTD	Minato-ku, Tokyo	100	Other business	100% directly held	Financing of funds Concurrent directorship	Financing of funds Increase/decrease in the period Interest receivable	— 210	Long-term loans to affiliates	10,405

(Notes)	1.	Effective October 1, 2010, CKS-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION conducted an absorption type merger, in which the Company being a surviving company.
	2.	Transaction conditions and its policies, etc.
	(1)	Interest rates for loans and deposit of funds for each company are determined in light of market interest rate. There is no granting of security.
	(2)	With respect to deposits payable and long-term deposits payable, the funds of each group company are effectively managed under CMS, which is introduced by the Company’s Group.
	(3)	Allowance for doubtful accounts pertaining to loans for each company are as follows:

(millions of yen)

Name of Company, etc.	Balance of the allowance for doubtful accounts at the end of the fiscal year 2011	Provisions for allowance for doubtful accounts, etc. recognized in the fiscal year 2011	Bad-debt losses, etc. recognized in the fiscal year 2011
CSK Institute for Sustainability, Ltd.	9,073	1,496	—
CSK PRINCIPALS CO., LTD	9,796	554	—

(Notes to Per Share Information)

Items	At the end of the Fiscal Year 2011
Net assets per share	JPY (235.91)
Net loss per share	JPY 53.90

(Notes to Business Combination, etc)

(Common Control Transactions, etc.)

(1)	Name and description of business of company subject to business combination, date of business combination, legal form of business combination, name following business combination, outline of transaction, including purpose of transaction

(i)	Name and description of business of company subject to business combination

CSK-IT MANAGEMENT CORPORATION (the Company’s consolidated subsidiary)

IT management business

CSK SYSTEMS CORPORATION (the Company’s consolidated subsidiary)

Systems development business

(ii)	Date of business combination

October 1, 2010

(iii)	Legal form of business combination

Absorption-type merger with the Company being the surviving company, and CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION being extinguished company.

(iv)	Name following business combination

CSK CORPORATION

(v)	Outline of transaction, including purpose of transaction

The purpose of the transaction is to shift the Company’s Group into a group system which allows the Company’s Group to provide best suited services aligned with customer’s needs, based on the perception that a further alliance is necessary for the three businesses of the Company’s Group (“BPO business” “IT Management business” and “System Development business”), and to strive for the achievement of a sustainable growth and development of the Company’s Group.

As the Company holds all of the shares outstanding of CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, upon the Merger, no cash, etc. in exchange for the shares will be delivered to the Company, which is the shareholder of CSK-IT MANAGEMENT CORPORATION and CSK SYSTEMS CORPORATION, for its shares held.

(2)	Outline of accounting procedures implemented

Accounting was conducted under “Accounting Standard for Business Combinations” in Japan (Accounting Standard for Business Combinations No. 21, December 26, 2008) and the “Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestures” (Accounting Standards Board of Japan Guidance No. 10, December 26, 2008), as a transaction under common control.

(Notes to Material Subsequent Events)

(Issuance of New Stock upon Exercise of Stock Acquisition Rights)

Upon a successful completion of the Tender Offer of Shares, etc. of the Company implemented by Sumisho Computer Systems Corporation together with Sumitomo Corporation with the purchase period from March 10, 2011 through April 11, 2011, Sumitomo Corporation acquired the Seventh Series Stock Acquisition Rights of CSK CORPORATION (issued on September 30, 2009) from Godo Kaisha ACA Investments and exercised all of such stock acquisition rights as of April 22, 2011 as follows:

(1) Name of Stock Acquisition Rights	The Seventh Series Stock Acquisition Rights
(2) Number of Stock Acquisition Rights	240,000 rights
(3) Issue Price	JPY 1,232 per Stock Acquisition Right
(4) Total Issue Price	JPY 295,680,000
(5) Exercise Price	JPY 125 per share
(6) Number of Issued Shares	24,000,000 Common Shares
(7) Total Exercise Price	JPY 3,000,000,000
(8) Increase in Amount of Capital	JPY 1,647,840,000
(9) Increase in Capital Reserve	JPY 1,647,840,000
(10) Other Material Matters, etc.	Not applicable

(Additional Information)

(Matters concerning Merger with Sumisho Computer Systems Corporation)

The Company and Sumisho Computer Systems Corporation have passed resolutions at their respective board of directors meetings held on February 24, 2011, approving an absorption-type merger (the “Merger”) in which Sumisho Computer Systems Corporation is the surviving company and the Company is the extinguished company, with shares of Sumisho Computer Systems Corporation being issued to shareholders of the Company as consideration for the Merger. Furthermore, as of the same date, the Company and Sumisho Computer Systems Corporation have entered into a merger agreement in connection with the Merger (the “Merger Agreement”) and an Integration Agreement in connection with the integration of the business operations of the Company and Sumisho Computer Systems Corporation.

The Merger was conditioned on Sumisho Computer Systems Corporation, together with Sumitomo Corporation, completing a tender offer for the Shares, etc. of the Company (the “Tender Offer”) which was undertaken during the purchase period from March 10, 2011 through April 11, 2011, and thereafter, the Tender Offer was completed after the purchase period from March 10, 2011 through April 11, 2011.

In addition, as described in the “Notes to Material Subsequent Events,” all of the Seventh Series Stock Acquisition Rights were exercised by Sumitomo Corporation on April 22, 2011.

As a result, effective April 22, 2011, Sumitomo Corporation now holds 54.14% (based on the total number of voting rights of shareholders as of March 31, 2011) of the voting rights of the Company, and accordingly, Sumitomo Corporation has become the parent company of the Company.

(1)	Name of the merged company

Sumisho Computer Systems Corporation

(2)	Outline of Merger

(i)	Method of Merger

Absorption-type merger in which Sumisho Computer Systems Corporation is the surviving company and the Company is the extinguished company.

(ii)	Name following Merger

SCSK Corporation

(iii)	Effective Date of Merger

October 1, 2011 (planned)

(iv)	Merger Ratio

Sumisho Computer Systems Corporation (Surviving Company in Absorption-type Merger)	the Company (Extinguished Company in Absorption-type Merger)
1 Common Share	0.24 Common Share(s)
1 Class A Preferred Share	1 Class A Preferred Share
1 Class B Preferred Share	1 Class B Preferred Share
1 Common Share	2,400 Class E Preferred Shares

(3)	Description and size of the principal business of the merged company

Company Name	Sumisho Computer Systems Corporation
Location of Head Office	1-8-12, Harumi, Chuo-ku, Tokyo
Name and Title of Representative	Chairman & CEO: Nobuhide Nakaido

Business Description	Design of Information Systems, Provision of Operational Services and Sales of Packaged Software / Hardware
Date of Incorporation	October 25, 1969
Size (As of March 31, 2011)	Consolidated Operating Revenue	JPY 132,840 million
	Consolidated Net Income	JPY 3,803 million
	Consolidated Total Assets	JPY 121,284 million
	Consolidated Total Liabilities	JPY 26,715 million
	Consolidated Net Assets	JPY 94,568 million
	Numbers of Employees (consolidated)	3,517 employees
Major Shareholders and Shareholding Ratio (as of March 31, 2011)	Sumitomo Corporation	60.27%
	Japan Trustee Services Bank, Ltd. (Trust Account)	2.63%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	2.38%
	Shareholding Commission of Employees of Sumisho Computer Systems	2.03%
	ARGO GRAPHICS Inc.	2.02%
	BNYML-NON TREATY ACCOUNT	1.49%
	NORTHERN TRUST CO.(AVFC) SUB A/C BRITSH CLIENTS	1.26%
	NIPPONVEST	1.03%
	STATE STREET BANK AND TRUST COMPANY	1.00%
	Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	0.95%
	*The shareholding ratio is calculated by deducting treasury stocks from the total number of shares outstanding.

Relationships between the merged company and the Company (as of March 31, 2011)	Capital Relationships	No particular capital relationship exists between Sumisho Computer Systems Corporation and the Company. In addition, no noteworthy capital relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company. However, the Tender Offer was concluded after the purchase period, and Sumisho Computer Systems Corporation has acquired 5,000 shares of Class F Preferred Shares of the Company (when converted into common shares through exercise of common share conversion rights, 50,000,000 common shares), and Sumitomo Corporation, which is the parent company of Sumisho Computer Systems Corporation has acquired 69,511,667 shares of the common shares of the Company, as well as 240,000 rights of the Seventh Series Stock Acquisition Rights of the Company (when converted into common shares, 24,000,000 common shares), respectively. Then, on April 22, 2011, Sumitomo Corporation exercised all of its Seventh Series Stock Acquisition Rights acquired through the Tender Offer. As a result, Sumitomo Corporation now holds 54.14% (based on the total number of voting rights of shareholders as of March 31, 2011) of the voting rights of the Company and thereby Sumitomo Corporation has become the parent company of the Company.
	Personal Relationships	Hiroyuki Yamazaki, the Company’s director, is an employee of Sumisho Computer Systems Corporation and of its parent company, Sumitomo. Except for the above, no noteworthy personal relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company.

Business Relationships	Although there exists business transaction of approximately several hundred million yen per year between Sumisho Computer Systems Corporation and the Company, no particular business relationship exists between Sumisho Computer Systems Corporation and the Company. In addition, no noteworthy business relationship exists between persons/companies affiliated with Sumisho Computer Systems Corporation and those affiliated with the Company.

(4)	Any other material special agreement, etc.

The termination condition of the Merger Agreement was subject to the failure of the Tender Offer; however, the Tender Offer was successfully completed.

Outline of the Tender Offer

Type of Shares, etc. subject to Purchase	Common Shares
Class F Preferred Shares
The Seventh Series Stock Acquisition Rights
Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011:
(ii) The Seventh Series Unsecured Convertible Bonds:

Purchase Period	Form March 10, 2011 to April 11, 2011

Purchase Price	JPY 203 per Common Share
JPY 2,030,000 per Class F Preferred Shares
JPY 7,800 per right of the Seventh Series Stock Acquisition Rights
Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011: JPY 69,107 per unit (face value at JPY 1 million)
(ii) The Seventh Series Unsecured Convertible Bonds: JPY 72,068 per unit (face value at JPY 1 million)
Minimum Number of Shares, etc. to be Purchased	143,457,300 shares
Numbers of Shares, etc. Purchased	143,511,667 shares

(Transfer of shares of Group subsidiary)

The Company transferred all of its shares in Cosmo Securities Co., Ltd., a wholly owned subsidiary of the Company, to Iwai Securities Co., Ltd. (currently called IwaiCosmo Holdings, Inc.) during the fiscal year.

1.	Name of the company to which shares are transferred, details of the shares transferred, principal reason for share transfer, share transfer date, share transfer price and outline of transaction, including legal form

(1)	Name of the company to which shares are transferred

Iwai Securities Co., Ltd. (currently called IwaiCosmo Holdings, Inc.)

(2)	Details of shares transferred

Shares in subsidiary (Cosmo Securities Co., Ltd.) 40,000,000 shares

(3)	Principal reason for share transfer

CSK Group is currently in the process of reorganizing its business and cost structures with the aim of restructuring operations to achieve a revitalization of CSK Group. Initiatives taken for this purpose include making a complete withdrawal from the real estate securitization business in fiscal year 2010, improving its financial position through capital increase, overhauling its management system, and focusing business resources on the IT services business.

In focusing its business resources on the IT services business, and as a result of considering the business direction in which CSK Group is aiming to pursue going forward, it was determined that Cosmo Securities Co., Ltd., which is engaged in securities business, cannot be expected to demonstrate significant synergies from a business perspective, and that an alliance between Cosmo Securities Co., Ltd. and Iwai Securities Co., Ltd, which has solid operating foundation in Kansai region, would be benefit to Cosmo Securities Co., Ltd for expanding its business.

(4)	Share transfer date

April 16, 2010

(5)	Share transfer price

JPY 17,000 million

(6)	Outline of transaction, including legal form

Share transfer

2.	Outline of accounting method implemented

(1)	Outline of accounting method

The difference between the amount of cash received as the consideration for shares transferred and the book vale of such shares was recognized as the loss on transfer.

(2)	Amount of loss in line with transfer

Loss on transfer: JPY 7,908million

Audit Report by Accounting Auditor on Consolidated Financial Statements (Certified Copy)

Report of Independent Auditors

May 17, 2011

To: The Board of Directors of

CSK CORPORATION

Ernst & Young ShinNihon LLC

Designated Limited Liability Partner

    Shintaro Furuya (seal)

    Certified Public Accountant

Designated Limited Liability Partner

    Takashi Ide (seal)

    Certified Public Accountant

Designated Limited Liability Partner

    Hiroyuki Sugata (seal)

    Certified Public Accountant

We have audited the consolidated financial statements of CSK CORPORATION for a consolidated fiscal year beginning on April 1, 2010 and ending on March 31, 2011, comprised of its Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders’ Equity and Notes to Consolidated Financial Statements, in accordance with the provisions of Article 444, Paragraph 4 of the “The Companies Act”. The preparations for these consolidated financial statements are the responsibility of CSK CORPORATION’s management. Our responsibility is to express an opinion on these consolidated financial statements from an independent point of view.

We have conducted our audits in accordance with the generally accepted auditing standards in Japan. These auditing standards require us to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We have conducted our audit on a test basis, and included our examinations of the overall presentation of consolidated financial statement, including assessing the accounting principles applied by the management, the method of application and estimates made by the management. We believe we have obtained reasonable grounds to express our opinion as a result of our audit.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the conditions of the assets and profit and loss of the company group that consists of CSK CORPORATION and its consolidated subsidiaries for the period to which such consolidated financial statements relate, in conformity with the generally accepted accounting principles in Japan.

Additional Information:

As indicated in the Notes to Consolidated Financial Statements under “Additional information”, at the board of directors meeting held on February 24, 2011, CSK CORPORATION resolved to conduct a merger on October 1, 2011, in which Sumisho Computer Systems Corporation will be the surviving company and CSK CORPORATION will be the extinguished company, and concluded the Merger Agreement as of the same date.

Neither we nor any of our executive employees have any interest in or relationship with CSK CORPORATION which is required to be noted under the applicable provision of the Certified Public Accountants Law.

END

Audit Report by Accounting Auditor (Certified Copy)

Report of Independent Auditors

May 17, 2011

To: The Board of Directors of

CSK CORPORATION

Ernst & Young ShinNihon LLC

Designated Limited Liability Partner

    Shintaro Furuya (seal)

    Certified Public Accountant

Designated Limited Liability Partner

    Takashi Ide (seal)

    Certified Public Accountant

Designated Limited Liability Partner

    Hiroyuki Sugata (seal)

    Certified Public Accountant

We have audited the financial statements of CSK CORPORATION for the 43rd fiscal year beginning on April 1, 2010 and ending on March 31, 2011, comprised of its Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Notes to the Non-Consolidated Financial Statements and the Supplemental Schedules, in accordance with the provisions of Article 436, Paragraph 2, Item 1 of the “The Companies Act”. The preparation of these financial statements and supplemental schedules are the responsibility of CSK CORPORATION’s management. Our responsibility is to express an opinion on these financial statements and supplemental schedules from an independent point of view.

We have conducted our audits in accordance with the generally accepted auditing standards in Japan. These auditing standards require us to obtain reasonable assurance about whether the financial statements and supplemental schedules are free of material misstatement. We have conducted our audit on a test basis, and included our examinations of the overall presentation of the financial statements and their supplemental schedules, including assessing the accounting principles applied by the management, the method of application and the estimates made by the management. We believe we have obtained reasonable grounds to express our opinion as a result of our audit.

In our opinion, the financial statements and supplemental schedules referred to above present fairly, in all material respects, the conditions of the assets and profit and loss for the period to which such financial statements and supplemental schedules relate, in conformity with the generally accepted accounting principles in Japan.

Additional Information:

As indicated in the Notes to Non-Consolidated Financial Statements under “Additional information”, at the board of directors meeting held on February 24, 2011, CSK CORPORATION resolved to conduct a merger on October 1, 2011, in which Sumisho Computer Systems Corporation will be the surviving company and CSK CORPORATION will be the extinguished company, and concluded the Merger Agreement as of the same date.

Neither we nor any of our executive employees have any interest in or relationship with CSK

CORPORATION which is required to be noted under the applicable provision of the Certified Public Accountants Law.

END

Audit Report by Board of Statutory Auditors (Certified Copy)

AUDIT REPORT

Having accumulated the reports from each statutory auditor in regard to the performance of duties by the directors of CSK CORPORATION (the “Company”) for the 43rd fiscal year (beginning on April 1, 2010 and ending on March 31, 2011), we, the Board of Statutory Auditors (the “Board”) of the Company, prepared this Audit Report and shall report as follows:

1. Method and Contents of Audit Performed by the statutory auditors and the Board

We decided on the policies of audit and plans for conducting the audit, received reports from each statutory auditor on the state of the audit and results of the audit, received reports from directors, etc. and from the accounting auditors on the state of performance of their duties, and requested explanations where necessary.

Each statutory auditor, in observance of the auditing standards determined by the Board and in accordance with the auditing policy and plans, etc., communicated with the directors, the internal audit division, etc. and other employees, collected information and organized the environment for conducting the audit, participated in the meetings of the Board of Directors and other important meetings, received reports from the directors and employees, etc. on the state of performance of their duties, requested explanations where necessary, read important approval documents, etc. and conducted investigations into the state of operations and conditions of assets at the head office and other principal offices of the Company. Furthermore, with regard to the descriptions of the resolution of the Board of Directors concerning the establishment of a system prescribed in Article 100, Paragraph 1 and Paragraph 3 of the Enforcement Regulations of the Companies Act and the system established pursuant to such resolution (the Internal Control System) to ensure that the performance of duties by the directors as indicated in the Business Report are in compliance with laws and regulations and the Company’s Articles of Incorporations and to otherwise ensure that the operation as a kabushiki kaishya are being performed properly, we regularly received reports form directors and employees, etc. about the state of establishment and management of the relevant system, and requested explanations where necessary and expressed our opinion. With regard to the internal control of financial reporting, we received reports from directors, etc. and Ernst & Young ShinNihon LLC on the assessment of the relevant internal control as well as the state of audit, and requested explanations as necessary. For subsidiaries, we regularly received reports on the explanation of the state of business, and as necessary, conducted investigations into the state of operations and conditions of assets at subsidiaries. Along with this, we regularly communicated through meetings and exchanged opinions and information with the statutory auditors of the subsidiaries. Based on the above method of audit, we reviewed the Business Report and the Supplemental Schedules for the said business year.

In addition, we also monitored and reviewed whether the accounting auditors remained independent and performed their audits appropriately, received reports from them on the state of performance of their duties, and requested explanations where necessary. We also received notice from the accounting auditors that the “system to assure proper performance of duties” (the matters provided in each item of Article 131 of the Corporate Accounting Regulations) was established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005), etc. and requested explanations where necessary.

Based on our above method, we reviewed the financial statements (Balance Sheet, Statement of Income, Statement of Change in Shareholders’ Equity, and Notes to Non-Consolidated Financial Statements) and the Supplemental Schedules, and the consolidated financial statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Change in Shareholders’ Equity and Notes to Consolidated Financial Statements) for the relevant business year.

2. Results of Audit

(1)	Result of Audit on the Business Report and Other Documents

We are of the view:

(i) that the Business Report and the Supplemental Schedules fairly present the conditions of the Company as required by laws and regulations and the Articles of Incorporation of the Company;

(ii) that in connection with the performance of duties by the directors, we did not find any improper act or any material fact which constitutes a violation of laws and regulations or the Articles of Incorporation of the Company; and

(iii) that the resolution of the Board of Directors concerning the internal control system is appropriate, and that there are no matters to be indicated concerning the details of descriptions of the Business Report and the execution of duties by the directors concerning this internal control system.

In addition, we received reports from the directors, etc. and Ernst & Young ShinNihon LLC that the internal control of the financial reporting is effective as of the date of the preparation of this Audit Report.

(2)	Results of Audit of the Financial Statements and Supplemental Schedules

We find that the method and results of the audit conducted by the Accounting Auditor, Ernst & Young ShinNihon LLC, are fair and appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

We find that the method and results of the audit conducted by the Accounting Auditor, Ernst & Young ShinNihon LLC, are fair and appropriate.

May 18, 2011

CSK CORPORATION

Board of Statutory Auditors

Akihiko Harima (seal)

Standing Statutory Auditor

Tadashi Kaizen (seal)

Standing Statutory Auditor

Iwao Ishikawa (seal)

Outside Statutory Auditor

Masanobu Shitanii (seal)

Outside Statutory Auditor

END

[The 43rd Ordinary General Meeting of Shareholders]

Reference Materials for the General Meeting of Shareholders

Proposals and Reference Items

Proposal No. 1: Approval of Merger Agreement with Sumisho Computer Systems Corporation

1.	Reasons for Conducting Merger

The Company is a major independent information services provider established in 1968. The Company was listed on the second section of the market of the Tokyo Stock Exchange (the “Tokyo Stock Exchange”) in 1982 and assigned to the first section of the Tokyo Stock Exchange in 1985. In recent years, in addition to its main business as an information service provider, it has diversified its business by expanding into the securities and real estate businesses. However, the Company recorded substantial losses in its financial results for the fiscal year ended March 2009 due to the slump in the financial services business, including the real estate securitization business. Pursuant to the basic agreement entered into with Ant Corporate Advisory Inc. (currently ACA Inc.) in July of 2009, the Company increased its capital, and has been undertaking operational restructuring by returning to a focus on information services operations and withdrawing from the securities and real estate businesses. Currently, the Company has merged its core business into what was formerly a pure holding company, CSK Holdings Corporation, and is expanding its operational and profit base as CSK Corporation, an operating holding company.

Sumisho Computer Systems Corporation (“SCS”) is an information services provider established in 1969 as a subsidiary of Sumitomo Corporation (“Sumitomo”). SCS was listed on the second section of the market of the Tokyo Stock Exchange, Inc in 1989 and assigned to the first section of the Tokyo Stock Exchange in 1991. In August of 2005, it merged with another subsidiary of Sumitomo, Sumisho Electronic Co., Ltd. in order to expand its scope of operations. In addition, SCS entered into a basic agreement to form a business and capital alliance with the Company in September of 2009.

In light of our future business environment, the future of the Japanese economy has been unpredictable due to various events including the earthquake which occurred in March 2011. We believe that concerns regarding facility investments, which are important for the IT services industry, will remain for the time being. The IT services industry is currently in a transition period from growth to reaching maturity, and the growth of the domestic IT market tends to be slowing down. Furthermore, there is increasing competition not only from domestic companies specializing in IT services, but also from IT hardware companies strengthening their IT services, as well as increased competition from countries such as India and China which are creating an ever more internationally competitive environment. At the same time, IT is utilized in various aspects of social life and corporate activities. The needs for IT investments for corporate customers has diversified from conventional IT investments for cost reduction to strategic IT investments for improving productivity and ensuring competitive superiority, and the establishment of a global structure has become strongly required along with the globalization of business activities. In this way, a structural change in the industry, including a movement to industrial reform, is now in progress amid the growing expansion of IT demand.

Following the execution of a basic agreement to form a business and capital alliance in September of 2009, at the meeting of the Business Alliance Committee, jointly chaired by the representative directors of each of the Companies, the Companies have repeatedly held discussions to pursue a win-win outcome for the business of each party. However, the Companies decided through these discussions that the best way of establishing a lead position in the industry in the future, is to concentrate their human and technological resources on strengthening their client bases, to provide further client services that aim at a high level of customer satisfaction, and to promote these on a global scale. In addition, as a result of numerous discussions on the form of integration, the Companies concluded that a merger is the best way of accomplishing these goals. Therefore, upon the approval by the respective boards of directors on February 24, 2011, the Companies entered into the Merger Agreement effective October 1, 2011 concerning the absorption-type merger (the “Merger”) in which SCS is the surviving company and the Company is the extinguished company, and shares of SCS are delivered to the shareholders of the Company as consideration for the Merger (the “Consideration for Merger”) (The Merger Agreement was partially amended by the Amendment Agreement to the Merger Agreement dated May 19, 2011 entered into by and between the Company and SCS. The Merger Agreement after such amendment shall be the “Merger Agreement.”). The companies believe that their respective decisions to conclude the Merger Agreement are appropriate considering the above-mentioned business environment, including the effect of the earthquake.

SCS and Sumitomo determined that, on the assumption that the Merger would be conducted, and in light of improving the corporate value of Sumitomo and SCS, it is necessary to acquire the shares, etc. held by Godo Kaisha ACA Investments (“ACAI”), our major shareholder, at a reasonable value before the Merger. Therefore, the companies entered into the tender offer agreement with ACAI as of February 24, 2011 and Sumitomo and SCS jointly conducted a tender offer for our shares (the “Tender Offer”) with March 10, 2011 to April 11, 2011 as the term for the Tender Offer. As a result, SCS acquired 5,000 shares of our class F preferred shares (equivalent to 50,000,000 shares of Common Shares if converted into Common Shares upon the exercise of the Common Shares Conversion Right) and Sumitomo acquired 69,511,667 shares of our common shares and 240,000 units of our 7th series stock acquisition rights issued on September 30, 2009 (the “7th Series Stock Acquisition Rights”) (24,000,000 shares of common shares when converted to common shares).

Sumitomo exercised all the rights for the 7th Series Stock Acquisition Rights acquired through the Tender Offer as of April 22, 2011, therefore the Company delivered 24,000,000 common shares to Sumitomo. As a result, the percentage of voting rights held by Sumitomo became 54.14% (based on the number of voting rights held by the total shareholders as of March 31, 2011), and Sumitomo became the parent company of the Company. Please refer to the description in “Notes to Material Subsequent Events” and “Additional Information” in the Notes to Consolidated Financial Statements and Notes to Non-Consolidated Financial Statements for the fiscal year ended March, 2011, as well as the Press Release titled “Notice of change in Parent Company” dated April 22, 2011 posted on our website (http://www.csk.com/) (hereinafter the “Press Release of April 22”).

By integrating the services of the Company and SCS, the new merger company established through the Merger (SCS, the surviving company after the Merger) will be able to provide all of the following services: systems development, design and management of IT infrastructure, BPO and sales of IT hardware/software. Furthermore, by combining the knowledge of SCS, which has supported the worldwide IT system networks of corporate customers including Sumitomo, with the client base of the Company, which has been developed as a major independent company in the IT services industry, we aim to become a comprehensive global IT services company, leading the future of the IT services industry.

We kindly ask for your assent to the purpose of the Merger and approval of the Merger Agreement.

2. Outline of Merger Agreement

(Note) Although the Merger Agreement is executed as of February 24, 2011, the following Merger Agreement reflects the amendments by the Amendment Agreement to the Merger Agreement as of May 19, 2011.

Merger Agreement

Sumisho Computer Systems Corporation (“SCS”) and CSK Corporation (“CSK”) hereby enter into this Merger Agreement as of February 24, 2011 (the “Date of Execution”) concerning the merger between SCS and CSK (the “Agreement”) as follows:

Article 1 (Method of Merger and Name and Address of the Company)

1.	SCS and CSK shall, in accordance with the provisions of this Agreement, conduct an absorption-type merger (the “Merger”), with SCS as the surviving company and CSK as the extinguished company.

2.	The name and address of the surviving company and the extinguished company of the Merger shall be as follows:

(1) Surviving company of the Merger

Name: Sumisho Computer Systems Corporation

Address: 1-8-12, Harumi, Chuo-ku, Tokyo

(2) Extinguished company of the Merger

Name: CSK Corporation

Address: 2-26-1, Minami-Aoyama, Minato-ku, Tokyo

Article 2 (Matters related to the Number of Shares delivered for the Merger and its Allotment)

1.	Upon the Merger, SCS shall allot and deliver to the shareholders (excluding SCS and CSK) of CSK’s common shares (the “CSK Common Shares”) at the time immediately before the Merger becomes effective (the “Time Immediately Before the Merger Takes Effect”), the SCS common shares in the proportion of 0.24 shares of SCS’ common shares (the “SCS Common Shares”) per one CSK Common Share, as the payment, etc. for the CSK Common Share.

2.	Upon the Merger, SCS shall allot and deliver to the shareholders (excluding SCS and CSK) of CSK’s class A preferred shares (the “CSK Class A Preferred Shares”) who are mentioned or recorded on CSK’s shareholders’ register at the Time Immediately Before the Merger Takes Effect, the SCS class A preferred shares in the proportion of one SCS class A preferred share (the issuance guideline shall be as specified in Exhibit 1; the “SCS Class A Preferred Share”) per one CSK Class A Preferred Share as the payment, etc. for the CSK Class A Preferred Share.

3.	Upon the Merger, SCS shall allot and deliver to the shareholders (excluding SCS and CSK) of CSK’s class B preferred shares (the “CSK Class B Preferred Shares”) who are mentioned or recorded on CSK’s shareholders’ register at the Time Immediately Before the Merger Takes Effect, the SCS class B preferred shares in the proportion of one SCS class B preferred share (the issuance guideline shall be as specified in Exhibit 2; the “SCS Class B Preferred Share”) per one CSK Class B Preferred Share as the payment, etc. for the CSK Class B Preferred Share.

4.	Upon the Merger, SCS shall allot and deliver to the shareholders (excluding SCS and CSK) of CSK’s class E preferred shares (the “CSK Class E Preferred Shares”) mentioned or recorded on CSK’s shareholders’ register at the Time Immediately Before the Merger Takes Effect, the SCS Common Shares in the proportion of 2,400 shares of SCS Common Shares per one CSK Class E Preferred Share as the payment, etc. for the CSK Class E Preferred Share.

5.	Upon the Merger, SCS will not deliver any cash or other assets in place of CSK’s class F preferred shares.

Article 3 (Matters related to the Number of Stock Acquisition Rights delivered for the Merger and its Allotment)

1.	Upon the Merger, SCS will allot and deliver SCS Stock Acquisition Rights (stock acquisition rights of SCS provided in Exhibit 3 attached to the convertible bonds of SCS provided in Exhibit 3; hereinafter the same) to stock acquisition right holders as of the Time Immediately Before the Merger Takes Effect (excluding SCS and CSK; “Holder of CSK Stock Acquisition Rights Subject to Allotment”) of the stock acquisition rights (“CSK Stock Acquisition Rights Subject to Allotment”) attached to CSK Corporation 130% call option attached unsecured convertible type bonds with stock acquisition rights (7th Series) issued by CSK (issued on July 27, 2006, the “7th Series Unsecured Convertible Bonds”) at a ratio of one (1) SCS Stock Acquisition Right per one (1) CSK Stock Acquisition Right Subject to Allotment owned by the Holder of CSK

Stock Acquisition Rights Subject to Allotment, as stock acquisition rights to replace the CSK Stock Acquisition Rights Subject to Allotment.

2.	Upon the Merger, SCS will succeed in accordance with Exhibit 3 all obligations with respect to those bonds of CSK Corporation 130% call option attached 7th Series Unsecured Convertible Bonds (issued on July 27, 2006) which are still not redeemed at the Time Immediately Before the Merger Takes Effect. In addition, it is planned that the euro yen convertible bonds due 2011 issued by CSK (issued on September 4, 2003) will be redeemed at maturity prior to the Time Immediately Before the Merger Takes Effect.

3.	SCS will not deliver stock acquisition rights or cash to replace the 7th series stock acquisition rights issued by CSK (issued on September 30, 2009) upon the Merger. The term in which the stock acquisition right holders may exercise the 6th series stock acquisition rights (issued on September 30, 2009) shall terminate on March 31, 2011.

Article 4 (Amount of Capital and Reserve Increased upon the Merger)

Upon the Merger, no capital, capital reserve and profit reserve shall be increased.

Article 5 (Effective Date)

The effective date of the Merger (the “Effective Date”) shall be October 1, 2011. The Effective Date, however, may be changed upon consultation and agreement by the parties in the case where such change becomes necessary due to developments in the Merger procedures.

Article 6 (Shareholders Meeting for Approving Merger)

1.	At the General Meeting of Shareholders scheduled to be held on June 28, 2011, SCS shall request the approval of the Agreement and other matters necessary for the Merger.

2.	CSK will request approval for the Merger and other matters necessary for the Merger at the annual shareholders meeting and the class shareholders meeting of common shareholders, the class shareholders meeting of class A preferred shareholders, the class shareholders meeting of class B preferred shareholders, the class shareholders meeting of class E preferred shareholders and the class shareholders meeting of class F preferred shareholders, scheduled to be held on June 28, 2011; provided, however, that CSK is able to omit holding the class shareholders meetings by the procedure under Article 319, Paragraph 1 of the

Companies Act applied mutatis mutandis pursuant to Article 325 of the Companies Act.

3.	Notwithstanding the provisions of the preceding Paragraph, SCS and CSK may, upon consultation, change each date of the meeting in the case where such change becomes necessary due to developments in the Merger procedures.

Article 7 (Appointment of Directors and Auditors upon the Merger)

1.	The following individuals (the “New Corporate Officers for the Merger”) shall be newly appointed as SCS’ directors and statutory auditors upon the Merger, provided, however, that the date of assumption of the New Manager for the Merger shall be the Effective Date.

Director: Takeshi Nakanishi	Director: Masahiko Suzuki
Director: Shunichi Ishimura	Director: Tooru Tanihara
Director: Tatsuyasu Kumazaki	Director: Masanori Furunuma
Director: Iwao Fuchigami

Statutory Auditor: Akihiko Harima	Statutory Auditor: Tadashi Kaizen
Statutory Auditor: Shigeki Yasunami

2.	The following directors and statutory auditors of SCS as of the date before the Effective Date shall remain as directors and statutory auditors on and after the Effective Date:

Director: Nobuhide Nakaido	Director: Akira Tsuyuguchi
Director: Hiroaki Kamata	Director: Shigeo Kurimoto
Director: Kazuhiro Ogawa	Director: Tetsuya Fukunaga
Director: Hiroyuki Yamazaki	Director: Tatsujiro Naito
Director: Naoaki Mashimo

Statutory Auditor: Osamu Kojima	Statutory Auditor: Tomoharu Asaka
Statutory Auditor: Toshifumi Shibuya

3.	At the General Meeting of Shareholders specified in Article 6, Paragraph 1, SCS shall submit the agenda appointing the New Corporate Officers for the Merger as directors and Statutory Auditors of SCS as of the Effective Date, with the condition for suspension that the Agreement will become effective, and shall request such approval.

Article 8 (Duty of Due Care and Diligence of a Good Manager)

1.	With the exception of the following Items, SCS and CSK shall, during the term after the Date of Execution to the date before the Effective Date, execute their business and manage and operate their properties within the ordinary course of business with the duty of due care and diligence of a good manager. In case a party disposes significant assets, assumes liabilities or responsibilities, or commits an act significantly affecting its business, such party must obtain prior written approval of the counterparty.

(1)	SCS may obtain share certificates issued by CSK pursuant to the contents (including any changes made, if any) publicly announced at the Tokyo Sock Exchange Group, Inc. as of February 24, 2011 with respect to the tender offer jointly conducted with Sumitomo Corporation (“Sumitomo”) (including the changes made by SCS and Sumitomo, the purchasers, within the scope permitted by law; the “Tender Offer”).

(2)	SCS may pay a surplus dividend of a maximum total amount of JPY 850 million to the shareholders or registered pledgees mentioned or recorded on the final register of shareholders dated March 31, 2011.

(3)	SCS may pay surplus dividend of a maximum total amount of JPY 850 million to the shareholders or registered pledgees mentioned or recorded on the final register of shareholders dated September 30, 2011.

2.	CSK shall not pay surplus dividends after the Date of Execution, with the date until the Effective Date as the reference date.

Article 9 (Amendments to the Articles of Incorporation of SCS)

SCS shall submit the agenda concerning the amendments to the Articles of Incorporation specified in the following Items as of the Effective Date, with the condition for suspension that the Agreement will become effective, and shall request such approval.

(1)	Changing SCS’ name to SCSK Corporation;

(2)	Adding the contents for SCS Class A Preferred Shares and SCS Class B Preferred Shares;

(3)	Adding business purposes required for the Merger; and

(4)	In addition to the preceding Items, changing the contents required for the Merger

Article 10 (Maintenance of SCS’ Listing)

1.	Upon the Merger, SCS and CSK shall take the necessary procedures for maintaining the listing of SCS’ Common Shares at the Tokyo Stock Exchange, First Section.

2.	SCS and CSK shall take the necessary procedures for listing SCS’ bonds with attached warrants specified in Exhibit 3 at Tokyo Stock Exchange on the Effective Date.

Article 11 (Changes to Merger Conditions and Cancellation of the Agreement)

When a material change to the financial condition or operational result of SCS or of CSK has occurred or has been determined, when an event materially impeding the execution of the Merger in accordance with the Agreement has occurred or has been determined (including when the events already recognized at the Date of Execution are determined as material after the Date of Execution, and when material conditions regarding the Merger are set by domestic and international supervisory authorities and other judicial and administrative agency (including the Japan Fair Trade Commission and foreign authorities related to antimonopoly law and competition law, hereinafter the same.)), or when achieving the purpose of the Merger becomes difficult, SCS and CSK may change or cancel the Agreement upon faithful consultation and agreement.

Article 12 (Effect of the Agreement)

The Agreement shall lose its effect in the following cases:

(1)	When the approval of the Agreement or approval of any agenda for amending the Articles of Incorporation submitted under Article 9, Item (2) and (3) are not obtained by the date before the Effective Date at SCS’ Meeting of Shareholders specified in Article 6, Paragraph 1;

(2)	When the approval of the Agreement is not obtained by the date before the Effective Date at CSK’s General Meeting of Shareholders specified in Article 6, Paragraph 2 or at each class shareholders’ meeting;

(3)	When the Agreement is cancelled in accordance with the preceding Article;

(4)	When the approvals of domestic and international supervisory authorities and other judicial and administrative agencies required for the Merger under the law are not obtained by the date before the Effective Date; and

(5)	When the Tender Offer is not reached by May 12, 2011.

Article 13 (Matters for Consultation)

In addition to the matters specified in this Agreement, SCS and CSK shall specify all matters necessary for the Merger upon consultation in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, SCS and CSK have prepared this Agreement in duplicate and caused them to be signed and sealed, each party retaining one (1) copy thereof, respectively.

Exhibit 1

Terms and Conditions of Class A Preferred Shares

1.	Preferred Dividends

(1)	Class A Preferred Dividends

a.	Class A Preferred Dividends

On or after April 1, 2012, when distributing dividends from retained earnings (joyo-kin) to the shareholders or registered pledgees recorded on the register of shareholders as of the end of March 31 of each year, the Company shall pay, to the shareholders holding Class A Preferred Shares (“Class A Preferred Shareholders”) or registered pledgees of Class A Preferred Shares (“Class A Preferred Registered Pledgees”) recorded on the register of shareholders as of the end of such day, for each one (1) share of Class A Preferred Shares, dividends from retained earnings by cash (“Class A Preferred Dividends”) in an amount as stipulated in the following item b. of this paragraph (“Class A Preferred Dividends Amount”) before distributing dividends from retained earnings to the shareholders holding shares of Common Stock (“Common Shareholders”) or registered pledgees of shares of Common Stock (“Common Share Registered Pledgees”). However, in the case where Class A Preferred Interim Dividends (defined in Paragraph 2) have been distributed pursuant to Paragraph 2 in the same business year, the Class A Preferred Dividends Amount shall be reduced by the amount of Class A Preferred Interim Dividends. The aggregate amount per share of Class A Preferred Dividends Amount and the amount per share of Class A Preferred Interim Dividends in a certain business year shall be limited to JPY 100,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares), and the Company shall not distribute dividends from retained earnings in excess of such amount.

Class A Preferred Shareholders or Class A Share Registered Pledgees shall not receive dividends from retained earnings other than the Class A Preferred Dividends described above.

b.	Class A Preferred Dividends Amount

The Class A Preferred Dividends Amount shall be the amount calculated by multiplying the paid-in amount of Class A Preferred Share per share (JPY 1,000,000, provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits, reverse share splits or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) by Preferred Dividends Annual Rate (as defined below) (amount smaller than one (1) JPY shall be rounded down).

The “Preferred Dividends Annual Rate” shall be the sum of (a) Six Months Japanese Yen TIBOR (as defined below) as of April 1 of each business year (if such day is bank holiday, a bank business day immediately preceding such bank holiday) in which the record date for Class A Preferred Dividends or Class A Preferred Interim Dividends falls plus (b) 1.0%. The Preferred Dividends Annual Rate shall be calculated to the ten-thousandth place less than 1%, which shall be rounded to the thousandth.

“Six Months Japanese Yen TIBOR” shall be the number which is published by the Japanese Bankers Association as Japanese Yen six months Tokyo Interbank Offered Rate as of 11:00 a.m. In the case where Six Months Japanese Yen TIBOR is not published, Six Months Japanese Yen TIBOR shall be the number which is published by the British Bankers’ Association as Euro Yen six months London Interbank Offered Rate displayed on the screen pages as of such day (if such day is bank holiday, previous bank business day), 11:00 a.m. London time or an equivalent number.

(2)	Accumulation

When the amount of retained earnings to be distributed to Class A Preferred Shareholders or Class A Preferred Registered Pledgees as of certain business year is less than the Class A Preferred Dividends Amount, the deficit per share of Class A Preferred Share shall accumulate for the following business years onward. The accumulated deficits (“Accumulated Unpaid Class A Preferred Dividends”), in or after the year following such business year, shall be distributed to Class A Preferred Shareholders or Class A Preferred Registered Pledgees, before the distribution of Class A Preferred Dividends and the distribution of dividends from retained earnings to Common Shareholders or Common Share Registered Pledgees in the same business year.

(3)	Non-participation

Class A Preferred Shareholders or Class A Preferred Registered Pledgees shall not receive dividends from retained earnings in excess of the sum of the Class A Preferred Dividends Amount and the Accumulated Unpaid Class A Preferred Dividends (if any). However, the following distributions shall be excluded from dividends from retained earnings for the purposes of the preceding sentence: distribution of dividends from retained earnings as set forth in Article 758, Item 8(ro) or Article 760, Item 7(ro) of the Companies Act, in procedures for absorption-type corporate splits (kyusyu bunkatsu) by the Company, or the distribution of dividends from retained earnings as set forth in Article 763, Item 12(ro) or Article 765, Paragraph 1, Item 8(ro) of the Companies Act, in procedures for incorporation-type corporate split (shinsetsu bunkatsu) by the Company.

2.	Preferred Interim Dividends

On or after April 1, 2012, when distributing interim dividends to the shareholders or registered pledgees recorded on the register of shareholders as of the end of September 30 of each year, the Company shall pay dividends from retained earnings in cash (“Class A Preferred Interim Dividends”), to Class A Preferred Shareholders or Class A Preferred Registered Pledgees recorded on the register of shareholders as of the end of such day, for each one (1) share of Class A Preferred Share, an amount determined by multiplying (a) the paid-in amount of Class A Preferred Share (JPY 1,000,000, provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably requires adjustment of the amount with regard to Class A Preferred Shares) by (b) one half of the Preferred Dividends Annual Rate (amounts smaller than one (1) JPY shall be rounded down), before distributing dividends from retained earnings to Common Shareholders, or Common Share Registered Pledgees.

3.	Distribution of Residual Assets

(1)	When distributing residual assets, the Company shall pay, for each one (1) share of Class A Preferred Shares, to Class A Preferred Shareholders or Class A Preferred Registered Pledgees, the sum of JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably requires adjustment of the amount with regard to Class A Preferred Shares) and Accumulated Unpaid Class A Preferred Dividends as of such distribution (if any), before payment to Common Shareholders and Common Share Registered Pledgees. If there exists any one or more other preferred shares or other securities with the same preference as Class A Preferred Shares (“Equal Preference Securities”), when the aggregate amount of rights to demand distribution of residual assets of holders of Equal Preference Securities and the same of holders of Class A Preferred Shares is in excess of the amount of residual assets of the Company, each amount of distribution of residual assets paid to holders of Equal Preference Securities and holders of Class A Preferred Shares shall be determined on a pro rata basis to the number of shares and paid-in amount.

(2)	Class A Preferred Shareholders or Class A Preferred Registered Pledgees shall not receive any distribution of residual assets in addition to the distribution set forth above.

4.	Priority Order

(1)	In the case of distribution of dividends from retained earnings, equal priority shall be given to distributions to Class A Preferred Shares and Class B Preferred Shares.

(2)	In the case of distribution of residual assets, equal priority shall be given to distributions to Class A Preferred Shares and Class B Preferred Shares.

5.	Voting Rights

Class A Preferred Shareholders shall not have voting rights at the general meetings of shareholders.

6.	Reverse Splits or Splits of Preferred Shares and Rights of Allocation of Offered Shares, etc.

(1)	The Company shall not reverse split or split Class A Preferred Share unless otherwise required by law.

(2)	The Company shall not grant Class A Preferred Shareholders the right to be allotted offered shares or offered stock acquisition rights, or allot shares or share acquisition rights without contribution to Class A Preferred Shareholders.

7.	Put Options in Consideration for Cash

(1)	Details of the Put Option

Anytime on or after March 1, 2016, any Class A Preferred Shareholders may request the Company to acquire all or part of his/her Class A Preferred Shares in exchange for a cash distribution (“Put Option Request for Cash Distribution”). The Company shall, on the date when such Put Option Request for Cash Distribution becomes effective (“Put Option Request for Cash Distribution Day”), acquire all or part of Class A Preferred Shares to the extent permitted by laws in exchange for cash distribution in an aggregate amount up to the Maximum Acquisition Amount (as defined in Item (2) of Paragraph 7 hereof) as of the Put Option Request for Cash Distribution Day. When Put Option Requests for Cash Distribution are made in excess of the Maximum Acquisition Amount, the Class A Preferred Share to be acquired by the Company shall be determined on a pro rata basis to the number of shares on which such Put Option Requests for Cash Distribution are made.

(2)	Acquisition Price

The acquisition price per one (1) Class A Preferred Share in the case of Put Option Request for Cash Distribution shall be an amount equal to the sum of (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares), (b) the total amount of Accumulated Unpaid Class A Preferred Dividends as of such Put Option Request for Cash Distribution Day (if any), and (c) the amount determined by multiplying Class A Preferred Dividends Amount as of the record date which is established in the end of the business year in which such Put Option Request for Cash Distribution Day falls, by number of days from April 1 of such business year (including such day) to such Put Option Request for Cash Distribution Day (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY).

“Maximum Acquisition Amount” shall be based on the distributable amount (bunpai kano gaku, as prescribed in Article 461, Paragraph 2 in the Companies Act), as of the last day of the business year prior to the business year in which the Put Option Request for Cash Distribution is made (“Calculation Day of Distributable Amount”). When such distributable amount exceeds JPY 15,000,000,000, the Maximum Acquisition Amount shall be equal to (a) such distributable amount minus (b) JPY 15,000,000,000 minus (c) for the period commencing on the day following the Calculation Day of Distributable Amount and ending on the Put Option Request for Cash Distribution Day, (1) distribution of dividends from retained earnings made with regard to shares of the Company and (2) the aggregate of acquisition price of Class A Preferred Shares and Class B Preferred Shares acquired or resolved to be acquired by the board of directors of the Company pursuant to (x) Paragraph 7 or 8 hereof or (y) the terms and conditions of Class B Preferred Shares; provided, however, that the Maximum Acquisition Amount shall be deemed to be JPY 0 if the Maximum Acquisition Amount is negative.

(3)	Competitive Put Option Request for Cash Distribution

In the case where the aggregate amount necessary for the acquisition of (a) Class A Preferred Shares pursuant to Paragraph 7 hereof on a given date and (b) Class A Preferred Shares and Class B Preferred Shares that shall be acquired as of the same date, is in excess of the Maximum Acquisition Amount as of such date, the Company shall acquire shares pro rata to the aggregate amount necessary for the acquisition of each class of preferred shares which require cash distribution in exchange for the acquisition, or pursuant to a reasonable method determined by the board of directors of the Company.

8.	Call Options in Consideration for Cash

(1)	Details of the Call Option

Anytime on or after April 1, 2012, the Company may, with the arrival of the day separately specified by the board of directors of the Company (“Mandatory Acquisition Day for Cash Distribution”), deliver cash to Class A Preferred Shareholders or Class A Preferred Registered Pledgees

up to the distributable amount as of such Mandatory Acquisition Day for Cash Distribution, in exchange for acquisition of all or part of Class A Preferred Share by the Company (“Mandatory Acquisition for Cash Distribution”). The Class A Preferred Shares to be acquired in partial acquisition thereof shall be determined by lottery, pro rata distribution or other reasonable method determined by the board of directors of the Company.

(2)	Acquisition Price

The Acquisition price per one (1) Class A Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) and (b) the amount determined by multiplying Class A Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY), and adding the total amount of Accumulated Unpaid Class A Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).

9.	Put Options in Consideration for Shares of Common Stock

(1)	Details of the Put Option

Class A Preferred Shareholders may, during the period from March 1, 2017 to September 30, 2027, request the Company to deliver shares of Common Stock of the Company in exchange for acquisition of all or part of the Class A Preferred Shares by the Company on conditions provided in Item (3) of this Paragraph 9 (Kabushiki taika shutoku seikyu) (“Put Option Request for Shares”).

(2)	Restriction on Put Option Requests for Shares

Notwithstanding the foregoing Item, in case where the Number of Unused Authorized Shares (to be defined below) is lower than the Number of Shares of Common Stock Subject to Request (to be defined below) as of the day of an Put Option Request for Shares (“Share Put Option Request Day”), the acquisition of Class A Preferred Shares pursuant to Put Option Request for Shares by Class A Preferred Shareholders shall take effect only with regard to the number of Class A Preferred Shares obtained by multiplying (a) the number of Class A Preferred Shares for which the Class A Preferred Shareholders made the Put Option Request for Shares as of such Share Put Option Request Day by (b) the number obtained by dividing Number of Unused Authorized Shares by Number of Shares of Common Stock Subject to Request (to be calculated to the tenth, which shall be rounded down), and the Put Option Request for Shares shall be deemed not to have been made for the Class A Preferred Shares with regard to Put Option Request for Shares other than Class A Preferred Shares of which the acquisition takes effect. The Class A Preferred Shares to be acquired in such partial acquisition shall be determined by lottery, pro rata distribution in proportion to the number of Class A Preferred Shares for which the Put Option Request for Shares was made or other reasonable method determined by the board of directors of the Company. In case where the Company cancels Class A Preferred Shares in connection with Put Option Request for Shares upon acquisition, the number of Class A Preferred Shares the acquisition of which takes effect shall be decided taking into consideration the decrease in total number of issued shares due to such cancellation.

“Number of Unused Authorized Shares” means the number obtained by subtracting (a) the sum of (1) the total number of issued shares as of such Share Put Option Request Day (excluding the treasury stocks) and (2) the number of shares to be issued in case all of the stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights but excluding those for which the commencement date of exercise period has not arrived as of such Share Put Option Request Day) outstanding as of such Share Put Option Request Day are deemed to have been exercised from (b) the number of authorized shares of the Company as provided in the Articles of Incorporation as of such Share Put Option Request Day.

“Number of Shares of Common Stock Subject to Request” means the total number (to be calculated to the tenth, which shall be rounded down) obtained by dividing (a) the total paid-in amount with regard to the Class A Preferred Shares to which the Put Option Request for Shares are made as of such Share Put Option Request Day (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) by (b) the conversion price as provided in Item (3) of Paragraph 9 as of such Share Put Option Request Day.

(3)	Method for Calculating the number of shares of Common Stock delivered pursuant to Put Option Request for Shares

The Number of shares of Common Stock of the Company to be delivered to the Class A Preferred Shareholders in exchange for acquisition of Class A Preferred Shares by the Company pursuant to Put Option Request for Shares as provided in Item (1) of Paragraph 9 above shall be the number to be obtained by dividing (a) the total paid-in amount in connection with such Class A Preferred Shares (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) by (b) the Conversion Price to be defined in this Item (to be calculated to the tenth, which shall be rounded down). Where a fraction smaller than one share of Common Stock to be provided in exchange for the acquisition of Class A Preferred Shares results, the Company shall provide a cash distribution pursuant to the Article 167, Paragraph 3 of the Companies Act.

a.	Initial Conversion Price

The initial conversion price shall be the amount calculated by dividing the conversion price of Class A preferred shares issued by CSK Corporation effective immediately prior to the effective date of the merger under the Merger Agreement dated February 24, 2011 between the Company and CSK Corporation by 0.24 (such calculation shall be made to the hundredth of JPY, which shall be rounded to the tenth).

b.	Amendment to the Conversion Price

On March 1 of every year during the period from March 1, 2018 to September 30, 2027, the conversion price shall be amended to the amount equivalent to the simple average price of the price announced at the Tokyo Stock Exchange, Inc. (the “TSE”) as Value Weighted Average Price (“VWAP”) of each trading day of shares of Common Stock of the Company at the TSE for the 30 consecutive trading days commencing 45 trading days before such date (provided, however, the days on which VWAP are not announced by the TSE during the 30 consecutive trading days above, if any, shall be excluded in the calculation of simple average price above) (the “Amended Conversion Price”). Such calculation shall be made to the hundredth of JPY, which shall be rounded to the tenth. Provided, however, as a result from the above calculation, in the case where the Amended Conversion Price exceeds the amount equal to 300% of initial conversion price (the “Maximum Conversion Price”; if, however, the conversion price is adjusted as provided in Item c. below, necessary adjustments shall also be made to the Maximum Conversion Price), the Amended Conversion Price shall be the Maximum Conversion Price and, in case where the Amended Conversion Price falls below the amount equivalent to 45% of the initial conversion price (the “Minimum Conversion Price”; if, however, the conversion price is adjusted as provided in Item c. below, necessary adjustments shall also be made to the Minimum Conversion Price), the Amended Conversion Price shall be the Minimum Conversion Price.

c.	Adjustment of the Conversion Price

i.	Conversion Price Adjustment Formula

The Company shall adjust the conversion price by the following formula (the “Conversion Price Adjustment Formula”) in case where the number of the shares of Common Stock of the Company is changed, or possible to be changed, due to each event as described in sub-item ii. of this Item after issuance of Class A Preferred Shares. Calculation of the Conversion Price Adjustment Formula shall be made to the hundredth of JPY, which shall be rounded to the nearest tenth.

				Number of Shares Already Issued	+	Number of Shares to be Delivered	×	Paid-in Amount per Share
Adjusted Conversion Price	=	Conversion Price before Adjustment	×			Fair Market Value
					Number of Shares Already Issued	+	Number of Shares to be Delivered

The “Fair Market Value” as used in the Conversion Price Adjustment Formula above shall be the average of every closing price (including indicative prices) of trading of the shares of Common Stock of the Company at the TSE for the 30 trading days commencing 45 trading days before the day on which the Adjusted Conversion Price is to be applied (or the record date in case of the sub-item iii. of this Item) (excluding the days on which the closing prices are not available). Such average value shall be calculated to the hundredth of JPY, which shall be rounded to the tenth.

The “Number of Shares Already Issued” as used in the Conversion Price Adjustment Formula above is the number obtained by subtracting (a) the number of shares of Common Stock of the Company held by the Company as of the record date, if any, for granting the shareholders of the shares of Common Stock of the Company entitlement to allotment, or in case where such record date is not determined, as of the date one (1) month prior to the day on which the Conversion Price after adjustment is to be applied, from (b) the number of issued shares of Common Stock of the Company as of such date, and then adding the number of shares of Common Stock of the Company that are to be delivered pursuant to sub-item ii. or sub-item iii. of this Item prior to the adjustment of such Conversion Price thereto but are not yet delivered. In case where the shares of Common Stock of the Company are to be split (kabushiki bunkatsu), the number of shares to be delivered to be used in the Conversion Price Adjustment Formula shall not include the number of shares of Common Stock of the Company to be allotted to the shares of Common Stock of the Company held by the Company as of the record date.

ii.	Trigger Event of Adjustment of the Conversion Price

Trigger Event of adjustment of the Conversion Price pursuant to the Conversion Price Adjustment Formula and the timing to apply such Conversion Price after adjustment are as follows:

(i)	In case where the shares of Common Stock of the Company are delivered at a paid-in amount less than the Fair Market Value provided in sub-item i. of this Item (provided, however, following cases shall be excluded:

(1) case of sub-item ii. of this Item, (2) the case where shares of Common Stock of the Company are delivered pursuant to an acquisition by the Company of securities in exchange for which shares of Common Stock of the Company are to be delivered, (3) the case where the shares of Common Stock of the Company are delivered pursuant to an exercise of stock acquisition rights (including stock acquisition rights attached to bonds with stock acquisition rights) by which the shares of Common Stock of the Company can be demanded to be delivered, and (4) the case where the shares of Common Stock of the Company are delivered upon merger in which the Company survives or by share exchange (kabushiki kokan) in which the Company becomes the wholly owning parent company).

The Conversion Price after adjustment shall be applied on and after the day following the settlement date (or, in cases where such settlement period is set upon the offering, on and after the day following the last day of the settlement period; the same shall apply hereinafter). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(ii)	In case where the shares of Common Stock of the Company are split (kabushiki bunkatsu) or allotted without contribution:

The Conversion Price after adjustment shall be applied on and after the day following the record date with regard to the share split in case of a share split (kabushiki bunkatsu), and on and after the day following the day when the allotment of shares becomes effective in case of an allotment without contribution (musho wariate). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment with regard to the allotment without contribution of the shares of Common Stock of the Company, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(iii)	In case where any of shares with put option (shutoku seikyuken-tsuki kabushiki), shares subject to call option of the Company (shutoku joko-tsuki kabushiki), or stock acquisition rights subject to call option of the Company (shutoku joko-tsuki shinkabu yoyaku-ken) (including the stock acquisition rights attached to the bonds with stock acquisition rights) by which the shares of Common Stock of the Company are to be delivered at a price less than the Fair Market Value as provided in the sub-item i. of this Item, or stock acquisition rights by which the shares of Common Stock of the Company may be delivered at a price less than the Fair Market Value provided in the sub-item i. of this Paragraph (including the stock acquisition rights attached to the bonds with stock acquisition rights) are issued.

With regard to the Conversion Price after adjustment, the Conversion Price Adjustment Formula shall be applied mutatis mutandis to the calculation thereof with the assumption that all of shares with put option, shares subject to call option of the Company or stock acquisition rights subject to call option of the Company (including the stock acquisition rights attached to the bonds with stock acquisition rights), or stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights) are exercised on the initial conditions, and it will be applied on and after the day following the settlement date (or, in cases of stock acquisition rights and bonds with stock acquisition rights, on and after the day following the allotment date). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(iv)	In case where shares of Common Stock are to be subject to a reverse share split (kabushiki heigo), the Conversion Price shall be adjusted using the following formula upon the effectiveness of such reverse share split.

Conversion Price after Adjustment	=	Conversion Price before Adjustment	×	Number of Issued Shares of Common Stock before Reverse Share Split
Number of Issued Shares of Common Stock after Reverse Share Split

iii.	Other Adjustment of the Conversion Price

Other than such events that require adjustment to the Conversion Price as provided in sub-item ii. of this Item, the Company shall make those adjustments to the Conversion Price which the board of the directors of the Company deem reasonable, in the following cases:

(i)	When adjustment of the Conversion Price is required upon merger (except when the Company is absorbed as a result of the merger), share exchange (kabushiki-kokan) or corporate split (kaishabunkatsu).

(ii)	When adjustment of the Conversion Price is required upon occurrence of any event to cause, or possibly cause, changes in the number of shares of Common Stock of the Company.

(iii)	When two or more events occur simultaneously or in short succession that require adjustment of the Conversion Price, and the effect of one of such events needs to be considered in relation to the Fair Market Value to be used in calculation of the Conversion Price after adjustment based on the other event.

iv.	Absence of Adjustment to the Conversion Price

As long as the difference between the Conversion Price after adjustment calculated by the Conversion Price Adjustment Formula and the Conversion Price before Adjustment is less than one (1) JPY, the Conversion Price shall not be adjusted; provided, however, that such Conversion Price after adjustment shall be the Conversion Price before adjustment in the Conversion Price Adjustment Formula, when an event occurs that requires adjustment of the Conversion Price thereafter.

v.	In case the Conversion Price is to be adjusted, the Company must, promptly after the determination of related matters, notify the Class A Preferred Shareholders and Class A Preferred Registered Pledgees of such adjustment and grounds therefor, adjusted conversion price, date of application and other necessary matters.

(4)	Competitive Put Option Requests for Shares

In case the total number of shares of Common Stock to be delivered in consideration for acquisition of Class A Preferred Shares as of the Share Put Option Request Day pursuant to Paragraph 9 hereof, and the number of shares of Common Stock to be delivered in consideration for Class A Preferred Shares and Class B Preferred Shares to be acquired as of the same date exceeds the Number of Unused Authorized Shares, such acquisition shall be conducted pro rata based on the number of shares of Common Stock to be issued by the Company in exchange for such acquisition, or by any other reasonable methods determined by the board of directors of the Company.

10.	Call Options in Consideration for Shares of Common Stock

(1)	Details of the Call Option

The Company may acquire, on a date on or after October 1, 2027 resolved separately by the board of directors of the Company (“Mandatory Share Acquisition Day”), all or a part of Class A Preferred Shares, in exchange for delivery of shares of Common Stock of the Company, to the extent that the number of the shares of Common Stock of the Company to be delivered does not exceed the Number of Unused Authorized Shares as of the said Mandatory Share Acquisition Day.

In such case, the Company shall deliver, in exchange for acquiring Class A Preferred Shares, the number of shares of Common Stock of the Company obtained by dividing (a) the total amount to be paid in for the said Class A Preferred Shares (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) by (b) the amount equivalent to the simple average price of the prices published at TSE as VWAP of the shares of Common Stock of the Company on each trading day for thirty (30) consecutive trading days commencing forty-five (45) trading days prior to the Mandatory Share Acquisition Day (provided, however, in case where there is a day no VWAP price is published at TSE during those thirty (30) consecutive trading days, the simple average price above shall be calculated by excluding such day)

(such calculation shall be made to the hundredth of JPY, which shall be rounded to the tenth). When there is any fraction smaller than one (1) share in the calculation of the number of shares above, cash shall be provided pursuant to Article 234 of the Companies Act.

(2)	Partial Mandatory Acquisition

When acquiring a part of Class A Preferred Shares pursuant to this Paragraph, such acquisition shall be conducted by pro rata basis, lottery or any other reasonable methods determined by the board of directors of the Company.

11.	Statute of Limitation

The provision regarding the statute of limitation of the dividends in the Articles of Incorporation of the Company shall be applied mutatis mutandis to payment with regard to Class A Preferred Dividends and Class A Preferred Interim Dividends.

[Translation]

Exhibit 2

Terms and Conditions of Class B Preferred Shares

1.	Preferred Dividends

(1)	Class B Preferred Dividends

a.	Class B Preferred Dividends

On or after April 1, 2012, when distributing dividends from retained earnings (joyo-kin) to the shareholders or registered pledgees recorded on the register of shareholders as of the end of March 31 of each year, the Company shall pay, to the shareholders holding Class B Preferred Shares (“Class B Preferred Shareholders”) or registered pledgees of Class B Preferred Shares (“Class B Preferred Registered Pledgees”) recorded on the register of shareholders as of the end of such day, for each one (1) share of Class B Preferred Shares, dividends from retained earnings by cash (“Class B Preferred Dividends”) in an amount as stipulated in the following item b. of this paragraph (“Class B Preferred Dividends Amount”) before distributing dividends from retained earnings to the shareholders holding shares of Common Stock (“Common Shareholders”) or registered pledgees of shares of Common Stock (“Common Share Registered Pledgees”). However, in the case where Class B Preferred Interim Dividends (defined in Paragraph 2) have been distributed pursuant to Paragraph 2 in the same business year, the Class B Preferred Dividends Amount shall be reduced by the amount of Class B Preferred Interim Dividends. The aggregate amount per share of Class B Preferred Dividends Amount and the amount per share of Class B Preferred Interim Dividends in a certain business year shall be limited to JPY 100,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares), and the Company shall not distribute dividends from retained earnings in excess of such amount.

Class B Preferred Shareholders or Class B Share Registered Pledgees shall not receive dividends from retained earnings other than the Class B Preferred Dividends described above.

b.	Class B Preferred Dividends Amount

The Class B Preferred Dividends Amount shall be the amount determined by multiplying the paid-in amount of Class B Preferred Share per share (JPY 1,000,000, provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits, reverse share splits or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) by Preferred Dividends Annual Rate (as defined below) (amount smaller than one (1) JPY shall be rounded down).

The “Preferred Dividends Annual Rate” shall be the sum of (a) Six Months Japanese Yen TIBOR (as defined below) as of April 1 of each business year (if such day is bank holiday, a bank business day immediately preceding such bank holiday) in which the record date for Class B Preferred Dividends or Class B Preferred Interim Dividends falls plus (b) 1.2%. The Preferred Dividends Annual Rate shall be calculated to ten-thousandth place less than 1%, which shall be rounded to the thousandth.

“Six Months Japanese Yen TIBOR” shall be the number which is published by the Japanese Bankers Association as Japanese Yen six months Tokyo Interbank Offered Rate as of 11:00 a.m. In the case where Six Months Japanese Yen TIBOR is not published, Six Months Japanese Yen TIBOR shall be the number which is published by the British Bankers’ Association as Euro Yen six months London Interbank Offered Rate displayed on the screen pages as of such day (if such day is bank holiday, previous bank business day), 11:00 a.m. London time or an equivalent number.

(2)	Accumulation

When the amount of retained earnings to be distributed to Class B Preferred Shareholders or Class B Preferred Registered Pledgees as of certain business year is less than the Class B Preferred Dividends Amount, the deficit per share of Class B Preferred Share shall accumulate for the following business years onward. The accumulated deficits (“Accumulated Unpaid Class B Preferred Dividends”), in or after the year following such business year, shall be distributed to Class B Preferred Shareholders or Class B Preferred Registered Pledgees, before the distribution of Class B Preferred Dividends and the distribution of dividends from retained earnings to Common Shareholders or Common Share Registered Pledgees in the same business year.

(3)	Non-participation

Class B Preferred Shareholders or Class B Preferred Registered Pledgees shall not receive dividends from retained earnings in excess of the sum of the Class B Preferred Dividends Amount and the Accumulated Unpaid Class B Preferred Dividends (if any). However, the following distributions shall be excluded from dividends from retained earnings for the purposes of the preceding sentence: distribution of dividends from retained earnings as set forth in Article 758, Item 8(ro) or Article 760, Item 7(ro) of the Companies Act, in procedures for absorption-type corporate splits (kyusyu bunkatsu) by the Company, or the distribution of dividends from retained earnings as set forth in Article 763, Item 12(ro) or Article 765, Paragraph 1, Item 8(ro) of the Companies Act, in procedures for incorporation-type corporate split (shinsetsu bunkatsu) by the Company.

2.	Preferred Interim Dividends

On or after April 1, 2012, when distributing interim dividends to the shareholders or registered pledgees recorded on the register of shareholders as of the end of September 30 of each year, the Company shall pay dividends from retained earnings in cash (“Class B Preferred Interim Dividends”), to Class B Preferred Shareholders or Class B Preferred Registered Pledgees recorded on the register of shareholders as of the end of such day, for each one (1) share of Class B Preferred Share, an amount determined by multiplying (a) the paid-in amount of Class B Preferred Share (JPY 1,000,000, provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably requires adjustment of the amount with regard to Class B Preferred Shares) by (b) one half of the Preferred Dividends Annual Rate (amounts smaller than one (1) JPY shall be rounded down), before distributing dividends from retained earnings to Common Shareholders, or Common Share Registered Pledgees.

3.	Distribution of Residual Assets

(1)

When distributing residual assets, the Company shall pay, for each one (1) share of Class B Preferred Shares, to Class B Preferred Shareholders or Class B Preferred Registered Pledgees, the sum of JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in case such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably requires adjustment of the amount with regard to Class B Preferred Shares) and Accumulated Unpaid Class B Preferred Dividends as of such distribution (if any), before payment to Common Shareholders and Common Share Registered Pledgees. If there exists any one or more other preferred shares or other securities with the same preference as Class B Preferred Shares (“Equal Preference Securities”), when the aggregate amount of rights to demand distribution of residual assets of holders of Equal Preference Securities and the same of holders of Class B Preferred Shares is in excess of the amount of residual assets of the Company, each amount of distribution of residual assets paid to holders of Equal Preference Securities and holders of Class B Preferred Shares shall be determined on a pro rata basis to the number of shares and paid-in amount.

(2)	Class B Preferred Shareholders or Class B Preferred Registered Pledgees shall not receive any distribution of residual assets in addition to the distribution set forth above.

4.	Priority Order

(1)	In the case of distribution of dividends from retained earnings, equal priority shall be given to distributions to Class A Preferred Shares and Class B Preferred Shares.

(2)	In the case of distribution of residual assets, equal priority shall be given to distributions to Class A Preferred Shares and Class B Preferred Shares.

5.	Voting Rights

Class B Preferred Shareholders shall not have voting rights at the general meetings of shareholders.

6.	Reverse Splits or Splits of Preferred Shares and Rights of Allocation of Offered Shares, etc.

(1)	The Company shall not reverse split or split Class B Preferred Share unless otherwise required by law.

(2)	The Company shall not grant Class B Preferred Shareholders the right to be allotted offered shares or offered stock acquisition rights, or allot shares or share acquisition rights without contribution to Class B Preferred Shareholders.

7.	Put Options in Consideration for Cash

(1)	Details of the Put Option

Anytime on or after March 1, 2018, any Class B Preferred Shareholders may request the Company to acquire all or part of his/her Class B Preferred Shares in exchange for a cash distribution (“Put Option Request for Cash Distribution”). The Company shall, on the date when such Put Option Request for Cash Distribution becomes effective (“Put Option Request for Cash Distribution Day”), acquire all or part of Class B Preferred Shares to the extent permitted by laws in exchange for cash distribution in an aggregate amount up to the Maximum Acquisition Amount (as defined in Item (2) of Paragraph 7 hereof) as of the Put Option Request for Cash Distribution Day. When Put Option Requests for Cash Distribution are made in excess of the Maximum Acquisition Amount, the Class B Preferred Share to be acquired by the Company shall be determined on a pro rata basis to the number of shares on which such Put Option Requests for Cash Distribution are made.

(2)	Acquisition Price

The acquisition price per one (1) Class B Preferred Share in the case of Put Option Request for Cash Distribution shall be an amount equal to the sum of (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares), (b) the total amount of Accumulated Unpaid Class B Preferred Dividends as of such Put Option Request for Cash Distribution Day (if any), and (c) the amount determined by multiplying Class B Preferred Dividends Amount as of the record date which is established in the end of the business year in which such Put Option Request for Cash Distribution Day falls, by number of days from April 1 of such business year (including such day) to such Put Option Request for Cash Distribution Day (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY).

“Maximum Acquisition Amount” shall be based on the distributable amount (bunpai kano gaku, as prescribed in Article 461, Paragraph 2 in the Companies Act), as of the last day of the business year prior to the business year in which the Put Option Request for Cash Distribution is made (“Calculation Day of Distributable Amount”). When such distributable amount exceeds JPY 15,000,000,000, the Maximum Acquisition Amount shall be equal to (a) such distributable amount minus (b) JPY 15,000,000,000 minus (c) for the period commencing on the day following the Calculation Day of Distributable Amount and ending on the Put Option Request for Cash Distribution Day, (1) distribution of dividends from retained earnings made with regard to shares of the Company and (2) the aggregate of acquisition price of Class A Preferred Shares and Class B Preferred Shares acquired or resolved to be acquired by the board of directors of the Company pursuant to (x) Paragraph 7 or 8 hereof or (y) the terms and conditions of Class A Preferred Shares; provided, however, that the Maximum Acquisition Amount shall be deemed to be JPY 0 if the Maximum Acquisition Amount is negative.

(3)	Competitive Put Option Request for Cash Distribution

In the case where the aggregate amount necessary for the acquisition of (a) Class B Preferred Shares pursuant to Paragraph 7 hereof on a given date and (b) Class A Preferred Shares and Class B Preferred Shares that shall be acquired as of the same date, is in excess of the Maximum Acquisition Amount as of such date, the Company shall acquire shares pro rata to the aggregate amount necessary for the acquisition of each class of preferred shares which require cash distribution in exchange for the acquisition, or pursuant to a reasonable method determined by the board of directors of the Company.

8.	Call Options in Consideration for Cash

(1)	Details of the Call Option

Anytime on or after April 1, 2012, the Company may, with the arrival of the day separately specified by the board of directors of the Company (“Mandatory Acquisition Day for Cash Distribution”), deliver cash to Class B Preferred Shareholders or Class B Preferred Registered Pledgees up to the distributable amount as of such Mandatory Acquisition Day for Cash Distribution, in exchange for acquisition of all or part of Class B Preferred Share by the Company (“Mandatory Acquisition for Cash Distribution”). The Class B Preferred Shares to be acquired in partial acquisition thereof shall be determined by lottery, pro rata distribution or other reasonable method determined by the board of directors of the Company.

(2)	Acquisition Price

The Acquisition price per one (1) Class B Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) and (b) the amount determined by multiplying Class B Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY), and adding the total amount of Accumulated Unpaid Class B Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).

9.	Put Options in Consideration for Shares of Common Stock

(1)	Details of the Put Option

Class B Preferred Shareholders may, during the period from March 1, 2019 to September 30, 2029, request the Company to deliver shares of Common Stock of the Company in exchange for acquisition of all or part of the Class B Preferred Shares by the Company on conditions provided in Item (3) of this Paragraph 9 (Kabushiki taika shutoku seikyu) (“Put Option Request for Shares”).

(2)	Restriction on Put Option Requests for Shares

Notwithstanding the foregoing Item, in case where the Number of Unused Authorized Shares (to be defined below) is lower than the Number of Shares of Common Stock Subject to Request (to be defined below) as of the day of an Put Option Request for Shares (“Share Put Option Request Day”), the acquisition of Class B Preferred Shares pursuant to Put Option Request for Shares by Class B Preferred Shareholders shall take effect only with regard to the number of Class B Preferred Shares obtained by multiplying (a) the number of Class B Preferred Shares for which the Class B Preferred Shareholders made the Put Option Request for Shares as of such Share Put Option Request Day by (b) the number obtained by dividing Number of Unused Authorized Shares by Number of Shares of Common Stock Subject to Request (to be calculated to the tenth, which shall be rounded down), and the Put Option Request for Shares shall be deemed not to have been made for the Class B Preferred Shares with regard to Put Option Request for Shares other than Class B Preferred Shares of which the acquisition takes effect. The Class B Preferred Shares to be acquired in such partial acquisition shall be determined by lottery, pro rata distribution in proportion to the number of Class B Preferred Shares for which the Put Option Request for Shares was made or other reasonable method determined by the board of directors of the Company. In case where the Company cancels Class B Preferred Shares in connection with Put Option Request for Shares upon acquisition, the number of Class B Preferred Shares the acquisition of which takes effect shall be decided taking into consideration the decrease in total number of issued shares due to such cancellation.

“Number of Unused Authorized Shares” means the number obtained by subtracting (a) the sum of (1) the total number of issued shares as of such Share Put Option Request Day (excluding the treasury stocks) and (2) the number of shares to be issued in case all of the stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights but excluding those for which the commencement date of exercise period has not arrived as of such Share Put Option Request Day) outstanding as of such Share Put Option Request Day are deemed to have been exercised from (b) the number of authorized shares of the Company as provided in the Articles of Incorporation as of such Share Put Option Request Day.

“Number of Shares of Common Stock Subject to Request” means the total number (to be calculated to the tenth, which shall be rounded down) obtained by dividing (a) the total paid-in amount with regard to the Class B Preferred Shares to which the Put Option Request for Shares are made as of such Share Put Option Request Day (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) by (b) the conversion price as provided in Item (3) of Paragraph 9 as of such Share Put Option Request Day.

(3)	Method for Determining the number of shares of Common Stock delivered pursuant to Put Option Request for Shares

The Number of shares of Common Stock of the Company to be delivered to the Class B Preferred Shareholders in exchange for acquisition of Class B Preferred Shares by the Company pursuant to Put Option Request for Shares as provided in Item (1) of Paragraph 9 above shall be the number to be obtained by dividing (a) the total paid-in amount in connection with such Class B Preferred Shares (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) by (b) the Conversion Price to be defined in this Item (to be calculated to the tenth, which shall be rounded down). Where a fraction smaller than one share of Common Stock to be provided in exchange for the acquisition of Class B Preferred Shares results, the Company shall provide a cash distribution pursuant to the Article 167, Paragraph 3 of the Companies Act.

a.	Initial Conversion Price

The initial conversion price shall be the amount calculated by dividing the conversion price of Class B preferred shares issued by CSK Corporation effective immediately prior to the effective date of the merger under the Merger Agreement dated February 24, 2011 between the Company and CSK Corporation by 0.24 (such calculation shall be made to the hundredth of JPY, which shall be rounded to the tenth).

b.	Amendment to the Conversion Price

On March 1 of every year during the period from March 1, 2020 to September 30, 2029, the conversion price shall be amended to the amount equivalent to the simple average price of the price announced at the Tokyo Stock Exchange, Inc. (the “TSE”) as Value Weighted Average Price (“VWAP”) of each trading day of shares of Common Stock of the Company at the TSE for the 30 consecutive trading days commencing 45 trading days before such date (provided, however, the days on which VWAP are not announced by the TSE during the 30 consecutive trading days above, if any, shall be excluded in the determination of simple average price above) (the “Amended Conversion Price”). Such determination shall be made to the hundredth of JPY, which shall be rounded to the tenth. Provided, however, as a result from the above determination, in the case where the Amended Conversion Price exceeds the amount equal to 300% of initial conversion price (the “Maximum Conversion Price”; if, however, the conversion price is adjusted as provided in Item c. below, necessary adjustments shall also be made to the Maximum Conversion Price), the Amended Conversion Price shall be the Maximum Conversion Price and, in case where the Amended Conversion Price falls below the amount equivalent to 45% of the initial conversion price (the “Minimum Conversion Price”; if, however, the conversion price is adjusted as provided in Item c. below, necessary adjustments shall also be made to the Minimum Conversion Price), the Amended Conversion Price shall be the Minimum Conversion Price.

c.	Adjustment of the Conversion Price

i.	Conversion Price Adjustment Formula

The Company shall adjust the conversion price by the following formula (the “Conversion Price Adjustment Formula”) in case where the number of the shares of Common Stock of the Company is changed, or possible to be changed, due to each event as described in sub-item ii. of this Item after issuance of Class B Preferred Shares. Calculation of the Conversion Price Adjustment Formula shall be made to the hundredth of JPY, which shall be rounded to the nearest tenth.

				Number of Shares Already Issued	+	Number of Shares to be Delivered	×	Paid-in Amount per Share
Adjusted Conversion Price	=	Conversion Price before Adjustment	×			Fair Market Value
					Number of Shares Already Issued	+	Number of Shares to be Delivered

The “Fair Market Value” as used in the Conversion Price Adjustment Formula above shall be the average of every closing price (including indicative prices) of trading of the shares of Common Stock of the Company at the TSE for the 30 trading days commencing 45 trading days before the day on which the Adjusted Conversion Price is to be applied (or the record date in case of the sub-item iii. of this Item) (excluding the days on which the closing prices are not available). Such average value shall be calculated to the hundredth of JPY, which shall be rounded to the tenth.

The “Number of Shares Already Issued” as used in the Conversion Price Adjustment Formula above is the number obtained by subtracting (a) the number of shares of Common Stock of the Company held by the Company as of the record date, if any, for granting the shareholders of the shares of Common Stock of the Company entitlement to allotment, or in case where such record date is not determined, as of the date one (1) month prior to the day on which the Conversion Price after adjustment is to be applied, from (b) the number of issued shares of Common Stock of the Company as of such date, and then adding the number of shares of Common Stock of the Company that are to be delivered pursuant to sub-item ii. or sub-item iii. of this Item prior to the adjustment of such Conversion Price thereto but are not yet delivered. In case where the shares of Common Stock of the Company are to be split (kabushiki bunkatsu), the number of shares to be delivered to be used in the Conversion Price Adjustment Formula shall not include the number of shares of Common Stock of the Company to be allotted to the shares of Common Stock of the Company held by the Company as of the record date.

ii.	Trigger Event of Adjustment of the Conversion Price

Trigger Event of adjustment of the Conversion Price pursuant to the Conversion Price Adjustment Formula and the timing to apply such Conversion Price after adjustment are as follows:

(i)	In case where the shares of Common Stock of the Company are delivered at a paid-in amount less than the Fair Market Value provided in sub-item i. of this Item (provided, however, following cases shall be excluded:

(1) case of sub-item ii. of this Item, (2) the case where shares of Common Stock of the Company are delivered pursuant to an acquisition by the Company of securities in exchange for which shares of Common Stock of the Company are to be delivered, (3) the case where the shares of Common Stock of the Company are delivered pursuant to an exercise of stock acquisition rights (including stock acquisition rights attached to bonds with stock acquisition rights) by which the shares of Common Stock of the Company can be demanded to be delivered, and (4) the case where the shares of Common Stock of the Company are delivered upon merger in which the Company survives or by share exchange (kabushiki kokan) in which the Company becomes the wholly owning parent company).

The Conversion Price after adjustment shall be applied on and after the day following the settlement date (or, in cases where such settlement period is set upon the offering, on and after the day following the last day of the settlement period; the same shall apply hereinafter). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(ii)	In case where the shares of Common Stock of the Company are split (kabushiki bunkatsu) or allotted without contribution:

The Conversion Price after adjustment shall be applied on and after the day following the record date with regard to the share split in case of a share split (kabushiki bunkatsu), and on and after the day following the day when the allotment of shares becomes effective in case of an allotment without contribution (musho wariate). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment with regard to the allotment without contribution of the shares of Common Stock of the Company, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(iii)	In case where any of shares with put option (shutoku seikyuken-tsuki kabushiki), shares subject to call option of the

Company (shutoku joko-tsuki kabushiki), or stock acquisition rights subject to call option of the Company (shutoku joko-tsuki shinkabu yoyaku-ken) (including the stock acquisition rights attached to the bonds with stock acquisition rights) by which the shares of Common Stock of the Company are to be delivered at a price less than the Fair Market Value as provided in the sub-item i. of this Item, or stock acquisition rights by which the shares of Common Stock of the Company may be delivered at a price less than the Fair Market Value provided in the sub-item i. of this Paragraph (including the stock acquisition rights attached to the bonds with stock acquisition rights) are issued.

With regard to the Conversion Price after adjustment, the Conversion Price Adjustment Formula shall be applied mutatis mutandis to the determination thereof with the assumption that all of shares with put option, shares subject to call option of the Company or stock acquisition rights subject to call option of the Company (including the stock acquisition rights attached to the bonds with stock acquisition rights), or stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights) are exercised on the initial conditions, and it will be applied on and after the day following the settlement date (or, in cases of stock acquisition rights and bonds with stock acquisition rights, on and after the day following the allotment date). If there is a record date to grant the shareholders of the shares of Common Stock of the Company with entitlement to allotment, however, the Conversion Price after adjustment shall be applied on and after the day following such record date.

(iv)	In case where shares of Common Stock are to be subject to a reverse share split (kabushiki heigo), the Conversion Price shall be adjusted using the following formula upon the effectiveness of such reverse share split.

Conversion Price after Adjustment	=	Conversion Price before Adjustment	×	Number of Issued Shares of Common Stock before Reverse Share Split
Number of Issued Shares of Common Stock after Reverse Share Split

iii.	Other Adjustment of the Conversion Price

Other than such events that require adjustment to the Conversion Price as provided in sub-item ii. of this Item, the Company shall make those adjustments to the Conversion Price which the board of the directors of the Company deem reasonable, in the following cases:

(i)	When adjustment of the Conversion Price is required upon merger (except when the Company is absorbed as a result of the merger), share exchange (kabushiki-kokan) or corporate split (kaishabunkatsu).

(ii)	When adjustment of the Conversion Price is required upon occurrence of any event to cause, or possibly cause, changes in the number of shares of Common Stock of the Company.

(iii)	When two or more events occur simultaneously or in short succession that require adjustment of the Conversion Price, and the effect of one of such events needs to be considered in relation to the Fair Market Value to be used in calculation of the Conversion Price after adjustment based on the other event.

iv.	Absence of Adjustment to the Conversion Price

As long as the difference between the Conversion Price after adjustment calculated by the Conversion Price Adjustment Formula and the Conversion Price before Adjustment is less than one (1) JPY, the Conversion Price shall not be adjusted; provided, however, that such Conversion Price after adjustment shall be the Conversion Price before adjustment in the Conversion Price Adjustment Formula, when an event occurs that requires adjustment of the Conversion Price thereafter.

v.	In case the Conversion Price is to be adjusted, the Company must, promptly after the determination of related matters, notify the Class B Preferred Shareholders and Class B Preferred Registered Pledgees of such adjustment and grounds therefor, adjusted conversion price, date of application and other necessary matters.

(4)	Competitive Put Option Requests for Shares

In case the total number of shares of Common Stock to be delivered in consideration for acquisition of Class B Preferred Shares as of the Share Put Option Request Day pursuant to Paragraph 9 hereof, and the number of shares of Common Stock to be delivered in consideration for Class A Preferred Shares and Class B Preferred Shares to be acquired as of the same date exceeds the Number of Unused Authorized Shares, such acquisition shall be conducted pro rata based on the number of shares of Common Stock to be issued by the Company in exchange for such acquisition, or by any other reasonable methods determined by the board of directors of the Company.

10.	Call Options in Consideration for Shares of Common Stock

(1)	Details of the Call Option

The Company may acquire, on a date on or after October 1, 2029 resolved separately by the board of directors of the Company (“Mandatory Share Acquisition Day”), all or a part of Class B Preferred Shares, in exchange for delivery of shares of Common Stock of the Company, to the extent that the number of the shares of Common Stock of the Company to be delivered does not exceed the Number of Unused Authorized Shares as of the said Mandatory Share Acquisition Day.

In such case, the Company shall deliver, in exchange for acquiring Class B Preferred Shares, the number of shares of Common Stock of the Company obtained by dividing (a) the total amount to be paid in for the said Class B Preferred Shares (provided, however, a total amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) by (b) the amount equivalent to the simple average price of the prices published at TSE as VWAP of the shares of Common Stock of the Company on each trading day for thirty (30) consecutive trading days commencing forty-five (45) trading days prior to the Mandatory Share Acquisition Day (provided, however, in case where there is a day no VWAP price is published at TSE during those thirty (30) consecutive trading days, the simple average price above shall be determined by excluding such a day) (such determination shall be made to the hundredth of JPY, which shall be rounded to the tenth). When there is any fraction smaller than one (1) share in determining the number of shares above, cash shall be provided pursuant to Article 234 of the Companies Act.

(2)	Partial Mandatory Acquisition

When acquiring a part of Class B Preferred Shares pursuant to this Paragraph, such acquisition shall be conducted by pro rata basis, lottery or any other reasonable methods determined by the board of directors of the Company.

11.	Statute of Limitation

The provision regarding the statute of limitation of the dividends in the Articles of Incorporation of the Company shall be applied mutatis mutandis to payment with regard to Class B Preferred Dividends and Class B Preferred Interim Dividends.

[Translation]

Exhibit 3

SCSK Corporation

130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition

Rights (1st Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights)

Terms and Conditions of the Bonds

1.	Name of the Bonds

SCSK Corporation 130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition Rights (1st Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights) (hereinafter referred to as the “Convertible Bonds”, of which the bonds, excluding stock acquisition rights, are to be hereinafter referred to as the “Bonds”, and stock acquisition rights the “Stock Acquisition Rights” respectively.)

2.	Aggregate amount of the Bonds

The Amount which remains outstanding at the end of the date immediately before the effective date of the merger pursuant to the merger agreement executed by and between the Company and CSK Corporation as of February 24, 2011 (hereinafter referred to as the “Merger”), in respect of the amount of JPY 35 billion that is the initial amount of the obligation of such bonds owed by CSK Corporation as related to the CSK Corporation 130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition Rights (7th Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights) (hereinafter referred to as the “Pre-Succession Convertible Bonds”)

3.	Amount of each Bond

One (1) type of JPY One (1) million

4.	Application of the Book-Entry Transfer Act

The Convertible Bonds shall be subject to the Act Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. (hereinafter referred to as the “Book-Entry Transfer Act”) and shall be handled pursuant to the operational rules and other rules relating to the book-entry transfer of corporate bonds, etc.

established by the book-entry transfer institution (as defined in paragraph 24, hereinafter the same shall apply). Certificates for the Convertible Bonds shall not be issued except in the cases where the holders of the Convertible Bonds (the “Bondholders”) may request for the issue of certificates for the convertible bonds pursuant to the Book-Entry Transfer Act. In the event that certificates for the Convertible Bonds are issued, such certificates shall be in bearer form, and the Bondholders may not request to exchange such certificates for the Convertible Bonds for those in registered form. Pursuant to the provisions of the main clauses of Article 254, Paragraphs 2 and 3 of the Companies Act, the Stock Acquisition Rights and the Bonds shall not be transferred separately.

5.	Interest rate of the Bonds

0.25% per annum

6.	Redemption amount of the Bonds

JPY 100 for the face value of JPY 100

However, in the cases of an early redemption, the amount of redemption shall be as set forth in paragraph 9, item (2) or (3).

7.	Existence of collateral or guarantee

There are no collaterals or guarantees on the Convertible Bonds, and there are no assets especially reserved for the Convertible Bonds.

8.	Commissioned company for Bondholders

(1)	Name of the commissioned company for Bondholders

The Sumitomo Trust and Banking Co., Ltd.

(2)	Authority of the commissioned company for Bondholders in objection procedures for creditors

Notwithstanding the provisions set forth in the main clause of Article 740, Paragraph 2 of the Companies Act, the commissioned company for Bondholders shall not raise any objection on behalf of the bondholders without resolution at the bondholders’ meeting with respect to the objection set forth in the Article 740, Paragraph 1 of the Companies Act.

(3)	Resignation of commissioned company for Bondholders

The commissioned company for Bondholders may, after electing a person to succeed the duties of commissioned company for Bondholders, resign when there is a conflict of interest (including the possibility of a conflict of interest) between the commissioned company for Bondholders and the Bondholders or when there are other justifiable grounds.

9.	Manners and Dates of Redemption of the Bonds

(1)	The aggregate amount of the original principal of the Bonds shall be redeemed on September 30, 2013. However, early redemption shall be as set forth in paragraph 9, item (2) or (3).

(2)	In the case that the shareholders meeting of the Company (if approval by the shareholders meeting is not required, the board of directors meeting of the Company) approves a merger, in which an unlisted company (which means a joint-stock company whose shares of Common Stock are neither listed on any financial instruments exchange nor registered as over-the-counter traded securities) becomes the surviving company and the Company is absorbed therein, or a share exchange or share transfer, in which the Company becomes a wholly-owned company (the “Share Exchange, etc.”), the Company may redeem all (and not less than all) of the Bonds then outstanding at the following prices for the face value of JPY 100 on or prior to the effective date of the Share Exchange, etc.

JPY 101 for the period from October 1, 2011 to September 30, 2012

JPY 100 for the Period from October 1, 2012 to September 29, 2013

(3)	130% Call Option Clause

In the event that the closing prices of the shares of Common Stock of the Company in the regular trading on the Tokyo Stock Exchange, Inc. on each day for a period of twenty (20) consecutive trading days has been 130% or more of the Conversion Price (as set forth in paragraph 11, item (6), sub- item (ii)) that is in effect on each such trading day (or if the Conversion Price has been adjusted pursuant to paragraph 11, items (7) to (11), such Conversion Price after adjustment), then the Company may redeem all (and not less than all) of the Bonds then outstanding, at any time, at JPY 100 for JPY 100 of the face value. In the case where the Company conducts a share-split of the shares of Common Stock of the Company or an allotment of shares of Common Stock without contribution to the shares of Common Stock of the Company (the “Share-split, etc.”), with respect to the application of these provisions during a period of three (3) trading days starting from the day that is two (2) trading days before the record date (or, if no record date is established, the day preceding the effective date of the Share-split, etc., and if the date preceding the record date or the effective date is not a trading day, the immediately preceding trading day; hereinafter the same shall be applied in this item) to the relevant record date, notwithstanding the provisions of paragraph 11, item (8), sub-item (ii), the Conversion Price in effect on each of the trading day shall be the Conversion Price determined by the Conversion Price Adjustment Formula set forth in paragraph 11, item (7), and within such formula, the number of the Company’s issued shares of Common Stock on the day one (1) month prior to each date of trading minus the number of shares of Common Stock held by the Company as of such date is used as the number of shares outstanding and the shares to be delivered due to the Share-split, etc. is used as the number of shares to be delivered.

(4)	If the due date of the redemption (including the early redemption date of the Bonds pursuant to paragraph 9, items (2) or (3); the “Redemption Date”) falls on a bank holiday, the payment therefore shall be made on the preceding bank business day.

(5)	The Company may, except as otherwise provided by laws and regulations or the operational rules and other rules relating to the book-entry transfer established by the book-entry transfer institution, purchase the Convertible Bonds at any time, on or after the effective date of the Merger. In the event that the Company cancels the Convertible Bonds it purchased, the Bonds pertaining to the Convertible Bonds and the Stock Acquisition Rights attached to the Convertible Bonds may not be cancelled separately.

10.	Method and Due Date for the Payment of Interest

(1)	Interest on the Bonds shall accrue from the effective date of the Merger until the Redemption Date, payable semi-annually each year by March 31 and by September 30.

(2)	Interest for any period of less than a half-year shall be payable for the actual number of days included in such period.

(3)	If the due date for the payment of the interest is not a bank business day, the payment therefore shall be made on the bank business day immediately preceding such date.

(4)	Interest will not accrue after the Redemption Date.

(5)	The interest on the Bond, of which the Stock Acquisition Rights have been exercised and such exercise has become effective, will cease to accrue as of the interest payment date immediately before the date on which the exercise of the Stock Acquisition Rights has become effective.

11.	Matters relating to the Stock Acquisition Rights

(1)	The number of Stock Acquisition Rights attached to the Bonds

The number of Stock Acquisition Rights attached to each of the Bonds shall be one (1), and a total of 35,000 Stock Acquisition Rights shall be issued; provided, however, that in the cases where the number of the stock acquisition rights attached to Pre-Succession Convertible Bonds which remains outstanding immediately before the effective date of the Merger and is held by persons other than the CSK Corporation is less than 35,000, the number of Stock Acquisition Rights to be issued shall be the same as such number less than 35,000.

(2)	The type of shares subject to the Stock Acquisition Rights and the method of calculation of the number thereof

The type of shares subject to the Stock Acquisition Rights shall be shares of Common Stock of the Company, and the number of shares of Common Stock of the Company to be newly issued or, in the case of shares held by the Company, to be disposed by the Company (issuance or disposition of shares of Common Stock of the Company shall be hereinafter referred to as the “delivery”) upon the Exercise Request (as defined in paragraph 11, item (3)) shall be the number obtained by dividing the total amount of the Bonds regarding the Exercise Request by the Conversion Price as set forth in paragraph 11, item (6), sub-item (ii) (or if the Conversion Price has been adjusted pursuant to paragraph 11, items (7) through (11), such Conversion Price after adjustment). Any fractions falling short of one (1) share in such event shall be rounded down.

(3)	The period during which the Stock Acquisition Rights may be exercised

The holders of the Convertible Bonds may exercise the Stock Acquisition Rights and request the Company for the delivery of shares of Common Stock of the Company as set forth in paragraph 11, item (2) (hereinafter referred to as the “Exercise Request”) at any time during the period from the effective date of the Merger up to September 27, 2013 (hereinafter referred to as the “Exercise Request Period”), (excluding the date of confirmation of the shareholders regarding the shares of Common Stock of the Company (the record date as set forth in Article 124, Paragraph 1 of the Companies Act) and the immediately preceding business day (“business day” means any day other than the holidays of the book-entry transfer institution; the same shall apply hereafter), the business day immediately preceding the date on which the payment of the interest on the Bonds is made, and any day determined necessary by the book-entry transfer institution); provided, however, that in the cases of early redemption of the Bonds on and prior to September 27, 2013 pursuant to the provisions of paragraph 9, item (2) or item (3), up until the bank business day preceding the Redemption Date, and in the case where the Bonds have lost benefit of term and become due and payable pursuant to the provisions of paragraph 16, up until the time at which the Bonds shall lost benefit of term and become due and payable (excluding the date on which the Bonds lost benefit of term). In the case where the stock acquisition rights of the Succeeding Company, etc. is delivered in connection with Organizational Restructuring Acts (as set forth in paragraph 11, item (14)) and suspension of the exercise of the Stock Acquisition Rights is necessary, the Stock Acquisition Rights may not be exercised during the period of suspension of the Exercise Request (such period shall not exceed one (1) month) on condition that the Company has given (a) prior written notice to the commissioned company for Bondholders of such period and other necessary matters and (b) public notice thereof no later than one (1) month prior to the commencement date of such period.

(4)	Other terms of the exercise of the Stock Acquisition Rights

The Stock Acquisition Rights may not be exercised in part.

(5)	Events for acquisition of the Stock Acquisition Rights

Not applicable.

(6)	Details of the property to be contributed upon the exercise of the Stock Acquisition Rights and the amount thereof

(i) Upon exercise of the Stock Acquisition Rights, the Bonds to which the Stock Acquisition Rights are attached shall be contributed, and the price of the Bonds shall be the same amount as that of such Bonds.

(ii) The price to be used in the determination of the number of shares of Common Stock of the Company to be delivered upon the exercise of the Stock Acquisition Rights (the “Conversion Price”) shall be, initially, the price equivalent to the amount determined by dividing the conversion price of the Pre-Succession Convertible Bonds which was effective immediately before the effective date of the Merger by 0.24 (in the calculation of such price, an amount falling short of JPY one (1) shall be calculated to one decimal place of the yen and rounded up to the nearest JPY one (1)).

(7)	After the issuance of the Convertible Bonds, if there is a change in the number of shares of Common Stock of the Company or the possibility thereof due to each of the events set forth in paragraph 11, item (8) below, the Company shall adjust the Conversion Price using the formula set forth below (the “Conversion Price Adjustment Formula”):

				Number of Outstanding Shares	+	Number of Shares to be delivered	×	Paid-in amount per Share
Conversion Price after adjustment	=	Conversion Price before adjustment	×			Current market price
					Number of Outstanding Shares	+	Number of Shares to be delivered

(8)	The cases where the Conversion Price is adjusted by the Conversion Price Adjustment Formula and the applicable period for the Conversion Price after adjustment shall be as set forth below:

(i) In the case of the delivery of shares of Common Stock of the Company with a payment amount which falls short of the current market price set forth in paragraph 11, item (10), sub-item (ii) (excluding the cases of item (8), sub-item (ii), the cases where delivery of shares of Common Stock of the Company by acquisition of securities in exchange for which shares of Common Stock of the Company are delivered, delivery of shares of Common Stock of the Company upon exercise of the stock acquisition rights (including those attached to the bonds with stock acquisition rights) by which the delivery of shares of Common Stock of the Company may be requested, or delivery of shares of

Common Stock of the Company by a merger in which the Company becomes a surviving company or by a share exchange in which the Company becomes a wholly-owning parent company is conducted), the Conversion Price after adjustment shall be applied from the following day of the payment date (if a payment period is set upon the offering, the last day of such payment period; the same shall apply hereafter); provided, however, that if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion Price after adjustment shall be applied from the following day of the record date;

(ii) In the case of a share-split of shares of Common Stock of the Company or in the cases of an allotment of shares of Common Stock of the Company without contribution, the Conversion Price after adjustment shall be applied from the following day of the record date with regard to the share-split in the case of a share-split, and from the following day of the date when the allotment of shares becomes effective in the case of an allotment of shares of Common Stock of the Company without contribution; provided, however, if, in respect of an allotment of shares of Common Stock of the Company without contribution, there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion Price after adjustment shall be applied from the following day of the record date;

(iii) In the case of issuance of shares with put options, shares subject to call options of the Company, or stock acquisition rights subject to call options of the Company (including those attached to the bonds with stock acquisition rights) for which shares of Common Stock of the Company are delivered at a price lower than the current market price as set forth in paragraph 11, item (10), sub-item (ii), or stock acquisition rights (including those attached to the bonds with stock acquisition rights) for which shares of Common Stock of the Company are delivered at a price lower than the current market price as set forth in paragraph 11, item (10), sub-item (ii), the Conversion Price after adjustment shall be calculated by the mutatis mutandis application of the Conversion Price Adjustment Formula with the assumption that all of shares with put option, shares subject to call option of the Company or stock acquisition rights subject to call option of the Company (including those attached to the bonds with stock acquisition rights) or stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights) are exercised on the initial conditions, and such Conversion Price after adjustment shall be applied from the following day of the payment date (in the cases of stock acquisition rights and bonds with stock acquisition rights, the allotment date); provided, however, if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion Price after adjustment shall be applied from the following day of the record date;

(iv) In the case of item (8), sub-items (i) through (iii), if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company and also the effectuation thereof is subject to the approval of the shareholders meeting, the board of directors or other organizations of the Company on and after the record date, notwithstanding the provisions of item (8), sub-items (i) through (iii), the Conversion Price after adjustment shall be applied from the following day of the date of such approval. In such cases, to the holders of Stock Acquisition Rights (the “Stock Acquisition Rights Holders”) who exercised the Stock Acquisition Rights during the period from the day immediately following the record date up to the date of such approval, the Company’s shares of Common Stock shall be delivered, the number of which is calculated by the following formula (provided that with regard to the delivery of the Company’s shares of Common Stock, paragraph 11, item (18) shall be applied mutatis mutandis):

	=	[	Conversion Price before adjustment	-	Conversion Price after adjustment	]	×	Number of shares delivered during the relevant period subject to the Conversion Price before adjustment
The number of shares
Conversion Price after adjustment

In such a case, any fraction falling short of one (1) share shall be rounded down.

(9)	In the case where the variance between the Conversion Price after adjustment determined by the Conversion Price Adjustment Formula and the Conversion Price before adjustment falls short of JPY one (1), such adjustment of the Conversion Price shall not be made. However, if an event necessitating the adjustment of the Conversion Price occurs subsequently, such Conversion Price after adjustment shall be deemed as the Conversion Price before adjustment by the Conversion Price Adjustment Formula.

(10)	(i) In the calculation of the Conversion Price Adjustment Formula, an amount falling short of JPY one (1) shall be calculated to two (2) decimal places and rounded up to the nearest one decimal place.

(ii) The current market price used in the Conversion Price Adjustment Formula shall be the average of the daily closing price (including the quotation bid and asked price) of shares of Common Stock of the Company in regular trading at the Tokyo Stock Exchange, Inc. during 30 business days (excluding days without closing prices) commencing on the 45th business day preceding the date of the application of the Conversion Price after adjustment (however, in the cases of paragraph 11, item (8), sub-item (iv), the record date).

In the calculation of such average, an amount falling short of JPY one (1) shall be calculated to two (2) decimal places of the yen and rounded up to the nearest one decimal place.

(iii) The “Number of outstanding shares” used in the Conversion Price Adjustment Formula shall be the number of the Company’s issued shares of Common Stock as of, in the case where there is a record date that has been established for granting the right to receive an allotment of such shares to shareholders of shares of Common Stock of the Company, such record date, or, in the case where such record date has not been established, the number of the Company’s issued shares of Common Stock held by the Company as of the date one (1) month prior to the date of the application of the Conversion Price after adjustment, deducted by the number of shares of Common Stock held by the Company as of such date, and adding the number of the undelivered shares of Common Stock of the Company within the shares of Common Stock of the Company deemed to be the “Number of shares to be delivered” pursuant to paragraph 11, items (8) or (11) prior to the adjustment of the Conversion Price. Furthermore, in the case where a share-split of shares of Common Stock of the Company is conducted, the “Number of shares to be delivered” used in the Conversion Price Adjustment Formula shall not include the number of shares of Common Stock of the Company allotted to the shares of Common Stock of the Company held by the Company as of the record date.

(11)	Other than in the cases set forth in paragraph 11, item (8) where adjustment of the Conversion Price is necessary, the Company shall conduct a necessary adjustment in the case of the following events, upon consultation with the commissioned company for Bondholders and after obtaining their approval thereof:

(i) In cases where the adjustment of the Conversion Price is necessary for reverse share-split, decrease of the amount of stated capital or capital reserves, merger (excluding where the Company becomes an absorbed company upon such merger), share exchange or corporate split;

(ii) In cases where the adjustment of the Conversion Price is necessary due to a change in the number of shares of Common Stock of the Company or events with the possibility of such changes other than those described above;

(iii) In cases where two (2) or more proximate events requiring the adjustment of the Conversion Price occur and require the consideration of the effects by one event on the current market price to be used in the calculation of the Conversion Price after adjustment based on other event(s).

(12)	(i) In cases where the Conversion Price is adjusted in accordance with the provisions of paragraph 11, items (7) through (11), the Company shall give prior written notice to the commissioned company for Bondholders of the adjustment of the Conversion Price and the grounds therefor, the Conversion Price before adjustment, the Conversion Price after adjustment, the date of the application of the adjustment and other necessary matters and shall publicly notice the necessary matters by the day preceding the date of application. However, in the cases of paragraph 11, item (8), sub-item (iv) or otherwise in the event of an inability to give the aforementioned public notice by the day preceding the date of such application, such public notice shall be conducted promptly on or after such date of application.

(ii) The method of the public notice in the case of item (12), sub-item (i) shall be set forth in paragraph 20, item (3).

(13)	Stated capital and capital reserves to be increased in the cases of issuance of shares upon exercise of the Stock Acquisition Rights

The amount of the stated capital to be increased in the event of the issuance of shares upon the exercise of the Stock Acquisition Rights shall be one half of the maximum amount of increases of the stated capital, etc. calculated pursuant to Article 17, Paragraph 1 of the Companies Accounting Regulations. Any fractions falling short of one JPY (1) as a result of such calculation shall be rounded up. The amount of the capital reserves to be increased shall be the maximum amount of increases of the stated capital less the amount of the stated capital to be increased.

(14)	Succession of the Convertible Bonds by a succeeding company in the case where the Company conducts Organizational Restructuring Acts

(i) In the cases of a merger, an absorption-type corporate split or incorporation-type corporate split in which the Company will be the absorbed company, a share exchange or a share transfer in which the Company will be the wholly-owned subsidiary (the “Organizational Restructuring Acts”) (however, limited to the cases where shares of Common Stock are delivered to shareholders of the Company), the Company shall, except where the Company carries out early redemption of the Bonds pursuant to paragraph 9, item (2), deliver stock acquisition rights of the joint-stock company set forth in (a) through (e) below (the “Succeeding Company, etc.”) (“the Succeeding Stock Acquisition Rights”) to the Stock Acquisition Rights Holders of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts. The details shall be prescribed in sub-item (ii) below. In such cases, as of the effective date of the Organizational Restructuring Acts, the Stock Acquisition Rights shall be extinguished and the obligations relating to the Bonds shall be succeeded by the Succeeding Company, etc., and Stock Acquisition Rights Holders of the Stock Acquisition Rights shall be stock acquisition rights holders of the Succeeding Stock Acquisition Rights. However, in the cases of an absorption-type corporate split or incorporation-type corporate split, it shall be applied only to cases where it is stipulated in the absorption-type corporate split plan or incorporation-type corporate split plan that the Succeeding Company etc. delivers the Succeeding Stock Acquisition Rights to the Stock Acquisition Rights Holders of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts, and that the Succeeding Company etc. succeeds to the obligations relating to the Bonds.

(a) Merger (limited to cases where the Company is absorbed by merger): A joint-stock company surviving a merger or a joint-stock company incorporated through a merger

(b) Absorption-type corporate split: A joint-stock company succeeding all or a part of rights or obligations held by the Company regarding its business

(c) Incorporation-type corporate split: A joint-stock company incorporated through incorporation-type corporate split

(d) Share exchange: A wholly owning parent joint-stock company in a share exchange

(e) Share transfer: A wholly owning parent joint-stock company incorporated through share transfer

(ii) The details of the Succeeding Stock Acquisition Rights shall be as set forth in the following:

(a) The number of the Stock Acquisition Rights

A number equivalent to the number of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts

(b) The type of shares subject to the Succeeding Stock Acquisition Rights

Shares of Common Stock of the Succeeding Company, etc.

(c) Calculation method of the number of shares subject to the Succeeding Stock Acquisition Rights

The number of shares subject to the Succeeding Stock Acquisition Rights shall be the number obtained by dividing the aggregate amount of the succeeded bonds regarding the exercise request by the Conversion Price set forth in (d) below. Any fractions falling short of one (1) share in such event shall be rounded down.

(d) The Conversion Price

The Conversion Price shall be stipulated so that those who exercise the Succeeding Stock Acquisition Rights immediately after the effective date of the Organizational Restructuring Acts shall be able to receive the economic values equivalent to those obtained by the Stock Acquisition Rights Holders who exercise the Stock Acquisition Rights immediately preceding the effective date of the Organizational Restructuring Acts.

(e) Description of the features and the price of the property to be contributed upon the exercise of the Succeeding Stock Acquisition Rights

Upon the exercise of Succeeding Stock Acquisition Right, the succeeded bond shall be contributed and the price of such bonds shall be the same amount as the amount of the Bonds.

(f) Exercisable period of the Succeeding Stock Acquisition Rights

The period from the effective date of the Organizational Restructuring Acts (if the Company sets forth the suspension period of exercise provided in paragraph 11, item (3), the later of either the effective date of the Organizational Restructuring Acts or the immediately following bank business day for the last day of such suspension period) up to the last day of the Exercise Request Period of the Stock Acquisition Rights set forth in paragraph 11, item 3.

(g) Other conditions for exercising the Succeeding Stock Acquisition Rights

The Succeeding Stock Acquisition Rights may not be exercised in part.

(h) Events for acquisition of the Succeeding Stock Acquisition Rights

Not applicable.

(15)	The administration for the acceptance of Exercise Requests of the Stock Acquisition Rights shall be handled at the place designated for the acceptance of Exercise Requests (the “Place for Acceptance of Exercise Requests”) as set forth in paragraph 25.

(16)	(i) Exercise Requests of the Stock Acquisition Rights are effected by taking the necessary steps for such Exercise Requests with the

book-entry	transfer institution or the account management institution and by notification of such Exercise Requests by the book-entry transfer institution to the Place for Acceptance of Exercise Requests during the Exercise Request Period.

(ii) Persons who have taken the necessary steps for the Exercise Requests with the book-entry transfer institution or the account management institution may not cancel such notice thereafter.

(17)	The effect of the Exercise Requests shall come into force on the date when the notice of the matters required for Exercise Requests arrives at the Place for Acceptance of Exercise Requests. If the effect of the exercise of the Stock Acquisition Rights comes into force, the Bonds pertaining to such Stock Acquisition Rights shall become due and payable.

(18)	Upon the effectuation of Exercise Requests for the Stock Acquisition Rights, the Company shall deliver the shares to the Stock Acquisition Rights Holders in relation to the conducted exercise requests by conducting an increase entry of book-entry transfer shares to the holding column in the book-entry transfer account registered at the book-entry transfer institution or the account management institution which the Stock Acquisition Right Holders designates.

(19)	The Company and the commissioned company for Bondholders shall, after consultation, implement the necessary procedures, in the cases where replacement of the terms in this terms and condition or other necessary measures is necessary, such as in the cases where the Company abolishes the unit share system.

12.	Negative pledge

(1)	(i) So long as any of the Bonds remain outstanding, if the Company creates a security interest in respect of other convertible-type bonds with stock acquisition rights (bond with stock acquisition rights as defined in Article 2, Item 22 of the Companies Act, the content of which is stipulated in compliance with the provisions of Article 236, Paragraph 1, Item 3 of the Companies Act that the bonds to which such stock acquisition right is attached shall be the property subject to contribution when a stock acquisition right is exercised; hereinafter the same shall apply) that will be issued by the Company in Japan, on or after the issuance of the Convertible Bonds, the Company shall create, pursuant to the Secured Debenture Trust Act, a security interest in respect of the Convertible Bonds with the same priority as the said security interest.

(ii) If the security interest created pursuant to the (i) of this item is insufficient to secure the Bonds which remains outstanding, the Company shall create, for the benefit of the Convertible Bonds, such security interest as the commissioned company for Bondholders deems appropriate pursuant to the Secured Debenture Trust Act.

(2)	(i) So long as any of the Bonds remain outstanding, if the Company reserves the specified assets of the Company for the benefit of other convertible-type bonds with stock acquisition rights that will be issued by the Company in Japan, on or after the issuance of the Convertible Bonds, (hereinafter referred to as the “Provision of Reserved Assets”) the Company shall conduct such Provision of Reserved Assets as the commissioned company for Bondholders deems appropriate for the benefit of the Convertible Bonds. In this case, the Company shall enter into such agreement with the commissioned company for Bondholders as stipulates the said effect.

(ii) In the cases of (i) of this item, the Company shall also enter into a special agreement with the commissioned company for Bondholders for the following (a) through (g) below:

(a) the Company guarantees, at the time of the execution of agreement, that, with respect to the reserved assets, there shall be no mortgage, pledge or any other rights or forward agreement or any such acts as identifiable to the forward agreement, to establish mortgage, pledge or any other rights that might adversely affect the benefit of the bondholders of the Convertible Bonds to such effect, and so long as any of the Bonds remain outstanding, the Company shall not, without prior written approval of the commissioned company for Bondholders, establish a mortgage on the reserved assets, nor make any forward agreement or any such acts as identifiable to the forward agreement, to establish a mortgage, etc. on the reserved assets;

(b) the Company shall not assign or lease any of the reserved assets to any others without the written approval of the commissioned company for Bondholders;

(c) if the total value of the reserved assets has for any reason decreased significantly, the Company shall immediately notify the commissioned company for Bondholders in writing of such decrease;

(d) the Company shall immediately add such assets as designated by the commissioned company for Bondholders to the reserved assets, if the commissioned company for Bondholders deems it necessary and requests the Company to do so;

(e) in the cases of a decline in the total amount of Bonds outstanding or any other unavoidable circumstances, the Company may, with the prior written approval of the commissioned company for Bondholders, replace all or any part of the reserved assets with such other assets as the commissioned company for Bondholders deems appropriate or exclude any part of the reserved assets from the reserved assets;

(f) the Company shall create a security interest, without delay, for the benefit of the Convertible Bonds over the reserved assets pursuant to the Secured Debenture Trust Act, if the Commissioned company for Bondholders deems it necessary and requests the Company to do so in order to preserve the rights pertaining to the Convertible Bonds; and

(g) in the cases of preceding (f), if the Company is unable to create a security interest, as provided in the Secured Debenture Trust Act, over the reserved assets, the Company shall create such security interest for the benefit of the Convertible Bonds as the commissioned company for Bondholders deems appropriate pursuant to the Secured Debenture Trust Act.

(3)	The preceding two (2) items shall not apply in the case of succeeding convertible-type bonds with stock acquisition rights, for which security interests are created or for which the reserved assets are provided, from a absorbed company in absorption-type merger, a wholly owned subsidiary company in share exchange or a split company in absorption-type corporate split, due to an absorption-type merger, a share exchange or an absorption-type corporate split respectively.

13.	Conversion of the Bonds into secured bonds

(1)	The Company may, at any time, upon consulting with the commissioned company for Bondholders, create the security interest, for the benefit of the Convertible Bonds pursuant to the Secured Debenture Trust Act.

(2)	In the cases of the creation of a security interest for the benefit of the Convertible Bonds pursuant to paragraph 12 item (1) or the preceding item, the Company shall immediately complete the procedures for registration of such security interest or other necessary procedures, and give public notice of the completion of such procedures in a manner analogous to that set forth in Article 41, Paragraph 4 of the Secured Debenture Trust Act.

14.	Reservation of specified assets

(1)	The Company may, at any time, upon consulting with the commissioned company for Bondholders, conduct the Provision of Reserved Assets for the benefit of the Bond with Stock Acquisition Rights.

(2)	In the cases of the preceding item, the provisions of item (2) of paragraph 12 shall be applied mutatis mutandis pursuant thereto.

15.	Cancellation of negative pledge

(1)	If the Company creates security interests for the benefit of the Convertible Bonds in accordance with paragraph 12, item (1) or paragraph 13, item (1), the provisions of paragraph 12 and paragraph 18, item (3) shall not be applied thereafter.

(2)	If the Company conducts the Provision of Reserved Assets for the benefit of the Convertible Bonds in accordance with paragraph 12, item (2) or paragraph 14, the provisions of paragraph 12, item (2) shall not be applied thereafter.

16.	Event of default

The Bonds shall be accelerated if any of the following events occur. However, in the cases where the Company creates, for the benefit of the Convertible Bonds, such security interest as the commissioned company for Bondholders deems appropriate under the Secured Debenture Trust Act, pursuant to paragraph 12 item (1) or paragraph 13 item (1), the Bond shall not be accelerated even if the events provided in item (2) of paragraph 16 occur:

(1)	the Company breaches the provisions of paragraph 9 or 10;

(2)	the Company breaches the provisions of paragraph 12 item (1) or item (2);

(3)	the Company breaches any one of the provisions of paragraph 11, items (7) through (12), paragraph 13, item (2), paragraph 17, paragraph 18, item (2) or item (3), paragraph 19, paragraph 20 or paragraph 21, and fails to remedy such breach within the period designated by the commissioned company for Bondholders;

(4)	the Company loses the benefit of time in respect of any bonds other than the Bonds or is not able to make payments in respect of such bonds when they become due and payable;

(5)	the Company loses the benefit of time in respect of any borrowing obligations, other than its obligations under bonds, or is unable to perform its obligation due and payable to guarantee bonds issued by, or other borrowing obligations of, a company other than the Company, unless the total aggregate amount of such obligations does not exceed 500 million yen (calculated in Japanese yen in the case denominated by a currency other than yen);

(6)	the Company files a motion for commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings, or the dissolution of the Company is resolved by a board of directors meeting (other than due to merger);

(7)	the Company is subject to a decision for the commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings, or the commencement of special liquidation is ordered;

(8)	an application for seizure or auction (including public auction) is filed against the assets of the Company which are indispensable to its business, or the Company is subject to a disposition of tax delinquency etc., which materially damages the credit of the Company, and the commissioned company for Bondholders determines it inappropriate to maintain and continue the Bonds.

17.	Regular reports to the commissioned company for Bondholders

(1)	The Company shall report to the commissioned company for Bondholders an outline of its business on a regular basis, and submit financial statements and business reports without delay after the end of each business year and notify the commissioned company for Bondholders in writing of the dividend from retained earnings (including the interim dividend specified in Article 454 Paragraph 5 of the Companies Act). This provision shall also apply to the case where the Company closes its accounts for a temporary period on a certain day specified in Article 441, Paragraph 1 of the Companies Act.

(2)	If the Company files the annual securities report, quarterly report, extraordinary report or amendment reports thereto and the attachments thereto, prepared pursuant to the Financial Instruments and Exchange Act, with the commissioner of a finance bureau, etc., the Company shall furnish, without delay, to the commissioned company for Bondholders the copies thereof; provided, however, that if the Company conducts the filing procedures by use of the Electronic Data Processing System for Disclosure as provided in Article 27-30-2 of the Financial Instruments and Exchange Act, instead of submitting the documents provided in this item, the notification to that effect suffices.

18.	Notification to the commissioned company for Bondholders

(1)	In the case where, after the issuance of the Convertible Bonds, a matter to be stated in the register of the Bonds and the register of the Stock Acquisition Rights has occurred and there has been a change to a statement in the register of the Bonds and the register of the Stock Acquisition Rights, the Company shall without delay make a statement in the register of the Bonds and the register of the Stock Acquisition Rights to that effect and notify the commissioned company for Bondholders in writing.

(2)	The Company shall notify the commissioned company for Bondholders in advance and in writing in the cases of the following events:

(i)	the Company is to assign or lease assets that are indispensable for its business;

(ii)	the Company is to discontinue or wind up all of its business or a significant portion of its business;

(iii)	the Company is to decrease its stated capital or capital reserves, or is to conduct an entity conversion, corporate split, merger, share exchange or share transfer.

(3)	If the Company is to create a security interest or conduct the Provision of Reserved Assets for the benefit of other convertible-type bonds with stock acquisition rights that will be, issued by the Company in Japan on or after the issuance of the Convertible Bonds, the Company shall notify the commissioned company for Bondholders in advance and in writing to that effect and the grounds therefor, the content of the obligation, the security interest and any other necessary matters.

19.	Authority of the commissioned company for Bondholders to investigate

(1)	Where the commissioned company for Bondholders deems it necessary for the execution of its authority and for the performance of its obligations as prescribed in the bond management agreement for the Convertible Bonds, it may request that the Company and any of its consolidated subsidiaries and companies to which the equity method is applied submit a written report in connection with the business, accounting, books, documents, etc., or may investigate in such matters.

(2)	In the case of the preceding item, if the commissioned company for Bondholders investigates any of the Company’s consolidated subsidiaries and companies to which the equity method is applied, the Company shall cooperate with such investigation.

20.	Notification and public notice in the event of early redemption

(1)	If the Company intends to conduct the early redemption of the Bonds provided in the provision of paragraph 9, item (2), the Company shall notify the commissioned company for Bondholders in writing to that effect and the amount and date of such early redemption and any other necessary matters no later than two (2) months before the date on which the Company intends to conduct the relevant early redemption, and shall make public notice of the necessary matters no later than one (1) month before the date on which the Company intends to conduct the relevant early redemption.

(2)	If the Company intends to conduct the early redemption of the Bonds provided in the provisions of paragraph 9, item (3), the Company shall notify the commissioned company for Bondholders in writing to that effect and any other necessary matters within seven (7) days from the last day of the twenty (20) consecutive trading days (specified in paragraph 9, item (3)), and shall make public notice of the necessary matters (a) within the period of fifteen (15) days from such last day, as well as (b) within the period which commences on the date sixty (60) days before the date on which the Company intends to conduct the relevant early redemption and ends on the date thirty (30) days before the date on which the Company intends to conduct the relevant early redemption.

(3)	The public notice, given pursuant to the preceding two (2) items, shall be given by electronic method specified by the articles of incorporation of the Company. However, if the Company is unable to give notice by electronic method due to accident or for any other unavoidable reasons, it shall be given in the newspaper specified by the articles of incorporation of the Company and one (1) or more daily newspapers circulated in Tokyo and Osaka, respectively (provided, however, that public notice in any newspaper whose circulation overlaps with another newspaper in which public notice has been published may be omitted).

21.	Public notice to the Bondholders

If public notice is given to the Bondholders in connection with the Convertible Bonds, unless otherwise prescribed in any applicable laws and ordinances or the bond management agreement for the Convertible Bonds, such public notice shall be given by method provided in paragraph 20, item (3). If the commissioned company for Bondholders deems it necessary to give public notice for the benefit of the bondholders, it shall be given, by method provided in paragraph 20, item (3), as well as in one (1) or more daily newspapers circulated in Tokyo and Osaka, respectively.

22.	Bondholders’ meeting

(1)	The bondholders’ meeting for the Convertible Bonds and such bonds with stock acquisition rights as have a class (as defined by the Companies Act) identical to those of the Convertible Bonds (hereinafter collectively referred to as the “Convertible Bonds of the Relevant Class”) shall be convened by the Company or the commissioned company for Bondholders and public notice in respect of the holding of the bondholders’ meeting and the matters designated in Article 719 of the Companies Act shall be given at least three (3) weeks prior to the scheduled date of such meeting.

(2)	The bondholders’ meeting for the Convertible Bonds of the Relevant Class shall be held in Tokyo.

(3)	The bondholders who represent one tenth (1/10) or more of the aggregate principal amount of the Convertible Bonds of the Relevant Class (excluding the amount of the bonds that have been redeemed, and the total amount of the Convertible Bonds of the Relevant Class held by the Company shall not be included) may request that a bondholders’ meeting be convened, upon the presentation to the Company or the commissioned company for Bondholders of the certificates for the Convertible Bonds of the Relevant Class or the notice as stipulated in Article 222, Paragraph 3 of the Book-Entry Transfer Act and submission of a document to the Company or the commissioned company for Bondholders which states the subject matters of the bondholders’ meeting and the grounds for convocation.

23.	Date of Delivery of Stock Acquisition Rights

October 1, 2011

24.	Book-entry transfer institution

Japan Securities Depository Center Inc.

25.	Place for acceptance of Exercise Request

Administrator of shareholder registry

The Sumitomo Trust and Banking Co., Ltd. Stock Transfer Agency Department.

26.	Payment of principal and interest

Payment of the principle of and the interest on the Convertible Bonds shall be paid in accordance with the Book-Entry Transfer Act and the operational rules, etc. established by the book-entry transfer institution.

3. Outline of Matters specified in Article 182, Paragraph 1, Items (excluding Items 5 and 6) of Ordinance for Enforcement of the Companies Act

(1)	Matters related to the reasonableness of Consideration for Merger

The Company determined as follows, concerning the reasonableness of the Consideration for Merger for the Merger Agreement (dated February 24, 2011) entered into with SCS:

(i)	Matters related to total number and allotment of the consideration for Merger

1)	Merger ratio

i)	Common shares of the Company

With respect to the common shares issued by the Company, 0.24 common shares of SCS per one (1) common share of the Company will be allotted and delivered; provided, however, that shares will not be allotted through the Merger with respect to the Company’s shares held by SCS and treasury shares held by the Company (16,015 shares as of March 31, 2011) immediately before the Merger takes effect.

	SCS (Surviving Company)	CSK (Extinguished Company)
Details of the Allotment with respect to the Merger	1 Common Share	0.24 Common Share(s)

In case of a material change to the conditions which constitute the basis of the Company’s calculation, the merger ratio stated above is subject to change upon consultation between SCS and the Company.

The total number of common shares of SCS delivered by the allotment of common shares of SCS for the common shares of the Company is planned to be 41,695,607 shares. Such total number of common shares represents the total number of common shares of SCS planned to be allotted for the common shares of the Company (173,731,699 shares) calculated by subtracting the number of treasury shares held by the Company as of March 31, 2011 (16,015 shares) from the number of issued common shares as of March 31, 2011 (149,747,714 shares) and adding the number of common shares of the Company which was issued due to the exercise of the 7th series stock acquisition rights as of April 22, 2011 (24,000,000 shares). The total number of common shares may be changed in the future due to changes in the number of treasury shares of the Company, etc.

ii)	Preferred shares of the Company

With respect to the preferred shares issued by the Company, one (1) class A preferred share of SCS (“Class A Preferred Share Issued by SCS”) provided in Exhibit 1 of the Merger Agreement per one (1) class A preferred share of the Company (“Class A Preferred Shares Issued by the Company”), one (1) class B preferred share of SCS (“Class B Preferred Share Issued by SCS”) provided in Exhibit 2 of the Merger Agreement per one (1) class B preferred share of the Company (“Class B Preferred Shares Issued by the Company”), and 2,400 common share(s) of SCS per one (1) class E preferred share of the Company (“Class E Preferred Shares Issued by the Company”) will be allotted and delivered. No cash or other assets will be delivered upon the Merger with respect to class F preferred shares of the Company, since SCS holds all class F preferred shares of the Company.

	SCS (Surviving Company in Absorption-type Merger)	The Company (Extinguished Company in Absorption-type Merger)
Details of the Allotment with respect to the Merger	1 Class A Preferred Share Issued by SCS	1 Class A Preferred Share Issued by the Company
	1 Class B Preferred Share Issued by SCS	1 Class B Preferred Share Issued by the Company
	1 Common Share	2,400 Class E Preferred Shares Issued by the Company

In case of a material change to the conditions which constitute the basis of analysis, the merger ratios, etc. stated above are subject to change upon consultation between SCS and the Company.

The total number of common shares of SCS delivered by the allotment of SCS shares for the preferred shares of the Company is planned to be 15,000 shares of Class A Preferred Shares Issued by SCS, 15,000 shares of Class B Preferred Shares Issued by SCS and 12,000,000 shares of common shares of SCS, respectively.

2)	Basis of Analysis

i)	Common shares of the Company
a)	Basis of analysis

To ensure the fairness of the purchase price of the common shares in the Tender Offer and the Merger Price with respect to the common shares, in deciding the purchase price and the Merger Price, SCS requested its financial advisor, Nomura Securities Co., Ltd. (“Nomura Securities”) as a third-party, independent from SCS and the Company, to perform financial analyses with regard to the share values of SCS and the Company.

Nomura Securities used the average market price analysis method, comparable company analysis method and discount cash flow analysis method (“DCF Method”) to analyze the value of each share of SCS and the Company. SCS received from Nomura Securities, a Share Value Appraisal Report in connection with the share value of the Company and a Merger Ratio Report in connection with the merger ratio of SCS and the Company with respect to the common shares. SCS has obtained from Nomura Securities an opinion concerning the fairness of the Merger Price with respect to the common shares (fairness opinion).

The number of common shares of SCS to be allotted per common share of CSK as analyzed by Nomura Securities is as follows:

Method of Analysis	Range of Merger Ratio
Average Market Price Analysis Method	0.25-0.27
Comparable Company Analysis Method	0.10-0.19
DCF Method	0.08-0.26

The average market price analysis method uses the closing per-share value of the common share on the reference date (February 21, 2011), and the average closing per-share value for the one-week, one month, three month and six month periods preceding the reference date.

In analyzing the merger ratio with respect to the common shares, Nomura Securities generally relied upon the information provided by the Companies and public information “as is”, assuming the materials and information, etc. used were accurate and complete. Nomura Securities has not independently confirmed the accuracy or completeness of such materials and information. In addition, Nomura Securities has not independently undertaken an appraisal, assessment or audit, nor has it requested a third party organization to undertake an assessment or audit with respect to the assets and debts (including contingent liabilities) of the Companies and their respective affiliated companies, including a separate analysis and appraisal for each asset and debt. With respect to the financial forecast of the Companies, Nomura Securities has assumed that the financial forecasts were made in a reasonable manner, based on the best forecast and judgment which could be obtained by the management of the Companies at that time.

Neither SCS nor the Company expect a drastic increase or decrease in the future profits plan on which Nomura Securities relied in its analysis using the DCF Method.

To ensure the fairness of the Merger Price with respect to the common shares, in deciding the Merger Price with respect to common shares, the Company requested its financial advisor, Mizuho Securities Co., Ltd. (“Mizuho Securities”) as a third-party, independent from the Company and SCS, to perform financial analyses with regard to the common shares based on the share value of the Company and SCS. Mizuho Securities used the market price reference analysis method, comparable company analysis method and DCF Method to analyze the value of the shares of the Company and SCS. The Company received from Mizuho Securities a Merger Ratio Report in connection with the merger ratio of the Company and SCS with respect to the common shares. In addition, the Company received from Mizuho Securities a fairness opinion regarding the fairness of the Merger Price with respect to the common shares (fairness opinion).

The number of common shares of SCS to be allotted per common share of the Company as analyzed by Mizuho Securities is as follows:

Method of Analysis	Range of Merger Ratio
Market Price Reference Analysis Method	0.24-0.28
Comparable Company Analysis Method	0.21-0.25
DCF Method	0.20-0.27

The market price reference analysis method uses the per-share value of the common shares on the reference date (February 23, 2011), and the average closing per-share value for the one-week, one month, three month and six month periods preceding the reference date.

In analyzing the merger ratio with respect to the common shares, Mizuho Securities generally relied upon the information provided by the Companies and public information “as is”, assuming the materials and information, etc. used were accurate and complete. Mizuho Securities has not independently confirmed the accuracy or completeness of such materials and information. In addition, Mizuho Securities has not independently undertaken an appraisal, assessment or audit, nor has it requested a third party organization to undertake an assessment or audit with respect to the assets and debts (including contingent liabilities) of the Companies and its affiliated companies, including a separate analysis and appraisal of each asset and debt. With respect to the financial forecast of the Companies, Mizuho Securities has assumed that the financial forecasts were made in a reasonable manner, based on the best forecast and judgment which could be obtained by the management of the Companies at that time.

Neither SCS nor the Company expect a drastic increase or decrease in the future profits plan that was relied on by Mizuho Securities in its analysis using the DCF Method.

b)	Process of Analysis

In executing the Merger Agreement, the Company and SCS each requested Nomura Securities (in the case of SCS) and Mizuho Securities (in the case of the Company), to perform financial analyses with regard to the common shares as third-party appraisers to ensure the transparency and fairness of the related transactions. Nomura Securities used the average market price analysis method, comparable company analysis method and DCF Method and Mizuho Securities used the market price reference method, comparable company analysis method and DCF Method to analyze the share values of the Company and SCS and obtained the results set forth in “a) Basis of Analysis” above. SCS considered the results of the analyses of the Merger Price with respect to the common shares by Nomura Securities while the Company considered the results of the analyses of the Merger Price with respect to the common shares by Mizuho Securities. As a result, after numerous discussions and negotiations between the Companies, the Companies ultimately reached the conclusion that the merger ratio set forth above was appropriate and reached an agreement, considering overall factors including the financial situation, assets and future prospects, of the Companies using the results of the Merger Ratio Report separately obtained by each Company as a reference.

The Company and SCS chose the common shares of SCS, the surviving company in the Merger, as consideration for the Merger for the common shares of the Company. This choice was in consideration of the fact that there is liquidity in the common shares of SCS as a listed company, and that it is possible to gain profit from the synergy of the Merger, even after the Merger, by the delivery of the common shares of SCS to the shareholders of the common shares of the Company.

c)	Relationship with Financial Institutions

Mizuho Securities, the financial advisor of the Company is not a related party of the Company or SCS, and has no material interest to be noted in relation to the Merger.

Furthermore, Nomura Securities, the financial advisor of SCS is not a related party of the Company or SCS, and has no material interest to be noted in relation to the Merger.

ii)	Preferred Shares of the Company

With respect to Class A Preferred Shares Issued by the Company and Class B Preferred Shares Issued by the Company, the Company and SCS, in consideration of the merger ratio of the Merger, specified the details of Class A Preferred Shares Issued by SCS and Class B Preferred Shares Issued by SCS as practically similar to the details of Class A Preferred Shares Issued by the Company and Class B Preferred Shares Issued by the Company, so that our shareholders holding the shares after the Merger would maintain rights after the Merger similar to those prior to the Merger. The Company and SCS therefore decided to allot and deliver one (1) Class A Preferred Share Issued by SCS and one (1) Class B Preferred Share Issued by SCS per one (1) Class A Preferred Share Issued by the Company and one (1) Class B Preferred Share Issued by the Company, respectively. With respect to Class E Preferred Shares Issued by the Company, the Companies have determined the merger ratio by multiplying the number of the common shares converted by the put option of class E preferred shares exchangeable for the common shares by the merger ratio with respect to the common shares.

(ii)	Reasons for choosing such properties as consideration for the Merger

The Company and SCS chose the common shares of SCS, the surviving company in the Merger, as consideration for the Merger for the common shares of the Company. The Company and SCS determined that SCS’ common shares were appropriate as consideration for the Merger due to the fact that the common shares of SCS as a listed company were liquid, and it is possible to profit from the synergy of the Merger, even after the Merger, by the delivery of SCS’ common shares to the shareholders of the common shares of the Company.

With respect to Class A Preferred Shares Issued by the Company and Class B Preferred Shares Issued by the Company, the Company and SCS, in consideration of the merger ratio of the Merger, specified the details of Class A Preferred Shares Issued by SCS and Class B Preferred Shares Issued by SCS as practically similar to the details of Class A Preferred Shares Issued by the

Company and Class B Preferred Shares Issued by the Company, so that our shareholders holding the shares after the Merger would maintain rights after the Merger, similar to those prior to the Merger. The Company and SCS therefore decided to allot and deliver one (1) Class A Preferred Share Issued by SCS and one (1) Class B Preferred Share Issued by SCS per one (1) Class A Preferred Share Issued by the Company and one (1) Class B Preferred Share Issued by the Company, respectively. Thus, the Company and SCS determined this as appropriate consideration for the Merger.

With respect to Class E Preferred Shares Issued by the Company, the Companies have determined the merger ratio by multiplying the number of the common shares converted by the put option of class E preferred shares exchangeable for the common shares by the merger ratio with respect to the common shares, and thus the Company and SCS determined this as appropriate consideration for the Merger.

(iii)	When the surviving company and the extinguished company in the Merger are under a relationship of common control, matters were considered so that the interest of the shareholders of the extinguished company would not be harmed.

On February 24, 2011, when the Merger was determined, the Company and SCS were not under a relationship of common control.

After SCS and Sumitomo jointly conducted the Tender Offer with the term of March 10, 2011 to April 11, 2011, SCS acquired 5,000 shares of class F preferred shares of the Company (equivalent to 50,000,000 shares of Common Shares if converted into Common Shares upon the exercise of the Common Shares Conversion Right) and Sumitomo acquired 69,511,667 shares of common shares of the Company and 240,000 units of the 7th Series Stock Acquisition Rights of the Company (24,000,000 shares when converted to common shares).

As Sumitomo exercised in whole the 7th Series Stock Acquisition Rights acquired by the Tender Offer as of April 22, 2011, the Company delivered 24,000,000 shares of common shares to Sumitomo.

As a result, the voting rights held by Sumitomo for the Company became 54.14% (calculated based on the number of voting rights of all shareholders as of March 31, 2011) and Sumitomo became the parent company of the Company. Therefore, the Company and SCS are subject to common control. However, the Company and SCS remain cautious as follows so that the interests of the shareholders of the extinguished company are not harmed as of the determination of the Merger:

1)	As specified in pages 179 to 182 of this Reference, the Company and SCS sought financial analyses from independent third party institutions without interest for the Company’s analysis of consideration for the Merger.

2)	For the purpose of ensuring fairness and the adequacy of the decision making by the board of directors, the Company has obtained legal advice from Anderson Mori & Tomotsune, a legal advisor independent of the Company and SCS, and SCS has obtained legal advice from Nagashima Ohno & Tsunematsu, a legal advisor similarly independent of the Company and SCS.

One of the Company’s directors concurrently serves as an employee of Sumitomo and as an employee of SCS, one of the Company’s directors concurrently serves as the person who is to perform the duties of partners of ACAI, and one of the Company’s directors concurrently serves as the representative director of ACA Inc., which is the representative member of ACAI. In light of the possibility that structural conflicts of interest might occur in the course of considering the Merger at the Company, the Company has implemented measures to avoid conflicts of interest. For this reason, Hiroyuki Yamazaki (note), who concurrently serves as an employee of both Sumitomo and SCS, Akihiro Azuma, who concurrently serves as the representative director of ACA Inc., which is a representative member of ACAI, and Toshiyasu Horie, who concurrently serves as an executive officer of ACAI, did not participate in the discussions and passing of the resolutions at the meeting of board of directors of the Company held on February 24, 2011.

Hiroyuki Yamazaki, Akihiro Azuma and Toshiyasu Horie have not participated in any other discussions or passing of resolutions regarding the Merger, nor have they participated in any consultations and negotiations with SCS and Sumitomo regarding the Merger in the Company’s capacity.

Furthermore, from among the statutory auditors of the Company, Iwao Ishikawa, who concurrently serves as an auditor of ACA Inc., which is the representative member of ACAI, did not participate in the discussions regarding the Merger, for the purpose of avoiding potential conflicts of interest, and also withheld from expressing his opinion on the said resolutions of the Company’s board of directors.

It was resolved by a unanimous agreement of the directors who participated in the discussion and resolution at the meeting of the board of directors held on February 24, 2011that the Merger would be conducted. All participating statutory auditors presented their opinion that they do not have objection to this resolution by the board of directors.

(Note) Although Mr. Hiroyuki Yamazaki concurrently serves as the Executive Officer of SCS as of July 9, 2011, he does not concurrently serve as an employee of Sumitomo.

(iv)	Matters related to the reasonableness of the amount of capital and reserve of SCS

Upon the Merger, SCS has determined not to increase the amount of capital, capital reserve and profit reserve. This decision is determined within the scope of law to enable expeditious and flexible capital policy of SCS after the Merger, and is determined to be reasonable.

(2)	Matters for Reference regarding the Consideration for Merger

(i)	Contents of Articles of Incorporation of SCS

Chapter 1 General Provisions

Article 1 (Corporate Name)

The name of the Company is Sumisho Joho Sisutemu Kabushiki Kaisha and Sumisho Computer Systems Corporation in English.

Article 2 (Location of Head Office)

The head office of the Company is located in Chuo-ku, Tokyo.

Article 3 (Purpose)

The business purposes of the Company are as follows:

1.    Development, import and export, sales, maintenance, lease and rental of software;

2.    Development, import and export, sales, maintenance, lease and rental of information and telecommunications systems;

3.    Development, manufacturing, import and export, sales, maintenance, lease and rental of information and telecommunications system-related devices and equipment as well as computer system-related devices and equipment;

4.    Information handling service, information providing service, communication service and mail-order service;

5.    Electrical communication construction and electrical construction;

6.    Registered communication business or notified communication business pursuant to the Telecommunications Business Act;

7.    Labor dispatch service;

8.    Advertising service and publishing service;

9.    Acquisition, development of usage, licensing, management and transfer of copyright, industry property right, know-how and other intellectual property rights as well as intermediation thereof;

10.    Acquisition, disposal, maintenance, management, brokerage, lease and rental of real estate;

11. Provision of loans, guaranty of liabilities, purchase of receivables, exchange transactions and holding, management and sale of securities;

12. Planning of liquidation and securitization of receivables and sale of such securities;

13. Raising, operating and managing funds through private placement and voluntary partnership under the Commercial Code;

14. Planning, research, study, education and consulting in relation to each of the items above; and

15. Any other services related to each of the items above.

Article 4 (Company Organs)

The Company has established the following organs in addition to the Meeting of Shareholders and Directors.

(1)	Board of Directors

(2)	Statutory Auditors

(3)	Board of Statutory Auditors

(4)	Accounting Auditor

Article 5 (Method of Public Notice)

The Company shall give public notice via electronic methods; provided, however, that if no method of electric public notice is available to the Company due to any trouble or other circumstances beyond its control, then public notice shall be given in the Nihon Keizai Shinbun.

Chapter 2 Shares

Article 6 (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 200 million (200,000,000).

Article 7 (Repurchase of Treasury Stock)

The Company may, by a resolution of the Board of Directors, repurchase its treasury stock through market transactions, etc. pursuant to Article 165, Paragraph 2 of the Companies Act.

Article 8 (Number of Shares Constituting One Voting Unit)

The number of shares constituting one voting unit shall be one hundred(100).

Article 9 (Rights pertaining to Shares Less than One Unit)

Shareholders who hold shares in a number less than one voting unit may not exercise any rights with respect to their shares less than one voting unit other than those described below:

(1) The rights prescribed in each item of Article 189, Paragraph 2 of the Companies Act;

(2) The right to make a request pursuant to the provisions of Article 166, Paragraph 1 of the Companies Act;

(3) The right to the allotment of shares for subscription and share options for subscription in proportion to the number of shares owned by shareholders; and

(4) The right to make a request provided in the following Article.

Article 10 (Additional Purchase of Shares Less than One Unit)

Any shareholders of the Company may, in accordance with the Share Handling Regulations, request the sale of a certain number of shares so that the shares less than one unit held by such shareholders will constitute one unit; provided, however, that the Company does not have a sufficient number of treasury stock available for sale.

Article 11 (Share Registrar)

1. The Company shall have a share registrar.

2. The share registrar and its handling place of business shall be determined and announced pursuant to a resolution of the Board of Directors.

3. The preparation and custody of the shareholders’ register and share subscription registry of the Company, as well as other business related thereto shall be delegated to the share registrar and shall not be handled by the Company.

Article 12 (Record Date)

The Board of Directors may temporarily set a record date as otherwise provided herein or as necessary by giving prior notice.

Article 13 (Share Handling Regulation)

Procedures for the exercise of shareholders’ rights, handling of shares of the

Company and related fees shall be governed by the Share Handling Regulation established by the Board of Directors, as well as applicable laws and regulations or these Articles of Incorporation.

Chapter 3 Meeting of Shareholders

Article 14 (Convocation)

1. The Annual General Meeting of Shareholders shall be convened in June every year.

2. In addition to the Annual General Meeting of Shareholders, the Extraordinary Meeting of Shareholders shall be convened as necessary.

Article 15 (Record Date for Annual General Meeting of Shareholders)

The record date for the voting rights of the Company’s Annual General Meeting of Shareholders shall be March 31 every year.

Article 16 (Convocator and Chairman)

The Meeting of Shareholders shall be convened and chaired by the President. If the President is prevented from acting, other Representative Directors shall take his / her place.

Article 17 (Internet Disclosure and Deemed Provision of Reference Materials, etc. for Meeting of Shareholders)

In convening the Meeting of Shareholders, the Company may disclose information on the matters to be described or presented in the Reference Materials for the Meeting of Shareholders, business report, Financial Statements and Consolidated Financial Statements on the Internet pursuant to the provisions of the Ordinance of the Ministry of Justice and such information shall be deemed to have been provided to the shareholders.

Article 18 (Resolutions)

1. A resolution of the Meeting of Shareholders shall be adopted by a majority vote of the shareholders present and entitled to vote unless otherwise provided by applicable laws and regulations or these Articles of Incorporation.

2. The resolutions as set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the votes of the shareholders present at a meeting attended by shareholders holding not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 19 (Voting by Proxy)

Shareholders may appoint another shareholder entitled to vote as their proxies to vote on their behalf. However, shareholders or their proxies shall submit a relevant power of attorney to the Company for each Meeting of Shareholders.

Chapter 4 Directors, Board of Directors and Executive Officers

Article 20 (Election of Directors)

1. Directors shall be elected at the Meeting of Shareholders.

2. A resolution regarding the election of Directors shall be adopted by a majority of the votes of the shareholders present at a meeting attended by shareholders holding not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

3 No cumulative voting shall be used for a resolution regarding the election of Directors.

Article 21 (Term of Office of Directors)

1. The term of office of Directors shall expire at the closing of the Annual General Meeting of Shareholders for the last business year ending within one (1) year after their election.

2. The term of office of substitute or additional Directors shall expire at the expiration of the term of office of other incumbent Directors.

Article 22 (Representative Directors and Executive Directors)

1. The Board of Directors shall, by its resolution, elect the Representative Directors.

2. The Board of Directors may, by its resolution, elect one Chairman and one President, and a certain number of Vice Presidents, Managing Directors and Executive Managing Directors.

Article 23 (Convocator and Chairman of the Board of Directors)

A meeting of the Board of Directors shall be convened and chaired by the Chairman unless otherwise provided for in applicable laws and regulations. If no Chairman has been elected or the Chairman is prevented from acting, the President shall take his / her place. If the President is prevented from acting, other Directors shall take his / her place in the prescribed order.

Article 24 (Convocation Notice of Meeting of the Board of Directors)

1. Notice of a meeting of the Board of Directors shall be dispatched to Directors and Statutory Auditors no later than three (3) days prior to the meeting. However, in urgent cases, the notice period may be shortened.

2. A meeting of the Board of Directors may be held without convocation procedures if all the Directors and Statutory Auditors consent thereto.

Article 25 (Resolution of Board of Directors)

1. A Resolution of the Board of Directors shall be adopted by a majority of the Directors at a meeting where a majority of the Directors are present.

2. If any of the Directors make proposals regarding the matters to be resolved at a meeting of the Board of Directors and all the Directors voting on such matters consent to such proposals in writing or via electronic medium, then the Company shall deem such matters to be adopted by a resolution of the Board of Directors; unless Statutory Auditors raise objections against such proposals.

Article 26 (Board of Directors Regulations)

Any matters regarding the Board of Directors shall be subject to applicable laws and regulations or these Articles of Incorporation as well as the Board of Directors Regulations established by the Board of Directors.

Article 27 (Directors’ Remuneration)

Directors’ remuneration, awards and other financial benefits for their services received from the Company (hereinafter referred to as “Remuneration, etc.”) shall be decided by a resolution of the Meeting of Shareholders.

Article 28 (No Liability of Directors)

1. The Company may, by a resolution of the Board of Directors, exempt Directors from their liabilities to the extent permitted by applicable laws and regulations.

2. The Company may enter into agreements with Outside Directors to limit their liabilities to the extent permitted by applicable laws and regulations.

Article 29 (Executive Officers and Executive Operating Officers)

1. The Board of Directors may, by its resolution, elect Executive Officers and engage such Executive Officers in the service of the Company. The election, retirement, status, responsibilities etc. of the Executive Officers shall be subject to the Executive Officers Regulations established by the Board of the Directors.

2. The Board of Directors may, by its resolution, elect the President and

Executive Officer, Vice President and Executive Officer, Senior Managing Executive Officer, Managing Executive Officer and other Executive Operating Officers.

Chapter 5 Statutory Auditors and Board of Statutory Auditors

Article 30 (Election of Statutory Auditors)

1. Statutory Auditors shall be elected at the Meeting of Shareholders.

2. A resolution regarding the election of Statutory Auditors shall be adopted by a majority of the votes of the shareholders present at a meeting attended by shareholders holding not less than one-third (1/3) of the voting rights of all shareholders who are entitled to vote.

Article 31 (Term of Office of Statutory Auditors)

1. The term of office of Statutory Auditors shall expire at the closing of the General Meeting of Shareholders held for the last business year ending within four (4) years after their election.

2. The term of office of the Statutory Auditor replacing a Statutory Auditor who retires before the expiration of his / her term of office shall expire at the expiration of the term of office of such retiring Statutory Auditor.

Article 32 (Full-time Statutory Auditors and Permanent Statutory Auditors)

1. The Board of Statutory Auditors shall, by its resolution, elect Full-time Statutory Auditors.

2. Statutory Auditors may, by mutual vote, elect Permanent Statutory Auditors.

Article 33 (Convocation Notice of Board of Statutory Auditors)

1. Notice of a meeting of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor no later than three (3) days prior to the meeting. However, in urgent cases, the notice period may be shortened.

2. A meeting of the Board of Statutory Auditors may be held without convocation procedures if all the Statutory Auditors consent thereto.

Article 34 (Resolutions of Board of Statutory Auditors)

A resolution of the Board of Statutory Auditors shall be adopted by a majority of the Statutory Auditors unless otherwise provided for in applicable laws and regulations.

Article 35 (Regulations for Board of Statutory Auditors)

Any matters regarding the Board of Statutory Auditors shall be subject to applicable laws and regulations or these Articles of Incorporation as well as the Regulations for Board of Statutory Auditors established by the Board of Directors.

Article 36 (Statutory Auditors’ Remuneration)

Remuneration, etc. of the Statutory Auditors shall be decided by a resolution of the Meeting of Shareholders.

Article 37 (No Liability of Statutory Auditors)

1. The Company may, by a resolution of the Board of Directors, exempt the Statutory Auditors from their liabilities to the extent permitted by applicable laws and regulations.

2. The Company may enter into agreements with Outside Statutory Auditors to limit their liabilities to the extent permitted by applicable laws and regulations.

Chapter 6 Accounts

Article 38 (Business Year)

The Business Year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 39 (Decision-making Body on Dividends of Surplus, etc.)

Unless otherwise provided for in applicable laws and regulations, the Company shall, pursuant to a resolution of the Board of Directors, make decisions regarding the matters provided in each item of Article 459, Paragraph 1 of the Companies Act such as surplus dividends, etc. without a resolution of the Meeting of Shareholders.

Article 40 (Record Date for Surplus Dividends, etc.)

1. The record date for the Company’s year-end dividends shall be March 31 every year.

2. The record date for the Company’s interim dividends shall be September 30 every year.

3. In addition to the record date as set forth in the preceding paragraphs, the

Company may set a record date for surplus dividends, etc.

Article 41 (Exclusion Period for Dividends, etc.)

In the case where the properties to be divided are monies, the Company is exempt from liability for paying dividends if such dividends remain uncollected after three (3) years have elapsed from the first date on which such dividends became payable.

SCS has decided to propose partial amendments to its Articles of Incorporation at the General Meeting of Shareholders to be held on June 28, 2011. Details of the proposed amendments are as follows:

Amendments to Articles of Incorporation

(Underlines indicate amendments.)

Current Articles of Incorporation	Proposed Amendments
Articles of Incorporation of Sumisho Joho Sisutemu Kabushiki Kaisha	Articles of Incorporation of SCSK Kabushiki Kaisha

Chapter 1 General Provisions	Chapter 1 General Provisions

Article 1 (Corporate Name)	Article 1 (Corporate Name)

The name of the Company is Sumisho Joho Sisutemu Kabushiki Kaisha and Sumisho Computer Systems Corporation in English.	The name of the Company is SCSK Kabushiki Kaisha and SCSK Corporation in English.

Article 2 (Location of Head Office)	Article 2 (Location of Head Office)

(Provisions omitted)	(Unchanged)

Article 3 (Purpose)	Article 3 (Purpose)

The business purposes of the Company are as follows.	The business purposes of the Company are as follows:

Items 1 to 4	Items 1 to 4

(Omitted)	(Unchanged)

(Newly established)	5. Call center service;

5. Electrical communication construction and electrical construction;	6. Remodeling construction, electrical communication construction, electrical construction, plumbing and building construction;

6. (Omitted)	7. (Unchanged)

(Newly established)	8. Commissioned broadcasting service pursuant to the Broadcast Act;

7. (Omitted)	9. (Unchanged)

(Newly established)	10. Fee-charging employment agency service;

8. (Omitted)	11. (Unchanged)

(Newly established)	12. Interpretation and translation service;

(Newly established)	13. Warehousing service;

Items 9 to 12	Items 14 to 17

(Omitted)	(Unchanged)

13. Raising, operating and managing funds through private placement, and voluntary partnership under the Commercial Code;	18. Raising, operating and managing funds through private placement, voluntary partnership under the Commercial Code as well as managing properties of investment partnership;

(Newly established)	19. Marketing support, technical support, accounting service and labor management service for corporate clients;

Current Articles of Incorporation	Proposed Amendments

(Newly established)	20. Issuance and issuance service of cards (prepayment, future payment, etc.);

(Newly established)	21. Nonlife and life insurance agent services and life insurance solicitation service;

(Newly established)	22. Operation, design and construction of restaurants;

(Newly established)	23. Sales, rental and import and export of medical equipment;

(Newly established)	24. Trucking business and cargo forwarder services;

(Newly established)	25. Sales and brokerage of liquor;

(Newly established)	26. Production, cultivation, sales and rental of agricultural crops, foliage plants and other plants;

14. (Omitted)	27. (Unchanged)

15. (Omitted)	28. (Unchanged)

Article 4 (Company Organs)	Article 4 (Company Organs)

(Provisions omitted)	(Unchanged)

Article 5 (Method of Public Notice)	Article 5 (Method of Public Notice)

(Provisions omitted)	(Unchanged)

Chapter 2 Shares	Chapter 2 Shares

Article 6 (Total Number of Shares Authorized to be Issued)	Article 6 (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 200 million (200,000,000).	The total number of shares authorized to be issued by the Company shall be 200 million (200,000,000) and the total numbers of shares of each class authorized to be issued by the Company are as follows:

Common Shares: 200,000,000 shares Class A Preferred Shares: 15,000 shares Class B Preferred Shares: 15,000 shares

Article 6-2 (Class A Preferred Shares)

The features of Class A Preferred Shares are provided in Exhibit 1.

Current Articles of Incorporation	Proposed Amendments

(Newly established)	Article 6-3 (Class B Preferred Shares)

The features of Class B Preferred Shares are provided in Exhibit 2.

Article 7 (Repurchase of Treasury Stock)	Article 7 (Repurchase of Treasury Stock)

(Provisions omitted)	(Unchanged)

Article 8 (Number of Shares Constituting One Unit)	Article 8 (Number of Shares Constituting One Unit)

The number of shares constituting one unit of the Company shall be one hundred (100).	The number of shares constituting one unit of the Company shall be one hundred (100) for Common Shares and one (1) share for Class A Preferred Shares and Class B Preferred Shares, respectively.

Articles 9 to 19	Articles 9 to 19

(Provisions omitted)	(Unchanged)

(Newly established)	Article 19-2 (Class Meeting)

1. The provisions of Articles 16, 17 and 19 shall apply mutatis mutandis to meetings of shareholders of each class.

2. The provisions of Article 15 shall apply mutatis mutandis to class meetings convened on the same day as the General Meeting of Shareholders.

3. The provisions of Paragraph 1 of Article 18 shall apply mutatis mutandis to the resolutions of a class meeting to be adopted pursuant to the provisions of Paragraph 1 of Article 324 of the Companies Act, and the provisions of Paragraph 2 of Article 18 to the resolutions of a class meeting to be adopted pursuant the provisions of Paragraph 2 of Article 324 of the Companies Act.

Articles 20 to 41	Articles 20 to 41

(Provisions omitted)	(Unchanged)

(Newly established)	Exhibit 1
(Note 1: Please refer to pages 118 to 135 of this Document for the amended Exhibit 1 of these Articles of Incorporation.)

Current Articles of Incorporation	Proposed Amendments

(Newly established)	Exhibit 2 (Note 2: Please refer to pages 136 to 153 of this Document for amended Exhibit 2 of these Articles of Incorporation.)

(Newly established)

Supplementary Provisions:

Any of the amendments to the title, Articles 1, 3, 6, 6-2, 6-3, 8, 19-2, Exhibits 1 and 2 of these Articles of Incorporation shall come into force as of the effective date of the merger between the Company and CSK CORPORATION on the ground that such merger will become effective. These supplementary provisions will be deleted after the date of the merger.

(Note 1) The contents of Exhibit 1 are the same as those of Exhibit 1 of the Merger Agreement provided in 2. Outline of Merger Agreement.

(Note 2) The contents of Exhibit 2 are the same as those of Exhibit 2 of the Merger Agreement provided in 2. Outline of Merger Agreement.

(ii)	Matters concerning Conversion Method of the Consideration for Merger

1)	Common Shares of SCS

i)	Market where the Consideration for Merger is traded

Tokyo Stock Exchange, First Section

ii)	Broker, Intermediary or Agent for the Transaction of the Consideration for Merger

Securities companies throughout Japan

iii)	Details of Restriction on Transfer or Disposal of the Consideration for Merger

Not applicable.

2)	Class A Preferred Shares of SCS

i)	Market where the Consideration for Merger is traded

Not applicable.

ii)	Broker, Intermediary or Agent for the Transaction of the Consideration for Merger

Not applicable.

iii)	Details of Restriction on Transfer or Disposal of the Consideration for Merger

Not applicable.

3)	Class B Preferred Shares of SCS

i)	Market where the Consideration for Merger is traded

Not applicable.

ii)	Broker, Intermediary or Agent for the Transaction of the Consideration for Merger

Not applicable.

iii)	Details of Restriction on Transfer or Disposal of the Consideration for Merger

Not applicable.

(iii)	Matters concerning the Market Price of the Consideration for Merger

Monthly high and low closing prices of SCS Shares for the recent six months are as follows.

Monthly Data	NOV 2010	DEC 2010	JAN 2011	FEB 2011	MAR 2011	APR 2011
High Price (JPY)	1,342	1,468	1,480	1,455	1,307	1,163
Low Price (JPY)	1,152	1,227	1,320	1,237	885	1,020

(3)	Matters concerning the Fairness of the Terms and Conditions on Stock Acquisition Rights in relation to the Merger

Upon the Merger, SCS will allot and deliver SCS Stock Acquisition Rights (stock acquisition rights of SCS provided in Exhibit 3 of the Merger Agreement attached to the convertible bonds of SCS provided in Exhibit 3 of the Merger Agreement; hereinafter the same) to stock acquisition right holders as of the time immediately before the Merger takes effect (excluding SCS and the Company; “Holder of CSK Stock Acquisition Rights Subject to Allotment”) of the stock acquisition rights (“CSK Stock Acquisition Rights Subject to Allotment”) attached to CSK Corporation 130% call option attached unsecured convertible type bonds with stock acquisition rights (7th Series) issued by the Company (issued on July 27, 2006, the “7th Series Unsecured Convertible Bonds”) at a ratio of one (1) SCS Stock Acquisition Right per one (1) CSK Stock Acquisition Right Subject to Allotment owned by the Holder of CSK Stock Acquisition Rights Subject to Allotment, as stock acquisition rights to replace the CSK Stock Acquisition Rights Subject to Allotment. SCS will also succeed all obligations with respect to the bonds of the 7th Series Unsecured Convertible Bonds which are still not redeemed immediately before the Merger takes effect. Consequently, the convertible bonds to be issued by SCS to the Holders of CSK Stock Acquisition Rights Subject to Allotment (“SCS

Convertible Bonds”) will be listed on the Tokyo Stock Exchange on October 1, 2011. In addition, it is planned that the euro yen convertible bonds due 2011 issued by the Company (issued on September 4, 2003) will be redeemed at maturity prior to the time immediately before the Merger takes effect, and therefore, regarding such euro yen convertible bonds, no cash or other assets will be delivered upon the Merger. Regarding the 7th series stock acquisition rights, no cash or other assets will be delivered upon the Merger as all the 7th series stock acquisition rights of the Company (issued on September 30, 2009) were exercised by Sumitomo Corporation, the holder of these stock acquisition rights, on April 22, 2011.

In order to ensure that the holders of the 7th Series Unsecured Convertible Bonds will retain the rights as similar as possible to the previous ones, SCS will determine the details of the convertible bonds of SCS so that they will be practically the same as those of the 7th Series Unsecured Convertible Bonds in consideration of the merger ratio with respect to the Merger, and allot and deliver one (1) convertible bond of SCS per one (1) 7th Series Unsecured Convertible Bond.

(4)	Contents of SCS’ Financial Statements, etc. for the Most Recent Business Year

For the contents of SCS’ Financial Statements, etc. for the most recent business year, please refer to the supplement to Proposal No. 1 in the Reference Materials for the General Meeting of Shareholders (supplement).

(5)	The Contents of SCS’ Temporary Financial Statements, etc. as at Temporary Account Closing Date after the Last Day of the Most Recent Business Year

Not applicable.

(6)	Commission of an Act Significantly Affecting the Conditions of Property of SCS , such as Disposal of Significant Assets, Assumption of Material Liabilities, or after the Last Day of the Most Recent Business Year

In the light of improving corporate values of SCS and Sumitomo Corporation, SCS and Sumitomo Corporation determined that it was necessary to acquire the shares of ACAI, a major shareholder of the Company at a reasonable price prior to the Merger, as a premise for the Merger. On February 24, 2011, Sumitomo Corporation and SCS entered into a subscription agreement with ACAI and jointly undertook the Tender Offer during the Tender Offer Period from March 10, 2011 to April 11, 2011. As a result, SCS acquired 5,000 shares of Class F Preferred Shares of the Company (equivalent to 50,000,000 shares of Common Shares if converted into Common Shares upon the exercise of the Common Shares Conversion Right) and Sumitomo Corporation acquired 69,511,667 shares of the Common Shares of the Company and 240,000 of 7th series stock acquisition rights (equivalent to 24,000,000 shares of Common Shares if converted into Common Shares).

For the detailed results of the Tender Offer, please refer to “IX. Additional Information” in Notes to Consolidated Financial Statements of SCS for the full year ending March 2011 and “Notice regarding the Result of the Tender Offer by Sumitomo Corporation and Sumisho Computer Systems Corporation for the Shares etc. of CSK Corporation” on April 12, 2011 on SCS’ website (http://www.scs.co.jp/).

Sumitomo Corporation exercised all the 7th series stock acquisition rights of the Company acquired through the Tender Offer on April 22, 2011. For details, please refer to (7) below.

(7)	Commission of an Act Significantly Affecting the Conditions of Property of the Company, such as Disposal of Significant Assets, Assumption of Material Liabilities, or after the Last Day of the Most Recent Business Year

Sumitomo Corporation and SCS jointly undertook the Tender Offer during the Tender Offer Period from March 10, 2011 to April 11, 2011. As a result, SCS acquired 5,000 shares of Class F Preferred Shares of the Company (equivalent to 50,000,000 shares of Common Shares if converted into Common Shares upon the exercise of the Common Shares Conversion Right) and Sumitomo Corporation acquired 69,511,667 shares of the Common Shares of the Company and 240,000 of the 7th series stock acquisition rights (equivalent to 24,000,000 shares of Common Shares if converted into Common Shares).

Following such acquisition, Sumitomo Corporation exercised all the 7th series stock acquisition rights of the Company acquired through the Tender Offer on April 22, 2011 and the Company delivered 24,000,000 shares of Common Shares to Sumitomo Corporation. Consequently, the percentage of voting rights held by Sumitomo Corporation out of the total voting rights of the Company is 54.14% (calculated based on the total number of shareholders’ voting rights as of March 31, 2011) and Sumitomo Corporation became the parent company of the Company. For details, refer to “Notes to Material Subsequent Events” and “Additional Information” in Notes to the Consolidated Financial Statements of the Company for the full year ending March 2011 and “Notes to Material Subsequent Events” and “Additional Information” in Notes to Non-Consolidated Financial Statements for the full year ending March 2011 as well as press release on April 22, 2011.

Proposal No. 2 Partial Amendments to the Articles of Incorporation (1)

1.	Reasons for Amendments

Following the approval of the Class A Preferred Shareholders, the acquisition price per one (1) Class A Preferred Share in case of the exercise of Call Option in Consideration for Cash will be amended from the sum of 115% of paid-in amount, prorated dividends regarding Class A Preferred Dividends and Accumulated Unpaid Class A Preferred Dividends to the sum of 100% of paid-in amount, prorated dividends regarding Class A Preferred Dividends and Accumulated Unpaid Class A Preferred Dividends in order to focus on maintaining the Company’s internal reserves.

Also, following the approval of the Class B Preferred Shareholders, the acquisition price per one (1) Class B Preferred Share in case of Call Option in Consideration for Cash will be also amended from the sum of 115% of paid-in amount, prorated dividends regarding Class B Preferred Dividends and Accumulated Unpaid Class B Preferred Dividends to the sum of 100% of paid-in amount, prorated dividends regarding Class B Preferred Dividends and Accumulated Unpaid Class B Preferred Dividends.

2.	Details of Proposed Amendments

Details of the proposed amendments are as follows:

(Underlined parts will be deleted.)

Current Articles of Incorporation	Proposed Amendments

(Omitted)

Exhibit A “Terms and Conditions of Class A Preferred Shares”

(Omitted)

8. Call Option in Consideration for Cash

(1) (Omitted)

(2) Acquisition Price

The Acquisition price per one (1) Class A Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) multiplied by 115% and (b) the amount determined by multiplying Class A Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY) , and adding the total amount of Accumulated Unpaid

(Omitted)

Exhibit A “Terms and Conditions of Class A Preferred Shares”

(Omitted)

8. Call Option in Consideration for Cash

(1) (Omitted)

(2) Acquisition Price

The Acquisition price per one (1) Class A Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class A Preferred Shares) and (b) the amount determined by multiplying Class A Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY) , and adding the total amount of Accumulated Unpaid Class A

Class A Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).	Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).

(Omitted)	(Omitted)

Exhibit B “Terms and Conditions of Class B Preferred Shares”	Exhibit B “Terms and Conditions of Class B Preferred Shares”

(Omitted)	(Omitted)

8. Call Option in Consideration for Cash	8. Call Option in Consideration for Cash

(1) (Omitted)	(1) (Omitted)

(2) Acquisition Price

The Acquisition price per one (1) Class B Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) multiplied by 115% and (b) the amount determined by multiplying Class B Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY), and adding the total amount of Accumulated Unpaid Class B Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).

(2) Acquisition Price

The Acquisition price per one (1) Class B Preferred Share in case of a Mandatory Acquisition for Cash Distribution shall be an amount obtained by adding (a) JPY 1,000,000 (provided, however, an amount reasonably adjusted by the board of directors of the Company shall be applied in cases such as share splits (kabushiki bunkatsu), reverse share splits (kabushiki heigo) or other situations arising that reasonably require adjustment of the amount with regard to Class B Preferred Shares) and (b) the amount determined by multiplying Class B Preferred Dividends as of the record date which is established in the end of the business year in which such Mandatory Acquisition Day for Cash Distribution falls, by number of days from April 1 of such business year (including such day) to such Mandatory Acquisition Day for Cash Distribution (including such day), and dividing the product by 365 (amounts are rounded to nearest JPY), and adding the total amount of Accumulated Unpaid Class B Preferred Dividends as of such Mandatory Acquisition Day for Cash Distribution (if any).

(Omitted)	(Omitted)

Proposal No. 3: Partial Amendments to the Articles of Incorporation (2)

1.	Reasons for Amendments

Considering that the Tender Offer was completed, following which Sumitomo Corporation became the parent company of the Company, and the Merger will take place, the authorized number of Statutory Auditors will be increased from the present 4 to 5 for the purpose of further improving the audit of Company.

2.	Details of Proposed Amendments

Details of the proposed amendments are as follows:

(Underlines indicate amendment.)

Current Articles of Incorporation	Proposed Amendments
(Omitted) Article 27 (Number of Statutory Auditors) The number of Statutory Auditors of the Company shall be not more than four (4). (Omitted)	(Omitted) Article 27 (Number of Statutory Auditors) The number of Statutory Auditors of the Company shall be not more than five (5). (Omitted)

Proposal No. 4: Election of Five Directors

As the terms of office of eight directors Takeshi Nakanishi, Tatsuyasu Kumazaki, Akihiro Azuma, Toshiyasu Horie, Hiroyuki Yamazaki, Katsushige Kondo, Iwao Fuchigami and Norio Usui will expire at the conclusion of this Ordinary General Meeting of Shareholders, and the Tender Offer has been concluded, Sumitomo has therefore become the Company’s parent company, and the Merger is scheduled to be conducted, the re-election of five directors is proposed.

The candidates for these five directors are as follows:

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History; Position and Duties at the Company (Important concurrent offices)
1	Takeshi Nakanishi (September 13, 1956)	Common shares: 7,032	APR 1979	Joined the Company
			JUN 2002	Director and Executive General Manager of the Net Service Business Division of the Company

			JUN 2003	Executive Officer and Executive General Manager of the Net Service Division of the Company
			APR 2004	Managing Executive Officer and Executive General Manager of the ITO Development Division of the Company
			APR 2006	Managing Executive Officer in charge of the Chubu group of CSK SYSTEMS CORPORATION (present CSK Corporation)
			APR 2007	Representative Director and President of CSK SYSTEMS CHUBU PREPARATORY CORPORATION (present CSK Corporation)
			APR 2008	Managing Executive Officer of CSK SYSTEMS CORPORATION (present CSK Corporation)
			MAR 2009	Representative Director and President of CSK SYSTEMS CORPORATION

(present CSK Corporation) Executive Officer of the Company Representative Director of CSK SYSTEMS (SHANGHAI) CO., LTD.
SEP 2009	Representative Director and President of the Company
OCT 2010	Representative Director, President and Chief Operating Officer of the Company (present)
(Important concurrent offices) None

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History; Position and Duties at the Company (Important concurrent offices)
2	Tatsuyasu Kumazaki (May 2, 1958)	Common Shares: 13,122	APR 1981	Joined the Company
			APR 2004	Executive Officer, Manager of the Accounting Division and the Business Accounting Division of the Company
			APR 2006	Executive Officer, Manager of the Accounting Division and the Internal Control Promotion Office of the Company
			JUN 2008	Senior Managing Director of Cosmo Securities Co., Ltd.
			JAN 2009	Managing Executive Officer of the company
			APR 2009	Managing Executive Officer and Manager of Finance and Accounting Division of the Company
			JUN 2009	Director of Cosmo Securities Co., Ltd.
			SEP 2009	Director, Managing Executive Officer in charge of finance and accounting, and Executive General Manager of the Reformation Division of the Company Representative Director and President of CSK CHINA CORPORATION (present)
			MAR 2010	Director and Managing Executive Officer of the Company (present) Representative Director and President of CSK ADMINISTRATION SERVICE CORPORATION (present)
(Important concurrent offices)
Representative Director and President of CSK ADMINISTRATION SERVICE CORPORATION
Representative Director and President of CSK CHINA CORPORATION

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History; Position and Duties at the Company (Important concurrent offices)
3	Hiroyuki Yamazaki (February 3, 1961)	0	APR 1983	Joined Sumitomo Corporation
			JAN 1996	Vice President of Phoenix Core, Inc. (New York, U.S.A.)
			JAN 1999	Manager of the Machinery Department, Machinery and Electronic Division I of Sumitomo Corporation of America (Chicago)
			NOV 2000	Planning and Marketing Manager of the Information Processing and Electronics Dept. of Sumitomo Corporation
			JUN 2002	Statutory Auditor of Sumisho Electronics Co., Ltd.
APR 2009

Assistant to General Manager of Planning & Administration Dept., Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

General Manager of CEO Office of Sumisho Computer Systems Corporation

			SEP 2009	Director of the Company (present)
			APR 2010	Senior Vice President status, General Manager of Corporate Planning, General Affairs & Human Resources Group, General Manager of CEO Office of Sumisho Computer Systems Corporation
			JUL 2010	Senior Vice President status, General Manager of Corporate Planning, General Affairs & Human Resources Group, Assistant Officer of Internal Auditing Division, and General Manager of CEO Office of Sumisho Computer Systems Corporation
			MAR 2011	Senior Vice President, General Manager

of Corporate Planning, General Affairs & Human Resources Group, Assistant Officer of Internal Auditing Division, and General Manager of CEO Office of Sumisho Computer Systems Corporation
APR 2011	Executive Vice President, General Manager of Corporate Planning & Human Resources Group, Officer of Internal Auditing Division, and General Manager of CEO Office of Sumisho Computer Systems Corporation (present)
(Important concurrent offices)
Executive Vice President of Sumisho Computer Systems Corporation (present)

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History; Position and Duties at the Company (Important concurrent offices)
4	Iwao Fuchigami (March 4, 1946)	0	FEB 1971	Joined NEC Corporation
			APR 2000	General Manager of the System Business Department III of NEC Solutions Co., Ltd.
			JUN 2001	Executive Officer and General Manager of System Business Department III of NEC Solutions Co., Ltd.
			APR 2004	Managing Executive Officer of NEC Solutions Co., Ltd.
			JUN 2004	Director, Managing Executive Officer of NEC Solutions Co., Ltd.
			APR 2006	Director, Senior Managing Executive Officer of NEC Solutions Co., Ltd.
			JUN 2006	President and Chief Executive Officer of NEC Nexsolutions, Ltd.
			JUN 2010	Director of the Company (present)
(Important Concurrent Offices)
None

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History; Position and Duties at the Company (Important concurrent offices)

5	Naoaki Mashimo (August 27, 1958)	0	APR 1983	Joined Sumitomo Corporation
			SEP 1994	Director of Sumitomo Corporation of America Houston Office
			AUG 1997	Director of Santa Clara Representative Office of Sumitomo Corporation of America
			JUL 2006	General Manager of Media Solution Dept. of Sumitomo Corporation
			OCT 2007	General Manager of IT Solution Dept. of Sumitomo Corporation (present)
			NOV 2007	Director of Presidio Venture Partners, LLC
(Important Concurrent Offices) General Manager of IT Solution Dept. of Sumitomo Corporation

[Notes]	1.	Among the candidates, Mr. Hiroyuki Yamazaki, Mr. Iwao Fuchigami and Mr. Naoaki Mashimo are candidates for Outside Directors. Mr. Iwao Fuchigami is reported, to the Tokyo Stock Exchange, as an Independent Director.

	2.	Mr. Hiroyuki Yamazaki currently serves as operating officer of Sumisho Computer Systems Corporation and has served as an operating officer of Sumisho Computer Systems Corporation and Sumitomo Corporation during the last five years. Sumitomo Corporation is the parent company of the Company corresponding to a specified related business operator. Sumisho Computer Systems Corporation is a specified related business operator corresponding to a subsidiary of Sumitomo Corporation, which is the parent company of the Company, and has entered into a merger agreement and a business integration agreement with the Company. For his current positions and posts as well as those during the last five years, see “Personal History” above. Mr. Naoaki Mashimo currently serves as operating officer of Sumitomo Corporation and has served as an operating officer of Sumitomo Corporation during the last five years. Sumitomo Corporation is a specified related business operator, corresponding to the parent company of the Company. For his current positions and posts as well as those during the last five years, see “Personal History” above.

		Except for the above, there is no special interest between each candidate and the Company.

	3	Reasonsfor nomination of candidates for Outside Director

		The Company nominated Mr. Hiroyuki Yamazaki as a candidate for Outside Director to obtain useful advice for the overall management of the Company based on his operating experience in the planning department and abundant business experience in and outside the country at Sumitomo Corporation as well as his abundant experience and ample knowledge on information service business as an Executive Officer of Sumisho Computer Systems Corporation as described in the personal history above. Mr. Hiroyuki Yamazaki has no experience in the management of a company through any office other than that of an Outside Director or an Outside Auditor in the past, but the Company is convinced that he will appropriately perform his duties as Outside

Director for the reasons described above. In addition, Mr. Hiroyuki Yamazaki will have held the office of Outside Director for one year and nine months as of the conclusion of this Ordinary General Meeting of Shareholders.

The Company nominated Mr. Iwao Fuchigami as a candidate for Outside Director to obtain advice for the management of the Company in general based on his abundant experience and ample knowledge on information service business acquired through his experience as a manager of the companies listed in the personal history above. Mr. Fuchigami will have held the office of Outside Director for one year as of the conclusion of this Ordinary General Meeting of Shareholders.

The Company nominated Mr. Naoaki Mashimo as a candidate for Outside Director to obtain useful advice for the overall management at the companies described above as well as on his abundant experience and ample knowledge on information service business. Mr. Naoaki Mashimo has no experience in the management of a company through any office other than that of an Outside Director or an Outside Auditor in the past, but the Company is convinced that he will appropriately perform his duties as an Outside Director for the reasons described above.

4.	Limited liability agreements to be entered into between the candidates and the Company

Mr. Hiroyuki Yamazaki and Mr. Iwao Fuchigami are presently Outside Directors of the Company and are concluding limited liability agreements with the Company, in which their liability is limited to an amount set forth in applicable laws and regulations under Article 427, Paragraph 1 of the Companies Act. The Company will continue these limited liability agreements with each of them, after approval of their appointment.

Upon approval of his appointment, Mr. Naoaki Mashimo will conclude a limited liability agreement with the Company, according to which his liability is limited to an amount set forth in applicable laws and regulations under Article 427, Paragraph 1 of the Companies Act.

Proposal No. 5: Election of Three Statutory Auditors

As two of the Statutory Auditors of the Company, Messrs. Iwao Ishikawa and Masanobu Shitanii, will resign at the closing of this Ordinary General Meeting of Shareholders, the Tender Offer has been concluded, Sumitomo has therefore become the Company’s parent company, and the Merger is scheduled to be conducted, the election of three Statutory Auditors is proposed on the condition that Proposal No. 3 is approved, pursuant to which the authorized number of Statutory Auditors will be increased.

This proposal has been approved by the Board of Auditors.

The candidates for Statutory Auditors are as follows:

No.	Name (Date of Birth)	Number of Shares of the Company Held	Personal History and Positions (Important Concurrent Offices)
1	Shigeki Yasunami (May 27, 1950)	0	OCT 1975	Joined Arthur Young & Co
			MAY 1981	Joined Sanwa Audit Corporation, Tokyo Marunouchi Office (currently, Deloitte Touche Tohmatsu Limited)
			MAY 1989	Partner of Sanwa Audit Corporation, Tokyo Marunouchi Office
			JUL 1996	Representative Partner of Sanwa Audit Corporation, Tokyo Marunouchi Office
			NOV 2006	Representative of Yasunami Audit Corporation (present)
			JUN 2009	Statutory Auditor of INTRANCE CO., LTD
(Important Concurrent Offices) Representative of Yasunami Audit Corporation

2	Tomoharu Asaka (January 28, 1952)	0	APR 1974	Joined Sumitomo Corporation
			MAY 2001	Director of Sumitomo Corporation Europe Limited

			MAY 2004	Assistant General Manager, Financial Resources Management Group of Sumitomo Corporation
			JUN 2006	President and Chief Executive Officer of Sumitomo Shoji Financial Management Co., Ltd.
			JUN 2009	Full time Corporate Auditor of Sumisho Computer Systems Corporation (present)
(Important Concurrent Offices) Full time Corporate Auditor of Sumisho Computer Systems Corporation (present)

3	Toshifumi Shibuya (March 18, 1955)	0	APR 1979	Joined Sumitomo Corporation
			APR 2009	Corporate Officer of Sumitomo Corporation
			JUN 2009	CAO of Sumitomo Corporation North America Group
			MAR 2010	Statutory Auditor of Jupiter Telecommunications Co., Ltd. (present)
			APR 2010	General Manager of Planning & Administration Dept., Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation (present)
			JUN 2010	Corporate Auditor (part-time) of Sumisho Computer Systems Corporation (present)
			APR 2011	Executive Officer of Sumitomo Corporation (present)
(Important Concurrent Offices) Executive Officer of Sumitomo Corporation, Corporate Auditor of Sumisho Computer Systems Corporation and Corporate Auditor of Jupiter Telecommunications Co., Ltd.

[Notes]	1.	Messrs. Shigeki Yasunami, Tomoharu Asaka and Toshifumi Shibuya are candidates for Outside Statutory Auditors of the Company. Mr. Shigeki Yasunami will be reported as an independent officer to the Tokyo Stock Exchange after this Proposal is approved and adopted.

2.

Mr. Tomoharu Asaka had served as an operating officer of Sumitomo Shoji Financial Management Co., Ltd. during the last five years. Sumitomo Shoji Financial Management Co., Ltd. is a specified related business operator of the Company and a subsidiary of Sumitomo Corporation, which is the parent company of the Company. For his current positions and posts as well as those during the last five years, see “Personal History and Positions” above. Mr. Toshifumi Shibuya currently serves as an operating officer of Sumitomo Corporation and has served as an operating officer of Sumitomo Corporation during the last five years. Sumitomo Corporation is a specified related business operator corresponding to the parent company of the Company. For his current positions and posts as well as those during the last five years, see “Personal History and Positions” above. Except for the above, there is no special interest between each candidate and the Company.

3.	Reasons for the nomination of candidates for Outside Statutory Auditors:

Mr. Shigeki Yasunami has been nominated as a candidate for Outside Statutory Auditor of the Company since his ample experience and wide knowledge acquired as a certified accountant as well as his profound work experience and broad knowledge acquired as an auditor of the companies listed above could contribute to the Company’s auditing. Mr. Yasunami has never been engaged in the management of a company in any way other than being an outside director or outside Statutory Auditor. However, the Company is convinced that Mr. Yasunami is capable to be an Outside Statutory Auditor of the Company for the reasons described above.

Mr. Tomoharu Asaka has been nominated as a candidate for Outside Statutory Auditor of the Company since his profound work experience at the companies listed above, ample experience and broad knowledge acquired as a business manager, as well as his ample experience and wide knowledge acquired as an auditor, could contribute to the Company’s auditing.

Mr. Toshifumi Shibuya has been nominated as a candidate for Outside Statutory Auditor of the Company since his profound work experience as a business manager of the companies listed above, as well as his experience and wide knowledge acquired as an auditor, could contribute to the Company’s auditing.

4.	Limited liability agreements to be entered into between the candidates and the Company:
When the appointments of Messrs. Shigeki Yasunami, Tomoharu Asaka and Toshifumi Shibuya are approved and adopted, these candidates will,

pursuant to Article 427, Paragraph 1 of the Companies Act, conclude limited liability agreements with the Company, according to which their liability is limited to an amount set forth in applicable laws and regulations.

Proposal No. 6: Election of Accounting Auditor

Ernst & Young ShinNihon LLC, the accounting auditor of the Company, will retire at the expiration of its term at the closing of this Ordinary General Meeting of Shareholders. Considering that the Tender Offer was completed, Sumitomo Corporation therefore became the parent company of the Company, and that the Merger will take place, the election of a new accounting auditor has been proposed in order to establish an integrated auditing system for the consolidated accounting of Sumitomo Corporation and the Company by appointing the same accounting auditor.

The submission of this proposal has been approved by the Board of Auditors.

The candidate for the new accounting auditor is as follows:

Name	KPMG AZSA LLC
Location of Principal Office	Principal Office	1-2 Tsukudo-cho, Shinjuku-ku, Tokyo

	Office Locations	Sapporo Office, Sendai Office, Hokuriku Office, Kitakanto Office, Higashikanto Office, Yokohama Office, Nagoya Office, Kyoto Office, Osaka Office, Kobe Office, Hiroshima Office, and Fukuoka Office

Outline	July 1, 1985	Asahi Shinwa Auditing Company (Kansa Hōjin Asahi Shinwa Kaikei-sha) established
	October, 1 1993	Merged with Inoue, Saito and Eiwa Auditing Company (Inoue, Saito and Eiwa Kansa Hōjin) (established in April 5, 1978) and changed its name to “Asahi & Co.”
	January 1, 2004	Merged with KPMG AZSA & Co. (established on February 26, 2003) and changed its name to “KPMG AZSA & Co.”
	July 1, 2010	Changed into a limited liability audit corporation and changed its name to “Yugen-Sekinin Azusa Kansa Hōjin (‘KPMG AZSA LLC’ in English)”

Profile	Capital	3,000,000,000 yen

Number of Employees (The total number of employees including part-timers is shown in brackets)

CPA	2,494 [2,532] (32 representative partners and 521 partners)

Junior CPA	108 [109]

Newly Certified	1,752 [1,898]

Professionals	829 [831] (43 specified partners)

Other staffs	579 [581]

Total	5,762 [5,951]

Number of Clients	• Audit Certificate: 3,372 Statutory: 768 Japanese SEC: 54 Corporate Code Audit: 1,368 Incorporated School: 64 Labor Union: 25 Other statutory: 386 Other voluntary: 707 • Other Services: 1,491

(As of March 31, 2011)

End.

[Class Meeting of Common Shareholders]

Reference Materials for the General Meeting of Shareholders

Proposal: Approval of Merger Agreement between the Company and Sumisho Computer Systems Corporation

Details of this proposal are the same as those described in Proposal 1 in the Reference Materials for the 43rd Ordinary General Meeting of Shareholders on pages 107 to 204.

-END-

Business Report

for the Fiscal year ended March 31, 2011 (April 1, 2010 to March 31, 2011)

1-1. Matters concerning the Development of the Business Group

(1) Development and Results of the Business

The Japanese economy during the current consolidated fiscal year showed signs of recovery including an increase in exports attributable to the robustness of emerging economies such as China, improvement in business performance as well as stronger domestic individual consumption while the whole economy was at a standstill due to appreciation of the yen and the completion of a series of the Government’s economic initiatives. Under such circumstances, the future of the Japanese economy has become uncertain with weaker production activities and depressed consumer spending following the occurrence of the Great East Japan Earthquake.

As to the business environment for this industry, replacement investments in IT hardware and software products performed well especially during the first half of the year. Meanwhile, a considerable number of our client companies began to consider full-fledged resumption of investments in software development for the first time after Lehman’s fall. Supported by an increase in deal flow including certain large-scale business negotiations, the volume of orders for software development showed signs of recovery especially during the second half of the year. Despite the occurrence of the Great East Japan Earthquake in March, our facilities suffered no direct damage from it and the decline in year-end demand was also less significant than expected.

In the light of these circumstances, we took the following initiatives during the current consolidated fiscal year in order to enhance our business and operational bases.

•

Conducted a company-wide screening based on the business plan of each business segment and continued strategic discussion at the management level on respective important topics to improve business selection and concentration;

•	Promoted the consolidation of global services and enhanced global support structure for client companies accelerating their overseas operations;

•

Enhanced and expanded the packaged software business for its improvement with emphasis on the implementation of partners support measures as well as promotion of marketing initiatives for the enhanced sales management modules, etc. for “ProActive,” the Company’s own ERP (enterprise resource planning software);

•

Focused on enhancing productivity and improving cost efficiency regarding the outsourcing of the customized software development business through selection of the outsourcees, etc., and was engaged in improving the discovery of problems through the establishment of a professional team for quality control for the development projects to enhance quality of software development and optimize the development process;

•

Reviewed and implemented several initiatives for human resources and technological capabilities, the backbone of the Company’s business base, through the establishment of the human resource development department with emphasis on training of advanced IT resources and global resources, etc., and was actively engaged in initiatives to provide a favorable working environment for our employees including the partial relocation of the head office last autumn as well as no-smoking and health enhancement campaigns.

Based on the initiatives described above, for the current consolidated fiscal year, the SCS Group, on a consolidated basis, recorded net sales of JPY 132,840 million, an increase of 4.3% compared to the previous fiscal year as sales to distributors, financial institutions and service providers increased while sales to manufactures decreased. In terms of profitability, operating income increased by 10.2% compared to the previous fiscal year to JPY 7,076 million due to a partial reduction in selling, general and administrative expenses. Despite extraordinary loss attributable to the relocation of the head office, net income increased by 17.3% compared to the previous fiscal year to JPY 3,803 million as extraordinary loss reactively increased in relation to the disposal of certain businesses during the previous fiscal year and gain on sale of investment securities was recorded.

From the current consolidated fiscal year onward, the Company adopted “Accounting Standards on Disclosure of Segment Information” (Accounting Standards No. 17, March 27, 2009) and “Guidelines to Application of Accounting Standards on Disclosure of Segment Information” (Accounting Standards No. 20, March 21, 2008). The following table indicates sales (net sales to our external customers) for each reporting segment of the SCS Group.

(Units: Millions of Yen, %)

Business Segment	Fiscal Year 2010 (April 1, 2010 to March 31, 2011)
	Amount	Share (%)
Distribution and Manufacturing Solutions	36,574	27.5
Financial and ERP Solutions	26,240	19.8
Global Solutions	13,641	10.3
Platform Solutions	48,337	36.4
Other	8,046	6.0

Total	132,840	100.0

(Distribution and Manufacturing Solutions)

In Distribution and Manufacturing Solutions, there was an increase in demand for services for distributors. Net sales totaled JPY 36,574 million due to a steady demand for services for telecommunication carriers in this segment.

(Financial and ERP Solutions)

In Financial Solutions, software development service, among other services, performed well. Meanwhile, in ERP Solutions, services for service providers and distributors performed well while the demand for services for manufacturers decreased. Net sales for the whole segment totaled JPY 26,240 million.

(Global Solutions)

In Global Solutions, there was a stable demand for services for distributors and net sales totaled JPY 13,641 million.

(Platform Solutions)

In Platform Solutions, there was a steady demand for services for service providers and academic institutions while the demand for services for manufacturers, etc. decreased.

Net sales totaled JPY 48,337 million.

(Others)

Net sales totaled JPY 8,046 million.

Sales for the consolidated fiscal year under review classified by software development, information processing and packaged software/hardware were as follows.

(Units: Millions of Yen, %)

Segment name	Fiscal Year 2009 April 1, 2009 to March 31, 2010		Fiscal Year 2010 April 1, 2010 to March 31, 2011		Increase / Decrease
	Amount	Share (%)	Amount	Share (%)	Amount	Y o Y changes (%)
Software Development	43,376	34.1	45,964	34.6	2,587	6.0
Information Processing	36,083	28.3	37,286	28.1	1,202	3.3
Packaged Software/ Hardware	47,856	37.6	49,589	37.3	1,732	3.6

Total	127,317	100.0	132,840	100.0	5,523	4.3

(Software Development)

In Software Development, sales increased by 6.0% compared to the previous fiscal year to JPY 45,964 million as sales to distributors, financial institutions and service providers increased while sales to manufactures declined.

(Information Processing)

In Information Processing, sales were up by 3.3% as compared to the previous fiscal year to JPY 37,286 million due to the increase in sales to distributors, telecommunication carriers and service providers, etc.

(Packaged Software/Hardware)

In Packaged Software/Hardware, sales increased by 3.6% compared to the previous fiscal year to JPY 49,589 million due to the increase in sales to distributors, service providers, academic institutions and public offices.

1-2. Status of Financing

(1)	Status of Capital Investment

Total amount of the SCS Group’s capital investments during the fiscal year under review was JPY 7,120 million, primarily consisting of JPY 2,945 million of acquisition cost of building equipment as well as equipment and fixtures in relation to relocation of the head office. This investment fund was financed by our cash reserves.

(2)	Acquisition of the Business

•	Following the absorption-type merger on April 1, 2010, the Company succeeded the business of SCS Business Support Inc., an ex-consolidated subsidiary of the Company.

•	Following the absorption-type merger on June 1, 2010, the Company succeeded the business of Curl, Incorporated, an ex-consolidated subsidiary of the Company.

(3)	Acquisition or Disposal of Shares, Interests or Stock Options

•

Following the completion of the winding-up of Asahi IT Solution Limited , an ex-consolidated subsidiary of the Company, on September 17, 2010, the company is no longer a consolidated subsidiary of the Company.

•

Following the completion of winding-up of eMplex Shanghai Co., Ltd., an ex-consolidated subsidiary of the Company, on January 19, 2011, the company is no longer a consolidated subsidiary of the Company.

1-3.	Changes in Assets, Profits and Losses

(1)	Changes in Assets, Profits and Losses of the Business Group

(Units: Millions of yen unless otherwise stated)

Category	Fiscal Year Ended March, 2008 (April 2007 to March 2008)	Fiscal Year Ended March, 2009 (April 2008 to March 2009)	Fiscal Year Ended March, 2010 (April 2009 to March 2010)	Fiscal Year Ended March, 2011 (April 2010 to March 2011)
Net sales	137,199	134,263	127,317	132,840
Ordinary income	10,548	9,523	7,188	7,343
Net income	5,415	3,961	3,242	3,803
Net income per share (Yen)	102.52	78.10	64.90	76.13
Total assets	117,099	114,210	117,545	121,284
Net assets	90,323	89,946	92,683	94,568
Net assets per share (Yen)	1,747.05	1,794.31	1,847.95	1,884.78

(Note)	Net income per share is calculated based on the average number of common shares for the period, and net assets per share is calculated based on the number of shares issued as of the fiscal year-end (excluding treasury stock).

(2)	Changes in Assets, Profits and Losses of the Company

(Millions of yen unless otherwise stated)

Category	Fiscal Year Ended March, 2008 (April 2007 to March 2008)	Fiscal Year Ended March, 2009 (April 2008 to March 2009)	Fiscal Year Ended March, 2010 (April 2009 to March 2010)	Fiscal Year Ended March, 2011 (April 2010 to March 2011)
Net sales	129,557	127,189	122,724	128,728
Ordinary income	9,896	9,625	7,963	7,187
Net income	5,015	4,184	4,265	3,905
Net income per share (Yen)	94.95	82.23	84.98	77.79
Total assets	112,148	111,613	117,210	121,351
Net assets	88,157	89,392	93,141	95,302
Net assets per share (Yen)	1,717.49	1,779.05	1,852.55	1,894.46

(Note)	Net income per share is calculated based on the average number of common shares for the period, and net assets per share is calculated based on the number of shares issued as of the fiscal year-end (excluding treasury stock).

1-4. Matters to Be Addressed

(1)	Prospects for Business Environment

Looking ahead to the future operating environment the SCS Group will be facing, the direction of the Japanese economy is uncertain partly due to the impact of the Great East Japan Earthquake, and, for the present, there will remain concerns over the development of corporate capital investments, which are important for the IT industry. Also, the IT services industry is now in the transition phase from growth to maturity and the domestic IT market has shown signs of slowing down. Furthermore, the competitive environment has become more severe due to competition between domestic IT service companies, IT hard venders’ emerging in the IT service sectors and competition with global companies including Indian and Chinese companies. On the other hand, the use of IT has advanced in every aspect of social life and business activities. Needs for IT investment at each client company has diversified from traditional IT investment for cost saving to strategic IT investment for improved productivity and competitive advantage. Along with the globalization of business activities, there has been a stronger demand for the establishment of global structures for IT systems. We are now facing an environment where the IT demand is increasing while the change in industrial structure, including industry reorganization, is underway.

(2)	Medium-term Business Challenges and Strategies

Under such circumstances, the Company understands that its strategic priorities are the provision of high-quality IT services that will contribute to the improvement of the business value of client companies, creation of new business value through close cooperation with client companies as well as establishment of its position as a key business partner for client companies based on its human resources and technological capabilities. The Company also understands that it is facing the challenge of promoting its medium-term business growth by leveraging such position.

More specifically, the SCS Group will implement a series of management initiatives by focusing on solutions to the following management challenges: (i) enhancement and expansion of its revenue base, (ii) further enhancement of service quality and (iii) improvement of its human resources and technological capabilities supporting such enhancement and expansion.

(i)	Measures to enhance and expand revenue base

The Company will enhance and expand its business and revenue bases by further strengthening its business selection and concentration, reallocating management resources to its priorities and new business fields, improving the value of its IT services and developing its new IT services. In addition, the Company will also strive to improve its global business with emphasis on operational support for Japanese companies expanding globally and enhance its cloud-related services.

(ii)	Measures to enhance service quality

In light of the environmental transition from customized development to service provision, we will take various measures for quality enhancement through the advancement of quality control as well as establishment and perfection of new technological standards led mainly by the quality control department. In addition, we will implement measures to further improve productivity and efficiency in outsourcing of the development service.

(iii)	Measures to improve human resources and technological capabilities

Regarding human resources and technological capabilities, backbone of the Company’s business base, the Company will review and implement various initiatives led mainly by the human resource development department with emphasis on training of advanced IT resources and global resources, etc. In addition, we will actively implement additional initiatives to provide a favorable working environment for our employees, following the partial relocation of the head office last autumn.

Along with the implementation of these business initiatives, the Company will further upgrade in-house administrative structure such as group-wide internal control, risk management, compliance and security management.

(3)	Merger with CSK Corporation

The Company has been striving to rapidly expand its business scale through business consolidation along with the implementation of the aforementioned management initiatives. Under these circumstances, the Company entered into a basic agreement with CSK Corporation (“CSK”; together with the Company, the “Companies”) to form a business and capital alliance in September of 2009, and, thereafter, at the meeting of the Business Alliance Committee, jointly chaired by the representative directors of each of the Companies, the Companies have repeatedly held discussions to pursue a win-win outcome for the business of each party. The Companies decided through these discussions that the best way of establishing a lead position in the industry in the future, is to concentrate their human and technological resources on strengthening their client bases, to provide further client services that aim at a high level of customer satisfaction and to promote these on a global scale.

In addition, as a result of numerous discussions on the form of integration, the Companies concluded that a merger would be the best way of accomplishing these goals and the respective boards of directors of the Companies on February 24, 2011 passed resolutions on entering into the Merger Agreement regarding an absorption-type merger (the “Merger”) in which the Company is the surviving company and CSK is the extinguished company, with the shares of the Company being issued as consideration for the Merger. On October 1, 2011, the effective date of the Merger, CSK will be dissolved.

The Company will conduct the Merger upon approval of the Merger Agreement and other matters necessary for the Merger at the Annual General Meeting of Shareholders to be held on June 28, 2011.

CSK will conduct the Merger upon approval of the Merger Agreement and other matters necessary for the Merger at the Annual General Meeting of Shareholders to be held on June 28, 2011 and at the each of the class shareholders meetings of the common shareholders, the shareholders of Class A Preferred Shares, the shareholders of Class B Preferred Shares, the shareholders of Class E Preferred Shares and the shareholders of Class F Preferred Shares respectively.

Prior to the Merger, the Company together with Sumitomo Corporation

(“Sumitomo”) made a tender offer for the Shares, etc. of CSK (“the Tender Offer”) for the tender offer period from March 10, 2011 through April 11, 2011 and acquired the Shares, etc. of CSK exceeding the estimated number of Shares, etc. to be purchased through the Tender Offer. As a result of the Tender Offer and subsequent exercise of stock acquisition rights, Sumitomo acquired 54.1% of the voting rights of CSK and the Company acquired 5,000 shares of Class F Preferred Shares of CSK.

As of the effective date of the Merger, the Company (the Company, following the Merger, will be referred to as the “New Company”) is expected to change its business name to SCSK Corporation. In addition, with respect to business operations following the Merger, for a period of time following the effective date of the Merger, the Company and CSK will each continue to operate their respective businesses as “companies” within the New Company.

By integrating the services of the Companies, the New Company will be able to provide all of the following services: system development, design and management of IT infrastructure, BPO (business process outsourcing) and sale of IT hardware/software. Furthermore, by combining the knowledge of the Company, which has supported the worldwide IT system networks of corporate customers, including Sumitomo, with the client base of CSK, which has developed into a major independent company in the IT services industry, we aim to become a comprehensive global IT services company, leading the future of the IT services industry.

The Company and CSK are planning the following initiatives to reinforce their management basis of the New Company.

(i)	Strengthening and Expansion of the Business Base

By closely integrating the system development, design and management of IT infrastructure, BPO, and sale of IT hardware/software related businesses of the Companies, it will become possible to provide a one-stop service to corporate clients. We expect that this will enable the Companies to meet the diversifying needs of clients, to improve customer satisfaction and to create new customer services.

Although there is overlap in the Companies’ areas of expertise, the existing client bases of the Companies are complimentary. By mutually using the technology, know-how and intellectual property, etc. of the Companies in these business areas, the New Company will be able to develop specialized expertise in each business area. We also aim to establish ourselves as a leader of each industry sector with respect to technology and scope of clientele. To strengthen the New Company in connection with the industry’s future trend of cloud-based computing, we will expand our infrastructure through the integration of the data center business of the Companies and make early investments in such things as the foundations of a cloud-based network based on the expansion of the scope of business, various types of capital resources and technological ability. At the same time, we will be able to provide hybrid cloud services by offering BPO, which is a high value-added service, and a strength and unique feature of CSK.

In the area of ERP, the integration of the Companies’ resources will allow us to undertake initiatives to strengthen the area of ERP, including the Company’s own ERP package software, “ProActive”.

With the expected further increase in the number of Japanese companies expanding overseas, we anticipate an increase in the needs of our corporate clients with respect to IT governance on a global basis. Using the Company’s experience and knowledge of overseas IT support and CSK’s good client base, we aim to strengthen the global development of our business and further expand the scale of our business by supporting the overseas expansion of our corporate clients.

(ii)	Strengthening Management Infrastructure / Improving Management Efficiency

In addition to increasing our human resources, we expect that by being a group company of Sumitomo, our credibility will be improved, resulting in a stabilization of our financial basis.

With respect to improving the productivity and quality of our system development service, we expect to minimize development costs by effectively using domestic and worldwide locations of the Companies and by selectively outsourcing to external companies. In addition, we aim to improve both productivity and quality by integrating the development methods and project management methods of the Companies, from which we can expect to strengthen our competitiveness and ability to satisfy the increasingly sophisticated and diverse needs of our corporate clients and thus, improve customer satisfaction.

With respect to the data center business, we will aim to decrease operational costs by increasing efficiency through the use of economies of scale. Furthermore, with respect to the sales of various hardware/software, we believe we can efficiently procure necessary products through bulk purchases.

In addition, we will aim for a decrease in sales and general administrative expenses and an increase in our revenue base as a result of the appropriate placement of personnel.

(iii)	Strengthening and Enhancement of Technology and Human Resources

By improving our ability to propose new ideas, our technology and our ability to provide services through the integration of the engineers of the Companies, we will improve our ability to meet the increasingly sophisticated and diverse needs of corporate clients and deepen our relationships with our existing clients while actively seeking new clients. In addition, we will strengthen our involvement in large-scale matters and actively create new services. We will also strengthen our R&D capabilities by integrating the R&D related resources of the Companies and expand our use of new technologies and connect these to the creation of new businesses.

In addition, we will aim to promote the development of personnel as a primary policy of the New Company. By integrating the Companies’ know-how related to the development of personnel, we can strengthen our personnel and create a new corporate culture.

For the purpose of quickly and smoothly promoting the objectives of the integration of the Companies following the Merger, the Company and CSK have agreed to establish a joint Integration Promotion Committee as a body to discuss important matters related to the integration and as a forum to create a certain degree of consensus between the Companies. The Integration Promotion Committee will discuss the details of each of the aforementioned matters.

1-5. Principal Businesses

Distribution and Manufacturing Solutions; Financial and ERP Solutions; Global Solutions; and Platform Solutions

1-6. Principal Business Locations, Etc.

(1)    Principal Offices

SCS

Harumi Headquarters: Chuo-ku, Tokyo

Toyosu Headquarters: Koto-ku, Tokyo

Branches and branch offices: Toyonaka-shi, Osaka; Nagoya-shi, Aichi; Fukuoka-shi, Fukuoka; Hiroshima-shi; Hiroshima

Data centers: Koto-ku, Tokyo; Edogawa-ku, Tokyo; Osaka-shi, Osaka

Sumisho Computer Systems (USA),Inc.	New York, USA; Texas, USA

SUMISHO COMPUTER SYSTEMS (EUROPE) LTD.	London, UK

Curl, Incorporated	Massachusetts, USA

VA Linux Systems Japan K.K.	Koto-ku, Tokyo

SCS Solutions Inc.	Miyazaki-shi, Miyazaki

Sumisho Computer Systems (Shanghai) Limited	Shanghai, China

Sumisho Computer Systems (Dalian) Co., Ltd.	Dalian, China

Allied Engineering Corporation	Koto-ku, Tokyo

Sumisho Computer Systems (Asia Pacific) Pte.Ltd.	Singapore

(2)    Status of Employees

(i)	Employees of the Business Group

Number of Employees	Change from End of Previous Period
3,517 persons	+ 37 persons

(ii)	Employees of the Company

Number of Employees	Change from End of Previous Period	Average Age	Average Length of Service
3,245 persons	+ 51 persons	37 years 7 months	11 years 1 month

Segment Classification	Number of Employees

Distribution and Manufacturing Solutions	846 persons

Financial and ERP Solutions	833 persons

Global Solutions	276 persons

Platform Solutions	831 persons

Other	459 persons

Total	3,245 persons

(Note)	1. Due to the adoption of “Financial Accounting Standards on the Disclosure of Segment Information Etc.” from the current consolidated fiscal year, the number of employees for each segment is reported.
2. “Other” refers to employees in administrative divisions as well as employees in each of the branches located in the Chubu and Kyushu regions.

1-7. Status of Significant Parent Companies and Subsidiaries

(1)	Status of Parent Company

The parent company of SCS is Sumitomo Corporation. As of the period-end, Sumitomo Corporation held 30,254 thousand shares (investment ratio of 55.73%) of the shares of the Company. As well as providing software development, information processing services and hardware and software, etc. sales to the parent company, SCS also purchases software, etc. from the parent company.

(2)	Status of Subsidiaries

Name of Company	Capital	Investment Ratio (%)	Principal Business
Sumisho Computer Systems(USA),Inc.	US$11,850 thousand	100.00	Software development and information processing services

SUMISHO COMPUTER SYSTEMS (EUROPE) LTD.	Stg£1,400 thousand	100.00	Software development and information processing services

Curl, Incorporated	US$2,000 thousand	100.00	Software development (research and development of the development language “Curl”)

VA Linux Systems Japan K.K.	JPY194 million	71.65	Software development (open source software development consulting services)

SCS Solutions Inc.	JPY50 million	100.00	Software development

Sumisho Computer Systems (Shanghai) Limited	US$500 thousand	100.00	Software development and information processing services

Sumisho Computer Systems (Dalian) Co., Ltd.	RMB11,140 thousand	100.00	Software development

Allied Engineering Corporation	JPY242 million	90.00	Development and sales of structural analysis software

Sumisho Computer Systems (Asia Pacific) Pte. Ltd.	JPY200 million	100.00	Software development and information processing services

(Note)	1. SCS absorbed the consolidated subsidiary SCS Business Support Inc. on April 1, 2010.
2. SCS absorbed the consolidated subsidiary Curl, Incorporated on June 1, 2010.
3. The consolidated subsidiary Asahi IT Solution Limited was excluded from the scope of the consolidation on September 17, 2010 due to the completion of liquidation proceedings.
4. The consolidated subsidiary eMplex Shanghai Co., Ltd. was excluded from the scope of the consolidation on January 19, 2011 due to the completion of liquidation proceedings.

1-8.	Policy concerning Exercise of Power when Provisions of Articles of Incorporation That Board of Directors Determines Dividends of Surplus (Article 459, Paragraph 1 of the Companies Act) Exist

With respect to the appropriation of profits to shareholders, SCS has adopted the basic policy to consistently deliver stable dividends to its shareholders while considering a wide range of factors including the Company’s financial condition on a consolidated basis, earnings trends and its established dividend payout ratio.

At the same time, considering rapid and dramatic technological innovation in the information services industry, SCS’s principal field of activity, as well as shifts in market structure, the Company recognizes the critical need to retain an adequate level of internal reserves to ensure that SCS is consistently in the position to strengthen and expand its business and earnings base by pursuing capital and business alliances as well as acquisitions and to upgrade the Company’s R&D and other facilities. Ultimately, SCS is guided by the overarching goal to enhance corporate value.

As part of its basic policy on the appropriation of profits, SCS undertakes the payment of an interim and fiscal year-end dividend twice a year. Payment of both the interim and fiscal year-end dividends is determined by the Board of Directors.

Furthermore, as a part of the Company’s efforts to return profits to shareholders, SCS takes steps to acquire treasury stock as appropriate. The timing and amount of treasury stock acquisition is determined after taking into consideration a variety of factors including share price trends as well as financial and earnings conditions.

2.	Matters relating to Shares

2.1.	Total Number of Authorized Shares	200,000,000 shares

2-2.	Total Number of Shares Issued	50,201,778 shares (Excluding 4,089,669 shares in treasury stocks)

2-3.	Number of Shareholders as of the Period-end	8,714 shareholders

2-4.	Top Ten Shareholders

Shareholder Name	Number of Shares Held (shares)	Holdings Ratio (%)
Sumitomo Corporation	30,254,359	60.27
Japan Trustee Services Bank, Ltd. (trust account)	1,322,100	2.63
The Master Trust Bank of Japan, Ltd. (trust account)	1,195,200	2.38
Shareholding Commission of Employees of Sumisho Computer Systems	1,020,174	2.03
ARGO GRAPHICS Inc.	1,015,500	2.02
BNYML—NON TREATY ACCOUNT	748,100	1.49
NOTHERN TRUST CO. (AVFC) SUB A/C BRITISH CLIENTS	635,000	1.26
NIPPONVEST	515,000	1.03
STATE STREET BANK AND TRUST COMPANY	500,000	1.00
Trust & Custody Services Bank, Ltd. (securities investment trust account)	478,100	0.95

(Note)	The top ten shareholders above do not include the Company, which holds 4,089,669 shares as treasury stocks. The holdings ratios have been calculated by deducting the treasury stocks from the total number of shares issued.

Distribution of Shareholders (Shareholder Composition)

Classification	Number of Shareholders	Ratio of Shareholders (%)	Number of Shares Held (shares)	Holding Ratios (%)
Japanese financial institutions	41	0.47	5,368,848	9.89
Japanese securities companies	38	0.44	321,511	0.59
Other Japanese corporations	145	1.66	32,071,967	59.07
Foreign institutions, etc.	133	1.53	6,072,747	11.19
Individuals and others	8,356	95.89	6,366,705	11.73
Treasury stock	1	0.01	4,089,669	7.53
Total	8,714	100	54,291,447	100

3.	Important Matters relating to Stock Acquisition Rights

3-1.	Matters relating to Stock Acquisition Rights held by Officers of the Company as of the End of the Fiscal Year

(1)	Matters relating to the First Series of Stock Acquisition Rights (issued on July 27, 2007)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	7	145	14,500 common shares

(Note)	1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.
2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.
3. In addition to the above holders, 5 Executive Officers (excluding directors) hold 75 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY2,461 per share
(iv) Exercise Period	July 1, 2009 to June 30, 2012

(2)	Matters relating to the Second Series of Stock Acquisition Rights (Share-based Compensation) (issued on July 27, 2007)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	7	50	5,000 common shares

(Note)	1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.
2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.
3. In addition to the above holders, 5 Executive Officers (excluding directors) hold 30 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1 per share
(iv) Exercise Period	July 28, 2007 to July 26, 2027

(3)	Matters relating to the Third Series of Stock Acquisition Rights (issued on July 29, 2008)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	7	165	16,500 common shares

(Note)	1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 6 Executive Officers (excluding directors) hold 105 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1,964 per share
(iv) Exercise Period	July 1, 2010 to June 30, 2013

(4)	Matters relating to the Fourth Series of Stock Acquisition Rights (Share-based Compensation) (issued on July 29, 2008)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	7	83	8,300 common shares

(Note) 1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 5 Executive Officers (excluding directors) hold 48 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1 per share
(iv) Exercise Period	July 30, 2008 to July 28, 2028

(5)	Matters relating to the Fifth Series of Stock Acquisition Rights (issued on July 30, 2009)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	9	270	27,000 common shares

(Note)	1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.
2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.
3. In addition to the above holders, 13 Executive Officers (excluding directors) hold 195 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1,564 per share
(iv) Exercise Period	July 1, 2011 to June 30, 2014

(6)	Matters relating to the Sixth Series of Stock Acquisition Rights (Share-based Compensation) (issued on July 30, 2009)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	9	133	13,300 common shares

(Note)	1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.
2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.
3. In addition to the above holders, 12 Executive Officers (excluding directors) hold 132 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1 per share
(iv) Exercise Period	July 31, 2009 to July 29, 2029

(7)	Matters relating to the Seventh Series of Stock Acquisition Rights (issued on July 30, 2010)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	9	290	29,000 common shares

(Note)

1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 14 Executive Officers (excluding directors) hold 210 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1,376 per share
(iv) Exercise Period	July 1, 2012 to June 30, 2015

(8)	Matters relating to the Eighth Series of Stock Acquisition Rights (Share-based Compensation) (issued on July 30, 2010)

(i)	Status of possession by Officers of the Company

Classification	Number of Holders	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Directors (excluding outside directors and part-time directors)	9	230	23,000 common shares

(Note)

1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 14 Executive Officers (excluding directors) hold 224 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1 per share
(iv) Exercise Period	July 31, 2010 to July 29, 2030

3-2.	Matters relating to Stock Acquisition Rights Issued to Employees, etc. during the Current Fiscal Year

(1)	Matters relating to the Seventh Series of Stock Acquisition Rights (issued on July 30, 2010)

(i)	Status of issuance to employees, etc.

Classification	Number of Persons to whom Stock Acquisition Rights were issued	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Executive Officers (excluding directors)	14	210	21,000 common shares

(Note)

1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 9 directors hold 290 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1,376 per share
(iv) Exercise Period	July 1, 2012 to June 30, 2015

(2)	Matters relating to the Eighth Series of Stock Acquisition Rights (Share-based Compensation) (issued on July 30, 2010)

(i)	Status of issuance to employees, etc.

Classification	Number of Persons to whom Stock Acquisition Rights were issued	Number of Stock Acquisition Rights	Type and Number of Shares Subject to Stock Acquisition Rights
Executive Officers (excluding directors)	14	224	22,400 common shares

(Note)

1. Number of common shares to be issued or transferred upon exercise of 1 stock acquisition right shall be 100 shares.

2. The amount paid upon exercise of 1 stock acquisition right shall be the amount obtained by multiplying the amount to be paid for 1 share by the number of shares issued or transferred per 1 stock acquisition right.

3. In addition to the above holders, 9 directors hold 230 stock acquisition rights.

(ii) Issue Price	No cost
(iii) Amount to be Paid upon Exercise of Stock Acquisition Rights	JPY1 per share
(iv) Exercise Period	July 31, 2010 to July 29, 2030

4.	Matters Relating to Company Officers

4-1.	Directors and Corporate Auditors

Name	Title at the Company	Responsibility and Important Concurrent Offices
Nobuhide Nakaido	*1 Chairman & CEO

Akira Tsuyuguchi	*1 Director

Izumi Yutani	Director

Hiroaki Kamata	Director	President and Representative Director of SCS Solutions Inc. Outside Director of Minori Solutions Co., Ltd.

Shigeo Kurimoto	Director

Kazuhiro Ogawa	Director	Representative Director of Sumisho Computer Systems (Shanghai) Limited

Tetsuya Fukunaga	Director	Outside Director of ARGO GRAPHICS Inc.

Tatsuaki Shinkai	Director

Atsushi Innami	Director	Representative Director of Sumisho Computer Systems (Dalian) Co., Ltd.

Tatsujiro Naito	*2 Director (part-time)	General Manager of Information Technologies Planning and Promotion Dept., Corporate Planning & Coordination Group of Sumitomo Corporation

Tetsuro Takeoka	*2 Director (part-time)

Corporate Officer of Sumitomo Corporation

General Manager of Network Division, Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

Outside Director of T-Gaia Corporation

Outside Director of SKY Perfect JSAT Holdings Inc.

Osamu Kojima	*4 Corporate Auditor

Tomoharu Asaka	*3 *4 Corporate Auditor

Hiroshi Funazaki	*3 Corporate Auditor (part-time)

Assistant to General Manager of Planning & Administration Dept., Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

Outside Corporate Auditor of Sumitex International Company Limited

Toshifumi Shibuya	*3 Corporate Auditor (part-time)

Corporate Officer of Sumitomo Corporation

General Manager of Planning & Administration Dept., Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

Outside Corporate Auditor of Jupiter Telecommunications Co., Ltd.

Kozo Kuriyama	*3 Corporate Auditor (part-time)

(Note)

1. *1 are Representative Directors.

2. *2 are Outside Directors prescribed by laws and regulations.

3. *3 are Outside Corporate Auditors prescribed by laws and regulations.

4. *4 are Full Time Corporate Auditors prescribed by laws and regulations.

5. Corporate Auditor Kozo Kuriyama is an independent officer who is unlikely to have conflicts of interest with general shareholders, as is required by Tokyo Stock Exchange.

6. Corporate Auditor Osamu Kojima has 39 years of experience at finance and accounting division of the Company and Sumitomo Corporation, and has an appreciable knowledge of finance and accounting.

7. Corporate Auditor Tomoharu Asaka has 35 years of experience at finance and accounting division of Sumitomo Corporation, and has an appreciable knowledge of finance and accounting.

Relocation during the Term

(i)	New appointments

Assumption on June 25, 2010

Atsushi Innami (Director)

Osamu Kojima (Corporate Auditor)

Toshifumi Shibuya (Corporate Auditor (part-time))

Kozo Kuriyama (Corporate Auditor (part-time))

(ii)	Retirement and Resignation

Retirement and Resignation on June 25, 2010

Osamu Kojima (Director)

Motoki Kondo (Corporate Auditor) (resignation)

Jin Nakamura (Corproate Auditor (part-time))

Resignation on March 31, 2011

Tetsuro Takeoka (Director (part-time)) (resignation)

Names of Executive Officers as of the end of the term are as follows:

Name	Title at the Company	Responsibility and Important Concurrent Offices
Nobuhide Nakaido	*President & CEO
Akira Tsuyuguchi	*COO
Izumi Yutani	*Senior Executive Vice President	Chief Technology Officer, General Manager, Technology & Information System Group
Hiroaki Kamata	*Senior Executive Vice President	Group Head, Distribution & Manufacturing System Solution Group President and Representative Director of SCS Solutions Inc. Outside Director of Minori Solutions Co., Ltd.
Shigeo Kurimoto	*Senior Executive Vice President	Group Head, Financial System & ERP Solution Group
Kazuhiro Ogawa	* Executive Vice President	Group Head, Global Solution Group Representative Director of Sumisho Computer Systems (Shanghai) Limited

Tetsuya Fukunaga	*Executive Vice President	General Manager, Treasury & Accounting, Risk Management Group (CFO) Outside Director of ARGO GRAPHICS Inc.

Tatsuaki Shinkai	*Executive Vice President	Officer in charge of branch offices Group Head, IT Platform Solution Group

Takeshi Sugihashi	Senior Vice President	Deputy General Manager, Technology & Information System Group General Manager, Technology Strategy Planning Div., Technology & Information System Group

Koichiro Nakaya	Senior Vice President	Deputy General Manager, Corporate Planning, General Affairs & Human Resources Group General Manager. Human Resources Div., Corporate Planning, General Affairs & Human Resources Group

Yutaka Hagio	Senior Vice President	General Manager, Kansai Office

Atsushi Innami	*Senior Vice President

Deputy Group Head, Distribution & Manufacturing System Solution Division

General Manager, Distribution & Services System Unit, Distribution &Manufacturing System Solution Group

Representative Director of Sumisho Computer Systems (Dalian) Co., Ltd.

Haruo Doi	Senior Vice President	General Manager, Global Solution Unit, Global Solution Group

Hirofumi Maeda	Senior Vice President	General Manager, Chubu Office General Manager, Business Promotion Div., Chubu Office

Satoru Toriyama	Senior Vice President	Deputy Group Head, Global Solution Group General Manager, SC Solution Unit, Global Solution Group

Yasuaki Matsuda	Senior Vice President	Deputy General Manager, Treasury & Accounting, Risk Management Group General Manager, Treasury & Accounting Div., Treasury & Accounting, Risk Management Group

Name	Title at the Company	Responsibility and Important Concurrent Offices
Takahiro Ichino	Senior Vice President	Deputy Group Head, IT Platform Solution Group President and Representative Director of Sumisho Joho Datacraft Corporation

Yoshimi Jouo	Senior Vice President	General Manager, Kyushu Office

Noboru Ito	Senior Vice President	General Manager, Curl Business Unit, Distribution & Manufacturing System Solution Group General Manager, Curl Sales Div., Curl Business Unit, Distribution & Manufacturing System Solution Group

Katsuya Imoto	Senior Vice President	General Manager, ProActive Business Solution Unit, Financial System & ERP Solution Group

Yoshinori Imai	Senior Vice President	General Manager, Financial System Solution Unit, Financial & ERP Solution Group

Hisanao Takei	Senior Vice President

Assistant to Group Head, Financial System & ERP Solution Group

General Manager, Group Coordination Div., Financial System & ERP Solution Group

General Manager, Business Solution Div., ERP Solution Unit, Financial System & ERP Solution Group

Akira Komori	Senior Vice President	Deputy General Manager, Corporate Planning, General Affairs & Human Resources Group General Manager, Corporate Planning Div., Corporate Planning, General Affairs & Human Resources Group

Hiroyuki Yamazaki	Senior Vice President

General Manager, Corporate Planning, General Affairs & Human Resources Group

General Manager, CEO Office, Corporate Planning, General Affairs & Human Resources Group

Assistant Officer, Internal Auditing Div.

Outside Director of CSK Corporation

Toshiyuki Kato	Senior Vice President status

President & CEO of Sumisho

Computer Systems(USA), Inc.

President & CEO of Curl, Incorporated

Counselor of IT Solutions, Network Business Headquarter, Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

(Note)    Executive officers marked with * concurrently serve as directors.

Names of Executive Officers as of April 1, 2011 are as follows:

Name	Title at the Company	Responsibility and Important Concurrent Offices
Nobuhide Nakaido	* President & CEOr

Akira Tsuyuguchi	* COO	Group Head, IT Platform Solution Group

Izumi Yutani	* Senior Executive Vice President	Chief Technology Officer General Manager, Technology & Information System Group General Manager, Technology Strategy Planning Div.

Hiroaki Kamata	* Senior Executive Vice President	Group Head, Distribution & Manufacturing System Solution Group President and Representative Director of SCS Solutions Inc. Outside Director of Minori Solutions Co., Ltd.

Name	Title at the Company	Responsibility and Important Concurrent Offices
Shigeo Kurimoto	* Senior Executive Vice President	Group Head, Financial System & ERP Solution Group Deputy Group Head, Global Solution Group

Kazuhiro Ogawa	* Executive Vice President	Group Head, Global Solution Group Representative Director of Sumisho Computer Systems (Shanghai) Limited

Tetsuya Fukunaga	* Executive Vice President	General Manager Treasury & Accounting, Risk Management Group (CFO) Outside Director of ARGO GRAPHICS Inc.

Tatsuaki Shinkai	* Executive Vice President	Officer in charge of branch offices General Manager, Kansai Office

Satoru Toriyama	Executive Vice President	Deputy Group Head, Global Solution Group General Manager, SC Solution Unit, Global Solution Group

Hisakazu Suzuki	Executive Vice President	General Manager, Legal & General Affairs Group General Manager, Corporate Communications Div., Legal & General Affairs Group

Hiroyuki Yamazaki	Executive Vice President	General Manager, Corporate Planning & Human Resources Group General Manager, CEO Office, Corporate Planning & Human Resources Group Officer, Internal Auditing Div. Outside Director of CSK Corporation
Koichiro Nakaya	Senior Vice President	Deputy General Manager, Corporate Planning & Human Resources Group General Manager, Human Resources Div. Corporate Planning & Human Resources Group
Yutaka Hagio	Senior Vice President	Deputy General Manager, Technology & Information System Group
Atsushi Innami	* Senior Vice President

Deputy Group Head, Distribution & Manufacturing System Solution Group

General Manager, Distribution & Services System Unit, Distribution & Manufacturing System Solution Group

Representative Director of Sumisho Computer Systems (Dalian) Co., Ltd.

Hirofumi Maeda	Senior Vice President	General Manager, Chubu Office General Manager, Business Promotion Div. Chubu Office
Yasuaki Matsuda	Senior Vice President	Deputy General Manager, Treasury & Accounting, Risk Management Group General Manager, Accounting Div. Treasury & Accounting, Risk Management Group
Takahiro Ichino	Senior Vice President	Deputy Group Head, IT Platform Solution Group President and Representative Director of Sumisho Joho Datacraft Corporation
Yoshimi Jouo	Senior Vice President	General Manager, Kyushu Office

Name	Title at the Company	Responsibility and Important Concurrent Offices
Noboru Ito	Senior Vice President	General Manager, Curl Business Unit, Distribution &
Manufacturing System Solution Group
Katsuya Imoto	Senior Vice President	General Manager, ProActive Business Solution Unit, Financial System & ERP Solution Group
Yoshinori Imai	Senior Vice President	General Manager, Financial System Solution Unit, Financial System & ERP Solution Group
Hisanao Takei	Senior Vice President	Assistant to Group Head, Financial System & ERP Solution Group General Manager, Business Solution Unit, Global Solution Group
Akira Komori	Senior Vice President	Deputy General Manager, Corporate Planning & Human Resources Group General Manager, Corporate Planning Div. Corporate Planning & Human Resources Group
Kenji Mukai	Senior Vice President	General Manager, IT Architecture Solution Unit, IT Platform Solution Group
Kato Toshiyuki	Senior Vice President status

President & CEO of Sumisho Computer Systems (USA), Inc.

President & CEO of Curl, Incorporated

Counselor of IT Solutions, Network Business Headquarter, Media, Network & Lifestyle Retail Business Unit of Sumitomo Corporation

(Note)    Executive officers marked with * concurrently serve as directors.

4-2.	Total Amount of Remuneration paid to the Officers for the Business Year

Classification	Recipients	Amount Paid
Director	12	JPY 354 million
Corporate Auditor	7	JPY 51 million
Total	19	JPY 405 million

4-3.	Matters Relating to Important Concurrent Offices with Operating Officers and Outside Officers at Other Companies

Classification	Name	Company Name at Which Concurrent Offices are Held	Details of Concurrent Offices

Outside Director	Tastujiro Naito	Sumitomo Corporation	General Manager of Information Technologies Planning and Promotion Dept., Corporate Planning & Coordination Group
	Tetsuro Takeoka	Sumitomo Corporation T-Gaia Corporation SKY Perfect JSAT Holdings Inc.	Corporate Officer General Manager of Media, Network & Lifestyle Retail Business Unit Outside Director Outside Director

Outside Corporate Auditor	Hiroshi Funazaki	Sumitomo Corporation Sumitex International Company Limited	Assistant to General Manager of Planning & Administration Dept., Media, Network & Lifestyle, Media, Network & Lifestyle Retail Business Unit Outside Corporate Auditor
	Toshifumi Shibuya	Sumitomo Corporation Jupiter Telecommunications Co., Ltd.	Corporate Officer General Manager of Planning & Administration Dept., Media, Network & Lifestyle, Media, Network & Lifestyle Retail Business Unit Outside Corporate Auditor

(Note)	Sumitomo Corporation is our parent company. Other companies are customers of the Company.

4-4.	Primary Activities of Outside Officers

Classification	Name	Primary Activities
Director	Tatsujiro Naito	Mr. Naito attended 9 out of 12 meetings of the Board of Directors held during the business year and actively and objectively made statements from a wide perspective with deep insight based on his experience.

Director	Tetsuro Takeoka	Mr. Takeoka attended 9 out of 12 meetings of the Board of Directors held during the business year and actively and objectively made statements from a wide perspective with deep insight based on his experience.

Corporate Auditor	Tomoharu Asaka	Mr. Asaka attended all 12 meetings of the Board of Directors held during the business year and objectively made inquiries and opinions to clarify the questions concerning the proposals and discussions, with deep insight based on his experience. Mr. Asaka also attended all 17 meetings of Corporate Auditors held during the business year and exchanged opinions on the results of the audit and consulted on important matters concerning the audit.

Corporate Auditor	Hiroshi Funazaki	Mr. Funazaki attended 11 out of 12 meetings of the Board of Directors held during the business year and objectively made inquiries and opinions to clarify the questions concerning the proposals and discussions, with deep insight based on his experience. Mr. Funazaki also attended 16 out of 17 meetings of Corporate Auditors held during the business year and exchanged opinions on the results of the audit and consulted on important matters concerning the audit.

Corporate Auditor	Toshifumi Shibuya	Mr. Shibuya attended 8 out of 9 meetings of the Board of Directors held during the business year after his assumption on June 25, 2010 and objectively made inquiries and opinions to clarify the questions concerning the proposals and discussions, with deep insight based on his experience. Mr. Shibuya also attended 11 out of 12 meetings of Corporate Auditors held during the business year after his assumption on June 25, 2010 and exchanged opinions on the results of the audit and consulted on important matters concerning the audit.

Corporate Auditor	Kozo Kuriyama	Mr. Kuriyama attended all 9 meetings of the Board of Directors held during the business year after his assumption on June 25, 2010 and objectively made inquiries and opinions to clarify the questions concerning the proposals and discussions, with deep insight based on his experience. Mr. Kuriyama also attended all 12 meetings of Corporate Auditors held during the business year after his assumption on June 25, 2010 and exchanged opinions on the results of the audit and consulted on important matters concerning the audit.

4-5.	Matters relating to Limited Liability Agreements

The Company has amended the Articles of Incorporation at the General Meeting of

Shareholders held on June 25, 2010 and has specified a provision concerning the limited liability agreement for the outside directors and outside corporate auditors.

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act and of Article 28, Paragraph 2 and Article 37, Paragraph 2 of the Articles of Incorporation, the Company has entered into limited liability agreements with outside directors and outside corporate auditors, specifying their limited amount of liability as the minimum liability amount set forth in Article 425, Paragraph 1 of the Companies Act.

4-6.	Total Amount of Remuneration paid to the Outside Officers for the Business Year

Recipients	Amount Paid	Remuneration for officers from Parent Company or Subsidiary of the Parent Company
7	JPY 30 million	JPY 10 million

5.	Matters Relating to Accounting Auditor

5-1.	Name

KPMG AZSA LLC

5-2.	Amount for Remuneration Paid to Accounting Auditor

(i) Amount of Remuneration Paid to the Accounting Auditor of the Company during the Business Year	JPY 89 million
(ii) Total Amount of Money and Other Economic Benefit to be paid by the Company and its Subsidiaries	JPY 117 million

(Note)	1. The Audit Agreement between the Company and the Accounting Auditor does not distinguish between the amount of remuneration concerning the audit under the Companies Act and the audit under the Financial Instruments and Exchange Act. Accordingly, the amount of (i) includes the amount of remuneration for audit under the Financial Instruments and Exchange Act.
2. The Company pays the Accounting Auditor the consideration for advisory services relating to the application of the International Financial Reporting Standards, which is out of the scope of the services prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act.

5-3.	Policy for Decision of Dismissal or Non-reappointment of Accounting Auditor

When the Accounting Auditor encounters any material difficulty with regard to the performance of its duty, including when its auditing services are suspended by the regulatory authorities, and when it is determined that such difficulty will not be remedied, the Board of Directors will upon agreement by the Board of Corporate Auditors, or upon request by the Board of Corporate Auditors, convene a meeting of shareholders for the purpose of dismissal or non-reappointment of the Accounting Auditor.

When it is determined that the Accounting Auditor corresponds to the matters specified in each item of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors will dismiss the Accounting Auditor in accordance with the agreement of all Corporate Auditors.

6.	Outline of Resolutions Relating to Development of Systems Necessary to Ensure the Properness of Operations

We consider the following basic policy and system development matters necessary to ensure that the execution of duties by our directors complies with laws and regulations, the articles of incorporation and other systems necessary to ensure the properness of operations of the Company (the “Internal Control Systems”). Although the following matters relate to the Internal Control Systems which are already structured and operated, we consider it necessary to continuously review and build superior Internal Control Systems in accordance with the requirements at the time.

6-1.	A scheme to ensure that the execution of duties by all directors and employees conforms to the laws and regulations and the articles of incorporation:

•

With regard to the policy for the development of the Internal Control Systems at the Company, the board of directors has specified that in addition to corporate auditors, the officers and employees of the company shall diligently make efforts to comply with the laws.

•	In order to maintain and improve the function of the directors to supervise the execution of duties, we are continuously appointing outside directors.

•

In order to enhance the business supervisory function of the board of directors and the directors, we have adopted the Executive Officer system and separated the supervisory function of the board of directors and the directors from the business execution function of the Executive Officers.

•

We have established the Internal Audit Office under the direct control of the President to confirm whether the Internal Control Systems are functioning effectively and as the internal supervisory system for supervising its progress, and the Internal Control Planning Div. (note) to promote the strengthening of the Internal Control Systems and as the system for supporting its operations.

•

We have prescribed company regulations which include provisions on compliance with the laws and clarified the code of conduct to our officers and employees. In addition, we have established the Compliance Committee, distributed to officers and employees the “SCS Compliance Manual”, prepared for the purpose of making all the members of the Company aware of such compliance, and thoroughly intend to comply with all laws.

•

As part of enhancing of the system to comply with the laws, we have adopted an internal reporting system (the “Speak Up System”) which thoroughly protects the reporter and have ensured a route for the officers and employees to directly communicate with the Compliance Committee, the Corporate Auditor and the company attorney concerning information on compliance.

(note)	The Internal Control Planning Div. has been integrated to the Risk Management Div. in accordance with the reorganization dated April 1, 2011.

6-2.	A scheme relating to storage and management of information on the execution of duties by directors:

•

The board of directors has prescribed company regulations including document regulations concerning storage and management of information regarding its execution of business, such as information and drafts for the decision making of the board of directors and other important meetings, and thereby developed a scheme for recording and managing information.

6-3.	Rules relating to the risk of loss and other schemes:

•

The board of directors has specified a mechanism for recognizing and valuating the risk assumable in relation to our business, and has structured a mechanism to respond to individual risks by establishing, managing and operating the regulations and guidelines, etc. for protecting risks at the related divisions.

•	We have developed a scheme to oversee the officers’ and employees’ compliance with the related regulations and guidelines concerning risk management.

•

In order to prepare for any unforeseeable circumstances which may materially affect the Company, we have specified regulations for emergencies and developed a scheme which responds adequately and promptly to such emergencies.

6-4.	A scheme to ensure the efficiency of the execution of duties by directors:

•	The board of directors have clarified the administrative authority of the operation of directors by delegating the duties for operating the business to the Executive Officers.

•	We have established the Management Meeting as the authority for discussing important matters and each type of Committees as the respective advisory council for the President.

•

We have developed an organizational structure which enables the effective operation of duties for officers and employees. In addition, we have developed a scheme to enable effective decision making for management through development and utilization of IT.

6-5.	A scheme to ensure the properness of operations in a business group consisting of the Company and its parent company and subsidiaries:

•

The board of directors has specified the “corporate philosophy” and “action agenda” by closely collaborating with the parent company and subsidiaries, shared the management principle with the business group and are striving for compliance with the laws and risk management.

•

While maintaining respect for the independence of the subsidiaries, we have established the basic principle and operation policy for the management of subsidiaries in light of compliance with the laws and risk management.

•

In accordance with company regulations, we have specified the matters for arrangement and to be reported to the Company concerning “Important Matters of Operation” of the subsidiaries. We are also managing the subsidiaries through the dispatch of directors and corporate auditors.

•	In accordance with company regulations, we have set the subsidiaries, of which the Company is the management agency, as the target for internal audit.

•

We are instructing the subsidiaries to develop a scheme for complying with the laws similarly to that of the Company, including the establishment of Compliance Committees and adoption of “Speak Up Systems” of their own.

6-6.	In case the Corporate Auditor(s) requests appointment of an employee(s) to assist him/her, matters relating to the appointment of such an employee(s):

•	We have established the Corporate Auditors Office and have placed several employees (the “Corporate Auditor Staff”) to assist the operation of the Corporate Auditors.

6-7.	Matters relating to the independence of the employee(s), specified in the preceding Paragraph, from the directors:

•	The Corporate Auditor receives reports in advance concerning personnel change and personnel evaluation of the Corporate Auditor Staff, and may as necessary, offer for change to the President .

6-8.	A scheme in which directors and employees report to Corporate Auditors, and other schemes which involve reporting to Corporate Auditors:

•	The board of directors and the directors themselves request the attendance of the Corporate Auditors at Management Meetings and other important meetings.

•	Important documents concerning business operation are provided to the Corporate Auditors, and the officers and employees make reports and explanations to the Corporate Auditors as required.

6-9.	Other schemes to ensure the effectiveness of auditing by the Corporate Auditors:

•	The Corporate Auditors regularly hold meetings to communicate with major officers and employees including the President.

•	The Corporate Auditors communicate, collect and exchange information with the directors and corporate auditors of the subsidiaries to adequately perform their duties.

•

The Corporate Auditors receive and exchange information on the auditing activity of the Accounting Auditor through regular meetings with the Accounting Auditor. In addition, the Corporate Auditors seek effectiveness and quality improvement of Corporate Auditors’ activities by attending the audit review meetings of the Accounting Auditor and by jointly attending the audit for inventories.

•

The Internal Audit Office is making timely reports to the Corporate Auditors concerning the plans and results of the internal audit and is closely collaborating with the Corporate Auditors to contribute to the efficient audit by the Corporate Auditors.

6-10.	A scheme for eliminating anti-social forces:

•

The board of directors has provided the “No Relationship with Anti-Social Forces and Groups” as the basic principle which allows for no relationship with the anti-social forces and groups threatening the social order and safety of civil society.

•

In the “SCS Compliance Manual” which sets forth the compliance of the Company, the prohibition of relationships with anti-social forces and groups is specified as one of the specific standards for compliance.

•

With respect to response to anti-social forces, we are developing an environment for a prompt response and striving to grasp the movement concerning anti-social forces through close collaboration with the company attorney and the local police.

•

Furthermore, we have included the provision on exclusion of organized crime groups in the standard form of agreement prescribed by the Company and have been conducting internal training concerning prevention of undue claims by anti-social forces and are focusing on eliminating anti-social forces.

(Note) Amounts less than JPY 1 million have been rounded down.

Consolidated Balance Sheet

(As of March 31, 2011)

(Units: Millions of Yen)

Item	Amount	Item	Amount
ASSETS		LIABILITIES
Current Assets	65,122	Current Liabilities	23,435
Cash and deposits	6,003	Notes and accounts payable-trade	10,163
Notes and accounts receivable-trade	29,810	Lease obligations	851
Lease receivables and investment assets	674	Income taxes payable	1,859
Short-term investment securities	10,211	Provision for bonuses	1,829
Merchandise and finished goods	2,871	Provision for directors” bonuses	45
Work in process	136	Provision for loss on construction contracts	28
Raw materials and supplies	17	Other	8,657
Deferred tax assets	1,698
Deposits paid	9,688
Other	4,012
Allowance for doubtful accounts	(3)
		Noncurrent liabilities	3,280
Noncurrent assets	56,161	Lease obligations	1,509
Property, plant and equipment	32,879	Deferred tax liabilities	255
Buildings and structures	14,208	Provision for retirement benefits	105
Tools, furniture and fixtures	3,107	Provision for directors” retirement benefits	27
Land	14,667	Asset retirement obligations	887
Lease assets	782	Long-term lease and guarantee deposited	482
Construction in progress	112	Other	12

Intangible assets	6,286	Total liabilities	26,715

Goodwill	412	NET ASSETS
Other	5,874	Shareholders’ equity	94,108
		Capital stock	21,152
Investments and other assets	16,995	Capital surplus	31,299
Investment securities	11,374	Retained earnings	50,373
Long-term prepaid expenses	1,266	Treasury stock	(8,717)
Lease and guarantee deposits	2,958	Accumulated other comprehensive income	52
Deferred tax assets	49	Valuation difference on available-for-sale securities	862
Other	1,484	Deferred gains or losses on hedges	(81)
Allowance for doubtful accounts	(138)	Foreign currency translation adjustment	(727)
		Subscription rights to shares	197
		Minority interests	209
		Total net assets	94,568

Total assets	121,284	Total liabilities and net assets	121,284

Consolidated Statement of Income

(April 1, 2010 to March 31, 2011)

(Units: Millions of Yen)

Item	Amount
Net sales	132,840
Cost of sales	103,792
Gross profit	29,048
Selling, general and administrative expenses	21,971
Operating income	7,076
Non-operating income	446
Interest income	135
Dividends income	55
Equity in earnings of affiliates	163
Other	91

Non-operating expenses	179
Interest expenses	25
Loss on investments in partnership	98
Settlement package	19
Currency exchange loss	23
Other	11

Ordinary income	7,343
Extraordinary income	516
Gain on sales of noncurrent assets	1
Gain on sales of investment securities	508
Gain on reversal of subscription right to shares	5

Extraordinary loss	905
Loss on retirement of noncurrent assets	110
Loss on sales of noncurrent assets	3
Nonrecurring depreciation on software	28
Loss on sales of investment securities	189
Loss on sales of membership	6
Loss on valuation of membership	44
Office transfer-related expenses	481
Loss on adjustment for changes of accounting standards for asset retirement obligations	40

Income before income taxes	6,954
Income taxes—current	2,828
Income taxes—deferred	334

Income before minority interests	3,791
(Minority interests in loss)	(11)
Net income	3,803

Consolidated Statement of Changes in Net Assets

(April 1, 2010 to March 31, 2011)

(Units: Millions of Yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2010	21,152	31,299	48,176	(8,727)	91,902
Change of items during the period
Dividends from surplus			(1,606)		(1,606)
Net income			3,803		3,803
Purchase of treasury stock				(2)	(2)
Disposal of treasury stock		(0)	(0)	12	12
Net changes of items other than shareholders’ equity
Total change of items during the period	—	(0)	2,196	9	2,206

Balance as of March 31, 2011	21,152	31,299	50,373	(8,717)	94,108

	Accumulated other comprehensive income				Subscription rights to shares	Minority interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance as of March 31, 2010	979	(2)	(565)	411	147	221	92,683
Change of items during the period
Dividends from surplus							(1,606)
Net income							3,803
Purchase of treasury stock							(2)
Disposal of treasury stock							12
Net change of items other than shareholders’ equity	(116)	(79)	(162)	(358)	49	(11)	(320)
Total change of items during the period	(116)	(79)	(162)	(358)	49	(11)	1,885

Balance as of March 31, 2011	862	(81)	(727)	52	197	209	94,568

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

I. Significant Matters Fundamental for the Preparation of Consolidated Financial Statements

1.	Scope of consolidation

Number of consolidated subsidiaries and names of principal consolidated subsidiaries All nine subsidiaries are consolidated.

Sumisho Computer Systems (USA), Inc.	SUMISHO COMPUTER SYSTEMS (EUROPE) LTD.
Curl, Incorporated	VA Linux Systems Japan K.K.
SCS Solutions Inc.	Sumisho Computer Systems (Shanghai) Limited
Sumisho Computer Systems (Dalian), Co., Ltd.	Allied Engineering Corporation
Sumisho Computer Systems (Asia Pacific) Pte. Ltd.

Consolidated subsidiary SCS Business Support Inc. was absorbed by the Company as of April 1, 2010.

Consolidated subsidiary Curl, Incorporated was absorbed by the Company as of June 1, 2010.

Asahi IT Solution Limited completed liquidation as of September 17, 2010 and has therefore been excluded from the consolidated companies. Additionally, eMplex Shanghai Co., Ltd. completed liquidation as of January 19, 2011, and has therefore been excluded from the consolidated subsidiaries.

2.	Application of equity method

Number of affiliates to which the equity method is applied, and names of principal companies, etc.

The equity method is applied to all five affiliates.

Pioneer soft Co., Ltd.	Rakuten Bank Systems, Ltd.
ATLED Co., Ltd.	Sumisho Joho Datacraft Corporation
ARGO GRAPHICS Inc.

The trade name of Rakuten Bank Systems, Ltd. was changed from eBANK Systems Corporation on August, 2010.

3.	Business year, etc. of consolidated subsidiaries

The settlement date of SUMISHO COMPUTER SYSTEMS (EUROPE) LTD., Curl, Incorporated, Sumisho Computer Systems (Shanghai) Limited, Sumisho Computer Systems (Dalian), Co., Ltd. and Sumisho Computer Systems (Asia Pacific) Pte. Ltd. is December 31, and the preparation of the consolidated financial statements for the consolidated fiscal year is based on financial statements from January 1, 2010 to December 31, 2010.

Furthermore, necessary adjustments are made in order to consolidate material transactions occurring between the said settlement date and consolidated settlement date.

Additionally, with regard to Sumisho Computer Systems (USA), Inc., the settlement date has been changed from December 31 to March 31 as of this consolidated fiscal year. Accordingly, for this consolidated fiscal year, profit and loss for the fifteen months from January 1, 2010 to March 31, 2011 has been incorporated. The impact thereof on profit and loss is minimal.

4.	Accounting standards

(1)	Standards and methods for valuation of material assets

(i)	Short-term investment securities
	Held-to-maturity securities	Amortized cost method (Straight-line method)
Other short-term investment securities
	Those with market value:	Market value method based on market price, etc. as of the consolidated settlement date. (Valuation differences are reported as a component of net assets, and costs of securities sold are computed by the moving-average method.)

Those without market value:

Cost method based on moving-average method.

Investments in investment partnerships (those deemed to be securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are based on a method of incorporating the net equity equivalent based on the financial statements that are available on the date of announcement of financial results prescribed in the partnership agreement.

(ii)	Inventories

	Merchandise	Primarily cost method based on specific identification method (the balance sheet value is calculated based on the write-down amount of the book value as a result of decline in profitability)

	Work in process	Cost method based on specific identification method (the balance sheet value is calculated based on the write-down amount of the book value as a result of decline in profitability)

(iii)	Derivatives	Market value method

(2)	Depreciation method of material depreciable assets

(i)	Property, plant and equipment (excluding lease assets)	The straight-line method is primarily used.

(ii)	Intangible assets

	Software for market sale	The higher of either the amortization amount based on projected sales profit and the equally allocated amount based on the remaining effective period (within 3 years) is recorded.

	Software for internal use	The straight-line method based on the internal availability period (within 5 years) is used.

	Other intangible assets	The straight-line method is used.

(iii)	Lease assets

	Lease assets for finance lease transactions without transfer of ownership	The straight-line method with the term of lease as the number of durable years and zero as the residual value is used.

(iv)	Long-term prepaid expenses	The straight-line method is used.

(3)	Accounting standard for important allowances

(i)	Allowance for doubtful accounts	Estimated uncollectible amounts are reported by reviewing loan loss ratio of general bonds and individual collectability of specific receivables such as doubtful receivables, etc.

(ii)	Provision for bonuses	Reported based on the expected amount to be paid to employees in order to provide for bonus expenses.

(iii)	Provision for directors’ bonuses	Reported based on the expected amount to be paid to directors in order to provide for bonus expenses.

(iv)	Provision for loss on construction contracts	Estimated losses are reported in order to provide against future losses concerning construction contracts from which losses are expected to arise at the end of the consolidated fiscal year.

(v)	Provision for retirement benefits

Reported based on retirement obligations and plan assets estimated at the end of the consolidated fiscal year in order to provide for payment of retirement benefits to employees.

Actuarial differences are processed as expenses from the consolidated fiscal year following accrual by applying each of the amounts prorated using the straight-line method based on specified years within the period of average remaining years of service of such employee as of the time of accrual in each consolidated fiscal year.

Furthermore, the number of years for processing the actuarial difference is 5 years. However, with respect to parts concerning the former retirement plan of former Sumisho Electronics Co., Ltd., the number of years is 13 years.

Additionally, prior service costs are processed in accordance with the straight-line method based on a specific number of years (5 years) within the average remaining years of service of such employee as of the accrual thereof.

(vi)	Provision for directors’ retirement benefits	In order to provide for expenses for directors’ retirement benefits, of the accumulated retirement allowances as a result of the abolition of the directors’ retirement plan that was resolved at the annual shareholders’ meeting held on June 27, 2007, the Company records the amount expected to be paid in the future.

(4)	Material hedge accounting methods

(i)	Hedge accounting methods	Based on deferred hedge processing. However, appropriation is conducted for receivables, liabilities, etc. in foreign currency with exchange contracts, etc.

(ii)	Hedge instruments and hedged items	Hedge Instruments: Exchange contracts

Hedged Items: Receivables, liabilities, etc. in foreign currency

(iii)	Hedge policy	Derivatives are conducted based on actual demand, and speculative transactions are not conducted.

(iv)	Hedge effectiveness assessment method	Upon concluding the exchange contract, because the exchange contract that is of the same amount in the relevant foreign currency and on the same date is appropriated respectively in accordance with the risk management policy, correlations as a result of changes in the foreign exchange rate are fully ensured. Therefore, the effectiveness assessment on the consolidated settlement date is omitted.

(v)	Others	All derivatives are conducted with domestic financial institutions with strong credit ratings, and so-called credit risk as a result of a counterparty’s contractual default is considered to be low.

(5)	Standards for reporting the amount of completed work and costs of completed work

(i)	Contracts in which the certainty of the results can be recognized with respect to progress by the end of the consolidated fiscal year.	Percentage of completion basis (the construction’s progress rate is estimated based on the cost-to-cost basis).

(ii)	Other contracts	Completed-contract method

(6)	Accounting procedures for consumption tax, etc.

Accounting procedures for consumption tax and local consumption tax are based on the tax excluded method.

5.	Asset and liability evaluation for consolidated subsidiaries

The evaluation method for assets and liabilities of consolidated subsidiaries is based on the full market value method.

6.	Amortization of goodwill and negative goodwill

During its effective period, goodwill is amortized equally for a period of 5 years to 10 years. However, if the amount is small and of little significance, it is amortized at once at the time of accrual.

II.	Change of Accounting Policies

1.	Application of accounting standards regarding asset retirement obligation

From the consolidated fiscal year, “Accounting standard for asset retirement obligation” (Accounting Standard No. 18, March 31, 2008) and “Application guidance for accounting standard for asset retirement obligation” (Accounting Standards Board of Japan Guidance No.21, March 31, 2008) have been applied.

The effect thereof on profit and loss is minimal.

III.	Change in Presentation

1.	Consolidated statements of income

(1)	As a result of the application of the “Ministry Ordinance to modify the part of the Ordinance for Enforcement of the Companies Act and Corporate Calculation Regulations” (Ordinance of the Ministry of Justice No. 7, March 27, 2009) which is based on the “Accounting Standard for Consolidated Financial Statements” (Accounting Standard, No.22, December 26, 2008), presentations for this consolidated fiscal year have been made under “Income before minority interests”.

(2)	The “Currency exchange loss” which was included in “Other” of “Non-operating expenses” in the prior consolidated fiscal year exceeded 10% of the total Non-operating expenses and is therefore recorded separately for this consolidated fiscal year.

    The “Currency exchange loss” included in “Other” of “Non-operating expenses” in the prior consolidated fiscal year was 5 million yen.

IV.	Notes to the Consolidated Balance Sheet

1.	Accumulated depreciation of property, plant and equipment 14,466 million yen

V.	Notes to the Consolidated Statements of Changes in Net Assets

1.	Class and total number of outstanding shares as of the end of the consolidated fiscal year

Common shares	54,291,447

2.	Matters concerning dividend distributions of surplus amounts

Matters concerning dividend distributions of surplus amounts made during the consolidated fiscal year.

Resolution	Class of shares	Total dividend	Dividend per share	Record date	Effective date
May 13, 2010 Board of directors meetings	Common share	803 million yen	16.00 yen	March 31, 2010	June 11, 2010

October 28, 2010 Board of directors meetings	Common share	803 million yen	16.00 yen	September 30, 2010	December 1, 2010

Matters concerning dividend distributions of surplus amounts made after the last day of the consolidated fiscal year

Resolution	Class of shares	Dividend resource	Total dividend	Dividend per share	Record date	Effective date
May 19, 2011 Board of directors meetings (planned)	Common share	Retained earnings	803 million yen	16.00 yen	March 31, 2011	June 10, 2011

3.	Number of shares subject to subscription rights to shares as of the last day of the consolidated fiscal year

(1) 1st Subscription Rights to Shares	Common share	33,000 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 27, 2007)
(2) 2nd Subscription Rights to Shares	Common share	12,200 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 27, 2007)
(3) 3rd Subscription Rights to Shares	Common share	50,500 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 26, 2008)
(4) 4th Subscription Rights to Shares	Common share	19,800 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 26, 2008)
(5) 6th Subscription Rights to Shares	Common share	31,100 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 25, 2009)
(6) 8th Subscription Rights to Shares	Common share	45,400 shares
(From the annual shareholders’ meeting and the board of directors meetings on June 25, 2010)

(Note)    Excluding those whose exercise period has not yet commenced.

VI.	Notes to Financial Products

1.	Matters concerning financial products

The Group limits asset management to short-term deposits, etc.

Customer credit risk regarding notes and accounts receivable-trade are intended to be reduced in accordance with the credit management regulations.

Furthermore, most of the investment securities are shares, and the market value of listed shares is recognized quarterly.

Derivatives are in accordance with the accounting regulations, and of such derivatives, the exchange contract is based on detailed regulations regarding the exchange contract, and conducted within the scope of actual demand.

2.	Matters concerning market value, etc. of financial products

The amount recorded in the consolidated balance sheet, market value and their difference as of March 31, 2011 is as follows.

(millions of yen)

	Amount recorded in consolidated balance sheet	Market value (*)	Difference
(1) Cash and deposits	6,003	6,003	—
(2) Notes and accounts receivable-trade	29,810	29,810	—
(3) Deposits paid	9,688	9,688	—
(4) Short-term investment securities	10,211	10,211	—
Other short-term investment securities	10,211	10,211	—
(5) Investment securities	3,837	3,360	(476)
Other short-term investment securities	765	765	—
Affiliate shares	3,071	2,595	(476)
(6) Lease and guarantee deposits	2,958	2,847	(111)
(7) Notes and accounts payable-trade	(10,163)	(10,163)	—
(8) Derivatives	—	—	—

(*) Those recorded under liabilities are presented in parentheses.

(Note 1) Matters regarding calculation method of market values of financial products, and trading of short-term investment securities and derivatives

(1) Cash and deposits, (2) Notes and accounts receivable-trade and (3) Deposits paid

As these are settled in a short time, their market values largely correspond with the book values. Therefore, these book values are reported.

(4) Short-term investment securities

As short-term investment securities are settled in a short time, their market value largely corresponds with the book value. Therefore, this book value is reported.

(5) Investment securities

Regarding the market value of investment securities, the shares are based on prices on the exchange.

(6) Lease and guarantee deposits

Of these, for those with more than 1 year until termination, the current price that has been discounted using a reasonable interest rate has been reported.

(7) Notes and accounts payable-trade

As these are settled in a short time, their market values largely correspond with the book values. Therefore, these book values are reported.

(8) Derivatives

Regarding those to which hedge accounting has been applied, the amounts are of little significance and have therefore been omitted.

VII.	Notes to Lease properties

During the consolidated fiscal year, the Company changed the intended purpose of part of the office building used for internal purposes located in Tokyo so that it could be used as an office building for rent (including the land).

The rental income or loss pertaining to the relevant lease property was 47 million yen (rental income is recorded in net sales and rental expense is primarily recorded in cost of sales). The amount recorded in the consolidated balance sheet for the relevant lease property and the market value and calculation method of the market value as of the consolidated settlement date of the consolidated fiscal year are as follows.

(millions of yen)

Amount recorded in the consolidated balance sheet			Market value as of the consolidated settlement date
Prior consolidated fiscal year (year-end balance)	Consolidated fiscal year Increase/(Decrease)	Consolidated fiscal year (year-end balance)
—	7,215	7,215	6,296

(Note 1)	The amount recorded in the consolidated balance sheet is acquisition cost less accumulated depreciation.
(Note 2)	The primary increase for the consolidated fiscal year was due to the change of the intended purpose which allowed the office building to be used for rent.
(Note 3)	Calculation method of the market value
The figure is predominantly calculated by taking the amount derived from a real estate appraisal performed by an external real estate appraiser and internally adjusting it by using an index, etc. which is considered to reflect market price.

VIII.	Notes regarding information per share

Net asset per share	1,884.78 yen
Net income per share for the year	76.13 yen

IX.	Additional Information

Merger between the Company (Sumisho Computer Systems Corporation) and CSK CORPORATION

The Company and CSK CORPORATION have passed resolutions at their respective board of directors meetings held on February 24, 2011, approving an absorption-type merger (the “Merger”) in which the Company is the surviving company and CSK CORPORATION is the extinguished company, with shares of the Company being issued to shareholders of CSK CORPORATION as consideration for the Merger. Furthermore, as of the same date, the companies have entered into a merger agreement in connection with the Merger (the “Merger Agreement”) and an integration agreement in connection with the integration of the business operations of both companies.

The Merger was conditioned on the Company, together with Sumitomo Corporation, completing a tender offer for the shares, etc. of CSK CORPORATION (the “Tender Offer”) which was undertaken during the purchase period from March 10, 2011 through April 11, 2011, and thereafter, the Tender Offer was completed after the purchase period from March 10, 2011 through April 11, 2011.

(1)	Name of the merged company

CSK CORPORATION

(2)	Outline of merger

(i)	Method of merger

Absorption-type merger in which the Company is the surviving company and CSK CORPORATION is the extinguished company.

(ii)	Name following the merger

SCSK Corporation

(iii)	Date of merger (effective date)

October 1, 2011 (planned)

(iv)	Merger ratio

the Company (Surviving Company in Absorption-type Merger)	CSK CORPORATION (Extinguished Company in Absorption-type Merger)
1 Common Share	0.24 Common Share(s)
1 Class A Preferred Share	1 Class A Preferred Share
1 Class B Preferred Share	1 Class B Preferred Share
1 Common Share	2,400 Class E Preferred Shares

(3)	Description and size of the principal business of the other company

Company Name	CSK CORPORATION

Location of Head Office	2-26-1, Minami-Aoyama, Minato-ku, Tokyo

Name and Title of Representative	Representative Director and President: Takeshi Nakanishi

Business Description	BPO (business process outsourcing) business, IT management

business, system development business, prepaid card business, other businesses

Date of Incorporation	October 7, 1968

Relationships between the Company and the other company (as of March 31, 2011)	Capital Relationships	No particular capital relationship exists between the Company and CSK CORPORATION. In addition, no noteworthy capital relationship exists between persons/companies affiliated with the Company and those affiliated with CSK CORPORATION. However, as a result of conclusion of the Tender Offer, the Company holds 5,000 shares of Class F Preferred Shares of CSK CORPORATION, and Sumitomo Corporation (the parent company of the Company) holds 69,511,667 shares of common shares and 240,000 of the 7th Subscription Rights to Shares of CSK CORPORATION respectively.
Personal Relationships

Hiroyuki Yamazaki, a director of CSK CORPORATION, is an employee of the Company. Except for the above, no noteworthy personal relationship exists between persons/companies affiliated with the Company and those affiliated with CSK CORPORATION.

Business Relationships

Although there exists business transactions of approximately several hundred million yen per year between the Company and CSK CORPORATION, no particular business relationship exists. In addition, no noteworthy business relationship exists between persons/companies affiliated with the Company and those affiliated with CSK CORPORATION.

(4)	Any other material special agreement, etc.

The termination condition of the Merger Agreement was the failure of the Tender Offer; however, the Tender Offer was successfully completed.

Outline of the Tender Offer

Type of Shares, etc. subject to Purchase	Common Shares
Class F Preferred Shares
The 7th Subscription Rights to Shares
Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011:
(ii) The Seventh Series Unsecured Convertible Bonds:

Purchase Period	From March 10, 2011 to April 11, 2011

Purchase Price	JPY 203 per Common Share
JPY 2,030,000 per Class F Preferred Shares

JPY 7,800 per right of the 7th Subscription Rights to Shares Convertible Bonds
(i) The Euro Yen Convertible Bonds Due 2011: JPY 69,107 per unit (face value at JPY 1 million)
(ii) The Seventh Series Unsecured Convertible Bonds: JPY 72,068 per unit (face value at JPY 1 million)

Minimum Number of Shares, etc. to be Purchased	143,457,300 shares

Numbers of Shares, etc. Purchased	143,511,667 shares

Balance Sheet

(As of March 31, 2011)

(Units: Millions of Yen)

Item	Amount
ASSETS
Current Assets	62,871
Cash and deposits	5,054
Notes	390
Accounts receivable—trade	28,847
Lease investment assets	674
Short-term investment securities	10,211
Merchandise and finished goods	2,835
Work in process	130
Raw materials and supplies	17
Advance payments	100
Prepaid expenses	3,435
Deferred tax assets	1,670
Deposits paid	8,950
Short-term loans receivable from affiliates	70
Other	484
Allowance for doubtful accounts	(3)
Noncurrent assets	58,480
Property, plant and equipment	32,490
Buildings	14,133
Structures	6
Tools, furniture and fixtures	3,025
Land	14,667
Lease assets	555
Construction in progress	100
Intangible assets	5,629
Software	5,424
Goodwill	145
Telephone subscription rights	51
Facility utilization rights	6
Trademark	1
Investments and other assets	20,360
Investment securities	7,861
Stocks of affiliates	7,023
Long-term loans receivable from employees	5
Bankruptcy or rehabilitation claims	64
Long-term prepaid expenses	1,262
Lease and guarantee deposits	2,928
Membership rights	124
Lease investment assets	1,166
Other	2
Allowance for doubtful accounts	(79)

Total assets	121,351

Item	Amount
LIABILITIES
Current Liabilities	22,993
Notes	209
Accounts payable—trade	10,005
Lease obligations	790
Accounts payable—other	2,514
Accrued expenses	476
Income taxes payable	1,816
Consumption taxes payable	310
Advances received	4,657
Deposits received	189
Provision for bonuses	1,808
Provision for directors’ bonuses	45
Provision for loss on construction contracts	28
Other	140
Noncurrent liabilities	3,055
Deferred tax liabilities	224
Lease obligations	1,345
Provision for retirement benefits	89
Provision for directors’ retirement benefits	27
Asset retirement obligations	887
Long-term lease and guarantee deposited	482

Total liabilities	26,049

NET ASSETS
Shareholders’ equity	94,352
Capital stock	21,152
Capital surplus	31,299
Capital reserve	31,299
Retained earnings	50,158
Earned reserve	660
Other retained earnings	49,498
Special reserve	23,310
Retained earnings brought forward	26,188
Treasury stock	(8,258)
Valuation and translation adjustments	752
Valuation difference on available-for-sale securities	833
Deferred gains or losses on hedges	(81)
Subscription rights to shares	197

Total net assets	95,302

Total liabilities and net assets	121,351

Statement of Income

(April 1, 2010 to March 31, 2011)

(Units: Millions of Yen)

Item	Amount
Net sales	128,728
Cost of sales	100,691
Gross profit	28,036
Selling, general and administrative expenses	21,111
Operating income	6,924
Non-operating income	398
Interest income	140
Interest on securities	0
Dividends income	174
Other	83

Non-operating expenses	136
Interest expenses	9
Loss on investments in partnership	98
Settlement package	19
Other	8

Ordinary income	7,187
Extraordinary income	518
Gain on sales of noncurrent assets	1
Gain on sales of investment securities	508
Gain on extinguishment of tie-in shares	2
Gain on reversal of subscription right to shares	5

Extraordinary loss	843
Loss on retirement of noncurrent assets	104
Loss on sales of noncurrent assets	1
Nonrecurring depreciation on software	28
Loss on valuation of stocks of affiliates	162
Loss on sales of membership	6
Loss on valuation of membership	44
Office transfer-related expenses	455
Loss on adjustment for changes of accounting standards for asset retirement obligations	40

Income before income taxes	6,862
Income taxes—current	2,745
Income taxes—deferred	212

Net income	3,905

Statement of Changes in Net Assets

(April 1, 2010 to March 31, 2011)

(Units: Millions of Yen)

	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Earned reserve	Other retained earnings	Total retained earnings
Balance as of March 31, 2010	21,152	31,299	0	31,299	660	47,199	47,859

Change of items during the period
Dividends from surplus						(1,606)	(1,606)
Net income						3,905	3,905
Purchase of treasury stock
Disposal of treasury stock			(0)	(0)		(0)	(0)
Net change of items other than shareholders’ equity

Total change of items during the period	—	—	(0)	(0)	—	2,298	2,298

Balance as of March 31, 2011	21,152	31,299	—	31,299	660	49,498	50,158

	Shareholders’ equity		Valuation and translation adjustments			Subscription rights to shares	Total net assets
	Treasury stock	Total shareholders’ equity	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance as of March 31, 2010	(8,268)	92,044	951	(2)	949	147	93,141

Change of items during the period
Dividends from surplus		(1,606)					(1,606)
Net income		3,905					3,905
Purchase of treasury stock	(2)	(2)					(2)
Disposal of treasury stock	12	12					12
Net change of items other than shareholders’ equity			(117)	(79)	(197)	49	(147)

Total change of items during the period	9	2,308	(117)	(79)	(197)	49	2,160

Balance as of March 31, 2011	(8,258)	94,352	833	(81)	752	197	95,302

(Note) Breakdown of Other retained earnings

(Units: Millions of Yen)

	Provision for programs	Special reserve	Retained earnings brought forward	Total
Balance as of March 31, 2010	49	23,310	23,839	47,199

Change of items during the period
Dividends from surplus			(1,606)	(1,606)
Reversal of provision for programs	(49)		49	—
Net income			3,905	3,905
Disposal of treasury stock			(0)	(0)

Total change of items during the period	(49)	—	2,348	2,298

Balance as of March 31, 2011	—	23,310	26,188	49,498

NOTES TO THE NON-CONSOLIDATED FINANCIAL STATEMENTS

I.	Matters regarding Significant Accounting Policies

	1.	Standards and methods for valuation of short-term investment securities

		(1)	Held-to-maturity securities	Amortized cost method (Straight-line method)

		(2)	Stocks of subsidiaries and affiliates	Cost method based on moving-average method

		(3)	Other short-term investment securities

		(i)	Those with market value:	Market value method based on market price, etc. as of the settlement date. (Valuation differences are reported as a component of net assets, and costs of securities sold are computed by the moving-average method.)

		(ii)	Those without market value:

Cost method based on moving-average method.

Investments in investment partnerships (those deemed to be securities pursuant to Article 2, Paragraph 2 of the Financial Instruments and Exchange Act) are based on a method of incorporating the net equity equivalent based on the financial statements that are available on the date of announcement of financial results prescribed in the partnership agreement.

	2.	Standards and methods for valuation of inventories

		(1)	Merchandise	Cost method based on specific identification method (the balance sheet value is calculated based on the write-down amount of the book value as a result of decline in profitability)

		(2)	Work-in-process	Cost method based on specific identification method (the balance sheet value is calculated based on the write-down amount of the book value as a result of decline in profitability)

		(3)	Stored goods	Cost method based on last purchase price method

	3.	Derivatives		Market value method

	4.	Depreciation method of noncurrent assets
		(1)	Property, plant and equipment	The straight-line method is used.

(excluding lease assets)

(2)	Intangible assets

(i)	Software for market sale	The higher of either the amortization amount based on projected sales profit and the equally allocated amount based on the remaining effective period (within 3 years) is recorded.

(ii)	Software for internal use	The straight-line method based on the internal availability period (within 5 years) is used.

(iii)	Other intangible assets	The straight-line method is used.

(3)	Lease assets

	Lease assets for finance lease transactions without transfer of ownership	A method whereby calculations are made using the term of lease as the number of durable years and zero as the residual value is used.

(4)	Long-term prepaid expenses	The straight-line method is used.

5.	Accounting standard for allowances

(1)	Allowance for doubtful accounts	Estimated uncollectible amounts are reported by reviewing loan loss ratio of general bonds and individual collectability of specific receivables such as doubtful receivables, etc.

(2)	Provision for bonuses	Reported based on the expected amount to be paid to employees in order to provide for bonus expenses.

(3)	Provision for directors’ bonuses	Reported based on the expected amount to be paid to directors in order to provide for bonus expenses.

(4)	Provision for loss on construction contracts	Estimated losses are reported in order to provide against future losses concerning construction contracts from which losses are expected to arise at the end of the fiscal year.

(5)	Provision for retirement benefits

Reported based on retirement obligations and plan assets estimated at the end of the fiscal year in order to provide for payment of retirement benefits to employees.

Actuarial differences are processed as expenses from the fiscal year following accrual by applying each of the amounts prorated using the straight-line method based on specified years within the period of the average remaining years of service of such employee as of the accrual in each fiscal year.

Furthermore, the number of years for processing the actuarial difference is 5 years.
However, with respect to parts concerning the former retirement plan of former
Sumisho Electronics Co., Ltd., the number of years is 13 years.

Additionally, prior service costs are processed in accordance with the straight-line method based on a specific number of years (5 years) within the average remaining years of service of such employee as of the accrual thereof.

(6)	Provision for directors’ retirement benefits	In order to provide for expenses for directors’ retirement benefits, of the discontinued payments as a result of the abolition of the directors’ retirement plan that was resolved at the annual shareholders’ meeting held on June 27, 2007, the amount expected to be paid in the future is recorded.

6.	Material hedge accounting methods

(1)	Hedge accounting methods	Based on deferred hedge processing. However, appropriation is conducted for receivables, liabilities, etc. in foreign currency with exchange contracts, etc.

(2)	Hedge instruments and hedged items	Hedge Instruments: Exchange contracts Hedged Items: Receivables, liabilities, etc. in foreign currency

(3)	Hedge policy	Derivatives are conducted based on actual demand, and speculative transactions are not conducted.

(4)	Hedge effectiveness assessment method	Upon concluding the exchange contract, because the exchange contract that is of the same amount in the relevant foreign currency and on the same date is appropriated respectively in accordance with the risk management policy, correlations as a result of changes in the foreign exchange rate are fully ensured. Therefore, the effectiveness assessment on the settlement date is omitted.

(5)	Others	All derivatives are conducted with domestic financial institutions with strong credit ratings, and so-called credit risk as a result of a counterparty’s contractual default is considered to be low.

7.	Reporting standards for income and expenses

(1)	Standards for reporting the amount of completed work and costs of completed work

(i)	Contracts in which the certainty of the results can be recognized with respect to progress by the end of the fiscal year.	Percentage of completion basis (the construction’s progress rate is estimated based on the cost-to-cost basis).
(ii)	Other contracts	Completed-contract method

8.	Other significant matters fundamental for the preparation of financial statements

Accounting procedures for consumption tax and local consumption tax are based on the tax excluded method.

II.	Change of Accounting Policies

1.	Application of accounting standards regarding asset retirement obligation

From the current fiscal year, “Accounting standard for asset retirement obligation” (Accounting Standard No. 18, March 31, 2008) and “Application guidance for accounting standard for asset retirement obligation” (Accounting Standards Board of Japan Guidance No.21, March 31, 2008) have been applied.

The effect thereof on profit and loss is minimal.

III.	Notes to the Balance Sheet

1.	Accumulated depreciation of property, plant and equipment	JPY 14,226 million
2.	Monetary claims and liabilities to affiliates
	Short-term monetary claims	JPY 11,780 million
	Short-term monetary liabilities	JPY 588 million
	Long-term monetary claims	JPY 31 million
	Long-term monetary liabilities	JPY 382 million

IV.	Notes to the Statement of Income

1.	Volume of transaction with affiliates

Volume of transaction through business transactions
Sales	JPY 14,943 million
Purchases	JPY 3,164 million
Volume of transactions through non-business transactions	JPY 1,091 million

V.	Notes to the Statement of Changes in Net Assets

Type and number of treasury stocks at the end of the current fiscal year	4,089,669 common shares

VI.	Notes Concerning Tax Effect Accounting

Breakdown of deferred tax assets and deferred tax liabilities sorted by principal cause of accrual

Deferred tax assets
Disallowed accrued enterprise taxes	JPY 174 million
Disallowed accrued bonuses	JPY 1,095 million
Excess depreciation on package software for sale	JPY 4 million
Loss on valuation of membership	JPY 177 million
Provision for retirement benefits	JPY 36 million
Provision for directors’ retirement benefits	JPY 11 million
Loss on valuation of products	JPY 141 million
Nonrecurring depreciation on software	JPY 14 million
Loss on valuation of investment securities	JPY 321 million
Other	JPY 678 million

Subtotal deferred tax assets	JPY 2,655 million
Valuation allowance	(JPY 454 million	)

Total deferred tax assets	JPY 2,201 million

Deferred tax liabilities
Valuation difference on available-for-sale securities	(JPY 572 million	)
Prepaid retirement benefit expenses	(JPY 183 million	)

Total deferred tax liabilities	(JPY 755 million	)

Net deferred tax assets	JPY 1,446 million

VII.	Notes Concerning Noncurrent Assets Used for Leases

Finance lease transactions without transfer of ownership, commencing on or prior to March 31, 2008, are accounted for using the same method as that for normal lease transactions.

Finance lease transactions other than those under which ownership of the leased property is transferred to the lessee

(1)	Amounts equivalent to acquisition cost, accumulated depreciation and year-end balance of leased property

(Units: Millions of Yen)

	Amount equivalent to acquisition costs	Amount equivalent to accumulated depreciation	Amount equivalent to year-end balance
Tools, furniture and fixtures	1,140	929	210

(2)	Amount equivalent to year-end balance of unearned lease fees

1 year or less	JPY 178 million
More than 1 year	JPY 44 million

Total	JPY 223 million

(3)	Lease fees paid, amount equivalent to depreciation expenses and amount equivalent to interest expenses

Lease payments	JPY 408 million
Amount equivalent to depreciation expenses	JPY 378 million
Amount equivalent to interest expenses	JPY 15 million

(4)	Calculation method for amount equivalent to depreciation expenses

Calculation is made using the straight-line method with the term of lease as the number of durable years and zero as the residual value.

(5)	Calculation method for amount equivalent to interest

The amount equivalent to interest is calculated as the difference between the total lease fees and the amount equivalent to the acquisition cost of the leased property, and allocations to each period are made using the interest method.

VIII.	Notes to Per Share Information

Net assets per share	JPY 1,894.46
Net income per share	JPY 77.79

(Note)	Amounts shown in millions of yen have been rounded down to the nearest million.

Report of Independent Auditors

May 10, 2011

To: The Board of Directors of

Sumisho Computer Systems Corporation

KPMG AZSA LLC
Designated Limited Liability Partner
Hiroshi Murao	(seal)
Certified Public Accountant
Designated Limited Liability Partner
Toshiya Mori	(seal)
Certified Public Accountant
Designated Limited Liability Partner
Shouichi Yamamoto	(seal)
Certified Public Accountant

We have audited the consolidated financial statements of Sumisho Computer Systems Corporation for a consolidated fiscal year beginning on April 1, 2010 and ending on March 31, 2011, comprising the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders’ Equity and Notes to the Consolidated Financial Statements, in accordance with the provisions of Article 444, Paragraph 4 of the “The Companies Act”. The preparations for these consolidated financial statements are the responsibility of Sumisho Computer Systems Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements from an independent point of view.

We have conducted our audits in accordance with the generally accepted auditing standards in Japan. These auditing standards require us to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We have conducted our audit on a test basis, and included our examinations of the overall presentation of the consolidated financial statement, including the assessment of the accounting principles applied by the management, and the method of application and estimates made by the management. We believe we have obtained reasonable grounds to express our opinion as a result of our audit.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the conditions of the assets and profit and loss of the company group that consists of Sumisho Computer Systems Corporation and its consolidated subsidiaries for the period to which such consolidated financial statements relate, in conformity with the generally accepted accounting principles in Japan.

Neither we nor any of our executive employees have any interest in or relationship with Sumisho Computer Systems Corporation which is required to be noted under the applicable provision of the Certified Public Accountants Law.

END

Report of Independent Auditors

May 10, 2011

To: The Board of Directors of

Sumisho Computer Systems Corporation

KPMG AZSA LLC
Designated Limited Liability Partner
Hiroshi Murao	(seal)
Certified Public Accountant
Designated Limited Liability Partner
Toshiya Mori	(seal)
Certified Public Accountant
Designated Limited Liability Partner
Shouichi Yamamoto	(seal)
Certified Public Accountant

We have audited the financial statements of Sumisho Computer Systems Corporation for the 43rd fiscal year beginning on April 1, 2010 and ending on March 31, 2011, comprising its Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Notes to the Non-Consolidated Financial Statements and the annexed detailed statements, in accordance with the provisions of Article 436, Paragraph 2, Item 1 of the “The Companies Act”. The preparation of these financial statements and annexed detailed statements are the responsibility of Sumisho Computer Systems Corporation’s management. Our responsibility is to express an opinion on these financial statements and annexed detailed statements from an independent point of view.

We have conducted our audits in accordance with the generally accepted auditing standards in Japan. These auditing standards require us to obtain reasonable assurance about whether the financial statements and annexed detailed statements are free of material misstatement. We have conducted our audit on a test basis, and included our examinations of the overall presentation of the financial statements and their annexed detailed statements, including the assessment of the accounting principles applied by the management, the method of application and the estimates made by the management. We believe we have obtained reasonable grounds to express our opinion as a result of our audit.

In our opinion, the financial statements and annexed detailed statements referred to above present fairly, in all material respects, the conditions of the assets and profit and loss for the period to which such financial statements and annexed detailed statements relate, in conformity with the generally accepted accounting principles in Japan.

Neither we nor any of our executive employees have any interest in or relationship with Sumisho Computer Systems Corporation which is required to be noted under the applicable provision of the Certified Public Accountants Law.

END

AUDIT REPORT

Having accumulated the reports from each corporate auditor in regard to the performance of duties by the directors of Sumisho Computer Systems Corporation (the “Company”) for the 43rd fiscal year (beginning on April 1, 2010 and ending on March 31, 2011), we, the Board of Corporate Auditors (the “Board”) of the Company, prepared this Audit Report and report as follows:

1.	Method and Contents of Audit Performed by the Corporate Auditors and the Board

We decided on the policies of audit and assignment of their duties, etc., received reports from each corporate auditor on the state of the audit and results of the audit, received reports from directors, etc. and from the accounting auditors on the state of performance of their duties, and requested explanations where necessary.

Each corporate auditor, in observance of the auditing standards determined by the Board and in accordance with the auditing policy and assignment of their duties etc., communicated with the directors, the internal audit division and other employees, etc., collected information and organized the environment for conducting the audit, participated in the meetings of the Board of Directors and other important meetings, received reports from the directors and employees, etc. on the state of performance of their duties, requested explanations where necessary, read important approval documents, etc. and conducted investigations into the state of operations and conditions of assets at the head office and other principal offices of the Company. Furthermore, with regard to the descriptions of the resolution of the Board of Directors concerning the establishment of a system prescribed in Article 100, Paragraph 1 and Paragraph 3 of the Enforcement Regulations of the Companies Act and the system established pursuant to such resolution (the Internal Control System) to ensure that the performance of duties by the directors as indicated in the Business Report are in compliance with laws and regulations and the Company’s Articles of Incorporation and to otherwise ensure that the operation as a kabushiki kaishya are being performed properly, we regularly received reports from directors and employees, etc. about the state of establishment and management of the relevant system, and requested explanations where necessary and expressed our opinion. For subsidiaries, we communicated and exchanged information with the directors and corporate auditors, etc. of the subsidiaries and received reports regarding their businesses by visiting subsidiaries where necessary. Based on the above method of audit, we reviewed the Business Report and the annexed detailed statements for the said business year. With regard to the internal control of financial reporting, we received reports from directors, etc. and the Accounting Auditor, KPMG AZSA LLC on the assessment of the relevant internal control as well as the state of audit, and requested explanations as necessary.

In addition, we also monitored and reviewed whether the accounting auditors remained independent and performed their audits appropriately, received reports from them on the state of performance of their duties, and requested explanations where necessary. We also received notice from the accounting auditors that the “system to assure proper performance of duties” (the matters provided in each item of Article 131 of the Corporate Accounting Regulations) was established in accordance with the “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005), etc. and requested explanations where necessary. Based on our above method, we reviewed the financial statements (Balance Sheet, Statement of Income, Statement of Change in Shareholders’ Equity, and Notes to the Non-Consolidated Financial Statements) and the annexed detailed statements, and the consolidated financial statements (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Change in Shareholders’ Equity and Notes to the Consolidated Financial Statements) for the relevant business year.

2.	Results of Audit

(1)	Result of Audit on the Business Report and Other Documents

We are of the view:

(i) that the Business Report and the annexed detailed statements fairly present the conditions of the Company as required by laws and regulations and the Articles of Incorporation of the Company;

(ii) that in connection with the performance of duties by the directors, we did not find any improper act or any material fact which constitutes a violation of laws and regulations or the Articles of Incorporation of the Company; and

(iii) that the resolution of the Board of Directors concerning the internal control system is appropriate, and that there are no matters to be indicated concerning the details of descriptions of the Business Report and the execution of duties by the directors concerning this internal control system, including internal control of the financial reporting.

(2)	Results of Audit of the Financial Statements and the Annexed detailed statements

We find that the method and results of the audit conducted by the Accounting Auditor, KPMG AZSA LLC, are fair and appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

We find that the method and results of the audit conducted by the Accounting Auditor, KPMG AZSA LLC, are fair and appropriate.

May 11, 2011

Sumisho Computer Systems Corporation
Board of Corporate Auditors

Osamu Kojima (seal)
Standing Corporate Auditor

Tomoharu Asaka (seal)
Standing Corporate Auditor

(Outside Corporate Auditor)

Hiroshi Funazaki (seal)
Outside Corporate Auditor

Toshifumi Shibuya (seal)
Outside Corporate Auditor

Kozo Kuriyama (seal)
Outside Corporate Auditor

Notes for Shareholders

Fiscal Year	Commencing from April 1 and ending on March 31 of the following year
Annual Shareholders’ Meeting	Held on June of each year
Record Date	Year-end dividend: March 31 of each year
Interim dividend: September 30 of each year
Any other dates required will be announced by public notice in advance, when necessary.
Method of Public Notice	Public notice will be given electronically. If public notice, however, may not be given electronically due to accidents or other unavoidable circumstances, it shall be made by being posted in the Nikkei Newspaper.
With regard to the brief announcement of financial results, please refer to the following website:
http://www.scs.co.jp/ir/tanshin.html

Shareholder Registry Administrator and Transfer Account Management Institution for Special Account	4-5-33 Kitahama, Chuo-ku, Osaka, The Sumitomo Trust and Banking Co., Ltd.
Handling Office of Shareholder Registry Administrator	2-3-1 Yaesu, Chuo-ku, Tokyo

The Sumitomo Trust & Banking Co., Ltd., Stock Transfer Agency Department
Mailing address	1-10 Nikko-cho, Fuchu, Tokyo, 183-8701
The Sumitomo Trust & Banking Co., Ltd., Stock Transfer Agency Department.
(Telephone Inquiries)	, 0120-176-417 (toll free)

(Website)	http://www.sumitomotrust.co.jp/STA/retail/ service/daiko/index.html